As filed with the Securities and Exchange Commission on November 7, 2023
Registration No. 333-274926
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
KIMCO REALTY CORPORATION
(Exact name of registrant as specified in its charter)
Maryland	6798	13-2744380
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
500 North Broadway, Suite 201
Jericho, New York 11753
(516) 869-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Conor C. Flynn
Bruce Rubenstein, Esq.
500 North Broadway, Suite 201
Jericho, New York 11753
(516) 869-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
David E. Shapiro, Esq. Steven R. Green, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Brian L. Harper President and Chief Executive Officer RPT Realty 19 W. 44th Street, Suite 1002 New York, New York 10036 (212) 221-1261	Mark S. Opper, Esq. Blake Liggio, Esq. Caitlin Tompkins, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described in the enclosed document have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
PRELIMINARY — SUBJECT TO COMPLETION — DATED NOVEMBER 7, 2023

MERGERS PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Shareholders of RPT Realty:
On August 27, 2023, the board of trustees of RPT Realty (which we refer to as “RPT”) approved an Agreement and Plan of Merger, dated as of August 28, 2023 (which we refer to, as amended from time to time, as the “merger agreement”), by and among Kimco Realty Corporation (which we refer to as “Kimco”), Kimco Realty OP, LLC, a Delaware limited liability company and wholly owned subsidiary of Kimco (which we refer to as “Kimco OP”), Tarpon Acquisition Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Kimco (which we refer to as “Merger Sub”), Tarpon OP Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Kimco OP (which we refer to as “OP Merger Sub”), RPT and RPT Realty, L.P., a Delaware limited partnership (which we refer to as “RPT OP”). The merger agreement provides for a series of transactions consisting of (i) a merger of RPT with and into Merger Sub (which we refer to as the “company merger”), with Merger Sub surviving the company merger as a wholly owned subsidiary of Kimco (which we refer to as the “surviving entity”), (ii) immediately after the company merger, a contribution of all outstanding membership interests of Merger Sub to Kimco OP (which we refer to as the “contribution”) and (iii) immediately prior to the company merger, a merger of OP Merger Sub with and into RPT OP (which we refer to as the “partnership merger” and together with the company merger, the “mergers”), with RPT OP surviving the partnership merger. As a result of the mergers and the contribution, RPT OP will become a wholly owned subsidiary of Kimco OP.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the company merger, (i) holders (which we refer to as the “RPT shareholders”) of RPT common shares of beneficial interest will have the right to receive 0.6049 (which we refer to as the “exchange ratio”) newly issued shares of Kimco common stock (which we refer to as the “common share consideration”) and cash in lieu of fractional shares of Kimco common stock (which we refer to as the “fractional share consideration”) for each RPT common share of beneficial interest that they own immediately prior to the effective time of the company merger and (ii) holders of RPT 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest (which we refer to as “RPT preferred shares”), will have the right to receive one depositary share representing one one-thousandth of a share of newly issued Kimco Class N Preferred Stock (which we refer to as “new Kimco preferred stock”), having the rights, preferences and privileges substantially as set forth in Annex B to this proxy statement/prospectus, for each RPT preferred share that they own immediately prior to the effective time of the company merger (which we refer to as the “preferred share consideration,” and together with the common share consideration, the “merger consideration”), in each case, without interest and subject to the terms and conditions set forth in the merger agreement. The exchange ratio is fixed, except for certain customary adjustments as described in this proxy statement/prospectus, and will not be adjusted to reflect stock price changes of either RPT or Kimco prior to the closing of the mergers. RPT common shares and RPT preferred shares are traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the ticker symbols “RPT” and “RPT.PRD,” respectively. Kimco common stock is traded on the NYSE under the ticker symbol “KIM.” Based on the closing price of Kimco common stock on the NYSE of $18.75 on August 25, 2023, the last trading day before public announcement of the proposed mergers, the common share consideration represented approximately $11.34 in Kimco common stock for each RPT common share. Based on the closing price of Kimco common stock on the NYSE of $17.94 on October 31, 2023, the latest practicable date before the date of this proxy statement/prospectus, the common share consideration represented approximately $10.85 in Kimco common stock for each RPT common share. Because the exchange ratio is fixed, the market value of the merger consideration will fluctuate with changes in the market price of Kimco common stock and RPT common shares and you will not be able to ascertain the precise value of the common share merger consideration at the time that you vote. We urge you to obtain current market quotations of Kimco common stock and RPT common shares.
Based on the number of RPT common shares and RPT equity awards outstanding as of October 31, 2023, we anticipate that Kimco will issue approximately 54.2 million shares of Kimco common stock in the mergers. Upon completion of the mergers, based on the number of RPT common shares, RPT equity awards and shares of Kimco common stock outstanding on October 31, 2023, we expect that the former holders of RPT common shares and RPT equity awards would own approximately 8% of the issued and outstanding Kimco common stock immediately after the closing of the mergers, and holders of Kimco common stock immediately prior to the closing of the mergers would own approximately 92% of the outstanding Kimco common stock immediately after the closing of the mergers. The number of shares of Kimco common stock that will be issued in the mergers will depend on, among other factors, the number of RPT common shares and RPT equity awards outstanding immediately prior to the partnership merger effective time.

RPT will hold a special meeting of the holders of RPT common shares solely by means of remote communication in a virtual meeting format only on December 12, 2023 beginning at 9:00 a.m., Eastern Time (which we refer to as the “special meeting”) in connection with the mergers and the other transactions contemplated by the merger agreement. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/RPT2023SM, where you will be able to listen to the special meeting, submit questions and vote. We encourage you to allow ample time for online check-in, which will open at 8:30 a.m., Eastern Time. Please note that there will not be a physical meeting location for the special meeting.
At the special meeting, holders of RPT common shares will be asked to consider and vote on (i) a proposal to approve the company merger pursuant to the merger agreement and the other transactions contemplated by the merger agreement (which we refer to as the “Merger Proposal”), (ii) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to RPT’s named executive officers that is based on or otherwise relates to the mergers (which we refer to as the “Compensation Proposal”) and (iii) a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of such adjournment to approve the Merger Proposal (which we refer to as the “Adjournment Proposal”).
Your vote is very important, regardless of the number of shares you own. The record date for determining the RPT shareholders entitled to receive notice of, and to vote at, the special meeting is the close of business on November 1, 2023. The mergers cannot be completed unless holders of RPT common shares representing at least two-thirds of all votes entitled to be cast on the matter vote in favor of the Merger Proposal at the special meeting. The obligations of RPT and Kimco to complete the mergers are subject to the satisfaction or waiver of certain conditions set forth in the merger agreement, including approval of the Merger Proposal. Holders of record of RPT preferred shares are not entitled to vote at the special meeting. The vote of the holders of RPT preferred shares is not required to approve any of the proposals at the special meeting and is not being solicited. More information about RPT, RPT OP, Kimco, Kimco OP, Merger Sub, OP Merger Sub, the special meeting, the merger agreement, the mergers and the other transactions contemplated by the merger agreement is included in this proxy statement/prospectus.
Your proxy is being solicited by the RPT board of trustees. After careful consideration, the RPT board of trustees unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby are advisable and in the best interests of RPT and its shareholders, (ii) approved, adopted and declared advisable the merger agreement and the mergers, (iii) duly and validly authorized the execution and delivery of the merger agreement, (iv) directed that the Merger Proposal be submitted for consideration at the special meeting, and (v) resolved to recommend that the RPT shareholders vote in favor of the Merger Proposal. The RPT board of trustees unanimously recommends that the holders of RPT common shares vote “FOR” the Merger Proposal, which approval is necessary to complete the mergers, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER OR OTHER NOMINEE. PLEASE NOTE THAT THE FAILURE TO VOTE YOUR RPT COMMON SHARES IS THE EQUIVALENT OF A VOTE “AGAINST” THE MERGER PROPOSAL, AS DESCRIBED HEREIN.
In addition to being a proxy statement, this document is also a prospectus for Kimco common stock, new Kimco preferred stock and depositary shares representing new Kimco preferred stock that will be issued to RPT shareholders pursuant to the merger agreement.
We urge you to read carefully the risks that are described in the “Risk Factors” section, beginning on page 21 of this proxy statement/prospectus. In addition, in considering the recommendation of the RPT board of trustees, you should be aware that the trustees and executive officers of RPT have certain interests in the mergers and the other transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of RPT shareholders generally. See the section entitled “RPT Proposals — Proposal 2: Compensation Proposal” beginning on page 102 of this proxy statement/prospectus and “The Mergers — Interests of RPT Trustees and Executive Officers in the Mergers” beginning on page 56 of this proxy statement/prospectus for a more detailed description of these interests.

If you have questions about the mergers or the accompanying proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free: (877) 750-8240
Banks and Brokers may call collect: (212) 750-5833
For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page 151 of this proxy statement/prospectus.
This proxy statement/prospectus provides you with detailed information about the mergers and the other transactions contemplated by the merger agreement and we urge you to read carefully in its entirety this proxy statement/prospectus, including the Annexes and documents incorporated by reference.
On behalf of the RPT board of trustees, thank you for your consideration and continued support. We look forward to the successful combination of RPT and Kimco.
Sincerely,

BRIAN HARPER
President & Chief Executive Officer
RPT Realty
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated   , 2023 and is first being mailed to RPT shareholders on or about   , 2023.

19 W 44TH STREET, SUITE 1002
NEW YORK, NEW YORK 10036
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On December 12, 2023
Dear RPT Shareholder:
We invite you to attend a special meeting of holders of common shares of RPT Realty, a Maryland real estate investment trust (which we refer to as “RPT”), virtually via the Internet or by proxy. The special meeting will be held on December 12, 2023, beginning at 9:00 a.m., Eastern Time (which we refer to as the “special meeting”), solely by means of remote communication in a virtual meeting format only. During the special meeting, shareholders will have the opportunity to vote on each item of business described below and in the accompanying proxy statement.
You can attend and participate in the special meeting online by visiting www.virtualshareholdermeeting.com/
RPT2023SM, where you will be able to listen to the special meeting, submit questions and vote. We encourage you to allow ample time for online check-in, which will open at 8:30 a.m., Eastern Time. Please note that there will not be a physical meeting location for the special meeting.
The special meeting will be held for the following purposes:
•
to consider and vote on a proposal to approve the merger of RPT Realty with and into Tarpon Acquisition Sub, LLC (which we refer to as “Merger Sub”), a direct wholly owned subsidiary of Kimco Realty Corporation (which we refer to as “Kimco”), with Merger Sub being the surviving entity (which we refer to as the “company merger”) pursuant to the Agreement and Plan of Merger, dated as of August 28, 2023 (which we refer to, as amended from time to time, as the “merger agreement”), a copy of which is attached as Annex A to this proxy statement/prospectus, by and among Kimco, Kimco Realty OP, LLC, a direct wholly owned subsidiary of Kimco (which we refer to as “Kimco OP”), Merger Sub, Tarpon OP Acquisition Sub, LLC, a direct wholly owned subsidiary of Kimco OP (which we refer to as “OP Merger Sub”), RPT and RPT Realty, L.P. (which we refer to as “RPT OP”), and the other transactions contemplated by the merger agreement (which we refer to as the “Merger Proposal”);

•
to consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to RPT’s named executive officers that is based on or otherwise relates to the mergers (which we refer to as the “Compensation Proposal”); and

•
to consider and vote on a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of such adjournment to approve the Merger Proposal (which we refer to as the “Adjournment Proposal”).

The approval of the Merger Proposal by holders of RPT common shares representing at least two-thirds of all votes entitled to be cast on the matter is a condition to the consummation of the mergers under the merger agreement. If you fail to vote or submit your proxy, it will have the same effect as a vote “AGAINST” the Merger Proposal. If holders of RPT common shares fail to approve the Merger Proposal, the mergers and the other transactions contemplated by the merger agreement will not occur. The approval of the Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter by the holders of RPT common shares at the special meeting.
Because the vote on the Compensation Proposal is only advisory in nature, it will not be binding on RPT, Kimco or the board of trustees of RPT regardless of whether the mergers are completed. Accordingly, if the Merger Proposal is approved and the mergers are completed, the merger-related compensation payments that are contractually required to be paid by RPT to its named executive officers will become payable in connection with the mergers, subject only to the conditions applicable thereto, regardless of the outcome of this non-binding, advisory vote. Please refer to the attached proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting.
The only class of shares that can be voted at the special meeting is RPT common shares. Each holder of RPT common shares at the close of business on November 1, 2023, is entitled to notice of, and to vote on, each matter presented at the special meeting and any adjournments or postponements of the special meeting. Holders of record of RPT preferred shares may not vote at the special meeting. The vote of the holders of RPT preferred shares is not required to approve any of the proposals at the special meeting and is not being solicited.
Proxies from holders of RPT common shares are being solicited by the RPT board of trustees. After careful consideration, the RPT board of trustees unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby are advisable and in the best interests of RPT and its shareholders, (ii) approved, adopted and declared advisable the merger agreement and the mergers, (iii) duly and validly authorized the execution and delivery of the merger agreement, (iv) directed that the Merger Proposal be submitted for consideration at the special meeting and (v) resolved to recommend that the holders of RPT common shares vote in favor of the Merger Proposal. The RPT board of trustees unanimously recommends that you vote “FOR” the Merger Proposal, which approval is necessary to complete the mergers, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal. The RPT board of trustees made its determination after evaluating the mergers in consultation with RPT’s management and legal and financial advisors and considering a number of factors.
We urge you to read carefully the risks that are described in the “Risk Factors” section, beginning on page 21 of this proxy statement/prospectus. In considering the recommendation of the RPT board of trustees, you should be aware that the trustees and executive officers of RPT have certain interests in the mergers and the other transactions contemplated by the merger agreement that may be different from or in addition to the interests of RPT shareholders generally. See the sections entitled “RPT Proposals — Proposal 2: Compensation Proposal” beginning on page 102 of this proxy statement/prospectus and “The Mergers — Interests of RPT Trustees and Executive Officers in the Mergers” beginning on page 56 of this proxy statement/prospectus for a more detailed description of these interests.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER OR OTHER NOMINEE.
By Order of the Board of Trustees

Heather Ohlberg
Executive Vice President, General Counsel & Secretary

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about Kimco and RPT from other documents that Kimco and RPT have filed with the SEC and that are not included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference herein and additional information on how you can obtain copies of these documents free of charge from Kimco or RPT, please see the section entitled “Where You Can Find More Information” beginning on page 151 of this proxy statement/prospectus. This information is also available for you to review free of charge through the SEC’s website at https://www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning Kimco or RPT, without charge, upon written or oral request to the applicable company’s executive offices. The respective addresses and telephone numbers of such executive offices are listed below.
For information about Kimco: Kimco Realty Corporation 500 North Broadway, Suite 201 Jericho, NY 11753 (516) 869-9000 Attn.: Investor Relations	For information about RPT: RPT Realty 19 W 44th Street, Suite 1002 New York, NY 10036 (212) 221-1261 Attn.: Secretary
Investors may also consult the websites of Kimco or RPT for more information concerning the mergers and the other transactions described in this proxy statement/prospectus. The website of Kimco is https://www.investors.kimcorealty.com and the website of RPT is https://www.investors.rptrealty.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.
If you would like to request any documents, please do so by December 5, 2023, in order to receive them before the special meeting.
In addition, if you have questions about the mergers or the accompanying proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free: (877) 750-8240
Banks and Brokers may call collect: (212) 750-5833
For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page 151 of this proxy statement/prospectus.

ABOUT THIS DOCUMENT
This document constitutes a prospectus of Kimco under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the Kimco common stock and Kimco Series N preferred stock to be issued in connection with the mergers, as well as a proxy statement of RPT under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting, at which holders of RPT common shares will be asked to vote upon certain proposals to approve the mergers and other related matters.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus, and Kimco and RPT take no responsibility for, and can provide no assurance as to the reliability of, any information others may give you. This proxy statement/prospectus is dated     , 2023. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither the mailing of this proxy statement/prospectus to RPT shareholders nor the issuance of Kimco common stock in connection with the mergers will create any implication to the contrary.
RPT shareholders should not construe the contents of this proxy statement/prospectus as legal, tax or financial advice. RPT shareholders should consult with their own legal, tax, financial or other professional advisors. All summaries of, and references to, the agreements governing the terms of the transactions described in this proxy statement/prospectus are qualified by the full copies of and complete text of such agreements in the forms attached hereto as annexes, which are also available on the Electronic Data Gathering Analysis and Retrieval System of the SEC website at www.sec.gov.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Kimco has been provided by Kimco and information contained in this proxy statement/prospectus regarding RPT has been provided by RPT.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGERS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

i

ii

iii

QUESTIONS AND ANSWERS
The following are answers to some questions that you, as a shareholder of RPT, may have regarding the proposed mergers between Kimco and RPT and the other matters being considered at the special meeting. Kimco and RPT urge you to carefully read this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the mergers and the other matters being considered at the special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.
Q:	What is the proposed transaction?
A:
Kimco and RPT have entered into a merger agreement, pursuant to which, subject to the terms and conditions set forth in the merger agreement, Kimco will acquire RPT according to the following steps: (i) in the company merger, RPT will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a direct wholly owned subsidiary of Kimco, (ii) immediately thereafter, in the contribution, Kimco will contribute all the outstanding membership interests of Merger Sub to Kimco OP and (iii) immediately prior to the company merger, in the partnership merger, OP Merger Sub will merge with and into RPT OP, with RPT OP continuing as the surviving entity. As a result of the mergers and the contribution, RPT OP will become a wholly owned subsidiary of Kimco OP.

Q:	What will happen in the proposed transaction?
A:
At the effective time of the company merger (which we refer to as the “company merger effective time”), (i) each RPT common share (other than certain shares as set forth in the merger agreement) issued and outstanding immediately prior to the company merger effective time will be cancelled and automatically converted into the right to receive 0.6049 shares of Kimco common stock (which we refer to as the “common share consideration”), together with cash in lieu of fractional shares of Kimco common stock (which we refer to as the “fractional share consideration”), and (ii) each RPT preferred share (other than certain shares as set forth in the merger agreement) issued and outstanding immediately prior to the company merger effective time will be cancelled and automatically converted into the right to receive one depositary share representing one one-thousandth of a share of new Kimco preferred stock having the rights, preferences and privileges substantially as set forth in Annex B to this proxy statement/prospectus (which we refer to as the “preferred share consideration”), in each case, without interest, and subject to any withholding required under applicable law, upon the terms and subject to the conditions set forth in the merger agreement.

At the effective time of the partnership merger (which we refer to as the “partnership merger effective time”), (i) the general partner interests in RPT OP and each RPT OP common unit, in each case, that are held by RPT as of immediately prior to the partnership merger effective time will remain outstanding at and following the partnership merger effective time, (ii) each Series D Preferred Unit, as defined in the RPT OP partnership agreement, held by RPT as of immediately prior to the partnership merger effective time will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor and (iii) each RPT OP common unit (other than any RPT OP common units held by RPT) that is issued and outstanding immediately prior to the partnership merger effective time will automatically be converted into 0.6049 new validly issued common limited liability company interests in Kimco OP (which we refer to as “Kimco OP common units”) and each holder of such new Kimco OP common units will be admitted as a limited liability company member of Kimco OP in accordance with the terms of Kimco OP’s limited liability company agreement. No fractional new Kimco OP common units will be issued in the partnership merger. Any fractional new Kimco OP common unit that would otherwise be issued to any holder of RPT OP common units will be rounded up to the nearest whole number, and the holders of RPT OP common units will not be entitled to any further consideration with respect thereto.
See “The Merger Agreement — Merger Consideration; Effects of the Mergers” beginning on page 67 for detailed descriptions of the merger consideration and treatment of securities. See also “The Merger Agreement — Merger Consideration; Effects of the Mergers — RPT Equity-Based Awards” beginning on page 67 for detailed descriptions of the treatment of equity awards in the mergers.

Q:	What will happen to RPT as a result of the mergers?
A:
Following the mergers, RPT will no longer be a publicly traded company, and RPT common shares and RPT preferred shares will be delisted from the NYSE and deregistered under the Exchange Act. As a result of the company merger, RPT will be merged with and into Merger Sub with Merger Sub continuing as the surviving entity and a direct wholly owned subsidiary of Kimco. Immediately following the company merger, Kimco will contribute to Kimco OP all of the membership interests of Merger Sub, such that Merger Sub will, upon completion of all the transactions contemplated by the merger agreement, continue as a direct wholly owned subsidiary of Kimco OP.

Q:	What happens if the market price of shares of Kimco common stock or RPT common shares changes before the closing of the mergers?
A:
Changes in the market price of Kimco common stock or RPT common shares at or prior to the effective time of the company merger will not change the number of shares of Kimco common stock that RPT shareholders will receive. The exchange ratio is fixed at 0.6049 shares of Kimco common stock for each RPT common share, except for customary adjustments in the event of certain changes in Kimco’s or RPT’s capitalization or the payment of certain dividends by Kimco or RPT to the extent necessary to maintain its status as a “real estate investment trust” within the meaning of Section 856 of the U.S. Internal Revenue Code of 1986, as amended (which we refer to, respectively, as a “REIT” and the “Code”), or avoid or reduce the imposition of any entity-level income or excise tax (a “permitted REIT dividend”) in each case as provided in the merger agreement. Because the exchange ratio is fixed, the value of the consideration to be received by RPT shareholders in the mergers will depend on the market price of shares of Kimco common stock at the time of the mergers.

For more information, see the section entitled “Risk Factors — Risks Relating to the Mergers — The exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Kimco or RPT” beginning on page 22 of this proxy statement/prospectus. In addition, as referenced above, the exchange ratio may be adjusted in certain circumstances, including, without limitation, where a permitted REIT dividend is declared by either Kimco or RPT prior to the partnership merger effective time. For more information, see the section entitled “The Mergers — Dividends” beginning on page 63 of this proxy/prospectus.
Q:	Why am I receiving this document?
A:
The mergers cannot be completed without the approval of the Merger Proposal by the affirmative vote of holders of RPT common shares representing at least two-thirds of all votes entitled to be cast on the matter.

This proxy statement/prospectus contains important information about the mergers and the other proposals being voted on at the special meeting, and you should read it carefully. It is a proxy statement because the RPT board of trustees is soliciting proxies from holders of RPT common shares. It is a prospectus because Kimco will issue shares of Kimco common stock and shares of Kimco preferred stock in connection with the mergers, which issuances are each being registered under the Securities Act. If you are a holder of record of RPT common shares, the enclosed voting materials allow you to vote your shares without attending the special meeting. If you hold your shares through a bank, broker or other nominee in “street name,” you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares.
Your vote is very important. You are encouraged to submit your proxy as promptly as possible.
Q:	Why is RPT proposing the mergers?
A:
The RPT board of trustees believes that the mergers will provide a number of significant potential benefits and strategic opportunities that are in the best interests of RPT and its shareholders. For more information regarding key factors the RPT board of trustees considered in determining to recommend that RPT’s shareholders approve the mergers and the other transactions contemplated by the merger agreement, see the section entitled “The Mergers — Recommendation of the RPT Board of Trustees; RPT’s Reasons for the Mergers” beginning on page 44 of this proxy statement/prospectus.

Q:	When and where will the special meeting be held?
A:
The special meeting will be held on December 12, 2023, at 9:00 a.m., Eastern Time, solely by means of remote communication in a virtual meeting format only. You will not be able to attend the special meeting physically. You can attend and participate in the special meeting online by accessing www.virtualshareholdermeeting.com/RPT2023SM and following the login instructions. Online access to the audio webcast will open approximately 30 minutes prior to the start of the special meeting to allow time for RPT shareholders to log in and test the computer audio system. You are encouraged to access the special meeting prior to the start time. If you encounter any difficulties accessing the virtual special meeting during the check-in or meeting time, there will be a technical support number available to assist you that will be posted on the virtual RPT special meeting login page. For more information, see the section entitled “The Special Meeting — Date, Time and Place” beginning on page 95 of this proxy statement/prospectus.

Q:	How do I vote?
A:
If you are a holder of record of RPT common shares, you may vote at the special meeting by proxy through the internet, by telephone or by mail, or by attending the special meeting and voting via the special meeting website, as described below.

•	By Internet: By visiting the internet address provided on the proxy card and following the instructions provided on your proxy card.
•	By Telephone: By calling the toll-free number provided on the proxy card and following the recorded instructions.
•	By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the enclosed proxy card in the envelope provided with your proxy materials.
•
Virtually at the Special Meeting: All holders of record of RPT common shares may vote at the special meeting by attending the meeting via the special meeting website, www.virtualshareholdermeeting.com/RPT2023SM.

Shareholders who plan to attend the special meeting will need their unique 11-digit control number, which appears on the Notice of Special Meeting of Shareholders of RPT in order to access the special meeting website and to attend and vote thereat. To ensure that your RPT common shares are voted at the special meeting, RPT recommends that you submit a proxy even if you plan to attend the special meeting.
If you are a holder of record of RPT common shares, then proxies submitted over the internet or by telephone as described above must be received by 11:59 p.m., Eastern Time, on December 11, 2023, and proxies submitted by mail must be received by 11:59 p.m., Eastern Time, on December 11, 2023. Submitting a proxy will not affect your right to vote virtually if you decide to attend the special meeting.
If you hold your RPT common shares through a bank, broker or other nominee in “street name” instead of as a shareholders of record, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares, as further described herein.
For more information, see the section entitled “The Special Meeting — Voting by Proxy or in Person” beginning on page 97 of this proxy statement/prospectus.
Q:	What am I being asked to vote upon?
A:	At the special meeting, RPT shareholders will be asked to consider and vote on the following proposals:
1.	the Merger Proposal – A proposal to approve the company merger and the other transactions contemplated by the merger agreement on the terms and conditions set forth in the Merger Agreement;
2.
the Compensation Proposal – A proposal to approve, by non-binding, advisory vote, certain compensation that may be paid or become payable to RPT’s named executive officers that is based on or otherwise relates to the mergers; and

3.
the Adjournment Proposal – A proposal to approve one or more adjournments of the special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of such adjournment to approve the Merger Proposal.

The approval of the Merger Proposal is a condition to closing under the merger agreement. The approval of the Compensation Proposal and the Adjournment Proposal are not conditions to the completion of the mergers.
Q:	What vote is required to approve each proposal?
A:
Proposal 1: Merger Proposal. The Merger Proposal requires the affirmative vote of holders of RPT common shares representing at least two-thirds of all votes entitled to vote on the matter at the special meeting.

Proposal 2: Compensation Proposal. The Compensation Proposal requires the affirmative vote of holders of a majority of all votes cast on the matter at the special meeting by the holders of RPT common shares entitled to vote on the matter at the special meeting.
Proposal 3: Adjournment Proposal. The Adjournment Proposal requires the affirmative vote of holders of a majority of all votes cast on the matter at the special meeting by the holders of RPT common shares entitled to vote on the matter at the special meeting.
The approval of the Merger Proposal is a condition to the consummation of the mergers under the merger agreement, as RPT shareholders must approve the company merger in order for the company merger to occur. If RPT shareholders fail to approve the Merger Proposal, the mergers will not occur. The approval of the Compensation Proposal and the Adjournment Proposal are not conditions to the completion of the mergers. The vote on each proposal is a vote separate and apart from the other proposals. Accordingly, you may vote in favor of one or more of the proposals and vote not to approve the other proposal(s).
Q:	How does the RPT board of trustees recommend that I vote?
A:
The RPT board of trustees recommends that holders of RPT common shares vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal. For a more complete description of the recommendation of the board of trustees of RPT, see “The Mergers — Recommendation of the RPT Board of Trustees; RPT’s Reasons for the Mergers” beginning on page 44.

Q:	How many votes do I have?
A:
All RPT shareholders of record at the close of business on November 1, 2023, the record date for determining shareholders entitled to notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting. As of the record date, there were 85,712,789 outstanding RPT common shares held by approximately 899 holders of record. Each RPT common share is entitled to cast one vote on each proposal presented at the special meeting. As of the record date, the trustees and executive officers of RPT beneficially owned approximately 1.9% of the outstanding RPT common shares entitled to vote at the special meeting, representing approximately 1.9% of the voting power of RPT common shares as of the record date.

Q:	I own RPT preferred shares. Do I have a vote on account of the RPT preferred shares I own?
A:
No. Only holders of RPT common shares as of the close of business on the record date are entitled to vote on the proposals at the special meeting. Holders of RPT preferred shares may not vote at the special meeting.

Q:	What constitutes a quorum?
A:
The presence, either in person (virtually) or by properly executed proxy, of RPT shareholders representing a majority of all votes entitled to be cast at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions will be counted as present for purposes of determining a quorum at the special meeting. Shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum at the special meeting unless the holder of RPT common shares provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the special meeting.

Q:	If my shares of RPT common shares are held in “street name” by my broker, will my broker vote my shares for me?
A:
If you hold your shares through a bank, broker or other nominee in “street name” instead of as a shareholder of record, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares.

Brokers, banks and other nominees that hold their customers’ shares in “street name” may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your RPT common shares, your common shares will not be considered present at the special meeting and will not be voted on any of the proposals.
Q:	What will happen if I fail to instruct my bank, broker or other nominee how to vote?
A:
If you hold your RPT common shares in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. Banks, brokers or other nominees will not be able to vote on any of the proposals at the special meeting unless they have received voting instructions from the beneficial owners. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote.

Q:	What will happen if I fail to vote or I abstain from voting?
A:
1.
Merger Proposal — If you are a RPT shareholder and fail to vote, fail to instruct your broker, bank or other nominee to vote or abstain from voting it will have the same effect as a vote “AGAINST” the Merger Proposal.

2.
Compensation Proposal — If you are a RPT shareholder and fail to vote, fail to instruct your broker, bank or other nominee to vote or abstain from voting, it will have no effect on the result of the vote on the Compensation Proposal, provided that a quorum is otherwise present at the special meeting.

3.
Adjournment Proposal — If you are a RPT shareholder and fail to vote, fail to instruct your broker, bank or other nominee to vote or abstain from voting, it will have no effect on the result of the vote on the Adjournment Proposal, regardless of whether a quorum is present at the special meeting.

Q:	What if I return my proxy card without indicating how to vote?
A:
If you properly sign your proxy card but do not mark the boxes showing how your RPT common shares should be voted on a matter, the RPT common shares represented by your properly signed proxy will be voted in accordance with the recommendations of the RPT board of trustees.

Q:	Can I change my vote?
A:	Any RPT shareholder giving a proxy has the right to revoke it at any time before the proxy is voted at the special meeting.
If you are a shareholder of record, you may revoke your proxy by any of the following actions:
•	by voting again by internet or telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m., Eastern Time, on December 11, 2023;
•	by sending a signed written notice of revocation to RPT’s Secretary, provided such statement is received no later than 11:59 p.m., Eastern Time, on December 11, 2023;
•	by submitting a properly signed and dated proxy card with a later date that is received by RPT’s Secretary no later than 11:59 p.m., Eastern Time, on December 11, 2023; or
•	by attending the special meeting via the special meeting website and requesting that your proxy be revoked or voting via the website as described above.
Only your last submitted proxy will be considered.
If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining your specific control number and instructions from your bank, broker or other nominee and voting your shares at the special meeting via the special meeting website.

If you have questions about how to vote or revoke your proxy, you should contact RPT’s proxy solicitor, Innisfree M&A Incorporated. Shareholders may call toll-free at (877) 750-8240; banks and brokers may call collect at (212) 750-5833.
Q:	What are the material U.S. federal income tax consequences of the company merger to U.S. holders of RPT common shares or RPT preferred shares?
A:
The company merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Kimco and RPT receive written opinions from their respective counsel, dated as of the closing date, to the effect that the company merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the company merger so qualifies, then a U.S. holder (as defined in the discussion under the heading “The Mergers — Material U.S. Federal Income Tax Consequences of the Company Merger”) of RPT common shares or RPT preferred shares generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of shares of Kimco common stock or depositary shares representing shares of new Kimco preferred stock in exchange for RPT common shares or RPT preferred shares, respectively, in the company merger (other than gain or loss with respect to cash received in lieu of a fractional share of Kimco common stock, if any, and gain from certain potential cash distributions, if any). For more information, see the section entitled “The Mergers — Material U.S. Federal Income Tax Consequences of the Company Merger” beginning on page 92 of this proxy statement/prospectus.

The U.S. federal income tax consequences described above may not apply to all holders of RPT common shares or RPT preferred shares. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the company merger to you.
Q:	Are there any conditions to the closing of the mergers that must be satisfied for the mergers to be completed?
A:
Yes. In addition to the approval by the RPT shareholders of the Merger Proposal, there are a number of conditions that must be satisfied or waived for the mergers to be completed. For more information, see the section entitled “The Merger Agreement — Conditions to Completion of the Mergers” beginning on page 84 of this proxy statement/prospectus.

Q:	When do you expect the mergers to be completed?
A:
Kimco and RPT are working to complete the mergers in the beginning of calendar year 2024. However, the mergers are subject to various conditions, and it is possible that factors outside the control of Kimco and RPT could result in the mergers being completed at a later time, or not at all.

Q:	How will I receive the merger consideration to which I am entitled at the company merger effective time?
A:
The merger agreement provides that, as soon as reasonably practicable after the company merger effective time, Kimco will cause the exchange agent to mail to each holder of record of a certificate representing the RPT common shares and RPT preferred shares a letter of transmittal and instructions for surrendering any certificates representing RPT common shares or RPT preferred shares in exchange for the applicable merger consideration and, if applicable, cash in lieu of fractional shares of Kimco common stock.

Upon surrender of their certificates, if applicable, representing RPT common shares or RPT preferred shares for cancellation along with the executed letter of transmittal, and other required documents described in the instructions, holders of record of RPT common shares and RPT preferred shares will be entitled to receive in exchange, in respect of each RPT common share or RPT preferred share they hold, the merger consideration and, if applicable, cash in lieu of fractional shares of Kimco common stock.
Holders of book-entry RPT common shares or RPT preferred shares are not required to deliver an executed letter of transmittal in order to receive the merger consideration (and, if applicable, cash in lieu of fractional shares of Kimco common stock). Subject to receipt of any documentation as may be required by the exchange agent, Kimco will cause the exchange agent to pay and deliver as soon as reasonably practicable after the company merger effective time (and, in any event no later than three business days thereafter) the merger consideration and, if applicable, cash in lieu of fractional shares of Kimco common stock for such book-entry shares.
Q:	What will happen to outstanding RPT equity awards in the mergers?
A:
RPT Restricted Share Awards. As of immediately prior to the company merger effective time, each restricted award of RPT common shares (which we refer to as a “RPT restricted share award”) that is issued and outstanding as of immediately prior to the company merger effective time will automatically become fully vested and all restrictions with respect thereto will lapse and each RPT common share subject thereto will be cancelled and retired and automatically converted into the right to receive (upon the proper surrender of the applicable certificate or, in the case of a book entry share, the proper surrender of such book entry share), as of the company merger effective time, the sum of (x) the common share consideration, plus (y) the fractional share consideration, if any, and the holder of each RPT restricted share award that vests in accordance with the merger agreement will be entitled to receive a cash amount equal to the value, as of immediately prior to the company merger effective time, of the dividend equivalent with respect to such RPT common shares to the extent unpaid as of the company merger effective time, if any, subject to the requirements and contingencies specified therein.

RPT Restricted Share Unit Awards. At the company merger effective time, each outstanding RPT award of restricted share units (which we refer to as a “RPT RSU award”) and each outstanding RPT award of phantom shares (which we refer to as a “RPT phantom share award”), whether or not vested, will be cancelled and converted into the right to receive (x) a number of shares of Kimco common stock equal to the product of the number of RPT common shares issuable pursuant to such RPT RSU award or RPT phantom share award multiplied by the exchange ratio, plus (y) the fractional share consideration, if any, plus (z) a cash amount equal to the value, as of immediately prior to the company merger effective time, of the dividend equivalent with respect to such RPT RSU award or RPT phantom share award to the extent unpaid as of the company merger effective time, if any. The number of RPT common shares subject to each such RPT RSU award will be determined based on (i) if performance for the performance period has been certified prior to the company merger effective time, actual performance (which performance level shall be certified by the compensation and human capital committee of the board of trustees of RPT (following consultation with Kimco) in the ordinary course of business consistent with past practice prior to the company merger effective time) and (ii) if performance for the performance period has not been certified prior to the company merger effective time, the maximum performance level specified in the applicable equity incentive plan of RPT or applicable award agreement; provided, that the number of RPT common shares subject to each RPT RSU award granted in 2018 shall be determined based on the target performance level specified in the applicable equity incentive plan of RPT or applicable award agreement.
Q:	What happens if the mergers are not completed?
A:
If the Merger Proposal is not approved by RPT shareholders, or if the mergers are not completed for any other reason, RPT shareholders will not receive any payment for their RPT common shares or RPT preferred shares in connection with the mergers. Instead, RPT will remain an independent public company, RPT shareholders will continue to own their RPT common shares and RPT preferred shares, as applicable, and the RPT common shares and RPT preferred shares will continue to be registered under the Exchange Act and listed on the NYSE. Under specified circumstances, if the mergers are not completed, RPT may be obligated to pay Kimco a termination fee of $33.6 million (which we refer to as the “termination fee”). For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 87 of this proxy statement/prospectus.

Q:	Are RPT shareholders entitled to appraisal rights or dissenters’ rights in connection with the mergers?
A:
No. RPT shareholders are not entitled to appraisal rights or dissenters’ rights under the Maryland General Corporation Law (which we refer to as the “MGCL”), as incorporated into the Maryland REIT Law. For more information, see the section entitled “The Mergers — No Appraisal Rights or Dissenters’ Rights” beginning on page 64 of this proxy statement/prospectus.

Q:	Who will be the board of directors and executive officers of Kimco following the mergers (which we refer to as the “combined company”)?
A:	The directors and executive officers of Kimco immediately prior to the company merger effective time will continue to serve as the directors and executive officers of the combined company.
Q:	What do I need to do now?
A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes.
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER OR OTHER NOMINEE.
Q:	Will I receive any fractional shares of Kimco common stock in connection with the mergers?
A:
No fractional share of Kimco common stock will be issued as merger consideration. Any holder of record of RPT common shares otherwise entitled to receive fractional shares of Kimco common stock pursuant to the company merger will be entitled to receive a cash payment, without interest, in lieu of such fractional share, valued based on the volume weighted average of the closing price of shares of Kimco common stock on the NYSE on each of the last 10 consecutive trading days ending on and including the third business day immediately preceding the closing date of the mergers. No holder of record of RPT common shares receiving a cash payment in lieu of fractional shares of Kimco common stock will be entitled to any dividends, voting rights or other rights in respect of any fractional share of Kimco common stock.

Q:	What happens if I sell my RPT common shares or RPT preferred shares before the closing of the mergers?
A:
In order to receive the common share consideration, you must hold RPT common shares immediately prior to the company merger effective time. Consequently, if you transfer your RPT common shares before such time, you will have transferred your right to receive the common share consideration in respect of such RPT common shares if the mergers are completed.

Similarly, in order to receive the preferred share consideration, you must hold RPT preferred shares immediately prior to the company merger effective time. If you transfer your RPT preferred shares before such time, you will have transferred your right to receive the preferred share consideration in respect of such shares if the mergers are completed.
The record date, which determines the RPT shareholders entitled to vote at the special meeting, is earlier than the company merger effective time. If you are a holder of RPT common shares on the record date and you transfer your RPT common shares after the record date but prior to the closing of the mergers, you will retain any rights you hold to vote at the special meeting but will not have the right to receive the common share consideration.
Q:	Should I send in my RPT common share or RPT preferred share certificates now or do I need to do anything with my book-entry shares, as applicable?
A:
No. Please do not send in your RPT share certificates, if any, with your proxy. After the completion of the mergers, the exchange agent will send you instructions for exchanging RPT share certificates for the applicable merger consideration.

You should also not submit or attempt to exchange your book-entry shares at this time. After the mergers are completed, if you held RPT common shares, the exchange agent will send you a statement reflecting Kimco common stock received by you pursuant to the terms of the merger agreement.
In each case, the value of any fractional shares of Kimco common stock to which a holder would otherwise be entitled will be paid in cash. See “The Merger Agreement — Exchange of Shares in the Mergers” beginning on page 68 of this proxy statement/prospectus.

Q:	What respective equity stakes will RPT shareholders and Kimco stockholders hold in the combined company immediately following the mergers?
A:
Based on the number of RPT common shares, shares of Kimco common stock and the number of RPT equity awards outstanding on October 31, 2023, upon completion of the mergers, the former holders of RPT common shares and RPT equity awards are expected to own approximately 8% of the outstanding shares of Kimco common stock, and Kimco stockholders immediately prior to the mergers are expected to own approximately 92% of the outstanding shares of Kimco common stock. The relative ownership interests of Kimco stockholders and former RPT shareholders in the combined company immediately following the mergers will depend on the number of shares of Kimco common stock, RPT common shares and RPT equity awards outstanding immediately prior to the company merger effective time.

Q:	Can I attend the special meeting in person?
A:
No. The special meeting will be held solely by means of remote communication in a virtual meeting format only and can be accessed by visiting www.virtualshareholdermeeting.com/RPT2023SM, where you will be able to listen to the special meeting, submit questions and vote. Because there will not be a physical meeting location, you will not be able to attend the special meeting in person.

Q:	Why am I being asked to consider and vote on the Compensation Proposal?
A:
Under SEC rules, RPT is required to seek a non-binding, advisory vote with respect to compensation that may be paid or become payable to the RPT named executive officers that is based on or otherwise relates to the mergers.

Q:	Will a proxy solicitor be used?
A:
RPT has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting and estimates that it will pay Innisfree M&A Incorporated a base fee of approximately $25,000. RPT has also agreed to reimburse Innisfree M&A Incorporated for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. In addition to mailing proxy solicitation materials, RPT’s trustees, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to RPT’s trustees, officers or employees for such services.

Q:	Who can help answer my questions?
A:
If you have questions about the mergers or the accompanying proxy statement/prospectus, need assistance submitting your proxy or voting your RPT common shares, would like additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free: (877) 750-8240
Banks and Brokers may call collect: (212) 750-5833

SUMMARY
This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that is important to you. Kimco and RPT urge you to read carefully this proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the mergers and the related matters being considered at the special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 151 of this proxy statement/prospectus. Page references have been included to direct you to a more complete description of the topics presented in this summary.
Information about the Companies
Kimco Realty Corporation and Kimco Realty OP, LLC (See page 34)
Kimco Realty Corporation, a Maryland corporation that has elected to be treated as a REIT for U.S. federal income tax purposes (which we refer to as “Kimco”), is North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers and a growing portfolio of mixed-use assets. Kimco’s portfolio is primarily concentrated in the first-ring suburbs of the top major metropolitan markets, including those in high-barrier-to-entry coastal markets and rapidly expanding Sun Belt cities, with a tenant mix focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Kimco, its affiliates and related real estate joint ventures are engaged principally in the ownership, management, development and operation of open-air shopping centers, including mixed-use assets which, are anchored primarily by grocery stores, off-price retailers, discounters or service-oriented tenants. Additionally, Kimco provides complementary services that capitalize on Kimco’s established retail real estate expertise. Kimco’s mission is to create destinations for everyday living that inspire a sense of community and deliver value to our many stakeholders.
As of September 30, 2023, Kimco had interests in 527 U.S. shopping center properties, aggregating 90.4 million square feet of gross leasable area (“GLA”), located in 28 states. In addition, Kimco had 21 other property interests, primarily through Kimco’s preferred equity investments and other investments, totaling 5.5 million square feet of GLA. Kimco’s ownership interests in real estate consist of its consolidated portfolio and portfolios where Kimco owns an economic interest, such as properties in Kimco’s investment real estate management programs, where Kimco partners with institutional investors and also retains management.
Kimco Realty OP, LLC, a Delaware limited liability company and wholly owned subsidiary and predecessor entity of Kimco (which we refer to as “Kimco OP”), was converted into a Delaware limited liability company in 2023 in connection with the reorganization of Kimco’s business into an umbrella partnership REIT (which we refer to as an “UPREIT”) structure and is the primary operating subsidiary of Kimco. As of September 30, 2023, Kimco owned 100% of the outstanding limited liability company interests (which we refer to as the “OP common units”) in Kimco OP. As the sole managing member of Kimco OP, Kimco has complete responsibility and discretion in the day-to-day management and control of Kimco OP. Kimco only holds a de minimis amount of assets outside of Kimco OP.
The principal executive offices of Kimco are located at 500 North Broadway, Suite 201, Jericho, NY 11753, and its telephone number is (516) 869-9000. Kimco’s website is kimcorealty.com. The information found on, or otherwise accessible through, Kimco’s website is not incorporated into, and does not form a part of, this proxy statement/prospectus or any other report or document Kimco files with or furnishes to the SEC.
Kimco common stock is listed on the NYSE, trading under the symbol “KIM.” Kimco’s two series of depositary shares, each representing one one-thousandth of a share of Kimco Class L preferred stock and Kimco Class M preferred stock (each as defined below), respectively, are listed on the NYSE, trading under the symbols “KIMprL” and KIMprM,” respectively.
Additional information about Kimco and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 151 of this proxy statement/prospectus.
Tarpon Acquisition Sub, LLC (See page 34)
Tarpon Acquisition Sub, LLC, a Delaware limited liability company (which we refer to as “Merger Sub”), is a direct wholly owned subsidiary of Kimco. Merger Sub was formed on August 24, 2023, for the purpose of entering into the merger agreement and effecting the mergers. Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of the merger agreement, the performance of its obligations thereunder and matters ancillary thereto.
The principal executive offices of Merger Sub are located at 500 North Broadway, Suite 201, Jericho, NY 11753, and its telephone number is (516) 869-9000.
Tarpon OP Acquisition Sub, LLC (See page 34)
Tarpon OP Acquisition Sub, LLC, a Delaware limited liability company (which we refer to as “OP Merger Sub”), is a direct wholly owned subsidiary of Kimco OP. OP Merger Sub was formed on August 24, 2023, for the purpose of entering into the merger agreement and effecting the mergers. OP Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of the merger agreement, the performance of its obligations thereunder and matters ancillary thereto.
The principal executive offices of OP Merger Sub are located at 500 North Broadway, Suite 201, Jericho, NY 11753, and its telephone number is (516) 869-9000.
RPT Realty and RPT Realty, L.P. (See page 35)
RPT Realty (which we refer to as “RPT”) is a Maryland real estate investment trust that, together with its subsidiaries, is engaged in the business of owning and operating a national portfolio of open-air shopping destinations principally located in top U.S. markets. RPT’s shopping centers offer diverse, locally-curated consumer experiences that reflect the lifestyles of their surrounding communities and meet the modern expectations of its retail partners. As of September 30, 2023, RPT’s property portfolio (which we refer to as the “aggregate portfolio”) consisted of 43 wholly-owned shopping centers, 13 shopping centers owned through its grocery anchored joint venture, and 49 retail properties owned through its net lease joint venture, which together represent approximately 14.9 million square feet of gross leasable space. As of September 30, 2023, RPT’s pro-rata share of the aggregate portfolio was 93.5% leased.
RPT has elected to be treated as a REIT for U.S. federal income tax purposes and is a fully integrated and self-administered REIT. RPT’s website is rptrealty.com. The information found on, or otherwise accessible through, RPT’s website is not incorporated into, and does not form a part of, this proxy statement/prospectus or any other report or document RPT files with or furnishes to the SEC.
RPT conducts substantially all of its business through its operating partnership, RPT Realty, L.P., a Delaware limited partnership (which we refer to as “RPT OP”). RPT OP, either directly or indirectly through partnerships or limited liability companies holds fee title to all of RPT’s properties. As the sole general partner of RPT OP, RPT has the exclusive power to manage and conduct the business of RPT OP. As of September 30, 2023, RPT owned approximately 98.2% of RPT OP.
RPT OP’s principal executive offices are located at 19 West 44th Street, Suite 1002, New York, New York 10036 and its telephone number is (212) 221-1261.
RPT common shares and RPT preferred shares are each traded on the NYSE under the ticker symbols “RPT” and “RPT.PRD,” respectively.
Additional information about RPT and RPT OP is included in documents incorporated by reference into this proxy statement/prospectus and “Where You Can Find More Information” beginning on page 151 of this proxy statement/prospectus.
Risk Factors (See page 21)
Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, as well as the specific factors under the heading “Risk Factors” beginning on page 21 of this proxy statement/prospectus, including the risks that:
•	the mergers may not be completed on the currently contemplated timeline or terms, or at all;
•	a failure to complete the mergers could have a material adverse effect on Kimco or RPT;
•	the exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Kimco or RPT;

•	Kimco may be unable to successfully integrate the businesses of Kimco and RPT or realize the anticipated benefits and synergies from the pending mergers;
•	Kimco and RPT may incur substantial expenses related to the mergers and the integration of the combined company; and
•	Kimco may incur adverse tax consequences if Kimco or RPT has failed or fails to qualify as a REIT for U.S. federal income tax purposes.
The Mergers
The Merger Agreement (See page 66)
Kimco, Kimco OP, RPT, RPT OP, Merger Sub and OP Merger Sub have entered into the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. The Kimco board of directors and the RPT board of trustees have both approved the mergers. Kimco and RPT encourage you to read the entire merger agreement carefully because it is the principal legal document governing the mergers.
Form of the Mergers (See page 66)
The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the applicable provisions of the Maryland REIT Law (which we refer to as the “MRL”), the Delaware Limited Liability Company Act (which we refer to as the “DLLCA”) and the Delaware Revised Uniform Limited Partnership Act (which we refer to as the “DRULPA”), Kimco will acquire RPT through a multi-step process:
•	in the company merger, RPT will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a direct wholly owned subsidiary of Kimco;
•	immediately thereafter, in the contribution, Kimco will contribute all the outstanding membership interests of Merger Sub to Kimco OP; and
•
immediately prior to the company merger effective time, in the partnership merger, OP Merger Sub will merge with and into RPT OP, with RPT OP continuing as the surviving entity. As a result of the mergers and the contribution, RPT OP will become a wholly owned subsidiary of Kimco OP.

Upon the consummation of the company merger described above, the separate existence of RPT will cease. Upon completion of the partnership merger described above, the separate existence of OP Merger Sub will cease.
Merger Consideration (See page 67)
At the company merger effective time, (i) each RPT common share (other than certain shares as set forth in the merger agreement) issued and outstanding immediately prior to the company merger effective time will be cancelled and automatically converted into the right to receive 0.6049 shares of Kimco common stock, together with cash in lieu of fractional shares and (ii) each RPT preferred share (other than certain shares as set forth in the merger agreement) issued and outstanding immediately prior to the company merger effective time will be cancelled and automatically converted into the right to receive one depositary share representing one-thousandth of a share of new Kimco preferred stock having the rights, preferences and privileges substantially as set forth in Annex B to this proxy statement/prospectus, in each case, without interest, and subject to any withholding required under applicable law, upon the terms and subject to the conditions set forth in the merger agreement.
At the partnership merger effective time, (i) the general partner interests in RPT OP and each RPT OP common unit, in each case, that are held by RPT as of immediately prior to the partnership merger effective time will remain outstanding at and following the partnership merger effective time, (ii) each Series D Preferred Unit, as defined in the RPT OP partnership agreement, held by RPT as of immediately prior to the partnership merger effective time will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor and (iii) each RPT OP common unit (other than any RPT OP common units held by RPT) that is issued and outstanding immediately prior to the partnership merger effective Time will automatically be converted into 0.6049 new validly issued Kimco OP common units and each holder of such new Kimco OP common units will be admitted as a limited liability company member of Kimco OP in accordance with the terms of Kimco OP’s limited liability company agreement. No fractional new Kimco OP common units will be issued in the partnership merger. Any fractional new Kimco OP common unit that would otherwise be issued to any holder of RPT OP common units will be rounded up to the nearest whole number, and the holders of RPT OP common units will not be entitled to any further consideration with respect thereto.
Based on the closing price of Kimco common stock on the NYSE of $17.94 on October 31, 2023, the last practicable trading day before the date of this proxy statement/prospectus, the exchange ratio represented approximately $10.85 in Kimco common stock for each RPT common share. For more information, see the section entitled “Comparative Per Share Market Price Information” beginning on page 20 of this proxy statement/prospectus.
The following table presents trading information for Kimco common stock and RPT common shares on August 25, 2023, the last practicable trading day before public announcement of the mergers following the closing of trading on that day, and October 31, 2023, the last practicable trading day before the date of this proxy statement/prospectus. Equivalent per share value of the common share consideration for RPT shareholders, giving effect to the exchange ratio of 0.6049, is also provided for each of these dates.
	Kimco Common Stock (Close)	RPT common shares (Close)	Equivalent Per Share Value of common share consideration (giving effect to the exchange ratio) (Close)
August 25, 2023	$18.75	$9.57	$11.34
October 31, 2023	$17.94	$10.79	$10.85
The market prices of Kimco common stock and RPT common shares fluctuate. As a result, we urge you to obtain current market quotations of Kimco common stock and RPT common shares.
The exchange ratio may be adjusted in the event of certain changes in Kimco’s or RPT’s capitalization or the payment of certain permitted REIT dividends, in each case as provided in the merger agreement. For more information, see the section entitled “The Mergers — Dividends” beginning on page 63 of this proxy/prospectus.
Treatment of RPT Equity-Based Awards in the Mergers (See page 56)
Treatment of RPT Restricted Share Awards: As of immediately prior to the company merger effective time, each RPT restricted share award that is issued and outstanding as of immediately prior to the company merger effective time will automatically become fully vested and all restrictions with respect thereto will lapse and each RPT common share subject thereto will be cancelled and retired and automatically converted into the right to receive (upon the proper surrender of the applicable certificate or, in the case of a book-entry share, the proper surrender of such book-entry share), as of the company merger effective time, the sum of (x) the common share consideration, plus (y) the fractional share consideration, if any, and the holder of each RPT restricted share award that vests in accordance with the merger agreement will be entitled to receive a cash amount equal to the value, as of immediately prior to the company merger effective time, of the dividend equivalent with respect to such RPT common shares to the extent unpaid as of the company merger effective time, if any, subject to the requirements and contingencies specified therein.
Treatment of RPT RSU Awards: At the company merger effective time, each RPT RSU award and each RPT phantom share award, whether or not vested, will be cancelled and converted into the right to receive (x) a number of shares of Kimco common stock equal to the product of the number of RPT common shares issuable pursuant to such RPT RSU award or RPT phantom share award multiplied by the exchange ratio, plus (y) the fractional share consideration, if any, plus (z) a cash amount equal to the value, as of immediately prior to the company merger effective time, of the dividend equivalent with respect to such RPT RSU award or RPT phantom share award to the extent unpaid as of the company merger effective time, if any. The number of RPT common shares subject to each such RPT RSU award will be determined based on (i) if performance for the performance period has been certified prior to the company merger effective time, actual performance (which performance level shall be certified by the compensation and human capital committee of the board of trustees of RPT (following consultation with Kimco) in the ordinary course of business consistent with past practice prior to the company merger effective time) and (ii) if performance for the performance period has not been certified prior to the company merger effective time, the maximum performance level specified in the applicable equity incentive plan of RPT or applicable award agreement; provided, that the number of RPT common shares subject to each RPT RSU award granted in 2018 shall be determined based on the target performance level specified in the applicable equity incentive plan of RPT or applicable award agreement.
Recommendation of the RPT Board of Trustees; RPT’s Reasons for the Mergers (See page 44)
The RPT board of trustees recommends that RPT shareholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
For the factors considered by the RPT board of trustees in reaching its decision to approve the merger agreement and make the foregoing recommendations, see the section entitled “The Mergers — Recommendation of the RPT Board of Trustees; RPT’s Reasons for the Merger” beginning on page 44 of this proxy statement/prospectus.
Opinion of RPT’s Financial Advisor (See page 48)
RPT has retained Lazard Frères & Co. LLC (which we refer to as “Lazard”) as its financial advisor in connection with the mergers. In connection with this engagement, RPT requested that Lazard evaluate the fairness, from a financial point of view, to the holders of RPT common shares (other than RPT common shares held by Kimco, Kimco OP, Merger Sub and OP Merger Sub or any subsidiary of any such Kimco entity or RPT (which holders, collectively, are referred to in this section as “Excluded Holders”)) of the common share consideration to be paid to such holders in the company merger. On August 27, 2023, at a meeting of the RPT board of trustees held to evaluate the mergers, Lazard rendered to the RPT board of trustees its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated August 27, 2023, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the common share consideration to be paid to the holders of RPT common shares (other than Excluded Holders) in the company merger was fair, from a financial point of view, to such holders.
The full text of Lazard’s written opinion, dated August 27, 2023, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference in its entirety. For a summary of Lazard’s opinion and the methodology that Lazard used to render its opinion, see “The Mergers—Opinion of RPT’s Financial Advisor” beginning on page 48 of this proxy statement/prospectus. The summary of the written opinion of Lazard, dated August 27, 2023, set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex C. You are encouraged to read Lazard’s opinion and the summary contained in this proxy statement/prospectus carefully and in their entirety.
Lazard’s engagement and its opinion were for the benefit of the RPT board of trustees (in its capacity as such) and Lazard’s opinion was rendered to the RPT board of trustees in connection with its evaluation of the mergers and addressed only the fairness, as of the date of the opinion, from a financial point of view, to the holders of RPT common shares (other than Excluded Holders) of the common share consideration to be paid to such holders in the company merger. Lazard’s opinion did not address the relative merits of the mergers as compared to any other transaction or business strategy in which RPT might engage or the merits of the underlying decision by RPT to engage in the mergers. Lazard’s opinion is not intended to, and does not, constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the mergers or any matter relating thereto.
Interests of RPT Trustees and Executive Officers in the Mergers (See page 56)
In considering the recommendation of the RPT board of trustees, you should be aware that RPT trustees and executive officers may have certain interests in the mergers and the other transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of RPT shareholders generally. The members of the RPT board of trustees were aware of and considered these interests in reaching the determination to approve the mergers and the other transactions contemplated by the merger agreement and recommend to the holders of RPT common shares that they vote to approve the proposals to be voted on at the special meeting. These interests include, among others, potential severance benefits, accelerated vesting of equity-based awards in connection with the mergers and rights to ongoing indemnification and insurance coverage. See the section entitled “The Mergers — Interests of RPT Trustees and Executive Officers in the Mergers.”

Accounting Treatment (See page 62)
Kimco prepares its financial statements in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”). The mergers will be accounted for by using the business combination accounting rules. For more information, see “The Mergers — Accounting Treatment.”
Regulatory Matters (See page 62)
In connection with the issuance of Kimco common stock and Kimco preferred stock in the company merger, pursuant to the merger agreement, as a condition to the closing of the mergers, Kimco must file a registration statement on Form S-4 with the SEC under the Securities Act, of which this proxy statement/prospectus forms a part, that is declared effective by the SEC and must not be the subject of any stop order or proceedings seeking a stop order.
Kimco and RPT are not aware of any other material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement.
Conditions to Completion of the Mergers (See page 84)
As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the mergers depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
•	RPT obtaining the required vote of its common shareholders to approve the Merger Proposal;
•
the registration statement on Form S-4 of which this proxy statement/prospectus is a part having become effective, and the registration statement not being the subject of any stop order suspending its effectiveness or proceedings seeking a stop order that have been commenced by the SEC and not withdrawn;

•
the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any governmental authority of competent jurisdiction prohibiting the consummation of the mergers or any of the other transactions contemplated by the merger agreement and the absence of any law enacted, entered, promulgated or enforced by any governmental authority after the date of the merger agreement that makes illegal the consummation of the mergers;

•	Kimco common stock and depositary shares representing new Kimco preferred stock to be issued in the company merger having been approved for listing on the NYSE, subject to official notice of issuance;
•
the accuracy in all respects as of the date of the merger agreement and as of the closing (except representations and warranties that are made as of a specific date shall be true and correct only on and as of such date) of certain representations and warranties made, including that there have been no events, changes, effects, developments, circumstances, conditions or occurrences since the date of the merger agreement which have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to such party;

•	each party having performed in all material respects all of the covenants, obligations and agreements required to be performed by it under the merger agreement;
•
the absence of any event, change or occurrence since the date of the merger agreement that, individually, or in the aggregate constitutes a material adverse effect with respect to the other party, and receipt of an officer’s certificate from such party at or prior to the closing certifying that the conditions discussed in this bullet and the two immediately preceding bullets have been satisfied;

•
the receipt by Kimco of an opinion from RPT’s REIT counsel to the effect that, (A) commencing with its taxable year ended December 31, 2015 through its taxable year ending with the company merger, RPT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (B) RPT’s prior, current and proposed ownership, organization and method of operations as described in a representation letter provided by RPT have allowed and will continue to allow RPT to satisfy the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ended December 31, 2015 through its taxable year ending with the company merger;

•
the receipt by RPT of an opinion from Kimco’s REIT counsel to the effect that, (A) commencing with its taxable year ended December 31, 2015 through its taxable year ended December 31, 2022, Kimco’s predecessor entity was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (B) commencing with Kimco’s taxable year ending December 31, 2023, Kimco has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and Kimco’s proposed method of operation will enable Kimco to continue to meet the requirements for qualification and taxation as a REIT under the Code;

•
the receipt by Kimco of an opinion of its counsel, dated as of the closing date, to the effect that the company merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
the receipt by RPT of an opinion of its counsel, dated as of the closing date, to the effect that the company merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither Kimco nor RPT can be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.
No Solicitation; Change in RPT Board of Trustees Recommendation (See page 81)
RPT has agreed that, until the earlier of the company merger effective time and the termination of the merger agreement, it will not, among other things and subject to specified exceptions, directly or indirectly, solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any acquisition proposal (as defined in the section entitled “The Merger Agreement — No Solicitation; Change in RPT Board of Trustees Recommendation” beginning on page 81 of this proxy statement/prospectus), or any inquiry, proposal or offer that could reasonably be expected to lead to any acquisition proposal or other effort or attempt to make or implement an acquisition proposal, and will not enter into, continue, participate or otherwise engage in any discussions or negotiations regarding, or furnish to any party other than Kimco or its representatives any non-public information or data in connection with, any competing acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal (other than to state that the terms of the merger agreement prohibit such discussions).
If at any time before the time the RPT shareholders approve the Merger Proposal, the RPT board of trustees receives an unsolicited bona fide written acquisition proposal made after August 28, 2023, that has not resulted from a material violation of RPT’s non-solicitation restrictions (as specified in the section entitled “The Merger Agreement — No Solicitation; Change in RPT Board of Trustees Recommendation” beginning on page 81 of this proxy statement/prospectus) and the RPT board of trustees determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or would reasonably be likely to result in a superior proposal (as defined in the section entitled “The Merger Agreement — No Solicitation; Change in RPT Board of Trustees Recommendation” beginning on page 81 of this proxy statement/prospectus) and that a failure to do so would be inconsistent with its duties under applicable law, then RPT may furnish non-public information to and participate in negotiations with such person and its representatives regarding such acquisition proposal.
In response to a superior proposal or an Intervening Event (as defined in the section entitled “The Merger Agreement — No Solicitation; Change in RPT Board of Trustees Recommendation” beginning on page 81 of this proxy statement/prospectus), the RPT board of trustees may, subject to specified conditions and requirements, change its recommendation in favor of the Merger Proposal. Prior to effecting such change, the RPT board of trustees must provide Kimco with written notice and four business days of good-faith negotiations (and in the case of any material supplements or amendments to such superior proposal or any material change to the conditions constituting such Intervening Event, the RPT board of trustees must provide Kimco with a new written notice and two business days of good-faith negotiations), and must consider in good faith any revisions to the terms of the merger agreement proposed by Kimco and Merger Sub.
RPT has the right to terminate the merger agreement to accept a superior proposal (as defined in the section entitled “The Merger Agreement — No Solicitation; Change in RPT Board of Trustees Recommendation” beginning on page 81 of this proxy statement/prospectus).

Termination of the Merger Agreement (See page 87)
The merger agreement may be terminated and the mergers may be abandoned at any time prior to the partnership merger effective time, whether before or after the receipt of the requisite RPT shareholder approval, under the following circumstances:
•	by mutual written agreement of Kimco and RPT;
•	by either Kimco or RPT, if the mergers are not consummated on or before May 28, 2024;
•
by either Kimco or RPT, if a court or other governmental authority issues a final and nonappealable order, decree or ruling, or takes any other action permanently restraining or otherwise prohibiting the mergers;

•
by either Kimco or RPT, if the approval of the Merger Proposal by the RPT shareholders is not obtained at the special meeting or at any adjournment or postponement thereof, in each case, at which a vote on the Merger Proposal was taken;

•
by either Kimco or RPT, if there is a breach, violation or failure to perform any of the representations, warranties, covenants or agreements of the other party as set forth in the merger agreement, and such breach, violation or failure to perform of the other party, either individually or in the aggregate, if occurring or continuing on the closing date, would result in a failure of the related closing conditions to be satisfied, subject to a cure period;

•
by Kimco, if, prior to obtaining the approval of the Merger Proposal by the RPT shareholders, RPT, its board, or a committee thereof (a) effects an adverse recommendation change (as defined below), (b) fails to, after the public announcement of an acquisition proposal or an intention to make an acquisition proposal, recommend against such acquisition proposal and to publicly reaffirm the recommendation of the RPT board of trustees within 10 business days of being requested by Kimco to do so, (c) fails to include the recommendation of the RPT board of trustees in this proxy statement/prospectus, (d) approves, adopts, publicly endorses or recommends, or enters into or allows RPT or any of its subsidiaries to enter into a definitive agreement for, any acquisition proposal or (e) materially violates any of its non-solicitation obligations set forth in the merger agreement and as described in “—No Solicitation; Change in RPT Board of Trustees Recommendation” beginning on page 81 of this proxy statement/prospectus; or

•
by RPT, if, prior to obtaining the approval of the Merger Proposal by the RPT shareholders, the RPT board of trustees determines to enter into an agreement with respect to a superior proposal and the termination fee is paid in full substantially concurrently with such termination.

Expenses and Termination Fees (See page 86)
Other than as provided below, all fees and expenses incurred in connection with the mergers will be paid by the party incurring those expenses, whether or not the mergers are completed.
The merger agreement further provides that, upon termination of the merger agreement under specified circumstances, RPT may be required to pay Kimco a termination fee of $33.6 million. For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 87 of this proxy statement/prospectus.
No Appraisal Rights or Dissenters’ Rights (See page 64)
Under Maryland law, objecting stockholders may have, subject to satisfying certain procedures, the right to demand and receive payment of the fair value of their shares of stock in connection with certain transactions (often referred to as appraisal rights or dissenters’ rights), including a proposed merger, share exchange or sale of substantially all of the assets of the corporation. Under Maryland law, however, dissenters’ rights generally are not available to holders of shares of stock, such as RPT common shares, that are listed on a national securities exchange such as the NYSE, nor are dissenters’ rights available for stock that is not entitled to vote on the transaction, such as RPT preferred shares (which are also listed on the NYSE). Furthermore, the merger consideration is in the form of shares of Kimco common stock, which is also listed on a national securities exchange, and depositary shares representing shares of Kimco preferred stock, which will be listed on a national securities exchange. The RPT Declaration of Trust, as amended and supplemented (which we refer to as the “RPT declaration of trust”), also generally provides that no holder of shares of beneficial interest in RPT shall, as such holder, have any right to require RPT to pay such holder the fair value of such holder’s shares in an appraisal or similar proceeding.
Material U.S. Federal Income Tax Consequences of the Company Merger (See page 92)
The company merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Kimco and RPT receive written opinions from their respective counsel, dated as of the closing date, to the effect that the company merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the company merger so qualifies, then a U.S. holder of RPT common shares or RPT preferred shares generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of shares of Kimco common stock or depositary shares representing shares of new Kimco preferred stock in exchange for RPT common shares or RPT preferred shares, respectively, in the company merger (other than gain or loss with respect to cash received in lieu of a fractional share of Kimco common stock, if any, and gain from certain potential cash distributions, if any). For more information, see the section entitled “The Mergers — Material U.S. Federal Income Tax Consequences of the Company Merger” beginning on page 92 of this proxy statement/prospectus.
The U.S. federal income tax consequences described above may not apply to all holders of RPT common shares or RPT preferred shares. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the company merger to you.
The Special Meeting (See page 95)
The special meeting will be held on December 12, 2023, at 9:00 a.m., Eastern Time solely by means of remote communication in a virtual meeting format only. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/RPT2023SM, where holders of RPT common shares will be able to vote electronically and submit questions during the special meeting. We encourage you to allow ample time for online check-in, which will open at 8:30 a.m., Eastern Time. Please note that because there will not be a physical meeting location, you will not be able to attend the special meeting in person.
RPT has set the close of business on November 1, 2023, as the record date for the special meeting. All holders of record of RPT common shares at the close of business on the record date are entitled to receive notice of and attend the special meeting or any postponement or adjournment of the special meeting. Each holder of RPT common shares is entitled to one vote on each matter presented at the special meeting for each RPT common share that such holder owned as of the record date. On the record date, the outstanding voting securities of RPT consisted of 85,712,789 RPT common shares. All holders of record of RPT preferred shares are entitled to notice of, but may not vote at, the special meeting. The vote of the holders of RPT preferred shares is not required to approve any of the proposals at the special meeting and is not being solicited.
At the special meeting, holders of RPT common shares will be asked to consider and vote on (i) the Merger Proposal, (ii) the Compensation Proposal and (iii) the Adjournment Proposal.
The approval by the holders of RPT common shares of the Merger Proposal is a condition to closing under the merger agreement. If holders of RPT common shares fail to approve the Merger Proposal, the mergers will not occur.
Because the vote on the Compensation Proposal is only advisory in nature, it will not be binding on RPT or the RPT board of trustees. Accordingly, if the Merger Proposal is approved by holders of RPT common shares and the mergers are completed, the compensation payments that are contractually required to be paid by RPT to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the holders of RPT common shares on the Compensation Proposal. The approval of the Merger Proposal requires the affirmative vote of the holders of shares of RPT common shares representing at least two-thirds of all votes entitled to be cast on the matter. The approval of the Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter at the special meeting, assuming a quorum is present.
As of the record date, the trustees and executive officers of RPT beneficially owned approximately 1.9% of the voting power of RPT common shares as of the record date. The trustees and executive officers of RPT have informed RPT that they currently intend to vote all such RPT common shares “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
The RPT board of trustees recommends that holders of RPT common shares vote “FOR” all of the proposals set forth above. For more information, see the section entitled “The Special Meeting” beginning on page 95 of this proxy statement/prospectus.
Rights of RPT Shareholders Will Change as a Result of the Mergers (See page 135)
RPT shareholders will have different rights once they become stockholders of Kimco, due to differences between the governing documents of Kimco and RPT. These differences are described in the section entitled “Comparison of Rights of Kimco Stockholders and RPT Shareholders” beginning on page 135 of this proxy statement/prospectus.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION
Shares of Kimco common stock are listed on the NYSE under the trading symbol “KIM.” RPT common shares are listed on the NYSE under the ticker symbols “RPT.” As of October 31, 2023, the latest practicable date before the date of this proxy statement/prospectus, there were 619,874,172 shares of Kimco common stock (including shares underlying Kimco restricted stock awards) and 86,704,298 RPT common shares (including shares underlying the RPT restricted share awards) outstanding.
The following table presents trading information for Kimco common stock and RPT common shares on August 25, 2023, the last practicable trading day before public announcement of the merger agreement following the closing of trading on that day, and October 31, 2023, the last practicable trading day before the date of this proxy statement/prospectus.
	Kimco common stock			RPT common shares
Date	High	Low	Close	High	Low	Close
August 25, 2023	$18.96	$18.71	$18.75	$9.68	$9.54	$9.57
October 31, 2023	$17.96	$17.31	$17.94	$10.79	$10.41	$10.79
For illustrative purposes, the following table provides RPT common share equivalent per share information on each of the specified dates. RPT common shares equivalent per share amounts are calculated by multiplying the per share price of each share of Kimco common stock by 0.6049, the exchange ratio, and rounded up or down to the nearest cent.
	Kimco common stock			RPT common shares
Date	High	Low	Close	High	Low	Close
August 25, 2023	$18.96	$18.71	$18.75	$11.47	$11.32	$11.34
October 31, 2023	$17.96	$17.31	$17.94	$10.86	$10.47	$10.85
The exchange ratio in the company merger is fixed (other than in specified circumstances as discussed herein) and will not be adjusted for changes in the market value of Kimco common stock or RPT common shares. Because of this, the implied value of the consideration to RPT shareholders in the company merger based on the trading price of shares of Kimco common stock will fluctuate between now and the completion of the company merger. As a result, you should obtain recent market prices of Kimco common stock and RPT common shares prior to voting your shares. For more information, see the section entitled “Risk Factors” beginning on page 21 of this proxy statement/prospectus.
RPT shareholders are encouraged to obtain current market quotations for Kimco common stock and RPT common shares and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of Kimco common stock before or after the company merger effective time. For more information, see the section entitled “Where You Can Find More Information” beginning on page 151 of this proxy statement/prospectus.

RISK FACTORS
In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” RPT shareholders should read and consider the following risks before deciding how to vote. In addition, RPT shareholders should read and consider the risks associated with each of the businesses of Kimco and RPT because these risks will also affect Kimco, as the combined company, following completion of the transactions. These risks can be found in the Annual Reports on Form 10-K for the year ended December 31, 2022, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, of Kimco and RPT, each of which is filed with the SEC and incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 151 of this proxy statement/prospectus.
Risks Relating to the Mergers
The pending mergers may not be completed on the currently contemplated timeline or terms, or at all, which could result in a requirement that RPT pay certain termination fees.
Kimco and RPT expect that the mergers will be completed in the first quarter of 2024, subject to the satisfaction or waiver of the conditions to closing in the merger agreement. The completion of the mergers is subject to various conditions, including, among others, customary conditions relating to: (1) the approval of the company merger by the holders of two-thirds of all the votes entitled to be cast at the special meeting by the holders of RPT common shares; (2) the effectiveness of a registration statement on Form S-4 to register the issuance of Kimco common stock and Kimco preferred stock (or depositary shares in respect thereof) in connection with the mergers; (3) the shares of Kimco common stock and Kimco preferred stock (or depositary shares in respect thereof) to be issued in the mergers having been approved for listing on the NYSE; (4) the absence of any judgment, order or decree issued by any governmental authority of competent jurisdiction prohibiting completion of the mergers; (5) the accuracy of all representations and warranties (subject to certain materiality or material adverse effect exceptions) made by the parties to the merger agreement; (6) performance of, in all material respects, each party’s agreements and covenants under the merger agreement; (7) the absence of any material adverse effect with respect to RPT or Kimco; (8) the receipt by each of Kimco and RPT of a certificate signed on behalf of the other party by the chief executive officer or the chief financial officer of such other party, certifying that the conditions set forth in clauses (5), (6) and (7) have been satisfied and (9) the receipt by each of Kimco and RPT of a tax opinion relating to the other party’s status as a REIT and the receipt by each of Kimco and RPT of a tax opinion to the effect that the company merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Neither Kimco nor RPT can provide assurance that the conditions to completing the mergers will be satisfied or waived or that other events (some of which may beyond Kimco’s or RPT’s control) will not intervene to delay or result in the termination of the proposed mergers, and accordingly, that the mergers will be completed on the terms or timeline that the parties anticipate or at all. If any condition to the mergers is not satisfied, it could delay or prevent the mergers from occurring, which could negatively impact the price of the RPT common shares or Kimco common stock and Kimco’s or RPT’s business, financial condition, results of operations and growth prospects. In addition, either Kimco or RPT may terminate the merger agreement under specified circumstances, including, among other reasons, (i) if the mergers are not completed on or before May 28, 2024 (which we refer to as the “outside date”), (ii) if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining or otherwise prohibiting the mergers, and such order or other action shall have become final and non-appealable, (iii) upon a failure of RPT to obtain approval by its shareholders of the Merger Proposal at the special meeting or at any adjournment or postponement thereof, in each case, at which a vote on the Merger Proposal was taken; and (iv) upon a material, uncured breach by the other party that would cause the closing conditions not to be satisfied, subject to a cure period. In addition, the merger agreement may be terminated (x) by Kimco if the RPT’s board of trustees makes an adverse recommendation change with respect to the transaction, or (y) by RPT, prior to RPT obtaining approval of its shareholders, and upon payment of the applicable termination fee, in order to enter into a definitive agreement with a third party with respect to a superior acquisition proposal.
In addition to the above risks, if the merger agreement is terminated and RPT seeks an alternative transaction, RPT shareholders cannot be certain that RPT will be able to find a party willing to engage in a transaction on more attractive terms than the mergers. In addition, if the merger agreement is terminated under certain circumstances specified therein, RPT may be required to pay Kimco a termination fee of $33.6 million. For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 87 of this proxy statement/prospectus.
Failure to complete the pending mergers could have an adverse effect on Kimco or RPT.
Either Kimco or RPT may terminate the merger agreement under specified circumstances. If the mergers are not completed, Kimco’s or RPT’s business, financial condition, results of operations and growth prospects may be adversely affected and, without realizing any of the benefits of having completed the mergers, Kimco and RPT will be subject to a number of risks, including the following:
•	the market price of Kimco common stock or RPT common shares could decline;
•
Kimco and RPT will have incurred substantial costs relating to the mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration costs that have already been incurred or will continue to be incurred until the closing of the mergers, which could adversely affect the business, financial condition, results of operations and growth prospects of Kimco or RPT;

•
if the merger agreement is terminated and the RPT board of trustees seeks another transaction, RPT shareholders cannot be certain that RPT will be able to find another party willing to enter into a transaction as attractive as the mergers;

•
Kimco or RPT could be subject to litigation related to any failure to complete the mergers or related to any enforcement proceeding commenced against such party to perform its obligations under the merger agreement;

•
Kimco and RPT will not realize the benefit of the time and resources, financial and otherwise, committed by management to matters relating to the mergers that could have been devoted to pursuing other beneficial opportunities;

•
Kimco or RPT may experience reputational harm due to the adverse perception of any failure to successfully complete the mergers or negative reactions from the financial markets or from Kimco’s or RPT’s tenants, managers, vendors, employees and other commercial relationships; and

•	RPT may be required, under specified circumstances, to pay Kimco a termination fee of $33.6 million.
Any of these risks could adversely affect Kimco’s or RPT’s business, financial condition, results of operations and growth prospects. Similarly, delays in the completion of the mergers could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with delay and uncertainty about completion of the mergers and could adversely affect Kimco’s or RPT’s business, financial condition, results of operations and growth prospects after the mergers.
The exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Kimco or RPT.
As a result of the mergers, each outstanding RPT common share (other than shares held by Kimco or any Kimco subsidiary) as of immediately prior to the company merger effective time will be converted into the right to receive 0.6049 of a share of Kimco common stock, plus the right, if any, to receive cash in lieu of fractional shares of Kimco common stock into which such RPT common shares would have been converted, and a holder of one RPT preferred share will receive one depositary share representing one one-thousandth of a share of new Kimco preferred stock, in each case, without interest, and subject to any withholding required under applicable law, upon the terms and subject to the conditions set forth in the merger agreement. The exchange ratio is fixed and will not be adjusted to reflect stock price changes of Kimco common stock, RPT common shares or RPT preferred shares prior to the closing of the mergers, other than for customary adjustments in specified circumstances, including, without limitation, in the event of certain changes in Kimco’s or RPT’s capitalization or in the event that RPT or Kimco determines it is necessary to declare a permitted REIT dividend. For more information, see the section entitled “The Merger Agreement — Dividends” beginning on page 81 of this proxy statement/prospectus.

Changes in the price of Kimco common stock prior to the mergers will affect the market value of the merger consideration that holders of RPT common shares and holders of RPT preferred shares will be entitled to receive on the closing of the mergers. Stock price changes may result from a variety of factors (many of which are beyond the control of Kimco and RPT), including the following factors:
•	market reaction to the announcement of the mergers and the prospects of the combined company;
•	changes in the respective businesses, operations, assets, liabilities and prospects of Kimco or RPT;
•	changes in market assessments of the business, operations, financial position and prospects of Kimco or RPT;
•	market assessments of the likelihood that the mergers will be completed;
•	the expected timing of the mergers;
•	interest rates, general market and economic conditions and other factors generally affecting the price of Kimco common stock, RPT common shares or RPT preferred shares;
•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Kimco and RPT operate; and
•	other factors beyond the control of Kimco or RPT, including those described under this “Risk Factors” heading.
The price of Kimco common stock at the closing of the mergers may vary from its price on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the special meeting. As a result, the market value of the merger consideration represented by the exchange ratio will also vary. For example, based on the range of closing prices of Kimco common stock during the period from August 25, 2023, the last practicable trading day before public announcement of the mergers, through October 31, 2023, the last practicable trading day before the date of this proxy statement/prospectus, the exchange ratio of 0.6049 represented a market value per RPT common share ranging from a low of $10.47 to a high of $11.47.
Since the mergers will be completed after the date of the special meeting and the date of this proxy statement/prospectus, at the time of the special meeting, you will not know the exact market value of the Kimco common stock or new Kimco preferred stock (or depositary shares in respect thereof) that holders of RPT common shares and holders of RPT preferred shares, respectively, will receive upon completion of the mergers. If the price of Kimco common stock increases between the date the merger agreement was signed, the date of the proxy statement/prospectus or the date of the special meeting and the closing of the mergers, RPT shareholders will receive shares of Kimco common stock and holders of RPT preferred shares will receive shares of new Kimco preferred stock (or depositary shares in respect thereof) that have a market value upon completion of the mergers that is greater than the market value of such shares calculated pursuant to the exchange ratio of the date the merger agreement was signed, the date of this proxy statement/prospectus or the date of the special meeting, respectively. Additionally, if the price of Kimco common stock declines between the date the merger agreement was signed, the date of the proxy statement/prospectus or the date of the special meeting and the closing of the mergers, including for any of the reasons described above, RPT shareholders will receive shares of Kimco common stock and holders of RPT preferred shares will receive shares of new Kimco preferred stock (or depositary shares in respect thereof) that have a market value upon completion of the mergers that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed, the date of this proxy statement/prospectus or on the date of the special meeting, respectively.
Therefore, since the number of shares of Kimco common stock to be issued per RPT common share and the number of shares of new Kimco preferred stock (or depositary shares in lieu thereof) to be issued per RPT preferred share is generally fixed, holders of RPT common shares and holders of RPT preferred shares cannot be sure of the market value of the merger consideration they will receive upon completion of the mergers.

RPT shareholders will have a reduced ownership and voting interest in Kimco after the company merger effective time and will exercise less influence over management.
The mergers will result in RPT shareholders having an ownership stake in Kimco that is significantly smaller than their current ownership stake in RPT. Upon completion of the mergers, based on the number of shares of Kimco common stock and the number of RPT common shares and RPT equity awards outstanding as of October 31, 2023, the latest practicable date before the date of this proxy statement/prospectus, the former holders of RPT common shares and RPT equity awards are expected to own approximately 8% of the outstanding Kimco common stock immediately after the closing of the mergers. The number of shares of Kimco common stock that will be issued in the mergers will depend on, among other factors, the number of shares of Kimco common stock, RPT common shares and RPT equity awards outstanding immediately prior to the company merger effective time. Consequently, RPT shareholders, as a general matter, will have less influence over the management and policies of Kimco after the company merger effective time than they currently exercise over the management and policies of RPT.
The merger agreement contains provisions that could make it more difficult for a third party to acquire RPT or could result in any competing proposal being at a lower price than it might otherwise be.
RPT is subject to certain restrictions on its ability to solicit alternative proposals from third parties, to enter into a definitive agreement with respect to an alternative acquisition proposal and to participate in discussions or negotiations with or provide non-public information to any person relating to an alternative proposal, subject to customary exceptions. In addition, RPT may be required to pay Kimco a termination fee of $33.6 million under specified circumstances, including if (A) Kimco terminates the merger agreement because (1) the RPT board of trustees changes its recommendation before the receipt of RPT shareholder approval of the Merger Proposal or (2) RPT materially violates its obligations not to solicit alternative transaction proposals, (B) RPT terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, as described in the merger agreement, or (C) (1) the merger agreement is terminated (a) by Kimco because of a breach by RPT or (b) by Kimco or RPT because of a failure to complete the mergers on or before the outside date or a failure to obtain approval of the Merger Proposal after a vote taken on the Merger Proposal, (2) prior to the termination or, in the case of a termination of the merger agreement because of a failure to obtain approval of the Merger Proposal, the special meeting, there was an alternative proposal that was announced or made known to the RPT board of trustees and, in the case of a termination of the merger agreement because of a failure to obtain approval of the Merger Proposal, not withdrawn publicly at least five business days prior to the special meeting and (3) within 12 months after such termination, RPT consummates an alternative transaction or enters into an agreement for an alternative transaction that is later consummated.
Notwithstanding these “no-shop” restrictions, prior to obtaining the approval of the Merger Proposal at the special meeting, under specified circumstances, the RPT board of trustees may change its recommendation of the transaction, and RPT may also terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal upon payment of the termination fee described above. For more information, see the section entitled “The Merger Agreement — No Solicitation; Change in RPT Board of Trustees Recommendation” beginning on page 81 of this proxy statement/prospectus.
These provisions could make it more difficult for a third party that might have an interest in acquiring all or a significant part of RPT from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received in the mergers, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances under the merger agreement.
The pendency of the mergers could adversely affect RPT’s businesses and operations.
In connection with the pending mergers, some tenants, prospective tenants, managers, vendors or other parties with commercial relationships with RPT may delay or defer decisions, which could adversely affect RPT’s business, financial condition, results of operations and growth prospects, regardless of whether the mergers are completed. Similarly, current and prospective employees of RPT may experience uncertainty about their future roles with the combined company following the mergers, which may adversely affect the ability of RPT to operate as effectively and efficiently as compared to periods prior to the announcement of the merger agreement or to attract and retain key personnel during the pendency of the mergers. In addition, due to interim operating covenants in the merger agreement, RPT may be unable (without Kimco’s prior written consent), during the pendency of the mergers, to pursue strategic transactions involving the acquisition and/or disposition of assets, make significant capital expenditures, enter into a new line of business or form or enter into any new funds or joint ventures, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions are believed by RPT to be beneficial. Kimco is subject to a more limited set of interim operating covenants that may limit or restrict its ability to act in certain circumstances. In addition, until the mergers close or the merger agreement is terminated, RPT’s liquidity requirements will primarily be funded by RPT’s cash flow from operations, its revolving credit agreement and certain other capital activities allowed under the merger agreement.
The trustees and executive officers of RPT may have interests in seeing the mergers completed that may be different from, or in addition to, those of RPT shareholders generally.
The trustees and executive officers of RPT may have interests in the mergers and the other transactions contemplated by the merger agreement that may be different from, or in addition to, those of RPT shareholders generally. The members of the RPT board of trustees were aware of and considered these interests in reaching the determination to approve the mergers and the transactions contemplated by the merger agreement and recommend to holders of RPT common shares that they vote to approve the Merger Proposal. For more information, see the section entitled “The Mergers — Interests of RPT Trustees and Executive Officers in the Merger” beginning on page 56 of this proxy statement/prospectus.
If the mergers are not consummated by the outside date, either Kimco or RPT may terminate the merger agreement.
Either Kimco or RPT may terminate the merger agreement if the mergers have not been consummated by the outside date. However, this termination right will not be available to a party if that party failed to comply with any provision under the merger agreement and that failure was the cause of or resulted in the failure to consummate the mergers before such date. Any termination of the merger agreement may adversely affect Kimco’s or RPT’s business, financial condition, results of operations and growth prospects. For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 87 of this proxy statement/prospectus.
If the company merger does not qualify as a “reorganization,” there may be adverse tax consequences.
The company merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Kimco and RPT receive written opinions from their respective counsel to the effect that the company merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The foregoing opinions, however, are based on the factual representations provided by Kimco and RPT to counsel and the assumptions set forth therein, are not a guarantee that the company merger, in fact, will qualify as a “reorganization,” and are not binding on the Internal Revenue Service (“IRS”) or the courts. Moreover, neither Kimco nor RPT has requested or plans to request a ruling from the IRS that the company merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. If the company merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of RPT common shares or RPT preferred shares generally would recognize gain or loss, as applicable, equal to the sum of (x) the difference between (i) the fair market value of the shares of Kimco common stock and cash in lieu of any fractional share of Kimco common stock received by such holder of RPT common shares in the company merger, and (ii) such holder’s adjusted tax basis in its RPT common shares held prior to the company merger and (y) the difference between (i) the fair market value of the depositary shares representing shares of new Kimco preferred stock received by such holder of RPT preferred stock in the company merger, and (ii) such holder’s adjusted tax basis in its RPT preferred shares held prior to the company merger.
The U.S. federal income tax consequences described above may not apply to all holders of RPT common shares or RPT preferred shares. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the company merger to you.

An adverse outcome in any litigation or other legal proceedings relating to the merger agreement, or the transactions contemplated by the merger agreement, could have a material adverse impact on the businesses of Kimco and RPT and their ability to consummate the mergers.
Transactions like the mergers are frequently the subject of litigation or other legal proceedings, including actions alleging that either party’s board of directors or board of trustees breached its respective duties to its stockholders or other equityholders by entering into a merger agreement, by failing to obtain a greater value in a transaction for its stockholders or any other claims (contractual or otherwise) arising out of a merger or the transactions related thereto. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse impact on Kimco’s or RPT’s ability to complete the mergers or their respective businesses, financial conditions, results of operations and growth prospects, including through the possible diversion of either company’s resources or distraction of key personnel.
Risks Relating to the Combined Company After Completion of the Mergers
Following the mergers, Kimco may be unable to integrate the businesses of Kimco and RPT successfully or realize the anticipated benefits and synergies from the pending mergers.
The mergers involve the combination of two companies which currently operate as independent public companies. While Kimco and RPT will continue to operate independently until the completion of the mergers, the success of the mergers will depend, in part, on Kimco’s ability to realize the anticipated benefits from successfully combining its and RPT’s businesses. Kimco plans on devoting substantial management attention and resources to integrating its and RPT’s business practices and operations so that Kimco can fully realize the anticipated benefits of the mergers. Nonetheless, the business and assets acquired may not be successful or continue to grow at the same rate as when operated independently or may require greater resources and investments than originally anticipated. The mergers could also result in the assumption of unknown or contingent liabilities. Potential difficulties Kimco may encounter in the integration process include the following:
•
the inability to successfully combine the businesses of Kimco and RPT in a manner that permits Kimco to achieve the cost savings anticipated to result from the mergers, which would result in some anticipated benefits of the mergers not being realized in the time frame currently anticipated, or at all;

•	the failure to integrate operations and internal systems, programs and controls within the expected time frame or at all;
•	the inability to successfully realize the anticipated value from some of RPT’s assets;
•	lost sales, loss of tenants and other commercial relationships;
•	the complexities associated with managing the combined company;
•	the additional complexities of combining two companies with different histories, cultures, markets, strategies and tenant bases;
•	the failure to retain key employees of either of the two companies that may be difficult to replace;
•	the disruption of each company’s ongoing businesses or inconsistencies in services, standards, controls, procedures and policies;
•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the mergers; and
•	performance shortfalls at one or both companies as a result of the diversion of management’s attention caused by completing the mergers and integrating Kimco’s and RPT’s operations.
Any of these risks could adversely affect each company’s ability to maintain relationships with tenants, managers, vendors, employees and other commercial relationships, or could otherwise adversely affect the business and financial results of the combined company. As a result, the anticipated benefits of the mergers may not be realized fully within the expected time frame or at all or may take longer to realize or cost more than expected, which could adversely affect Kimco’s business, financial condition, results of operations and growth prospects. In addition, changes in laws and regulations could adversely impact Kimco’s business, financial condition, results of operations and growth prospects.

Kimco and RPT may incur substantial expenses related to the mergers and the integration of the combined company.
Kimco and RPT may incur substantial expenses in connection with completing the mergers and integrating the business, operations, practices, policies and procedures of RPT into Kimco. While Kimco and RPT have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Accordingly, while the expenses in connection with the mergers are expected to be significant, the aggregate amount and timing of such charges are uncertain at present.
Following the mergers, Kimco will have a substantial amount of indebtedness and may need to incur more in the future.
Kimco has substantial indebtedness and, in connection with the mergers, may incur additional indebtedness. Kimco also guarantees the indebtedness of the Kimco OP. As of September 30, 2023, the Kimco OP had approximately $7.1 billion of material liabilities. This amount excludes the outstanding unsecured indebtedness of RPT which, as of September 30, 2023, was approximately $849.5 million, which may be repaid or be assumed (or a combination thereof) in connection with the mergers. The instruments governing Kimco’s existing indebtedness permit Kimco to incur substantial additional debt, including secured debt, and Kimco may satisfy its capital and liquidity needs through additional borrowings. A high level of indebtedness would require Kimco to dedicate a substantial portion of its cash flow from operations to the payment of debt service, thereby reducing the funds available to implement its business strategy and make distributions to Kimco stockholders. A high level of indebtedness on an absolute basis or as a ratio to its cash flow could have adverse consequences on Kimco’s business following the mergers, such as:
•
requiring Kimco to use a substantial portion of its cash flow from operations to service its indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects, and other general corporate purposes and reduce cash for distributions;

•	limiting Kimco’s ability to obtain additional financing to fund its working capital needs, acquisitions, capital expenditures, or other debt service requirements or for other purposes;
•	increasing Kimco’s cost of incurring additional debt;
•	increasing Kimco’s exposure to floating interest rates;
•	limiting Kimco’s ability to compete with other companies that are not as highly leveraged, as Kimco may be less capable of responding to adverse economic and industry conditions;
•	restricting Kimco from making strategic acquisitions, developing properties, or exploiting business opportunities;
•	restricting the way in which Kimco conducts its business because of financial and operating covenants in the agreements governing Kimco’s existing and future indebtedness;
•
exposing Kimco to potential events of default (if not cured or waived) under covenants contained in its debt instruments that could have a material adverse effect on Kimco’s business, financial condition, and operating results;

•	increasing Kimco’s vulnerability to a downturn in general economic conditions; and
•	limiting Kimco’s ability to react to changing market conditions in its industry.
In addition, from time to time, Kimco mortgages certain of its properties to secure payment of indebtedness. In addition, as of September 30, 2023, RPT had total mortgage and secured debt of approximately $272.6 million, including $270 million held in joint ventures. Kimco expects to assume RPT’s share of mortgage and secured debt in connection with closing of the mergers. If Kimco is unable to meet its mortgage payments, then the encumbered properties could be foreclosed upon or transferred to the mortgagee with a resulting loss of income and asset value.

Counterparties to certain agreements with RPT may exercise contractual rights under such agreements in connection with the mergers.
RPT is party to certain agreements that give the counterparty certain rights following a “change in control,” including in some cases the right to terminate such agreements, or which provide the counterparty with termination or other rights even in the absence of a change in control. Any such counterparty may request modifications of its respective agreements as a condition to granting a waiver or consent under its agreement. There is no assurance that such counterparties will not exercise their rights under such agreements, including termination rights where available, that the exercise of any such rights will not result in a material adverse effect or that any modifications of such agreements will not result in a material adverse effect on Kimco.
Risks Relating to the Status of Kimco and RPT as REITs
Kimco may incur adverse tax consequences if Kimco or RPT has failed or fails to qualify as a REIT for U.S. federal income tax purposes.
Each of Kimco and RPT has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the closing date or through the taxable year ending with the company merger, respectively. Additionally, Kimco and RPT intend that Kimco will continue to operate in such a manner after the company merger. It is a condition to the obligation of Kimco to complete the mergers that (i) Kimco receive an opinion from RPT’s REIT counsel to the effect that, (A) commencing with its taxable year ended December 31, 2015 through its taxable year ending with the company merger, RPT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (B) RPT’s prior, current and proposed ownership, organization and method of operations as described in a representation letter provided by RPT have allowed and will continue to allow RPT to satisfy the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ended December 31, 2015 through its taxable year ending with the company merger and (ii) RPT receive an opinion from Kimco’s REIT counsel to the effect that, (A) commencing with its taxable year ended December 31, 2015 through its taxable year ended December 31, 2022, Kimco’s predecessor entity was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (B) commencing with Kimco’s taxable year ending December 31, 2023, Kimco has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and Kimco’s proposed method of operation will enable Kimco to continue to meet the requirements for qualification and taxation as a REIT under the Code. The opinions will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by RPT and Kimco. If any such representations are or become inaccurate or incomplete, such opinions may be invalid and the conclusions reached therein could be jeopardized. In addition, the opinions will not be binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that such position would not be sustained. Moreover, neither Kimco nor RPT has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable U.S. Treasury regulations is greater in the case of a REIT that holds assets through an entity treated as a partnership for U.S. federal income tax purposes, like RPT does and Kimco will following the mergers and the contribution. The determination of various factual matters and circumstances not entirely within Kimco’s and RPT’s control may affect their ability to qualify as REITs.
If Kimco failed or fails to qualify as a REIT for U.S. federal income tax purposes, it could face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:
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it would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	it could be subject to any applicable corporate alternative minimum tax, stock buyback excise tax, and possibly increased state and local taxes for such periods;
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unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified;

•	if it were to re-elect REIT status, it would have to distribute all earning and profits from non-REIT years before the end of the first new REIT taxable year; and
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for the five-year period following re-election of REIT status, upon a taxable disposition of any of asset owned as of such re-election, it could be subject to corporate-level tax with respect to all or a portion of the gain so recognized.

Even if Kimco retains its REIT status, if RPT loses its REIT status for a taxable year ending on or before the company merger, Kimco could be subject to adverse tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:
•	Kimco, as the successor by merger to RPT for U.S. federal income tax purposes, would be subject to any corporate income tax liabilities of RPT, including penalties and interest;
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Kimco would be subject to corporate level tax on the built-in gain on each asset of RPT existing at the time of the company merger if Kimco were to dispose of the RPT asset during the five-year period following the company merger; and

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Kimco would succeed to any earnings and profits accumulated by RPT for taxable periods that it did not qualify as a REIT, and Kimco would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate any such earnings and profits (if Kimco does not timely distribute those earnings and profits, it could fail to qualify as a REIT).

In addition, if there is an adjustment to RPT’s taxable income or dividends paid deductions, Kimco could elect to use the deficiency dividend procedure in order to maintain RPT’s REIT status. That deficiency dividend procedure could require Kimco to make significant distributions to its stockholders and to pay significant interest to the IRS.
As a result of all these factors, the failure of any of Kimco (before or after the company merger) or RPT (before the company merger) to qualify as a REIT could impair Kimco’s ability to expand its business and raise capital, and would materially adversely affect the value of its capital stock.
Risks Relating to an Investment in Kimco Common Stock Following the Mergers
The market price of Kimco common stock may decline as a result of the mergers.
The market price of Kimco common stock may decline as a result of the mergers if, among other things, Kimco does not achieve the perceived benefits of the mergers or the effect of the mergers on Kimco’s results of operations or financial conditions is not consistent with the expectations of financial or industry analysts.
In addition, upon consummation of the mergers, Kimco stockholders and RPT shareholders will own interests in Kimco, which will operate an expanded business with a different mix of properties, risks and liabilities. Current stockholders of Kimco and shareholders of RPT may not wish to continue to invest in Kimco, or for other reasons may wish to dispose of some or all of their shares of Kimco common stock. If, following the company merger effective time or while the mergers are still pending, large amounts of Kimco common stock are sold, the price of Kimco common stock could decline, perhaps substantially.
The market price of Kimco common stock following the mergers may be affected by factors different from those affecting the price of Kimco common stock before the mergers.
The results of operations of Kimco, as well as the market price of Kimco common stock after the mergers, may be affected by factors different from those currently affecting Kimco’s or RPT’s results of operations and the market prices of Kimco common stock or RPT common shares. These factors include:
•	a greater number of shares of Kimco common stock outstanding as compared to the number of currently outstanding shares of Kimco common stock or RPT common shares;
•	different stockholders in Kimco following the mergers; and
•	Kimco owning different assets and maintaining different capitalizations.

Accordingly, the historical market prices and financial results of Kimco and RPT may not be indicative of these matters for Kimco after the mergers. For more information, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 151 of this proxy statement/prospectus.
Following the mergers, holders of RPT common shares who receive shares of Kimco common stock will have different rights that may be less favorable than their current rights as RPT shareholders.
After the company merger effective time, holders of RPT common shares who receive shares of Kimco common stock in connection with the mergers will have different rights, which may be less favorable than their current rights as RPT shareholders. For more information, see the section entitled “Comparison of Rights of Kimco Stockholders and RPT Shareholders” beginning on page 135 of this proxy statement/prospectus.
Following the mergers, Kimco may not continue to pay dividends at or above the rate currently paid by Kimco or RPT.
Following the mergers, the stockholders of Kimco may not receive dividends at the same rate or higher rate that they did as stockholders of Kimco or shareholders of RPT, respectively, prior to the mergers for various reasons, including those discussed elsewhere in this section entitled “Risk Factors” and the following:
•	Kimco may not have enough cash to pay such dividends due to changes in Kimco’s cash requirements, capital spending plans, cash flow or financial position;
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Kimco’s ability to declare and pay dividends on its common stock will be subject to the preferential rights of existing Kimco preferred stock and new Kimco preferred stock that is anticipated to be issued in connection with the mergers;

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decisions on whether, when and in what amounts to pay any future dividends will remain at all times entirely at the discretion of the Kimco board of directors, which reserves the right to change Kimco’s dividend practices at any time and for any reason, subject to applicable REIT requirements; and

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the amount of dividends that Kimco’s subsidiaries may distribute to Kimco may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur or other contractual terms applicable to such subsidiaries.

Stockholders of Kimco will have no contractual or other legal right to dividends that have not been authorized by the Kimco board of directors and declared by Kimco.
Following the mergers, shares of Kimco preferred stock (including the newly issued shares of new Kimco preferred stock (or depositary shares in respect thereof)) will have dividend and liquidation rights that are senior to Kimco common stock.
Following the mergers, holders of Kimco preferred stock (including the new Kimco preferred stock (or depositary shares in respect thereof)) will have certain rights that holders of Kimco common stock do not have. These include rights to dividends in priority to dividends on Kimco common stock (including cumulative dividends) and a right to receive, upon a liquidation of Kimco, a preference amount out of the assets available for distribution to stockholders before any distribution can be made to holders of Kimco common stock. In the event of a bankruptcy, holders of shares of Kimco preferred stock outstanding at that time would have a claim that is senior to any claim the holders of Kimco common stock would have.
The unaudited prospective financial information included elsewhere in this proxy statement/prospectus may not be representative of Kimco’s results after the mergers, and accordingly, you have limited financial information on which to evaluate the combined company
The unaudited prospective financial information included elsewhere in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the mergers been completed as of the date indicated, nor is it indicative of the future operating results or financial position of Kimco. The unaudited prospective financial information does not reflect future events that may occur after the mergers, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the mergers, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited prospective financial information presented elsewhere in this proxy statement/prospectus is based in part on certain assumptions regarding the mergers that Kimco and RPT believe are reasonable under the circumstances. Kimco and RPT cannot assure you that the assumptions will prove to be accurate over time.
Other Risks
The market price and trading volume of the Kimco common stock after the mergers may be volatile.
Investors in shares of Kimco common stock may experience a decrease, which could be substantial, in the value of their shares, including decreases unrelated to Kimco’s operating performance or prospects. In addition, United States stock markets, including the NYSE, on which Kimco common stock is listed under the trading symbol “KIM,” have experienced significant price volatility and may continue to experience similar volatility. Kimco and RPT cannot assure you that the market price of Kimco common stock will not fluctuate or decline significantly in the future. In addition to the risks listed in this section entitled “Risk Factors” and the section entitled “Risk Factors” in Kimco’s most recently filed reports on Forms 10-K and 10-Q, a number of factors could negatively affect Kimco’s share price or result in fluctuations in the price or trading volume of Kimco common stock.
Kimco and RPT face other risks.
The risks listed above are not exhaustive, and you should be aware that, following the mergers, Kimco will face various other risks, including those discussed in reports filed by Kimco and RPT with the SEC from time to time, such as those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q. For more information, see the section entitled “Where You Can Find More Information” beginning on page 151 of this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Kimco and RPT intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe Kimco’s and RPT’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “commit,” “anticipate,” “estimate,” “project,” “will,” “target,” “plan,” “forecast” or similar expressions. Forward-looking statements regarding Kimco and RPT, include, but are not limited to, statements related to the anticipated acquisition of RPT and the anticipated timing and benefits thereof and other statements that are not historical facts. These forward-looking statements are based on each of the companies’ current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond Kimco’s and RPT’s control and could materially affect actual results, performances or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, those set forth in the section entitled “Risk Factors” beginning on page 21 of this proxy statement/prospectus, as well as the following:
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risks and uncertainties associated with: Kimco’s and RPT’s ability to complete the proposed transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary RPT shareholder approval and satisfaction of other closing conditions to consummate the mergers;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;
•	risks related to diverting the attention of Kimco and RPT management from ongoing business operations;
•	failure to realize the expected benefits of the mergers;
•	significant transaction costs and/or unknown or inestimable liabilities relating to the mergers;
•	the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay;
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the ability to successfully integrate the operations of Kimco and RPT following the closing of the mergers and the risk that such integration may be more difficult, time-consuming or costly than expected;

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risks related to future opportunities and plans for the combined company, including the uncertainty of expected future financial performance and results of the combined company following completion of the mergers;

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effects relating to the announcement of the mergers or any further announcements or the consummation of the mergers on the market price of Kimco’s common stock or RPT’s common shares or on each company’s respective relationships with tenants, employees, joint venture partners and third-parties;

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the possibility that, if Kimco does not achieve the perceived benefits of the mergers as rapidly or to the extent anticipated by financial analysts or investors, the market price of Kimco’s common stock could decline;

•	general adverse economic and local real estate conditions;
•	the impact of competition;
•	the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business;
•	the reduction in income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center;

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the potential impact of e-commerce and other changes in consumer buying practices, and changing trends in the retail industry and perceptions by retailers or shoppers, including safety and convenience;

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the availability of suitable acquisition, disposition, development and redevelopment opportunities, the costs associated with purchasing and maintaining assets and risks related to acquisitions not performing in accordance with our expectations;

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the ability to raise capital by selling assets; disruptions and increases in operating costs due to inflation and supply chain issues; risks associated with the development of mixed-use commercial properties, including risks associated with the development, and ownership of non-retail real estate;

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changes in governmental laws and regulations, including, but not limited to changes in data privacy, environmental (including climate change), safety and health laws, and management’s ability to estimate the impact of such changes;

•	valuation and risks related to joint venture and preferred equity investments and other investments;
•	valuation of marketable securities and other investments, including the shares of Albertsons Companies, Inc. common stock held by Kimco;
•	impairment charges; criminal cybersecurity attacks disruption, data loss or other security incidents and breaches;
•	impact of natural disasters and weather and climate-related events; pandemics or other health crises, such as COVID-19;
•	the ability to attract, retain and motivate key personnel;
•	financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms or at all;
•	the level and volatility of interest rates and management’s ability to estimate the impact thereof;
•	changes in the dividend policy for Kimco’s common and preferred stock and Kimco’s ability to pay dividends at current levels;
•	unanticipated changes in the intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity;
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Kimco’s and RPT’s ability to continue to maintain their respective status as REITs for U.S. federal income tax purposes and potential risks and uncertainties in connection with their respective UPREIT structures; and

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other risks and uncertainties affecting RPT and Kimco, including those described from time to time under the caption “Risk Factors” and elsewhere in RPT’s and Kimco’s SEC filings and reports, including RPT’s and Kimco’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2022, and subsequent filings and reports by either Kimco or RPT.

Moreover, other risks and uncertainties of which RPT or Kimco are not currently aware may affect each company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Readers of this proxy statement/prospectus are cautioned that forward-looking statements are not guarantees of future performance. The forward-looking statements made in this proxy statement/prospectus are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by RPT or Kimco on their respective websites or otherwise. Except as otherwise required by law, neither RPT nor Kimco undertakes any obligation, and each expressly disclaims any obligation, to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

INFORMATION ABOUT THE COMPANIES
Kimco Realty Corporation and Kimco Realty OP, LLC
Kimco Realty Corporation, a Maryland corporation that has elected to be treated as a REIT for U.S. federal income tax purposes (which we refer to as “Kimco”), is North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers and a growing portfolio of mixed-use assets. Kimco’s portfolio is primarily concentrated in the first-ring suburbs of the top major metropolitan markets, including those in high-barrier-to-entry coastal markets and rapidly expanding Sun Belt cities, with a tenant mix focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Kimco, its affiliates and related real estate joint ventures are engaged principally in the ownership, management, development and operation of open-air shopping centers, including mixed-use assets which, are anchored primarily by grocery stores, off-price retailers, discounters or service-oriented tenants. Additionally, Kimco provides complementary services that capitalize on Kimco’s established retail real estate expertise. Kimco’s mission is to create destinations for everyday living that inspire a sense of community and deliver value to our many stakeholders.
As of September 30, 2023, Kimco had interests in 527 U.S. shopping center properties, aggregating 90.4 million square feet of gross leasable area (“GLA”), located in 28 states. In addition, Kimco had 21 other property interests, primarily through Kimco’s preferred equity investments and other investments, totaling 5.5 million square feet of GLA. Kimco’s ownership interests in real estate consist of its consolidated portfolio and portfolios where Kimco owns an economic interest, such as properties in Kimco’s investment real estate management programs, where Kimco partners with institutional investors and also retains management.
Kimco Realty OP, LLC, a Delaware limited liability company and wholly owned subsidiary and predecessor entity of Kimco (which we refer to as “Kimco OP”), was converted into a Delaware limited liability company in 2023 in connection with the reorganization of Kimco’s business into an UPREIT structure and is the primary operating subsidiary of Kimco. As of September 30, 2023, Kimco owned 100% of the outstanding limited liability company interests (which we refer to as the “OP common units”) in Kimco OP. As the sole managing member of Kimco OP, Kimco has complete responsibility and discretion in the day-to-day management and control of Kimco OP. Kimco only holds a de minimis amount of assets outside of Kimco OP.
The principal executive offices of Kimco are located at 500 North Broadway, Suite 201, Jericho, NY 11753, and its telephone number is (516) 869-9000. Kimco’s website is kimcorealty.com. The information found on, or otherwise accessible through, Kimco’s website is not incorporated into, and does not form a part of, this proxy statement/prospectus or any other report or document Kimco files with or furnishes to the SEC.
Kimco common stock is listed on the NYSE, trading under the symbol “KIM.” Kimco’s two series of depositary shares, each representing one one-thousandth of a share of Kimco Class L and Kimco Class M preferred stock, respectively, are listed on the NYSE, trading under the symbols “KIMprL” and KIMprM,” respectively.
Additional information about Kimco and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 151 of this proxy statement/prospectus.
Tarpon Acquisition Sub, LLC
Tarpon Acquisition Sub, LLC, a Delaware limited liability company (which we refer to as “Merger Sub”), is a direct wholly owned subsidiary of Kimco. Merger Sub was formed on August 24, 2023, for the purpose of entering into the merger agreement and effecting the mergers. Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of the merger agreement, the performance of its obligations thereunder and matters ancillary thereto.
The principal executive offices of Merger Sub are located at 500 North Broadway, Suite 201, Jericho, NY 11753, and its telephone number is (516) 869-9000.
Tarpon OP Acquisition Sub, LLC
Tarpon OP Acquisition Sub, LLC, a Delaware limited liability company (which we refer to as “OP Merger Sub”), is a direct wholly owned subsidiary of Kimco OP. OP Merger Sub was formed on August 24, 2023, for the purpose of entering into the merger agreement and effecting the mergers. OP Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of the merger agreement, the performance of its obligations thereunder and matters ancillary thereto.

The principal executive offices of OP Merger Sub are located at 500 North Broadway, Suite 201, Jericho, NY 11753, and its telephone number is (516) 869-9000.
RPT Realty and RPT Realty, L.P.
RPT Realty is a Maryland real estate investment trust that, together with its subsidiaries, is engaged in the business of owning and operating a national portfolio of open-air shopping destinations principally located in top U.S. markets. RPT’s shopping centers offer diverse, locally-curated consumer experiences that reflect the lifestyles of their surrounding communities and meet the modern expectations of its retail partners. As of September 30, 2023, RPT’s property portfolio (the “aggregate portfolio”) consisted of 43 wholly-owned shopping centers, 13 shopping centers owned through its grocery anchored joint venture, and 49 retail properties owned through its net lease joint venture, which together represent approximately 14.9 million square feet of gross leasable space. As of September 30, 2023, RPT’s pro-rata share of the aggregate portfolio was 93.5% leased.
RPT has elected to be treated as a REIT for U.S. federal income tax purposes and is a fully integrated and self-administered REIT. RPT’s website is rptrealty.com. The information found on, or otherwise accessible through, RPT’s website is not incorporated into, and does not form a part of, this proxy statement/prospectus or any other report or document RPT files with or furnishes to the SEC.
RPT conducts substantially all of its business through its operating partnership, RPT Realty, L.P., a Delaware limited partnership (which we refer to as “RPT OP”). RPT OP, either directly or indirectly through partnerships or limited liability companies holds fee title to all of RPT’s properties. As the sole general partner of RPT OP, RPT has the exclusive power to manage and conduct the business of RPT OP. As of September 30, 2023, RPT owned approximately 98.2% of RPT OP.
RPT OP’s principal executive offices are located at 19 West 44th Street, Suite 1002, New York, New York 10036 and its telephone number is (212) 221-1261.
RPT common shares and RPT preferred shares are each traded on the NYSE under the ticker symbols “RPT” and “RPT.PRD,” respectively.
Additional information about RPT and RPT OP is included in documents incorporated by reference into this proxy statement/prospectus and “Where You Can Find More Information” beginning on page 151 of this proxy statement/prospectus.

THE MERGERS
The following is a description of the material aspects of the mergers. While RPT and Kimco believe that the following description covers the material terms of the mergers, the description may not contain all of the information that is important to you. RPT and Kimco encourage you to carefully read this entire proxy statement/prospectus, including the Merger Agreement and the other documents attached to this proxy statement/prospectus and incorporated herein by reference, for a more complete understanding of the mergers.
Background of the Mergers
The RPT board of trustees periodically and in the ordinary course of business reviews, with RPT’s management team, its long-term strategies and objectives as real estate markets, capital market conditions, and the business environment and capabilities change. As part of such review, the RPT board of trustees has, from time to time, evaluated and considered various potential strategic alternatives with the goal of maximizing value for RPT’s shareholders, including potential acquisitions, dispositions, strategic business combination transactions and joint venture investments.
In addition, members of RPT’s management team from time to time have met or otherwise communicated informally and independently with representatives of other REITs and real estate companies as well as investors regarding industry trends and the performance, business, strategic direction and prospects of their respective companies, including on occasion discussing the possible benefits and considerations arising from potential business combinations or other strategic transactions. RPT is generally familiar with the businesses and operations of its peer companies, including the efforts some of these companies have undertaken over the years to reposition their portfolios, and from time to time, representatives of RPT and other REITs and real estate companies, including Kimco, have had informal communications with each other, including at industry events and elsewhere, but no specific terms of a potential transaction between the parties were discussed during these informal communications.
In November 2022, at the instruction of the RPT board of trustees, the RPT management team began discussions with Lazard to act as a potential financial advisor to RPT to periodically review and discuss with the RPT management team and board of trustees the retail sector landscape and RPT’s business and performance and to assist the RPT management team with its periodic review of strategic priorities, strategic direction and potential strategic opportunities.
On February 8, 2023, representatives of Lazard presented to the RPT board of trustees, providing the RPT board of trustees with an overview of Lazard’s financial advisory expertise, including discussing their experience with strategic transaction engagements in the real estate industry, sharing their recent observations on the public and private equity markets and operating trends in the shopping center REIT landscape in general and Lazard’s perspective regarding RPT’s then-current share price and prospects.
On February 16, 2023, the RPT board of trustees held a meeting at which all members of the RPT board of trustees, a member of RPT’s management team and a representative of Goodwin Procter LLP, RPT’s external counsel (which we refer to as “Goodwin”), were in attendance. Following discussion of the process for engaging financial advisors and Lazard’s qualifications, the RPT board of trustees authorized the RPT management team to engage in further discussions with Lazard regarding a potential engagement as a financial advisor to RPT, subject to the RPT board of trustees’ approval of any such engagement of Lazard.
On March 2, 2023, representatives of Lazard provided a draft engagement letter to representatives of the RPT management team and between March 2, 2023 and May 1, 2023, representatives of the RPT management team and the RPT board of trustees exchanged drafts of the engagement letter with Lazard and continued to engage in discussions with Lazard regarding certain terms of the engagement letter, including the fees payable pursuant to the engagement letter.
On April 27, 2023, following a regularly scheduled meeting, the RPT board of trustees held an executive session at which a majority of members of the RPT board of trustees, a member of RPT’s management team, a representative of Goodwin, and representatives of Lazard were in attendance. Representatives of Lazard presented preliminary perspectives on RPT’s assets, the private and public equity capital markets and the proposed approach to marketing certain of RPT’s asset portfolios to explore pricing and further develop execution pathways for potential strategic alternatives related to the asset portfolios. The RPT board of trustees discussed the potential risks and opportunities inherent in pursuing certain strategic transactions, including the utility of continuing to operate as a public company in the event of a sale of a substantial portion of RPT’s assets. Following the presentation and discussion, the representatives of Lazard left the meeting, and the RPT board of trustees and a representative of Goodwin continued in executive session. Following additional discussion, the RPT board of trustees authorized the RPT management team to proceed to engage Lazard as financial advisor to RPT on the terms discussed during the executive session, and to instruct Lazard, with support from RPT’s management team, to begin outreach to potential investors to gauge interest in potential strategic opportunities involving certain of RPT’s asset portfolios.
On May 2, 2023, at the direction of the RPT board of trustees RPT executed an engagement letter with Lazard (which we refer to as the “Lazard engagement letter”), pursuant to which Lazard was engaged to act as financial advisor to RPT in connection with the RPT board of trustees’ evaluation of any potential transaction.
Between April 2023 and July 2023, at the direction of the RPT board of trustees, representatives of each of Lazard and the RPT management team began outreach to certain third parties, which David Nettina, Chairman of the RPT board of trustees, and Brian Harper, Chief Executive Officer of RPT, worked with Lazard to identify, in order to gauge interest in potential strategic opportunities involving certain of RPT’s asset portfolios. For purposes of such outreach, the RPT management team, with the assistance of representatives of Lazard, allocated certain of RPT’s assets to one of two segmented portfolios based on a variety of factors including, among others, estimated relative return characteristics, financing and pricing expectations and availability of capital (which we refer to as the “Sub-Portfolios”). In total, between April 2023 and July 2023, representatives of each of Lazard and the RPT management team engaged with 67 third parties, which initially included various private real estate investment firms, sovereign wealth funds, insurance and pension investors and other potential investors, who were shown one or both of the Sub-Portfolios based on communicated investment return targets and expected capital required.
During this April 2023 to July 2023 period, RPT and its advisors negotiated and RPT entered into 17 confidentiality agreements including customary non-disclosure provisions. Sixteen of the confidentiality agreements, including a confidentiality agreement with Kimco, also contained a “standstill” provision prohibiting the counterparty from, among other things, acquiring any, or proposing any merger, tender offer or other similar transaction regarding, equity securities of RPT, for a period of at least nine months from the date of the respective confidentiality agreement unless otherwise agreed in writing by RPT. The only confidentiality agreement that did not include a standstill was with a counterparty that communicated that it was only interested in one of the Sub-Portfolios. Shortly after execution of each respective confidentiality agreement, all counterparties were granted access to virtual data rooms, which contained select diligence materials regarding the financials and operations of the Sub-Portfolio in which the counterparty had expressed an interest.
Between May 2023 and August 2023, representatives of Lazard held discussions with 15 of the third parties that had entered into confidentiality agreements to gauge interest in the relevant Sub-Portfolios, and representatives of each of the RPT management team, Lazard and certain of the potential investors held diligence discussions and provided or responded to diligence requests. As further described below, of these 15 third parties, (i) six parties (including Party A and Party D, each as defined below) indicated, orally or in writing, initial interest in one or more of the Sub-Portfolios or certain assets within the Sub-Portfolios and (ii) three parties (Party B, Party C (each as defined below) and Kimco) indicated, orally or in writing, an interest in acquiring all of the outstanding shares of RPT, subject to further diligence. None of the discussions with any of the other parties in the process, except for the aforementioned nine parties, proceeded beyond the initial diligence stages as those parties indicated they did not believe they would be willing to offer sufficient value for some or all of the assets or their capital was prioritized towards other investment opportunities.
On June 13, 2023, Conor Flynn, Chief Executive Officer of Kimco, contacted Mr. Harper, indicating that Kimco had been made aware of RPT’s outreach to other parties regarding potential strategic opportunities involving certain of RPT’s asset portfolios and to express Kimco’s potential interest in acquiring Sub-Portfolio 1 (as defined below).
On June 14, 2023, Mr. Flynn contacted a representative of Lazard to reiterate Kimco’s interest in Sub-Portfolio 1 as conveyed to Mr. Harper. Kimco and RPT subsequently entered into a confidentiality agreement on June 23, 2023, which included a customary non-disclosure provision and a standstill provision. Kimco was then provided initial diligence materials on Sub-Portfolio 1.

On June 22, 2023, at the direction of RPT management, representatives of Lazard sent a bid process letter (which we refer to as the “June 22 Process Letter”) to six counterparties that entered into confidentiality agreements and had demonstrated initial interest in the first Sub-Portfolio (which we refer to as the “Sub-Portfolio 1”), requesting feedback or a written indication of interest on part or all of Sub-Portfolio 1 by July 21, 2023. An additional five counterparties who executed confidentiality agreements following the initial distribution of the June 22 Process Letter, including Kimco, were also subsequently provided copies of the June 22 Process Letter.
On June 28, 2023, representatives of Lazard discussed different structuring alternatives with respect to an acquisition of Sub-Portfolio 1 with representatives of the Kimco management team, at which point representatives of the Kimco management team expressed their interest in also providing structured financing for a potential acquiror of Sub-Portfolio 2 (as defined below) that RPT may identify during the bid process.
On June 29, 2023, representatives of Lazard orally conveyed to Mr. Harper and Mr. Nettina disclosures regarding its relationships with Kimco as of June 29, 2023.
Also on June 29, 2023, following discussion among representatives of Lazard, Mr. Harper and Mr. Nettina, it was determined that Kimco should be provided information on Sub-Portfolio 2 in order to assist Kimco in providing structured financing for any potential acquiror of Sub-Portfolio 2 that RPT may identify, and Kimco was subsequently provided access to such diligence materials.
On July 11, 2023, at the direction of RPT management, representatives of Lazard sent a bid process letter (which we refer to as the “July 11 Process Letter”) to five counterparties that entered into confidentiality agreements and had demonstrated initial interest in the second Sub-Portfolio (which we refer to as the “Sub-Portfolio 2”), including certain counterparties who had also indicated interest in acquiring all of the outstanding shares of RPT, requesting feedback or a written indication of interest on part or all of Sub-Portfolio 2 by August 9, 2023. An additional three counterparties who executed confidentiality agreements following the initial distribution of the July 11 Process Letter were also subsequently provided copies of the July 11 Process Letter. Among other things, both of the June 22 Process Letter and the June 11 Process Letter requested that the counterparty’s response included indications of scope of value, scope of assets and interests to be acquired, proposed capitalization and diligence and timing and conditions necessary to execute a definitive transaction agreement.
Also on July 11, 2023, Mr. Harper, Mr. Flynn and Ross Cooper, President and Chief Investment Officer of Kimco, met to discuss Kimco’s diligence of and interest in the Sub-Portfolios, during which time, among other topics, Mr. Flynn and Mr. Cooper expressed that Kimco’s interest in RPT had evolved, and Kimco would likely be interested in pursuing an acquisition of all of the outstanding shares of RPT and subsequently completing its own disposition of select assets in Sub-Portfolio 2, noting that Kimco believed such a deal structure would be able to provide greater certainty of deal execution and value for RPT shareholders.
On July 13, 2023, representatives of J.P. Morgan Securities LLC, financial advisor to Kimco (which we refer to as “J.P. Morgan”), provided to representatives of Lazard an initial diligence request list on behalf of Kimco.
Between July 13, 2023 and August 25, 2023, representatives of each of Kimco, RPT, Lazard and J.P. Morgan met from time to time to discuss certain diligence matters. During this time, representatives of RPT and representatives of Kimco also received and responded to a series of supplemental requests for additional due diligence materials.
On July 14, 2023, the parties who had indicated initial interest in acquiring all of the outstanding shares of RPT were granted access to further diligence materials regarding RPT’s business, financials and operations.
On July 21, 2023, a private commercial real estate investment firm (which we refer to as “Party A”) submitted two separate alternative non-binding written indications of interest to purchase a 13-asset portfolio subset of Sub-Portfolio 2 for $462 million in cash or an 18-asset portfolio subset of Sub-Portfolio 2 for $684 million in cash. At this point in time, RPT’s asset portfolio consisted of 44 wholly-owned assets, 13 assets owned through an approximately 52% owned joint venture interest and an approximately 6% interest in a portfolio of net lease assets. RPT had entered into a confidentiality agreement with Party A on May 3, 2023, which included a customary non-disclosure provision and a standstill provision.

From July 24, 2023 to July 28, 2023, representatives of Lazard held discussions with the parties that had demonstrated prior interest but had not yet submitted written indications of interest to acquire Sub-Portfolio 1 by the July 21, 2023 deadline set forth in the June 22 Process Letter. Eight parties orally disclosed that internal discussions resulted in initial pricing that differed materially from pricing guidance, that they held an interest in a more limited scope of properties within Sub-Portfolio 1 or that they did not have the capital available to allocate to Sub-Portfolio 1. The remaining three parties who had received the June 22 Process Letter were Kimco, Party B and Party C.
On July 25, 2023, Kimco submitted a non-binding written indication of interest, proposing an all-stock transaction to acquire all of the outstanding shares of RPT at a fixed exchange ratio of 0.5964 per RPT common share, which, based on the closing price of $20.96 of Kimco’s common stock on July 24, 2023, implied a value of $12.50 per RPT common share, representing a premium of approximately 12.5% to the closing price of RPT’s common shares on July 24, 2023. Kimco also proposed a draft exclusivity agreement, which would require exclusivity from RPT for a 30-day period.
On July 26, 2023, a private real estate investment firm (which we refer to as “Party B”) submitted a non-binding written indication of interest, proposing an all-cash transaction to purchase all of RPT’s outstanding common shares in the range of $13.00 to $15.00 per share (the “Party B Offer”), which represented a premium of approximately 19% to 38% to the closing price of RPT’s common shares on July 25, 2023. The Party B Offer indicated that Party B expected to fund the purchase price through a combination of debt and equity, but indicated that they would not expect any financing contingencies at the signing of any definitive agreement. RPT had entered into a confidentiality agreement with Party B on July 12, 2023, which included a customary non-disclosure provision and a standstill provision.
Also on July 26, 2023, representatives of Lazard provided to RPT and representatives of Goodwin written disclosures regarding its relationships with Kimco as of July 24, 2023.
Also on July 26, 2023, the RPT board of trustees held a meeting at which all members of the RPT board of trustees, a member of RPT’s management team, representatives of Lazard and a representative of Goodwin were in attendance. Representatives of Lazard reviewed the non-binding indications of interest received from all counterparties to date and discussed the merits and considerations of selecting and further pursuing bids that only addressed a portion of RPT’s assets, including potential pricing and valuation impact, structural considerations, and transaction execution risks with multiple counterparties, among other process considerations. The group reviewed the written proposals received to date, including those of Party A and Party B and Kimco, and discussed the key assumptions, scope of diligence performed to date, expected sources of financing (if applicable), implied value and proposed timing to signing for each, as well as RPT’s long-term financial outlook. The RPT board of trustees discussed the Party B Offer, including the risks associated with financing and diligence and the comparably greater execution risk compared to Kimco’s offer. The RPT board of trustees also discussed Kimco’s proposed exclusivity agreement and, following discussion, instructed the RPT management team that the proposed exclusivity agreement be rejected. Following the discussion, the representatives of Lazard departed the meeting, and the RPT board of trustees and a representative of Goodwin discussed Lazard’s disclosures regarding its relationships with Kimco produced by Lazard on July 26, 2023, and the RPT board of trustees determined that such relationships with Kimco did not, in the judgment of the RPT board of trustees, impair Lazard’s ability to act as financial advisor to RPT in connection with the RPT board of trustees’ evaluation of any potential transaction. Following the meeting, the RPT board of trustees instructed Lazard to continue discussions with all existing bidders. The RPT board of trustees also discussed with Lazard the possibility of identifying other potential Sub-Portfolio 1 and Sub-Portfolio 2 investors and also discussed with Lazard whether certain identified parties could be interested in pursuing a transaction to acquire all of the outstanding shares of RPT. Following such discussions, the RPT board of trustees instructed Lazard to contact two potential additional parties, a public shopping center REIT and a real estate investment management firm, to discuss a potential transaction. These additional parties were identified based, among other matters, on their perceived ability and willingness to potentially acquire RPT at a competitive value, their ability to provide certainty of deal execution in a timely manner and history in successfully acquiring shopping center REITs.
At the instruction of the RPT board of trustees, between July 27, 2023 and July 31, 2023, representatives of Lazard began outreach to the two additional parties to gauge interest in a potential transaction to acquire all of the outstanding shares of RPT. One party indicated that it was unlikely to be interested at this point in time in pursuing such a transaction and did not further pursue discussions. The second party performed an initial diligence review based solely on publicly available information and on August 11, 2023, formally declined to further pursue any potential strategic transaction. Both parties declined to enter into any confidentiality agreement for diligence purposes.
On July 27, 2023, another private real estate investment firm (which we refer to as “Party C”) orally conveyed to representatives of Lazard a preliminary indication of interest in acquiring 100% of the outstanding RPT common shares at a purchase price in the low $12 per share range in cash. RPT had entered into a confidentiality agreement with Party C on July 18, 2023, which included a customary non-disclosure provision and a standstill provision.
On July 28, 2023, representatives of Lazard contacted representatives of Party B to gauge and encourage their continued interest, and the parties discussed potential transaction execution timeline by mid-September, and the need for Party B to obtain debt financing, among other process considerations. Party B indicated their concern about executing a transaction on the estimated timeline and the need to obtain debt financing in the current debt market within such timeline. Party B did not reengage and did not submit any revised indication of interest thereafter.
Between July 29, 2023 and July 30, 2023, Mr. Harper communicated with representatives of Party B for a follow-up conversation regarding any continued interest in a strategic transaction, and representatives of Party B reiterated their concerns regarding the estimated transaction execution timeline and need for debt financing.
On August 2, 2023, Party A submitted a third alternative non-binding written indication of interest to purchase a 15-asset portfolio subset of Sub-Portfolio 2 for $522 million in cash. Representatives of each of Lazard, the RPT management team and Party A met for a teleconference to discuss the August 9, 2023 deadline set forth in the July 11 Process Letter as well as the fact that other parties had indicated interest in aquiring all of the outstanding common shares of RPT. Party A then reiterated its continued interest in the Sub-Portfolio 2 assets and indicated that it would be willing to participate in an asset portfolio acquisition in parallel with any separate transaction in which RPT may engage to sell to any other bidder all the outstanding common shares of RPT.
On August 3, 2023, the RPT board of trustees held a meeting at which a majority of members of the RPT board of trustees, a member of RPT’s management team, representatives of Lazard and a representative of Goodwin were in attendance. Representatives of Lazard provided an update on the outreach process, including ongoing communications with Kimco and Party B, noting that Party B had indicated concern regarding execution of a transaction within RPT’s expected timeline and the need to obtain debt financing in an unfavorable debt market. Representatives of Lazard also provided an update on conversations with Party C, noting that Party C had not reengaged since their last communication with representatives of Lazard. The remaining member of the RPT board of trustees then joined the meeting. Representatives of Lazard then discussed their perspective on Kimco’s proposed exchange ratio offer and related considerations. The RPT board of trustees then continued discussions regarding the offer from Kimco and considerations for a potential counteroffer, including the possible benefits of the potential transaction and the liquidity that a stock-for-stock transaction would offer for RPT shareholders. The RPT board of trustees further discussed the cash bid from Party B, including the additional execution risks created by the need for Party B to obtain debt financing to fund such offer in the current debt capital markets and the limited interest expressed by other counterparties in engaging in a strategic transaction with RPT. Following discussion, the RPT board of trustees authorized representatives of Lazard to respond to Kimco and counter-propose a fixed exchange ratio per RPT common share of 0.6250.
On August 4, 2023, Mr. Flynn and Mr. Harper discussed certain terms of the potential transaction, and Mr. Flynn orally conveyed a counteroffer of a fixed exchange ratio per RPT common share of approximately 0.6050 and also indicated that he expected this updated exchange ratio to represent the upper limit of what the Kimco board of directors would be willing to offer. During the discussion, Mr. Harper indicated that, at the direction of the RPT board of trustees, RPT would decline to sign Kimco’s proposed exclusivity agreement.
On August 5, 2023, the RPT board of trustees held a meeting at which all members of the RPT board of trustees, a member of RPT’s management team, representatives of Lazard and a representative of Goodwin were in attendance, where the RPT board of trustees discussed recent negotiations between representatives of RPT and Kimco. Mr. Harper updated the RPT board of trustees regarding his discussion with Mr. Flynn, including Kimco’s revised offer of an exchange ratio per RPT common share of approximately 0.6050, and the RPT board of trustees continued to discuss the exchange ratio, timing considerations for the potential transaction and timeline to signing a definitive agreement. Representatives of Lazard also provided their preliminary financial observations on the revised offer from Kimco. Following discussion, the RPT board of trustees directed RPT’s management team to continue discussions with Kimco at a proposed exchange ratio per RPT common share of 0.6050.
On August 7, 2023, representatives of each of Kimco, RPT, Goodwin, Lazard, J.P. Morgan, and Wachtell, Lipton, Rosen & Katz, Kimco’s external counsel (which we refer to as “Wachtell”), met via videoconference for an initial organizational call to discuss potential timing for the transaction.
Also on August 7, 2023, representatives of Lazard provided to representatives of J.P. Morgan an initial reverse diligence request list prepared by the RPT management team and RPT’s advisors. Between August 7, 2023 and August 26, 2023, representatives of each of Kimco, RPT, Lazard, J.P. Morgan, Goodwin and Wachtell met from time to time to discuss certain diligence matters and received and responded to a series of supplemental requests for additional due diligence materials.
On August 9, 2023, representatives of Goodwin provided to representatives of Wachtell an initial draft of the merger agreement which, among other things, provided for: (i) a transaction structure reflecting that the company merger would be a “reorganization” within the meaning of Section 368(a) of the Code, pursuant to which RPT shareholders generally would not recognize gain or loss for U.S. federal income tax purposes upon the receipt of merger consideration (other than gain or loss with respect to cash received in lieu of fractional shares); (ii) acceleration of all RPT restricted share awards and earned RPT RSUs, and acceleration of all unearned RPT RSUs at maximum performance levels; (iii) customary representations and warranties; (iv) customary interim operating covenants; (v) “no shop” provisions restricting RPT’s ability to solicit or negotiate alternative acquisition proposals; (vi) the ability of RPT to terminate the merger agreement to enter into an alternative acquisition agreement in respect of a superior proposal, subject to the payment of the termination fee; and (vii) a two-tier termination fee structure providing for a termination fee of 1.25% of RPT’s equity value should RPT enter into an alternative acquisition agreement in respect of a superior proposal within 30 days of execution of the merger agreement, with the termination fee equaling 3.0% of RPT’s equity value in all other circumstances where a termination fee would be paid.
Also on August 9, 2023, representatives of Wachtell provided a draft confidentiality agreement to representatives of Goodwin in order to facilitate reverse due diligence, which included a customary non-disclosure provision and a standstill provision. RPT and Kimco executed the confidentiality agreement on August 14, 2023.
Throughout August 2023, representatives of Lazard held discussions with the parties that had demonstrated prior interest but had either declined to submit or had not yet submitted written indications of interest to acquire Sub-Portfolio 2 by the August 9, 2023 deadline set forth in the July 11 Process Letter. Five parties orally disclosed that internal discussions resulted in initial pricing that differed materially from pricing guidance, that they were interested in acquiring a more limited scope of properties within Sub-Portfolio 2 or that they did not have the capital available to allocate to Sub-Portfolio 2. One party, Party D (as defined below), indicated that they would submit a written indication of interest. The remaining two parties who had received the July 11 Process Letter were Party B and Party C.
On August 11, 2023, representatives of J.P. Morgan and Kimco reached out to representatives of Lazard and Mr. Harper, respectively, to discuss the implications of treating the merger as either a tax-free reorganization or a taxable disposition for U.S. federal income tax purposes to RPT shareholders.
Also on August 11, 2023, representatives of Lazard communicated with representatives of Party C to gauge and encourage their continued interest in the transaction. Party C did not proceed beyond initial due diligence and did not submit any revised indication of interest or any written indication of interest.
Also on August 11, 2023, representatives of Wachtell orally conveyed to representatives of Goodwin, among other things, that Kimco would propose a closing date on or after January 1, 2024. Later the same day, representatives of Wachtell provided to representatives of Goodwin a revised draft of the merger agreement which, among other things, provided for: (i) a revised transaction structure whereby the company merger would be treated as a taxable disposition for U.S. federal income tax purposes to RPT shareholders; (ii) acceleration of all RPT RSU awards for which the performance period has not completed as of closing at the performance levels specified in the applicable RPT equity plan or award agreement; (iii) a termination fee equal to 3.5% of RPT’s equity value in any circumstance where a termination fee would be paid; and (iv) certain revisions to the scope of the representations and warranties of both parties and certain other revisions to the covenants and conditions to closing.
On August 14, 2023, a private investment firm (which we refer to as “Party D”) submitted a non-binding written proposal to acquire Sub-Portfolio 2 for a gross purchase price of $1.065 billion. RPT had entered into a confidentiality agreement with Party D on June 20, 2023, which included a standstill provision. Following consultation with the RPT board of trustees, representatives of Lazard communicated to representatives of Party D that the offer from Party D did not meet pricing expectations, and they would be unable to proceed in continuing discussions without an improved offer. Party D did not reengage following this discussion.
On August 15, 2023, representatives of Goodwin provided to representatives of Wachtell a revised draft of the merger agreement which, among other things, provided for: (i) revisions to the transaction structure reflecting that the company merger would be a “reorganization” within the meaning of Section 368(a) of the Code; (ii) acceleration of RPT RSU awards for which the performance period has not been certified as of closing at maximum levels; (iii) a termination fee equal to 3.0% of RPT’s equity value in any circumstance where a termination fee would be paid; and (iv) certain revisions to the representations and warranties of both parties, covenants and conditions to closing.
Between August 16, 2023 and August 23, 2023, representatives of Goodwin and Wachtell continued to exchange drafts of the Merger Agreement and negotiate the remaining open issues, which included: (i) the tax treatment of the company merger for U.S. federal income tax purposes to RPT shareholders; (ii) provisions relating to the treatment of certain RPT RSU awards for which the performance period had not ended and performance had not been certified as of closing; (iii) the amount of the termination fee payable by RPT; (iv) tax-related representations, warranties and covenants; and (v) certain covenants and conditions to closing.
On August 17, 2023, the RPT board of trustees held a meeting at which all members of the RPT board of trustees, a member of RPT’s management team, representatives of Lazard and representatives of Goodwin were in attendance, where the representatives of Goodwin reviewed the current status of the merger agreement and related open issues. The RPT board of trustees then discussed with representatives of each of Goodwin and Lazard the implications of treating a merger as a taxable disposition to RPT shareholders for U.S. federal income tax purposes. Mr. Harper then reviewed the financial projections prepared by RPT’s management team with respect to the mergers. Following discussion, the RPT board of trustees authorized and directed Lazard to use the presented financial projections for the purposes of their fairness opinions and related analyses. Representatives of Lazard also reviewed the financial projections prepared by Kimco’s management team with respect to Kimco.
Also on August 17, 2023, representatives of each of Lazard, J.P. Morgan, RPT’s management team and Kimco’s management team held a meeting to discuss the implications of structuring the company merger as a “reorganization” within the meaning of Section 368(a) of the Code or a taxable transaction and potential tax mitigation strategies for any asset dispositions that may be contemplated as part of or in addition to the company merger.
Over the course of the following week, RPT and Kimco continued mutual due diligence investigations and the respective representatives of RPT and Kimco held discussions regarding due diligence requests and certain transaction structuring matters, including the tax treatment of the transaction for RPT shareholders and the tax consequences of potential dispositions of RPT properties by Kimco following the closing of the merger.
On August 19, 2023, representatives of Lazard communicated with Party A and informed them that, with respect to a parallel asset portfolio transaction between RPT and Party A, Lazard expected to be able to deliver more definitive information regarding the process in the coming weeks.
On August 20, 2023, Mr. Flynn contacted Mr. Harper to confirm that Kimco would be structuring the company merger as a “reorganization” within the meaning of Section 368(a) of the Code.
On August 21, 2023, representatives of Goodwin provided to representatives of Wachtell an initial draft of RPT’s disclosure letter to the merger agreement, and through August 27, 2023, Goodwin and Wachtell worked to finalize RPT’s disclosure letter to the merger agreement.

On August 23, 2023, representatives of Wachtell provided to representatives of Goodwin a revised draft of the merger agreement which reflected the prior discussions between the parties regarding the tax treatment of the company merger as a “reorganization” within the meaning of Section 368(a) of the Code and a termination fee equal to 3.25% of RPT’s equity value, and, among other things, also provided for: (i) an “inside” closing date to be the later of January 2, 2024 or the third business day after all closing conditions are satisfied or waived in order to facilitate certain property dispositions by RPT, which dispositions would not be a condition to closing; and (ii) certain revisions to the representations and warranties of both parties, covenants and conditions to closing. Representatives of each of Wachtell and Goodwin continued to discuss additional open items, including the treatment of certain RPT RSU awards for which the performance period had not ended and performance had not been certified as of the closing.
On August 24, 2023, representatives of Wachtell provided to representatives of Goodwin an initial draft of Kimco’s disclosure letter to the merger agreement, and through August 27, 2023, representatives of Goodwin and representatives of Wachtell worked to finalize Kimco’s disclosure letter to the merger agreement.
Also on August 24, 2023, Mr. Flynn and Mr. Harper discussed certain terms of the proposed transaction, including the exchange ratio. During the discussion, Mr. Flynn confirmed that the Kimco board of directors approved an exchange ratio per RPT common share of 0.6049.
Also on August 24, 2023, the RPT board of trustees held a meeting at which all members of the RPT board of trustees, a member of RPT’s management team, representatives of Lazard, representatives of Goodwin and representatives of Ballard Spahr LLP, RPT’s Maryland counsel (which we refer to as “Ballard”), were in attendance. Representatives of Ballard reviewed with the RPT board of trustees the duties of a trustee under Maryland REIT law that would be applicable when considering a potential strategic transaction with Kimco. Representatives of Lazard then reviewed certain considerations with respect to the proposed transactions with Kimco, including the exchange ratio per RPT common share of 0.6049 approved by the Kimco board of directors, and provided an update on the status of reverse diligence conducted by RPT and its advisors. Lazard then reviewed and discussed their preliminary financial analysis of the proposed mergers. Representatives of Goodwin then presented a summary of the material terms of the merger agreement, and following discussion, the RPT board of trustees provided further guidance on certain final outstanding points with respect to the merger agreement. Following discussion, the RPT board of trustees authorized RPT’s management team and its representatives to continue discussions with Kimco at the exchange ratio per RPT common share of 0.6049.
Between August 25, 2023 and August 27, 2023, representatives of Wachtell and representatives of Goodwin worked to finalize the merger agreement and exchanged drafts of the agreement which, among other things, provided for: (i) the shares underlying RPT RSU awards for which the performance period had not ended and performance had not been certified prior to the closing of the mergers to be determined at maximum performance (other than for RPT RSU awards granted in 2018 where the shares would be determined at actual performance); (ii) revisions to the covenant requiring RPT to cooperate in good faith with Kimco to identify and sell certain RPT properties prior to the end of the 2023 calendar year; and (iii) certain agreed upon revisions to other covenants, including the covenant relating to special dividends by both RPT and Kimco.
On August 26, 2023, representatives of Lazard provided to RPT and representatives of Goodwin updated written disclosures regarding its relationships with Kimco as of August 25, 2023, a prior version of which, dated as of July 24, 2023, had been previously presented to the RPT board of trustees on July 26, 2023.
Also on August 27, 2023, the RPT board of trustees held a meeting at which all members of the RPT board of trustees, a member of RPT’s management team, representatives of Lazard and representatives of Goodwin were in attendance. Representatives of Goodwin provided a brief update on the status of negotiations since the prior meeting of the RPT board of trustees. Representatives of Lazard then reviewed and discussed its financial analysis of the proposed mergers. Thereafter, at the request of the RPT board of trustees, Lazard rendered its oral opinion to the RPT board of trustees (which was subsequently confirmed in writing by delivery of Lazard’s written opinion addressed to the RPT board of trustees dated the same date) as to, as of August 27, 2023, the fairness, from a financial point of view, to the holders of RPT common shares (other than RPT common shares owned by any Kimco party or RPT) of the merger consideration to be received by such holders in the company merger pursuant to the merger agreement. The opinion of Lazard is more fully described in the section entitled “The Mergers — Opinion of RPT’s Financial Advisor” beginning on page 48 of this proxy statement/prospectus. Representatives of Lazard also provided a review of their relationships with Kimco, as was previously reviewed by the RPT board of trustees at their meeting on

July 26, 2023. Representatives of Goodwin reminded the RPT board of trustees of the duties of a trustee under Maryland REIT law that would be applicable when considering a potential strategic transaction with Kimco. Then, representatives of Goodwin reviewed the terms of the draft merger agreement and related documents and a proposed amendment to the RPT bylaws that would make specified state and federal courts in Maryland the sole and exclusive forum for litigation relating to RPT’s internal affairs, including shareholder derivative suits and alleged breaches of duties owed to shareholders, and the federal district courts in the United States the sole and exclusive forum for litigation arising under the Securities Act. The representatives of Lazard then departed the meeting. Following such discussions, based on the factors cited in “The Mergers — Recommendation of the RPT Board of Trustees; RPT’s Reasons for the Mergers” beginning on page 44 of this proxy statement/prospectus, the RPT board of trustees then unanimously adopted resolutions that, among other things, (i) determined that the terms of the merger agreement and the transactions contemplated thereby are advisable and in the best interests of RPT and its shareholders; (ii) approved, adopted and declared advisable the merger agreement and the mergers; (iii) duly and validly authorized the execution and delivery of the merger agreement (iv) directed that the Merger Proposal be submitted for consideration at the special meeting; (v) resolved to recommend that the RPT shareholders vote in favor of the Merger Proposal; and (vi) approved the proposed amendment to the RPT bylaws.
On the morning of August 28, 2023, prior to the opening of the U.S. stock markets, Kimco and RPT executed the merger agreement and issued a joint press release announcing the execution of the merger agreement.
Recommendation of the RPT Board of Trustees; RPT’s Reasons for the Mergers
After careful consideration, at a meeting held on August 27, 2023, the RPT board of trustees (i) determined that the terms of the merger agreement and the transactions contemplated thereby are advisable and in the best interests of RPT and its shareholders, (ii) approved, adopted and declared advisable the merger agreement and the mergers, (iii) duly and validly authorized the execution and delivery of the merger agreement; (iv) directed that the Merger Proposal be submitted for consideration at the special meeting, and (v) resolved to recommend that the RPT shareholders vote in favor of the Merger Proposal. As described in the section entitled “The Mergers — Background of the Mergers” beginning on page 36 of this proxy statement/prospectus, in evaluating the mergers, the RPT board of trustees consulted with and received the advice of RPT’s outside legal counsel and financial advisor, held discussions with RPT’s management team and considered a number of factors that it believed supported its decision to enter into the merger agreement and to recommend adoption by RPT shareholders. These factors included, but were not limited to, the following (not necessarily in order of relative importance):
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Premium Over Share Trading Price. Based on Kimco’s closing stock price of $18.75 on August 25, 2023, the exchange ratio implied a value of $11.34 per RPT common share, which represented a premium of approximately 19% to the closing price of RPT common shares on August 25, 2023, the last trading day prior to the approval of the mergers by the RPT board of trustees.

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Strategic and Financial Considerations. The mergers are expected to provide a number of strategic and financial benefits that have the potential to create additional value for RPT shareholders, including the following:

○	the mergers will combine two strong and complementary portfolios of open-air, grocery-anchored shopping centers and mixed-use assets;
○	the combined company will provide RPT shareholders with greater exposure to a more geographically diversified asset portfolio and high-quality, investment-grade top ten tenants;
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the combined company is expected to have a strong and flexible balance sheet, as the mergers are expected to be leverage neutral for Kimco, which leverage profile is expected to provide the combined company with continued operational and strategic flexibility;

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the combined company will have a greater presence and emphasis in certain key markets than RPT on a standalone basis, including a larger portfolio of high-quality assets highly concentrated in the Sun Belt and Coastal markets as compared to the Midwest market; the combination of RPT and Kimco is expected to generate corporate and operational cost savings; and

○
the combined company will have meaningful scale, which is expected to allow it to expand its earning base, capitalize on its national tenant relationships to drive revenue synergies and deconcentrate near-term capital spend.

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Participation in Future Appreciation and Dividends. The receipt of (i) Kimco common stock as common share consideration and (ii) Kimco preferred stock as preferred share consideration provides RPT shareholders with the opportunity to have an ownership stake in the combined company and to share in any future price appreciation of, and any dividends declared on, Kimco common stock or Kimco preferred stock.

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Enhanced Liquidity. The common share consideration, consisting of Kimco common stock, which will be listed for trading on the NYSE, will provide greater liquidity for RPT common shareholders after the mergers given the greater equity capitalization and increased trading volume of Kimco common stock.

•
Negotiated Benefits. Through negotiations with Kimco, RPT was able to obtain an increase in the exchange ratio that Kimco was willing to offer to acquire RPT from 0.5964 to 0.6049, which in the RPT board of trustees’ belief was the highest price per share that Kimco was willing to pay.

•
Knowledge of Businesses. The RPT board of trustees considered its familiarity with the business, operations, financial condition, earnings and prospects of RPT and its knowledge regarding Kimco, including information obtained through RPT’s due diligence review of Kimco, as well as its knowledge of the current and prospective environment in which RPT and Kimco operate and related industry, economic and market conditions and trends.

•
Kimco Management Depth and Experience. The existing Kimco senior management team has extensive experience in real estate operations and a proven track record of successfully executing Kimco’s development and redevelopment plans, including their recent acquisition and integration of Weingarten Realty Investors.

•
Fixed Exchange Ratio. The exchange ratio is fixed and will not fluctuate as a result of changes in the market price of RPT common shares or Kimco common stock, which allows RPT shareholders to receive the benefit of any share price appreciation prior to closing.

•
Opinion of Financial Advisor. The RPT board of trustees considered the oral opinion rendered by Lazard to the RPT board of trustees on August 27, 2023 (which was subsequently confirmed in writing by delivery of Lazard’s written opinion addressed to the RPT board of trustees dated the same date) that, as of August 27, 2023, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the common share consideration to be paid to the holders of RPT common shares (other than RPT common shares owned by Kimco OP, Merger Sub and OP Merger Sub or any subsidiary of any such Kimco entity or RPT) in the transaction was fair, from a financial point of view, to such holders. See the section entitled “The Mergers — Opinion of RPT’s Financial Advisor” beginning on page 48 of this proxy statement/prospectus and Annex C to this proxy statement/prospectus.

•
Superior Proposals. The RPT board of trustees has the ability, under certain circumstances, to consider and respond to an unsolicited acquisition proposal, to furnish information to the person making such a proposal, to engage in discussions or negotiations with the person making such a proposal, and to terminate the merger agreement in order to enter into a superior proposal, subject to certain notice requirements and the payment of an approximately $33.6 million termination fee to Kimco (as described in the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 87 of this proxy statement/prospectus).

•
Tax Treatment of Transaction. RPT and Kimco intend for the company merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the company merger so qualifies, then a U.S. holder (as defined in the discussion under the heading “The Mergers — Material U.S. Federal Income Tax Consequences of the Company Merger”) of RPT common shares generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of shares of Kimco common stock in exchange for RPT common shares in the company merger (other than gain or loss with respect to cash received in lieu of a fractional share of Kimco common stock, if any, and gain from certain potential cash distributions, if any).

•	Equal Common Share Consideration for all Shareholders. The fact that all RPT common shareholders would receive the same per share common share consideration.

•	High Likelihood of Consummation. The RPT board of trustees considered the likelihood that the mergers would be consummated and anticipated timing of closing based on, among other things:
○
the limited scope of the conditions to closing, including that no merger control filings (including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder), no sales of existing RPT properties or vote of the Kimco stockholders are required to consummate the mergers;

○
the level of Kimco’s commitment to satisfy the conditions to closing, and the assessment of the RPT board of trustees, after considering the advice of its outside legal counsel, regarding the likelihood of such closing conditions being satisfied;

○	the scope of what can constitute a material adverse effect under the merger agreement and the exceptions therefrom that were negotiated between the parties;
○	that RPT is entitled to specific performance of Kimco’s obligations under the merger agreement; and
○	other terms of the merger agreement, including, among other things:
•	that the merger agreement permits RPT to continue to pay its shareholders regular quarterly cash dividends of up to $0.14 per RPT common share and $0.90625 per RPT preferred share;
•
the RPT board of trustees’ ability, under certain circumstances prior to receipt of the requisite approval of the RPT shareholders, to effect an adverse recommendation change, including to withdraw, qualify or modify the RPT board of trustees’ recommendation in favor of the Merger Proposal or to approve or recommend an alternative acquisition proposal; and

•
the RPT board of trustees’ assessment, after considering the advice of its financial advisors and outside legal counsel, that the termination fee of $33.6 million, which represents approximately 3.25% of the equity value of RPT, would not present a meaningful deterrent to a third party from making or consummating an alternative acquisition proposal for RPT.

In the course of its deliberations, the RPT board of trustees also considered a variety of risks, uncertainties and other countervailing factors related to the mergers, including, but not limited to (not necessarily in order of relative importance):
•
the potential upside in RPT’s standalone plan and prospects and that, following the completion of the mergers, RPT would no longer exist as an independent public company and RPT shareholders would not be able to participate in any future earnings growth RPT might have achieved as a standalone company;

•
the exchange ratio is fixed and will not fluctuate as a result of changes in the market price of Kimco common stock or RPT common shares prior to the effective time of the company merger, which means that the market value of the common share consideration could decrease prior to the effective time of the company merger if the trading price of Kimco common stock decreases;

•
that former RPT shareholders are expected to own approximately 8% of the outstanding Kimco common stock after the consummation of the mergers and accordingly will have limited ability to directly influence Kimco’s corporate affairs;

•	that no members of the RPT board of trustees will join the board of directors and no members of RPT management will join the management team of the combined company upon the closing of the mergers;
•
the possibility that the mergers or the other transactions contemplated by the merger agreement may not be completed, or that their completion may be delayed for reasons that are beyond the control of RPT or Kimco, including the failure of RPT shareholders to approve the company merger, or the failure of RPT or Kimco to satisfy other requirements that are conditions to closing the mergers;

•	the risk that failure to complete the mergers could negatively affect the price of RPT common shares and/or the future business and financial results of RPT;

•	the risk that a different strategic alternative potentially could be more beneficial to RPT shareholders than the mergers;
•
the risk that the provisions of the merger agreement that restrict RPT’s ability to solicit, participate in, facilitate, discuss, negotiate or furnish information in connection with alternative acquisition proposals, subject to certain exceptions, would dissuade third parties from making or consummating an alternative acquisition proposal for RPT, including that:

○	RPT will be required to afford Kimco certain matching rights prior to the RPT board of trustees being able to make an adverse recommendation change or effect a superior proposal termination; and
○
Kimco will be entitled to the termination fee of $33.6 million in specified circumstances, including if the merger agreement is terminated by RPT to accept a superior proposal or if Kimco exercises its right to terminate the merger agreement after the RPT board of trustees makes an adverse recommendation change, including to recommend an alternative acquisition proposal;

•	the significant costs incurred by RPT in connection with negotiating and entering into the merger agreement, which, if the mergers are not consummated, will generally be borne by RPT;
•
the potential diversion of management focus and resources from operational matters and other strategic opportunities and the risk of any loss or change in the relationship of RPT with its employees, tenants and other business relationships while the mergers are pending;

•
the risk of not realizing all of the anticipated strategic and financial benefits of the mergers within the expected time frame or at all and that RPT shareholders will be subject to future financial, business and operational risks associated with the combined company;

•	that, if the mergers are completed, the mergers will bind all RPT shareholders and that appraisal or dissenters’ rights will not be available to RPT shareholders in connection with the mergers;
•	that, pursuant to the terms of the merger agreement, neither party is required to consummate the mergers prior to January 2, 2024;
•
that provisions in the merger agreement placing certain restrictions on the operation of RPT’s business during the period between the signing of the merger agreement and consummation of the mergers may delay or prevent RPT from pursuing business opportunities that may arise or other actions it would otherwise take with respect to its operations; and

•
various other risks associated with the mergers and the businesses of RPT, Kimco and the combined company described in the section entitled “Risk Factors” beginning on page 21 of this proxy statement/prospectus.

In addition, the RPT board of trustees was aware of and considered the interests of its trustees and executive officers that may be different from, or in addition to, the interests of RPT shareholders generally when approving the merger agreement and recommending that RPT shareholders vote to approve the mergers. For more information, see the section entitled “The Mergers — Interests of RPT Trustees and Executive Officers in the Mergers” beginning on page 56 of this proxy statement.
The RPT board of trustees determined that, overall, these potential risks and uncertainties were outweighed by the benefits that the RPT board of trustees expects to achieve for RPT shareholders as a result of the mergers. The RPT board of trustees realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The foregoing discussion of the information and factors that the RPT board of trustees considered is not intended to be exhaustive, but is meant to include the material factors regarding the mergers that the RPT board of trustees considered, which are not necessarily presented in order of relative importance. In light of the complexity and wide variety of factors that the RPT board of trustees considered, the RPT board of trustees did not find it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered and did not undertake to make any specific determinations as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the RPT board of trustees. Rather, the RPT board of trustees made its recommendation based on the totality of the information available to the RPT board of trustees. In addition, individual members of the RPT board of trustees may have given different weights to different factors.
The foregoing description of RPT’s consideration of the factors supporting the mergers is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32 of this proxy statement/prospectus.
Accordingly, the RPT board of trustees recommends that RPT shareholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
Opinion of RPT’s Financial Advisor
RPT has retained Lazard as its financial advisor in connection with the mergers. In connection with this engagement, RPT requested that Lazard evaluate the fairness, from a financial point of view, to holders of RPT common shares (other than RPT common shares held by Kimco, Kimco OP, Merger Sub or OP Merger Sub or any subsidiary of such Kimco entities or RPT (which holders, collectively, are referred to in this section as “Excluded Holders”)), of the common share consideration to be paid to such holders in the company merger. On August 27, 2023, at a meeting of the RPT board of trustees held to evaluate the mergers, Lazard rendered to the RPT board of trustees its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated August 27, 2023, to the RPT board of trustees to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the common share consideration to be paid to the holders of RPT common shares (other than Excluded Holders) in the company merger was fair, from a financial point of view, to such holders.
The full text of Lazard’s written opinion, dated August 27, 2023, which sets forth the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference in its entirety. The summary of the written opinion of Lazard, dated August 27, 2023, set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex C. You are encouraged to read Lazard’s opinion and the summary contained in this proxy statement/prospectus carefully and in their entirety. Lazard’s engagement and its opinion were for the benefit of the RPT board of trustees (in its capacity as such) and Lazard’s opinion was rendered to the RPT board of trustees in connection with its evaluation of the mergers and addressed only the fairness, as of the date of the opinion, from a financial point of view, to the holders of RPT common shares (other than Excluded Holders) of the common share consideration to be paid to such holders in the company merger. Lazard’s opinion did not address the relative merits of the mergers as compared to any other transaction or business strategy in which RPT might engage or the merits of the underlying decision by RPT to engage in the mergers. Lazard’s opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the mergers or any matter relating thereto.
In connection with its opinion, Lazard:
•	reviewed the financial terms and conditions of a draft, dated August 27, 2023, of the merger agreement;
•	reviewed certain publicly available historical business and financial information relating to RPT;
•
reviewed various financial forecasts and other data provided to Lazard by RPT relating to the business of RPT, including the RPT Forecasts, as defined and summarized in the section entitled “The Mergers — Certain RPT Unaudited Prospective Financial Information” beginning on page 53 of this proxy statement/prospectus;

•	held discussions with members of the senior management of RPT with respect to the business and prospects of RPT;
•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of RPT;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of RPT;
•	reviewed historical stock prices and trading volumes of RPT common shares and Kimco common stock; and
•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.
Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of RPT or Kimco or concerning the solvency or fair value of RPT or Kimco, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of RPT, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of RPT. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.
Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. Lazard further noted that volatility in the credit, commodities and financial markets may have an effect on RPT, Kimco, or the mergers and Lazard did not express an opinion as to the effects of such volatility or such disruption on RPT, Kimco, or the mergers. Lazard did not express any opinion as to the prices at which RPT common shares or shares of Kimco common stock may trade at any time subsequent to the announcement of the mergers. In addition, Lazard’s opinion did not address the relative merits of the mergers as compared to any other transaction or business strategy in which RPT might engage or the merits of the underlying decision by RPT to engage in the mergers.
In rendering its opinion, Lazard assumed, with the consent of RPT, that the mergers would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of RPT advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of RPT, that obtaining the necessary governmental, regulatory or third party approvals and consents for the mergers would not have an adverse effect on RPT, Kimco or the mergers. Lazard further assumed, with the consent of RPT, that the company merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Lazard did not express any opinion as to any tax or other consequences that might result from the mergers, nor does Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that RPT obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the common share consideration to the extent expressly specified in the opinion) of the mergers, including, without limitation, the form or structure of the mergers, any adjustment to the common share consideration provided for in the merger agreement, the preferred share consideration and the consideration to be received in the partnership merger, or any agreements or arrangements entered into in connection with, or contemplated by, the mergers. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the mergers, or class of such persons, relative to the common share consideration or otherwise.
The following is a brief summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The summary of Lazard’s financial analyses and reviews provided below is not a complete description of the financial analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Selecting portions of the financial analyses described below, without considering the financial analyses described below as a whole, could create an incomplete view of the financial analyses and reviews underlying Lazard’s opinion.
In arriving at its opinion, Lazard considered the results of its financial analyses and did not attribute any particular weight to any factor or financial analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its financial analyses. For purposes of its financial analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of RPT. No company, business or transaction used in Lazard’s financial analyses and reviews as a comparison is identical to RPT, or the mergers and related transactions contemplated by the merger agreement, and an evaluation of the results of those financial analyses and reviews is not entirely mathematical. Rather, the financial analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the mergers, public trading or other values of the companies, businesses or transactions used in Lazard’s financial analyses and reviews. The estimates contained in Lazard’s financial analyses and reviews and the ranges of values resulting from any particular financial analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s financial analyses and reviews. In addition, financial analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s financial analyses and reviews are inherently subject to substantial uncertainty.
Summary of Lazard Financial Analyses
The summary of the financial analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s financial analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s financial analyses and reviews. Considering the data in the tables below without considering the full narrative description of the financial analyses and reviews, including the methodologies and assumptions underlying the financial analyses and reviews, could create a misleading or incomplete view of Lazard’s financial analyses and reviews.
Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 25, 2023, the last trading day before the date of Lazard’s opinion, and is not necessarily indicative of current market conditions.
Discounted Cash Flow Analysis
Using the RPT Forecasts, Lazard performed a discounted cash flow analysis of RPT. A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of the company’s estimated future cash flows. A company’s “estimated future cash flows” are its projected unlevered free cash flows, and “present value” refers to the value today or as of an assumed date of the future cash flows or amounts and is obtained by discounting the estimated future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors.
Lazard performed a discounted cash flow analysis of RPT based on the estimated present value of (i) the stand-alone unlevered, after-tax free cash flows that RPT was forecasted to generate during period from January 1, 2024 through December 31, 2027, based on the RPT Forecasts, and (ii) the terminal value for RPT. Lazard calculated the terminal value for RPT using terminal earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”) multiples ranging from 12.0x to 14.0x, which were selected by Lazard using its professional judgment and expertise by reference to historical EBITDA multiples calculated for RPT as well as various selected companies, applied to RPT’s estimated terminal year 2028 EBITDA, as adjusted, based on the RPT Forecasts. Lazard discounted the forecasted unlevered, after-tax free cash flows and range of terminal values to present value (as of December 31, 2023) using discount rates ranging from 9.1% to 11.1% which were chosen by Lazard using its professional judgment and expertise based upon its analysis of RPT’s weighted average cost of capital.

This analysis indicated the following implied equity value reference range per RPT common share, as compared to the closing price of RPT common shares on August 25, 2023 and the following implied values of the common share consideration (each calculated as the exchange ratio of 0.6049x multiplied by a reference price per share of Kimco common stock, as indicated below):
		Implied Values of Common Share Consideration based on:
Implied Equity Value Reference Range per RPT Common Share	Closing Price of RPT Common Shares on August 25, 2023	Kimco Common Stock Closing Price on August 25, 2023 of $18.75	Kimco Common Stock 5-day Volume Weighted Average Price on August 25, 2023 of $18.76	Kimco Common Stock 20-day Volume Weighted Average Price on August 25, 2023 of $19.74
$8.36 – $12.56	$9.57	$11.34	$11.35	$11.94
Selected Publicly Traded Companies Analysis
Lazard reviewed and compared certain publicly available financial and stock market information of the following seven selected publicly traded REITs (referred to in this section as the “selected companies”) that, given certain business, operational and financial characteristics, Lazard considered generally relevant for purposes of analysis.
•	SITE Centers Corp.
•	Acadia Realty Trust
•	Urban Edge Properties
•	Retail Opportunity Investments Corp.
•	Saul Centers, Inc.
•	InvenTrust Properties Corp.
•	Whitestone REIT
None of the selected companies is directly comparable to RPT and certain of these companies may have characteristics that are materially different from those of RPT. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the mergers and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of RPT and the selected companies that could affect the public trading values of each company are also relevant.
For each of the selected companies, Lazard reviewed and compared, among other things, the ratio of its closing share price on August 25, 2023 to estimates of its 2023 and 2024 funds from operations (“FFO”) per share (which we refer to as the “2023 Price/FFO multiple” and the “2024 Price/FFO multiple”, respectively) and calculated and compared the ratio of such company’s closing share price on August 25, 2023 to each company’s FFO adjusted for recurring capital expenditures and select non-cash and other adjustments (which we refer to as the “2023 Price/AFFO multiple” and the “2024 Price/AFFO multiple”, respectively). Financial data for the selected companies were based on the companies’ public filings, publicly available Wall Street research analysts’ estimates and other publicly available information. The results of this analysis are summarized in the following table:
Multiple Reference Ranges	Low	Median	Mean	High
2023 Price/FFO Multiple	10.5x	11.7x	12.0x	13.9x
2024 Price/FFO Multiple	9.2x	11.5x	11.4x	13.1x
2023 Price/AFFO Multiple	13.4x	15.9x	16.0x	19.3x
2024 Price/AFFO Multiple	12.0x	15.0x	14.9x	17.5x
Based on its experience and professional judgment after taking into account, among other things, such observed multiples, Lazard selected and applied: (i) a 2023 Price/FFO multiple reference range of 10.5x to 13.5x to RPT’s 2023 estimated FFO per common share, (ii) a 2024 Price/FFO multiple reference range of 9.9x to 12.9x to RPT’s 2024 estimated FFO per common share, (iii) a 2023 Price/AFFO multiple reference range of

14.5x to 17.5x to RPT’s 2023 estimated AFFO per common share, and (iv) a 2024 Price/AFFO multiple reference range of 13.4x to 16.4x to RPT’s 2024 estimated AFFO per common share, in each case, based on the RPT Forecasts. This analysis indicated the following implied equity value reference ranges per RPT Common share, as compared to the closing price of RPT common shares on August 25, 2023 and the following implied values of the common share consideration (each calculated as the exchange ratio of 0.6049x multiplied by a reference price per share of Kimco common stock, as indicated below):
Implied Values of Common Share Consideration based on:
Multiple Reference Ranges	Implied Equity Value Reference Ranges per RPT Common Share	Closing Price of RPT Common Shares on August 25, 2023	Kimco Common Stock Closing Price on August 25, 2023 of $18.75	Kimco Common Stock 5-day Volume Weighted Average Price on August 25, 2023 of $18.76	Kimco Common Stock 20-day Volume Weighted Average Price on August 25, 2023 of $19.74
2023 Price/FFO	$10.34 – $13.31	$9.57	$11.34	$11.35	$11.94
2024 Price/FFO	$10.41 – $13.55
2023 Price/AFFO	$9.50 – $11.46
2024 Price/AFFO	$7.20 – $8.81
Selected Precedent Transactions Analysis
Lazard reviewed and analyzed certain publicly available financial information relating to the following acquisition transactions announced since December 2015 in which the implied transaction value was greater than $1 billion involving publicly traded REITs as the target companies that, given certain business, operational and financial characteristics, Lazard considered generally relevant for purposes of analysis.
Announcement Date	Acquiror	Target
May 2023	Regency Centers Corporation	Urstadt Biddle Properties Inc.
March 2022	Wheeler Real Estate Investment Trust, Inc. and DRA / KPR Joint Venture	Cedar Realty Trust, Inc.
July 2021	Kite Realty Group Trust	Retail Properties of America, Inc.
April 2021	Kimco Realty Corporation	Weingarten Realty Investors
December 2015	Funds managed by DRA Advisors LLC	Inland Real Estate Corporation
None of the target companies in the selected transactions is directly comparable to RPT and none of the selected transactions is directly comparable to the mergers, and certain of these selected transactions and target companies may have characteristics that are materially different from those of the transaction and RPT. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the transaction and that qualitative judgments concerning differences between the terms of the mergers and the business, financial and operating characteristics and prospects of RPT and the selected transactions and target companies that could affect the transaction multiples and public trading values of each selected transaction and target company are also relevant.
For each of the selected transactions, Lazard reviewed and compared, among other things, the ratio of the price per share paid in such selected transaction to the relevant target company’s next twelve months FFO per share (which we refer to as the “NTM Price/FFO multiple”). Financial data for the selected transactions and target companies were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information. The results of this analysis are summarized in the following table:
Multiple Reference Range	25th Percentile	Median	Mean	75th Percentile
NTM Price/FFO Multiple	11.0x	12.5x	13.3x	15.9x
Based on its professional judgment after taking into account, among other things, such observed multiples for each of the selected transactions, Lazard selected a NTM Price/FFO multiple reference range of 11.0x to 15.9x and applied this multiple reference range to RPT’s estimated FFO per common share for the twelve-month period commencing on July 1, 2023, based on the RPT Forecasts. This analysis indicated the following implied equity value reference range per RPT common share, as compared to the closing price of RPT common shares on August 25, 2023 and the following implied values of the common share consideration (each calculated as the exchange ratio of 0.6049x multiplied by a reference price per share of Kimco common stock, as indicated below):
		Implied Values of Common Share Consideration based on:
Implied Equity Value Reference Range per RPT Common Share	Closing Price of RPT Common Shares on August 25, 2023	Kimco Common Stock Closing Price on August 25, 2023 of $18.75	Kimco Common Stock 5-day Volume Weighted Average Price on August 25, 2023 of $18.76	Kimco Common Stock 20-day Volume Weighted Average Price on August 25, 2023 of $19.74
$11.02 – $15.90	$9.57	$11.34	$11.35	$11.94
Miscellaneous
In connection with Lazard’s services as financial advisor to RPT in connection with the mergers, RPT agreed to pay Lazard a fee for such services estimated, based on information available on August 25, 2023, to be approximately $18.2 million, $2.5 million of which was payable upon Lazard rendering its opinion, $2.0 million of which was payable upon announcement of the mergers, and the remainder of which is contingent on the consummation of the mergers. RPT has also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard’s engagement, including certain liabilities under U.S. federal securities laws. Lazard in the past has provided and in the future may provide certain investment banking services to Kimco, for which Lazard has received and may receive compensation, including, during the two years prior to the date of its opinion, having advised Kimco in connection with a potential transaction that was not consummated, and with respect to its merger with Weingarten Realty Investors which closed in August 2021.
Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of RPT, Kimco and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of RPT, Kimco and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.
RPT and Kimco determined the common share consideration in the company merger through arm’s-length negotiations, and the RPT board of trustees approved such common share consideration. Lazard did not recommend any specific consideration to the RPT board of trustees or any other person or indicate that any given consideration constituted the only appropriate consideration for the mergers. Lazard’s opinion was one of many factors considered by the RPT board of trustees, as discussed further in “The Mergers — Recommendation of the RPT Board of Trustees; RPT’s Reasons for the Mergers” beginning on page 44 of this proxy statement/prospectus.
Certain RPT Unaudited Prospective Financial Information
RPT does not as a matter of course make public long-term projections as to future revenues, cash net operating income, EBITDA, operating funds from operations, adjusted funds from operations, unlevered free cash flows or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the mergers and the other transactions contemplated by the merger agreement, the RPT management team prepared and provided to the RPT board of trustees in connection with its evaluation of the mergers and the other transactions contemplated by the merger agreement, and to RPT’s financial advisor, Lazard, for its use and reliance in connection with its financial analyses and opinion (described in this proxy statement/prospectus in the section entitled “The Mergers — Opinion of RPT’s Financial Advisor”), certain unaudited prospective financial information on a standalone basis regarding RPT’s operations for the calendar years 2023 through 2028 (which we refer to as the “RPT Forecasts”).
Kimco’s management team also projected that the combined company would realize approximately $34 million of initial annual cost saving synergies (which we refer to as the “Kimco Projected Synergies”)

following completion of the mergers. The Kimco Projected Synergies are not reflected in the RPT Forecasts, but separately were provided to the RPT management team and RPT board of trustees for their consideration.
The below summary of the RPT Forecasts and the Kimco Projected Synergies are included for the purpose of providing RPT shareholders access to certain non-public information that was furnished to the RPT board of trustees and Lazard in connection with the mergers and such information may not be appropriate for other purposes, and are not included to induce any holder of RPT common shares to vote in favor of the proposals contained in this proxy statement/prospectus or to influence any RPT shareholder or any other person to make an investment decision with respect to the mergers or otherwise.
The RPT Forecasts were not prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or GAAP, but, in the view of the RPT management team, were reasonably prepared and reflect the best available estimates, judgments and assumptions at the time of preparation, to the best of the RPT management team’s knowledge and belief, as to the expected future financial performance of RPT. The inclusion of the RPT Forecasts should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the RPT Forecasts.
While presented with numeric specificity, the RPT Forecasts set forth below were based on numerous variables, expectations and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to RPT’s business) available at the time they were prepared as to certain business decisions that are subject to change. Further, such variables, expectations and assumptions are inherently subjective and uncertain and are beyond the control of RPT. Some or all of the variables, expectations and assumptions underlying the RPT Forecasts may have changed since the date the RPT Forecasts were prepared. Important factors that may affect actual results and cause the RPT Forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to RPT’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory and competitive environment, general business and economic conditions and other factors described in the sections of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized or that the combined company will realize the anticipated benefits of the mergers, including the Kimco Projected Synergies, fully within the expected time frame or at all. RPT shareholders are urged to review the most recent SEC filings of RPT for a description of RPT’s reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RPT’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this proxy statement/prospectus.
None of RPT, Kimco or their respective officers, directors, trustees, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the RPT Forecasts. Kimco has not made, and is not making, any representation to any RPT shareholder or Kimco stockholder, in the merger agreement or otherwise, concerning the Kimco Projected Synergies.
RPT UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW RPT FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE RPT FORECASTS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE RPT FORECASTS COVER MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.
The financial metrics presented in this section are “non-GAAP financial measures” as set forth in Item 10(e) of Regulation S-K and should not be considered as alternatives to net income (determined in accordance with GAAP) or as an indication of RPT’s future performance. None of these non-GAAP measures represents cash generated from operating activities determined in accordance with GAAP, and none are a measure of liquidity or an indicator of RPT’s ability to make cash distributions. The RPT Forecasts should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. SEC rules that may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to directors or a financial advisor (like the below RPT Forecasts) in connection with a proposed transaction like the mergers when the disclosure is included in a document like this proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by Lazard for purposes of its opinion or by the RPT board of trustees in connection with its consideration of the mergers. Accordingly, RPT has not provided a reconciliation of the non-GAAP financial measures to the relevant GAAP financial measures.
RPT has not made, and is not making, any representation to any RPT shareholder, in the merger agreement or otherwise, concerning the RPT Forecasts or regarding the ultimate performance of RPT compared to the RPT Forecasts or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the RPT Forecasts, RPT urges all RPT shareholders not to place undue reliance on such information and to review RPT’s most recent SEC filings for a description of RPT’s reported financial results.
Neither RPT’s registered public accounting firm, Grant Thornton LLP, nor any other registered public accounting firm has compiled, examined or performed any audit or other procedures with respect to the RPT Forecasts contained herein, nor has any registered public accounting firm expressed any opinion or any other form of assurance on such information or its achievability. The report of Grant Thornton LLP contained in RPT’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this proxy statement/prospectus, relates to the historical financial information of RPT. It does not extend to the RPT Forecasts and should not be read to do so. Furthermore, the RPT Forecasts do not take into account any circumstances or events occurring after the dates on which it was prepared.
The prospective financial information included in this document has been prepared by, and is the responsibility of, in the case of the RPT Forecasts, RPT's management and, in the case of the Kimco Projected Synergies, Kimco's management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference relates to Kimco Realty Corporation's previously issued financial statements. It does not extend to any prospective financial information and should not be read to do so.
In preparing the RPT Forecasts included in this proxy statement/prospectus, RPT made a number of assumptions regarding, among other things, lease-up rates of existing assets, occupancy, tenant retention levels and tenant recoveries, changes in rent and operating expenses, rent not probable of collection, the scope, timing and cost of tenant inducements, interest rates, corporate financing activities, the amount, timing, cost and lease-up rates of existing development, the amount of third-party fee income, the amount of general and administrative costs, the amount of taxes paid and future recurring and non-recurring capital expenditures. The RPT Forecasts also includes adjustments relating to potential future dividend payments, potential future acquisitions in RPT’s net lease joint venture, preferred equity investments and distributions related to RPT’s net lease joint venture and certain land sales, but exclude multi-tenant acquisitions, dispositions and development activities that were not in process.
The following tables present a summary of the RPT Forecasts (amounts may reflect rounding).
	($ in millions, except per RPT common share data)
	2023E(1)	2024E	2025E	2026E	2027E	2028E
GAAP NOI at Share	$163	$173	$188	$195	$205	$210
Recurring EBITDA at Share	$132	$141	$159	$166	$175	$180
Operating Funds from Operations(2)	$94	$100	$112	$114	$118	$124
Operating FFO per Share(3)	$0.99	$1.05	$1.17	$1.18	$1.23	$1.28
Adjusted Funds from Operations(4)	$63	$51	$85	$85	$100	$112
AFFO per Share(3)	$0.66	$0.54	$0.88	$0.89	$1.04	$1.16
(1)	Reflects RPT management projections through December 31, 2023.
(2)
Funds from operations (which we refer to as “FFO”) is a supplemental non-GAAP financial measure utilized to evaluate the operating performance of real estate companies. FFO is defined, in accordance with standards established by the National Association of Real Estate

Investment Trusts (which we refer to as “Nareit”), as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of operating real estate assets and impairment provisions on operating real estate assets or on investments in non-consolidated investees that are driven by measurable decreases in the fair value of operating real estate asset held by the investee, plus depreciation and amortization of depreciable real estate (excluding amortization of financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Operating FFO (which we refer to as “OFFO”) is an additional non-GAAP financial measure which excludes transactions costs and periodic items such as gains (or losses) from sales of non-operating real estate assets and impairment provisions on non-operating real estate assets, bargain purchase gains, severance expense, accelerated amortization of debt premiums, gains or losses on extinguishment of debt, insured proceeds, net, accelerated write-offs of above and below market lease intangibles, accelerated write-offs of lease incentives and payment of loan amendment fees that are not adjusted under the current Nareit definition of FFO.
(3)
FFO per share reflects the conversion of the RPT preferred shares per the RPT management team’s calculation methodology. RPT preferred shares are dilutive to FFO if FFO per share is approximately $0.96 or greater.

(4)
Adjusted funds from operations (which we refer to as “AFFO”) is a supplemental non-GAAP financial measure defined as OFFO as adjusted for certain items, including but not limited to, recurring capital expenditures, leasing costs, non-cash rental income and non-cash general and administrative expense. The calculation of AFFO differs from Nareit’s definition of FFO and may not be comparable to that of other REITs and real estate companies.

The following table presents the estimated unlevered free cash flow values for the calendar years 2024 through 2028 (amounts may reflect rounding), utilized by Lazard in order to facilitate the discounted cash flow analysis described in section entitled “The Mergers — Opinion of RPT’s Financial Advisor.”
	($ in millions)
	2024E	2025E	2026E	2027E	2028E
Unlevered Free Cash Flow(1)	$41	$59	$99	$144	$158
(1)
Unlevered free cash flow, a non-GAAP financial measure, was calculated by taking EBITDA and adjusting for maintenance, leasing and development capital expenditures, net joint venture and preferred investments and certain other cash flows.

Interests of RPT Trustees and Executive Officers in the Mergers
RPT trustees and executive officers may have certain interests in the mergers and the other transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of RPT shareholders generally. The members of the RPT board of trustees were aware of and considered these interests in reaching the determination to approve the mergers and the other transactions contemplated by the merger agreement and recommend to the shareholders of RPT that they vote to approve the proposals to be voted on the special meeting.
The RPT executive officers for purposes of the discussion below are Brian L. Harper (Trustee, President and Chief Executive Officer), Michael P. Fitzmaurice (Executive Vice President and Chief Financial Officer), Timothy Collier (Executive Vice President, Leasing), Heather R. Ohlberg (Executive Vice President, General Counsel and Secretary), and Raymond J. Merk (Senior Vice President and Chief Accounting Officer).
Treatment of Equity and Equity-Based Awards
Each of the RPT trustees and executive officers will be entitled to receive, for each RPT common share he or she holds at the company merger effective time, the same merger consideration in the same manner as other holders of RPT common shares. For information regarding beneficial ownership of RPT common shares, other than outstanding equity-based awards that will accelerate as a result of the mergers as described below, by each of the RPT trustees and named executive officers and all trustees and executive officers as a group, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management.”
RPT Restricted Share Awards. As of immediately prior to the company merger effective time, each RPT restricted share award that is issued and outstanding as of immediately prior to the company merger effective time will automatically become fully vested and all restrictions with respect thereto will lapse and each RPT common share subject thereto will be cancelled and retired and automatically converted into the right to receive (upon the proper surrender of the applicable certificate or, in the case of a book-entry share, the proper surrender of such book-entry share), as of the company merger effective time, the sum of (x) the common share merger consideration, plus (y) the fractional share consideration, if any, and the holder of each RPT restricted share award that vests in accordance with the merger agreement will be entitled to receive a cash amount equal to the value, as of immediately prior to the company merger effective time, of the dividend equivalent with respect to such RPT common shares to the extent unpaid as of the company merger effective time, if any, subject to the requirements and contingencies specified therein.

RPT RSU and Phantom Share Awards. At the company merger effective time, each RPT RSU award and each RPT phantom share award, whether or not vested, will be cancelled and converted into the right to receive (x) a number of shares of Kimco common stock equal to the product of the number of RPT common shares issuable pursuant to such RPT RSU award or RPT phantom share award multiplied by the exchange ratio, plus (y) the fractional share consideration, if any, plus (z) a cash amount equal to the value, as of immediately prior to the company merger effective time, of the dividend equivalent with respect to such RPT RSU award or RPT phantom share award to the extent unpaid as of the company merger effective time if any. The number of RPT common shares subject to each such RPT RSU award will be determined based on (1) if performance for the performance period has been certified prior to the company merger effective time, actual performance (which performance level shall be certified by the compensation and human capital committee of the board of trustees of RPT (following consultation with Kimco) in the ordinary course of business consistent with past practice prior to the company merger effective time) and (2) if performance for the performance period has not been certified prior to the company merger effective time, the maximum performance level specified in the applicable equity incentive plan of RPT or applicable award agreement; provided, that the number of RPT common shares subject to each RPT RSU award granted in 2018 shall be determined based on the target performance level specified in the applicable equity incentive plan of RPT or applicable award agreement.
The following table sets forth (i) the number of common shares underlying RPT restricted share awards, RPT RSU awards (assuming the actual level of performance for all RPT RSU awards for which performance has been certified and the maximum performance level for all RPT RSU awards for which performance has not been certified as of September 28, 2023 except for RPT RSU awards granted in 2018, for which the target level of performance is assumed) and RPT phantom share awards held by each RPT trustee and executive officer as of September 28, 2023, the latest practicable date before the filing of this proxy statement/prospectus, and (ii) the value of such RPT restricted share awards, RPT RSU awards and RPT phantom share awards. The values in the table below have been determined assuming a share price of $11.28, which was the average closing price of a RPT common share over the first five trading days following the first public announcement of the mergers on August 28, 2023. The amounts reflected in the table below exclude any RPT restricted share awards, RPT RSU awards and RPT phantom share awards that have vested in accordance with their terms prior to September 28, 2023 (the assumed closing date of the mergers solely for purposes of this compensation-related disclosure).
Name	Number of Unvested RPT Restricted Share Awards (#)	Estimated Aggregate RPT Restricted Share Award Value ($)(1)	Number of Unvested RPT RSU Award/Phantom Share Awards (#)	Estimated Aggregate RPT RSU Award/Phantom Share Award Value ($)(2)
Executive Officers
Brian L. Harper	490,709	$6,021,588	1,706,844	$19,983,388
Michael P. Fitzmaurice	144,388	$1,775,066	306,827	$3,577,274
Timothy Collier	56,050	$672,337	224,582	$2,607,771
Heather R. Ohlberg	41,459	$496,549	129,329	$1,484,319
Raymond J. Merk	22,988	$275,021	85,053	$986,335
Trustees
Richard L. Federico	9,570	$109,289	—	—
Arthur H. Goldberg	9,570	$109,289	58,647	$669,749
Joanna T. Lau	9,570	$109,289	—	—
David J. Nettina	9,570	$109,289	—	—
Laurie M. Shahon	9,570	$109,289	—	—
Andrea M. Weiss	9,570	$109,289	—	—
(1)
Includes the cash value of the dividend equivalent right with respect to each such RPT restricted share award as of September 28, 2023 ($486,390 for Mr. Harper, $146,369 for Mr. Fitzmaurice, $40,093 for Mr. Collier, $28,891 for Ms. Ohlberg, $15,716 for Mr. Merk, $1,340 for Mr. Federico, $1,340 for Mr. Goldberg, $1,340 for Ms. Lau, $1,340 for Mr. Nettina, $1,340 for Ms. Shahon and $1,340 for Ms. Weiss).

(2)
Includes the cash value of the dividend equivalent right with respect to each such RPT RSU award and RPT phantom share award as of September 28, 2023 ($730,188 for Mr. Harper, $116,265 for Mr. Fitzmaurice, $74,486 for Mr. Collier, $25,488 for Ms. Ohlberg, $26,937 for Mr. Merk, and $8,211 for Mr. Goldberg).

Severance Entitlements
On June 11, 2020, RPT entered into employment agreements with each of Mr. Harper and Mr. Fitzmaurice and, pursuant to the terms of the merger agreement, RPT is permitted to amend such agreements to modify the bonus component of the severance payments payable thereunder. Pursuant to such employment agreement, as such agreements will be amended by the amendments contemplated by the merger agreement, in the event that Mr. Harper or Mr. Fitzmaurice’s employment is terminated without “cause” or if Mr. Harper or Mr. Fitzmaurice resigns for “good reason,” in each case, within 24 months after a “change in control” (each as defined in the applicable employment agreement), subject to the executive’s execution and non-revocation of a release of claims, then he is entitled to receive (i) a pro-rata portion of his annual cash bonus for the year of termination based on actual performance (in the case of Mr. Harper) or target performance (in the case of Mr. Fitzmaurice), (ii) an amount equal to two times the sum of (A) his annual base salary, plus (B) 150% of his target annual cash bonus, payable in 24 equal monthly installments following the date of termination, and (iii) reimbursement on a monthly basis for COBRA payments for health benefits for a period of up to 18 months following termination for the executive and his eligible dependents.
All other executive officers are entitled to severance benefits pursuant to RPT’s change in control policy and, pursuant to the terms of the merger agreement, RPT is permitted to amend the change in control policy to, among other things, modify the severance payments and benefits thereunder (we refer to such policy, as amended by the contemplated amendment, as the “change in control policy”). Pursuant to the change in control policy, in the event of a resignation of employment by an executive officer for “good reason” (or the executive officer’s election not to accept an offer of ongoing employment with RPT or its successor or acquirer following a change in control), a termination of employment by RPT other than for “cause”, or upon the executive officer’s death or permanent disability, in each case, within one year following a “change in control date” (as such terms are defined in the change in control policy), then each such executive officer is entitled to receive (i) a lump sum severance payment equal to two times the sum of (A) the executive officer’s annual base salary, plus (B) 150% the executive’s target annual cash bonus, and (ii) payment or reimbursement of the employer’s portion of monthly COBRA premiums according to the executive’s coverage elections for medical, dental, and vision insurance for up to 18 months following termination. In addition, pursuant to the terms of the offer letter between RPT and Mr. Merk as such offer letter may be amended pursuant to the terms of the merger agreement, if Mr. Merk’s employment is terminated in circumstances under which he would be eligible for severance payments and benefits under the change in control policy, RPT will reimburse Mr. Merk any remaining term on his apartment lease as of the date of termination and provide Mr. Merk with a one-time reimbursement of moving expenses in an amount of up to $10,000.
The mergers will constitute a change in control for purposes of the employment agreements with Mr. Harper and Mr. Fitzmaurice and the change in control policy.
The table below summarizes the estimated value of severance benefits payable to each RPT executive officer pursuant to the employment agreements with Mr. Harper and Mr. Fitzmaurice and the change in control policy with respect to the other executive officers in the event of certain qualifying terminations within 24 months following the completion of the mergers for Mr. Harper or Mr. Fitzmaurice and within one year following completion of the mergers for the other executive officers.
Name	Cash Compensation ($)(1)	Continuation of Health and Welfare Benefits and Housing and Moving Expenses ($)(2)	Total
Brian L. Harper	$4,887,500	$35,315	$4,922,815
Michael P. Fitzmaurice	$2,260,548	$31,359	$2,291,907
Timothy Collier	$1,893,885	$31,359	$1,925,244
Heather R. Ohlberg	$1,838,725	$28,650	$1,867,375
Raymond J. Merk	$1,092,000	$51,859	$1,143,859
(1)
Represents the cash payments payable to each executive officer under the applicable employment agreement or the change in control policy, consisting of an amount equal to two times the sum of the executive officer’s (i) annual base salary ($850,000 for Mr. Harper, $513,761 for Mr. Fitzmaurice, $445,620 for Mr. Collier, $432,641 for Ms. Ohlberg, and $312,000 for Mr. Merk), and (ii) an amount equal to 150% of the executive’s target annual cash bonus for 2023 ($1,062,500 for Mr. Harper, $411,009 for Mr. Fitzmaurice, $334,215 for Mr. Collier, $324,481 for Ms. Ohlberg, and $156,000 for Mr. Merk).

(2)
Represents an estimate of the cost to provide continued medical, dental, and vision benefits for 18 months following termination. For Mr. Merk, the amount also includes the estimated lease payments for the remaining term on his apartment lease as of September 28, 2023 ($16,920) and $10,000 for reimbursement of moving expenses pursuant to the terms of his offer letter as it is contemplated to be amended pursuant to the merger agreement.

2023 Annual Bonus
Pursuant to the terms of the merger agreement, each bonus-eligible employee of RPT, including each executive officer, is entitled to a receive a 2023 annual cash bonus in an amount equal to 120% of the employee’s target 2023 annual cash bonus upon the closing of the mergers, subject to the employee’s continued employment through the closing of the mergers. The table below presents the amount of the 2023 annual cash bonus expected to be received by each executive officer:
Name	Bonus ($)
Brian L. Harper	$1,275,000
Michael P. Fitzmaurice	$493,211
Timothy Collier	$401,058
Heather R. Ohlberg	$389,377
Raymond J. Merk	$187,200
Deferred Fee Plan
RPT maintains a deferred fee plan for trustees (which we refer to as the “RPT Deferred Fee Plan”). Pursuant to the RPT Deferred Fee Plan trustees may elect to defer the annual retainer (including any fees paid to a trustee for serving as chairman of a committee or the board) earned for services provided during a subsequent calendar year. Arthur Goldberg previously elected to defer receipt of a portion of the stock fees earned for his services until the earlier of (i) January 15 of the year following the termination of his service and (ii) a change in control of RPT. The mergers will constitute a change in control of RPT for purposes of the RPT Deferred Fee Plan.
Mr. Goldberg holds RPT phantom share awards covering 58,647 common shares pursuant to the RPT Deferred Fee Plan, which will be treated as described in the section entitled “—Treatment of Equity and Equity-Based Awards.”
Director and Officer Indemnification and Insurance
Pursuant to the terms of the merger agreement, the RPT trustees and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from and after the company merger effective time until the sixth anniversary of the closing date. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section entitled “The Merger Agreement — Director and Officer Indemnification and Insurance.”
Quantification of Potential Payments and Benefits to RPT Named Executive Officers in Connection with the Mergers
In accordance with Item 402(t) of Regulation S-K, the table below sets forth estimates of the amounts of compensation that are based on or otherwise relate to the mergers and that will or may be paid or become payable to the RPT named executive officers either immediately following completion of the mergers (i.e., on a “single-trigger” basis) or in the event of certain qualifying terminations of employment in connection with the mergers (i.e., on a “double-trigger” basis). Holders of RPT common shares are being asked to approve, on a non-binding, advisory basis, such compensation for the RPT named executive officers. Because the vote to approve such compensation is advisory only, it will not be binding on either RPT or the RPT board of trustees. Accordingly, if the Merger Proposal is approved by the holders of RPT common shares and the mergers are completed, the compensation payments are contractually required to be paid by RPT to its named executive officers and will or may be paid, subject only to the conditions applicable thereto, which are described in the footnotes to the table below. For additional information, see the section entitled “The Mergers — Interests of RPT Trustees and Executive Officers in the Mergers.”

The potential payments in the table below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on:
(i)	an assumption that the mergers are completed on September 28, 2023;
(ii)
the value of a RPT common share assuming a share price of $11.28, which was the average closing price of a RPT common share over the first five trading days following the first public announcement of the merger agreement on August 28, 2023;

(iii)	each named executive officer’s salary and target annual cash bonus as in effect as of the date of this proxy statement/prospectus;
(iv)
the number of common shares underlying unvested RPT restricted share awards and RPT RSU awards held by the named executive officers as of September 28, 2023, the latest practicable date before the filing of this proxy statement/prospectus, assuming the actual level of performance for awards for which performance has been certified, the maximum level of performance for RPT RSU awards granted after 2018 for which performance has not been certified and target performance for RPT RSU awards granted in 2018, and excludes any RPT restricted share awards and RPT RSU awards that vested in accordance with their terms prior to September 28, 2023;

(v)
the assumption that each named executive officer experiences a termination of employment by the executive officer for “good reason” or by RPT other than for “cause” (as such terms are defined in the applicable employment agreement or in the change in control policy, as applicable) immediately following the completion of the mergers; and

(vi)	the assumption that no reduction in payments or benefits will be necessary to mitigate the impact of Sections 280G and 4999 of the Code.
In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus, and do not reflect certain compensation actions that may occur before completion of the mergers. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Potential Payments to RPT Named Executive Officers
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Brian L. Harper	$6,162,500	$26,004,976	$ 35,315	$32,202,791
Michael P. Fitzmaurice	$2,753,759	$5,352,339	$31,359	$8,137,457
Timothy Collier	$2,294,943	$3,280,108	$31,359	$5,606,410
Heather R. Ohlberg	$2,228,102	$1,980,868	$28,650	$4,237,620
Raymond J. Merk	$1,279,200	$1,261,355	$51,859	$2,592,414
(1)
As described in the section entitled “— Severance Entitlements” of this proxy statement/prospectus, the cash payments payable to each named executive officer consist of (i) a severance payment in an amount equal to two times (A) the named executive officer’s annual base salary, plus (B) 150% of the named executive officer’s target annual cash bonus opportunity and (ii) a 2023 annual cash bonus in an amount equal to 120% of the named executive officer’s target annual cash bonus for 2023, as described in “— 2023 Annual Bonus.” The payments under clause (i) are “double-trigger,” as they will be payable only if the named executive officer experiences a qualifying termination of employment following completion of the mergers. The payments under clause (ii) are “single trigger” and will be payable upon the closing of the mergers, subject to the named executive officer’s continued employment through the closing, whether or not such named executive officer’s employment is later terminated.

(2)
The estimated amounts shown in this column represent the aggregate value of each named executive officer’s unvested RPT restricted share awards and RPT RSU awards, as described in the section entitled “— Treatment of Equity and Equity-Based Awards” of this proxy statement/prospectus, as of September 28, 2023 (the assumed closing date of the mergers solely for purposes of this compensation-related disclosure). The estimated payments in respect of the named executive officers’ unvested RPT restricted share awards and RPT RSU awards shown in the table above are “single-trigger” benefits in that they will be payable shortly following completion of the mergers, whether or not such named executive officer’s employment is later terminated. The amounts reported include the cash value of the dividend equivalent right with respect to RPT restricted share awards and RPT RSU awards held by the named executive officers as of September 28, 2023 ($1,216,578 for Mr. Harper, $262,634 for Mr. Fitzmaurice, $114,579 for Mr. Collier, $54,379 for Ms. Ohlberg, $42,653 for Mr. Merk).

(3)
As described in the section entitled “— Severance Entitlements,” of this proxy statement/prospectus the amounts shown in this column represent an estimate of the cost to provide continued medical, dental, and vision benefits for 18 months following termination. In addition, as described in the section entitled “— Executive Employment Agreements,” of this proxy statement/prospectus for Mr. Merk, the amount also includes the estimated lease payments for the remaining term on his apartment lease ($16,920) and $10,000 for reimbursement of moving expenses pursuant to the terms of his offer letter as it is contemplated to be amended pursuant to the merger agreement. These are “double-trigger” benefits as they will be payable only if the named executive officer experiences a qualifying termination of employment following completion of the mergers.
Employee Matters
For a period of 12 months following the closing of the mergers, Kimco is required to provide each continuing RPT employee with (i) base salary (or base wages) at least equal to the base salary (or base wages) provided to such continuing RPT employee by RPT or any subsidiary of RPT as of immediately prior to the closing of the mergers, (ii) with respect to the 2024 calendar year, if applicable, target annual cash bonus opportunity at least equal to the target annual cash bonus opportunity provided to such continuing RPT employee as of immediately prior to the closing of the mergers (excluding any target annual bonus settled in equity or equity-based incentive arrangements), and (iii) retirement and health and welfare benefits that are substantially similar, in the aggregate, to those retirement and health and welfare benefits that are either, at Kimco’s discretion, (A) provided to such continuing RPT employee by RPT or any subsidiary of RPT as of immediately prior to the closing of the mergers or (B) provided to similarly situated employees of Kimco or any subsidiary of Kimco, excluding defined benefit pension, nonqualified retirement, severance, post-retirement medical or welfare, equity or equity-based incentive, retention, change in control or similar plans, agreements, programs, policies, practices, or other arrangements.
To the extent Kimco benefit plans provide benefits to any continuing employee on or following the closing of the mergers, Kimco will use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Kimco to be waived with respect to the continuing employees and their eligible dependents, (ii) give each continuing employee credit for the plan year in which the closing of the mergers occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the closing of the mergers for which payment has been made, and (iii) give each continuing RPT employee service credit for such continuing RPT employee’s employment with RPT for purposes of eligibility to participate, vesting, and solely for severance or vacation accrual, benefit accrual under each applicable Kimco benefit plan except for any plan maintained by Kimco or its subsidiaries under which similarly situated employees of Kimco or any of its subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation, or to the extent it would result in a duplication of benefits or retroactive application.
Treatment of RPT Equity-Based Awards in the Mergers
Treatment of RPT Restricted Share Awards. As of immediately prior to the company merger effective time, each RPT restricted share award that is issued and outstanding as of immediately prior to the company merger effective time will automatically become fully vested and all restrictions with respect thereto will lapse and each RPT common share subject thereto will be cancelled and retired and automatically converted into the right to receive (upon the proper surrender of the applicable certificate or, in the case of a book-entry share, the proper surrender of such book-entry share), as of the company merger effective time, the sum of (x) the common share merger consideration, plus (y) the fractional share consideration, if any, and the holder of each RPT restricted share award that vests in accordance with the merger agreement will be entitled to receive a cash amount equal to the value, as of immediately prior to the company merger effective time, of the dividend equivalent with respect to such RPT common shares to the extent unpaid as of the company merger effective time, if any, subject to the requirements and contingencies specified therein.
Treatment of RPT RSU and Phantom Share Awards. At the company merger effective time, each RPT RSU award and each RPT phantom share award whether or not vested, will be cancelled and converted into the right to receive (x) a number of shares of Kimco common stock equal to the product of the number of RPT common shares issuable pursuant to such RPT RSU award or RPT phantom share award multiplied by the exchange ratio, plus (y) the fractional share consideration, if any, plus (z) a cash amount equal to the value, as of immediately prior to the company merger effective time, of the dividend equivalent with respect to such RPT RSU award or RPT phantom share award to the extent unpaid as of the company merger effective time if any. The number of RPT common shares subject to each such RPT RSU award will be determined based on (1) if performance for the performance period has been certified prior to the company merger effective time, actual performance (which performance level shall be certified by the compensation and human capital committee of the board of trustees of RPT (following consultation with Kimco) in the ordinary course of business consistent with past practice prior to the company merger effective time) and (2) if performance for the performance period has not been certified prior to the company merger effective time, the maximum performance level specified in the applicable equity incentive plan of RPT or applicable award agreement; provided that the number of RPT common shares subject to each RPT RSU award granted in 2018 shall be determined based on the target performance level specified in the applicable equity incentive plan of RPT or applicable award agreement.
Accounting Treatment
Kimco prepares its financial statements in accordance with GAAP. The mergers will be accounted for by using the business combination accounting rules, which require the application of a screen test to evaluate if substantially all of the fair value of the assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or a business combination. In the event that the screen test is not met, the rules require a further assessment to determine whether an asset acquisition or a business combination has occurred. In addition, the rules require the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquirer. After consideration of all applicable factors pursuant to the business combination accounting rules, the mergers will be treated as a business combination under GAAP with Kimco as the acquirer.
Regulatory Matters
Kimco and RPT have each agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable law to consummate and make effective, as promptly as practicable, the mergers and the other transactions contemplated by the merger agreement.
There can be no assurances that all requisite regulatory approvals will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Kimco’s and RPT’s ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. For more information, see the section entitled “Risk Factors,” beginning on page 21 of this proxy statement/prospectus.
The parties’ respective obligations to complete the mergers are conditioned, among other matters, upon (i) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any governmental authority of competent jurisdiction prohibiting the consummation of the mergers or any of the other transactions contemplated by the merger agreement, (ii) the absence of any law enacted, entered, promulgated or enforced by any governmental authority after the date of the merger agreement that makes illegal the consummation of the mergers and (iii) the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and the registration statement not being the subject of any stop order or proceeding seeking a stop order that has been commenced by the SEC and not withdrawn.
Kimco and RPT are not aware of any other material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement.
Exchange of Shares in the Mergers
Kimco will appoint Equiniti Trust Company as the exchange agent to handle the payment and delivery of the merger consideration (including the exchange of certificates formerly evidencing RPT common shares and RPT preferred shares for shares of Kimco common stock and depositary shares representing shares of new Kimco preferred stock, respectively) and the cash payments to be delivered in lieu of fractional shares of Kimco common stock. As soon as reasonably practicable after the company merger effective time, the exchange agent will mail to each holder of record of a certificate or certificates that immediately prior to the company merger effective time evidenced RPT common shares or RPT preferred shares, which we refer to as a “certificate” or “certificates,” whose shares were converted into the right to receive the applicable merger consideration pursuant to the terms of the merger agreement, a letter of transmittal and instructions for use in effecting the surrender of certificates to the exchange agent in exchange for the applicable merger consideration the holder is entitled to receive under the merger agreement. Each holder of RPT common shares or RPT preferred shares that surrenders its certificate (or affidavit of loss in lieu thereof) to the exchange agent for cancellation along with the executed letter of transmittal and any other documents described in the instructions, and each holder of a book-entry share or book-entry shares that immediately prior to the company merger effective time evidenced RPT common shares or RPT preferred shares, which we refer to as a “book-entry share” or “book-entry shares,” will receive any whole shares of Kimco common stock and/or depositary shares representing shares of new Kimco preferred stock such holder is entitled to receive and any fractional share consideration such holder is entitled to receive. Any holder of a book-entry share or shares will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent and will automatically, upon the company merger effective time be entitled to receive the merger consideration due to such holder (including any fractional share consideration). From and after the company merger effective time, there will be no further registration of transfers of any RPT common shares or RPT preferred shares.
Dividends
The merger agreement permits Kimco, Kimco OP, Merger Sub and OP Merger Sub (which we refer to as the “Kimco parties”) to declare and pay (i) quarterly dividends at a rate not to exceed $0.23 per share of Kimco common stock per quarter, except that the Kimco board of directors may increase such quarterly dividend by no more than 10%, (ii) dividends pursuant to the terms of the 5.125% Class L Cumulative Redeemable Preferred Stock, $1.00 par value per share, of Kimco (which we refer to as “Kimco Class L preferred stock”), (iii) dividends pursuant to the terms of the 5.25% Class M Cumulative Redeemable Preferred Stock, $1.00 par value per share, of Kimco (which we refer to as “Kimco Class M preferred stock”), (iii) corresponding payments in respect of Kimco equity awards and (iv) permitted REIT dividends in accordance with the merger agreement.
The merger agreement permits RPT and RPT OP (which we refer to as the “RPT parties”) to declare and pay (i) quarterly dividends at a rate not to exceed $0.14 per RPT common share and $0.90625 per RPT preferred share per quarter, (ii) dividends or other distributions to RPT by any directly or indirectly wholly owned subsidiaries of RPT, (iii) distributions by any subsidiary of RPT, including distributions by any RPT joint venture that is not wholly owned, directly or indirectly, by RPT, in accordance with the requirements of the organizational documents of such RPT subsidiary and RPT joint venture, (iv) corresponding payments in respect of RPT equity awards and (v) permitted REIT dividends in accordance with the merger agreement.
If RPT or any of its subsidiaries (in consultation with Kimco) determines that it is necessary to declare a permitted REIT dividend, RPT must notify Kimco at least 20 days prior to the anticipated closing date, and, to the extent such permitted REIT dividend is not necessitated by action or actions requested by Kimco pursuant to the merger agreement, then, at Kimco’s option, either (i) the exchange ratio will be decreased by an amount equal to the product of (a) the then-applicable exchange ratio prior to the adjustment multiplied by (b) the quotient obtained by dividing (x) the per-share amount of such permitted REIT dividend by (y) $11.57 or (ii) Kimco will be permitted to declare a pre-closing cash dividend in an amount per share equal to the quotient obtained by dividing (a) the RPT permitted REIT dividend declared by RPT with respect to each RPT common share by (b) the exchange ratio.
If Kimco or any of its subsidiaries (in consultation with RPT) determines that it is necessary to declare a permitted REIT dividend, Kimco must notify RPT at least 20 days prior to the anticipated closing date, Kimco will be permitted to effect such permitted REIT dividend at its option as a dividend of cash, common stock or a combination of cash and common stock, provided that any dividend of common stock will result in an adjustment to the exchange ratio as set forth in the merger agreement. In the event Kimco declares a permitted REIT dividend, then, at Kimco’s option, either (i) the exchange ratio will be increased by an amount equal to the product of (a) the then-applicable exchange ratio prior to the adjustment multiplied by (b) the quotient obtained by dividing (x) the per-share cash amount of such permitted REIT dividend by (y) $19.12 or (ii) RPT will be permitted to declare a pre-closing cash dividend in an amount per share equal to the product of (a) the cash amount of the permitted REIT dividend declared by Kimco with respect to each share of Kimco common stock by (b) the exchange ratio.
Kimco and RPT will take such actions as are necessary to ensure that the timing of any regular quarterly dividend paid by either Kimco or RPT prior to closing will be coordinated so that, if either the holders of Kimco common stock or RPT common shares receive a dividend for a particular quarter prior to the closing date, then the holders of RPT common shares and the holders of Kimco common stock, respectively, will also receive a dividend for such quarter prior to the closing date. Additionally, Kimco and RPT will coordinate such that any such quarterly dividends will have the same record date and the same payment date, which will be consistent with Kimco’s historical record dates and payment dates unless otherwise agreed between the parties, in order to ensure that the holders of Kimco common stock and the holders of RPT common shares receive the same number of such dividends prior to the company merger effective time, subject to certain conditions.
Listing of Kimco Common Stock and Kimco Preferred Stock
It is a condition to the completion of the mergers that the Kimco common stock and depositary shares representing new Kimco preferred stock to be issued in connection with the mergers be approved for listing on the NYSE, subject to official notice of issuance.
De-Listing and Deregistration of RPT Common Shares and RPT Preferred Shares
If the mergers are completed, the RPT common shares and RPT preferred shares currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act, and RPT will no longer be required to file periodic reports with the SEC with respect to RPT common shares and RPT preferred shares.
No Appraisal Rights or Dissenters’ Rights
Appraisal rights or dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.
Under Maryland law, objecting stockholders may have, subject to satisfying certain procedures, the right to demand and receive payment of the fair value of their shares of stock in connection with certain transactions (often referred to as appraisal rights or dissenters’ rights), including a proposed merger, share exchange or sale of substantially all of the assets of the corporation. Under Maryland law, however, dissenters’ rights generally are not available to holders of shares of stock, such as RPT common shares, that are listed on a national securities exchange such as the NYSE, nor are dissenters rights available for stock that is not entitled to vote on the transaction, such as RPT preferred shares (which are also listed on the NYSE). Furthermore, the merger consideration is in the form of shares of Kimco common stock, which is also listed on a national securities exchange and depositary shares representing shares of Kimco preferred stock, which will be listed on a national securities exchange. The RPT declaration of trust also generally provides that no holder of shares of beneficial interest in RPT shall, as such holder, have any right to require RPT to pay such holder the fair value of such holder’s shares in an appraisal or similar proceeding.
No dissenters’ or appraisal rights, or rights of objecting shareholders under Title 3, Subtitle 2 of the Maryland General Corporation Law, as incorporated by reference in Title 8, Subtitle 5 of the Maryland REIT Law, shall be available with respect to the mergers or the other transactions contemplated by the merger agreement, including any remedy under Section 3-201 et seq. of the Maryland General Corporation Law.
Treatment of Indebtedness and Preferred Stock
Indebtedness
In connection with the mergers, it is expected that RPT’s current $500 million unsecured revolving credit facility (under which $36 million principal amount was outstanding as of October 31, 2023, the latest practicable date before the date of this proxy statement/prospectus) and $310 million unsecured term loan facilities will be repaid and terminated in full.
The terms and timing of any amendments to RPT’s other debt agreements (including the outstanding private placement notes) or any other approach chosen by Kimco to the assumption, defeasance, satisfaction or discharge of RPT’s debt agreements and the indebtedness incurred pursuant thereto discussed in this proxy statement/prospectus have not been determined as of the date of this proxy statement/prospectus.
This proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of Kimco or RPT. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of Kimco shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

Preferred Stock
In connection with the company merger, each issued and outstanding RPT preferred share will be converted into the right to receive one depositary share representing one one-thousandth of a share of new Kimco preferred stock.
For more details on the treatment of RPT’s existing preferred shares under the merger agreement, see the section entitled “The Mergers — Exchange of Shares in the Mergers” beginning on page 62 and for more details on the new Kimco preferred stock to be issued by Kimco in connection with the mergers, see the section entitled “Description of New Kimco Preferred Stock.”
For a more detailed description of Kimco’s and RPT’s existing indebtedness and preferred shares, see Kimco’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, and RPT’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, each of which is incorporated by reference into this proxy statement/prospectus, and any subsequent report filed with the SEC and incorporated by reference.

THE MERGER AGREEMENT
The following section summarizes certain material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger agreement and the mergers.
The representations, warranties and covenants contained in the merger agreement and described in this proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates set forth therein and may be subject to more recent developments, were made solely for the benefit of the other parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures and exceptions and by each parties’ filings with the SEC, for the purposes of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the merger agreement do not survive the company merger effective time. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of Kimco, Kimco OP, Merger Sub, OP Merger Sub, RPT, RPT OP or any of their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Kimco or RPT.
Form of the Mergers
The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the applicable provisions of the MRL, DRULPA and the DLLCA, Kimco will acquire RPT through a multi-step process:
•	in the company merger, RPT will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a direct wholly owned subsidiary of Kimco;
•	immediately thereafter, in the contribution, Kimco will contribute all the outstanding membership interests of Merger Sub to Kimco OP; and
•
immediately prior to the company merger effective time, in the partnership merger, OP Merger Sub will merge with and into RPT OP, with RPT OP continuing as the surviving entity. As a result of the mergers and the contribution, RPT OP will become a wholly owned subsidiary of Kimco OP.

Closing and Effective Time of the Mergers
Upon the terms and subject to the conditions of the merger agreement, the closing of the mergers will take place on the later of (i) January 2, 2024 and (ii) the third (3rd) business day after all the conditions set forth in the merger agreement (other than those conditions that by their terms are required to be satisfied or waived at the closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the party entitled to the benefit of such condition (subject to applicable law), unless another date, time or place is agreed to in writing by the parties.
Concurrently with the closing, the applicable parties will file the certificate of merger with respect to the partnership merger with the Secretary of State of the State of Delaware (which we refer to as the “DSOS”) in accordance with the DLLCA and the DRULPA. The partnership merger will become effective on the date and at the time at which the certificate of merger with respect to the partnership merger has been duly filed with the DSOS or at such other date and time as is agreed between the parties and specified in such certificate of merger.
Concurrently with the closing, the applicable parties will file the articles of merger with respect to the company merger with the State Department of Assessments and Taxation of Maryland (which we refer to as the “SDAT”) in accordance with the MRL and file the certificate of merger with respect to the company merger with the DSOS in accordance with the DLLCA. The company merger will occur immediately following the partnership merger effective time and become effective on the date and at the time at which the articles of merger and certificate of merger with respect to the company merger have been filed with, and accepted for record by, the SDAT and the DSOS, as applicable, or at such other date and time as is agreed between the parties, not to exceed 30 days from the date such articles of merger and certificate of merger are filed with, and accepted for record by, the SDAT and the DSOS, as applicable, and specified in such articles of merger and certificate of merger.
General Partner; Governing Documents
At the partnership merger effective time and until the company merger effective time, RPT will continue to be the sole general partner of RPT OP, until replaced in accordance with applicable law. From and after the company merger effective time, Merger Sub will be the sole general partner of RPT OP, until replaced in accordance with applicable law.
At the partnership merger effective time, the partnership agreement of RPT OP as in effect immediately prior to the partnership merger effective time will be the agreement of limited partnership of RPT OP immediately following the partnership merger effective time, until thereafter supplemented or amended in accordance with the provisions thereof and applicable law.
At the company merger effective time and by virtue of the company merger, the organizational documents of Merger Sub as in effect immediately prior to the company merger effective time will be the organizational documents of Merger Sub immediately following the company merger effective time, until thereafter supplemented or amended in accordance with the provisions thereof and applicable law.
Directors and Officers
Effective as of the partnership merger effective time, the officers of OP Merger Sub at the partnership merger effective time will be the officers of RPT OP as the surviving entity of the partnership merger, each to hold office in accordance with the partnership agreement of RPT OP.
Effective as of the company merger effective time, the officers of Merger Sub immediately prior to the company merger effective time will continue to be the officers of Merger Sub as the surviving entity in the company merger, each to hold office in accordance with the organizational documents of Merger Sub.
The merger agreement does not provide for any changes to the officers or directors of Kimco.
Merger Consideration
At the company merger effective time, (i) each RPT common share (other than certain shares as set forth in the merger agreement) issued and outstanding immediately prior to the company merger effective time will be cancelled and automatically converted into the right to receive 0.6049 shares of Kimco common stock, together with cash in lieu of fractional shares and (ii) each RPT preferred share (other than certain shares as set forth in the merger agreement) issued and outstanding immediately prior to the company merger effective time will be cancelled and automatically converted into the right to receive one depositary share representing one-thousandth of a share of new Kimco preferred stock having the rights, preferences and privileges substantially as set forth in Annex B to this proxy statement/prospectus, in each case, without interest, and subject to any withholding required under applicable law, upon the terms and subject to the conditions set forth in the merger agreement.
At the partnership merger effective time, (i) the general partner interests in RPT OP and each RPT OP common unit, in each case, that are held by RPT as of immediately prior to the partnership merger effective time will remain outstanding at and following the partnership merger effective time, (ii) each Series D Preferred Unit, as defined in the RPT OP partnership agreement, held by RPT as of immediately prior to the partnership merger effective time will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor and (iii) each RPT OP common unit (other than any RPT OP common units held by RPT) that is issued and outstanding immediately prior to the partnership merger effective Time will automatically be converted into 0.6049 new validly issued Kimco OP common units and each holder of such new Kimco OP common units will be admitted as a limited liability company member of Kimco OP in accordance with the terms of Kimco OP’s limited liability company agreement. No fractional new Kimco OP common units will be issued in the partnership merger. Any fractional new Kimco OP common unit that would otherwise be issued to any holder of RPT OP common units will be rounded up to the nearest whole number, and the holders of RPT OP common units will not be entitled to any further consideration with respect thereto.

Exchange of Shares in the Mergers
Kimco will appoint Equiniti Trust Company as the exchange agent to handle the payment and delivery of the merger consideration (including the exchange of certificates formerly evidencing RPT common shares and RPT preferred shares for shares of Kimco common stock and depositary shares representing shares of new Kimco preferred stock, respectively) and the cash payments to be delivered in lieu of fractional shares of Kimco common stock. As soon as possible after the company merger effective time, the exchange agent will mail to each holder of record of a certificate or certificates that immediately prior to the company merger effective time evidenced RPT common shares or RPT preferred shares, which we refer to as a “certificate” or “certificates,” whose shares were converted into the right to receive the applicable merger consideration pursuant to the terms of the merger agreement, a letter of transmittal and instructions for use in effecting the surrender of certificates to the exchange agent in exchange for the applicable merger consideration the holder is entitled to receive under the merger agreement. Each holder of RPT common shares or RPT preferred shares that surrenders its certificate (or affidavit of loss in lieu thereof) to the exchange agent for cancellation along with the executed letter of transmittal and any other documents described in the instructions, and each holder of a book-entry share or book-entry shares that immediately prior to the company merger effective time evidenced RPT common shares or RPT preferred shares, which we refer to as a “book-entry share” or “book-entry shares,” will receive any whole shares of Kimco common stock and/or depositary shares representing shares of new Kimco preferred stock such holder is entitled to receive and any fractional share consideration such holder is entitled to receive. Any holder of a book-entry share or shares will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent and will automatically, upon the company merger effective time be entitled to receive the merger consideration due to such holder (including cash in lieu of any fractional share of Kimco common stock). From and after the company merger effective time, there will be no further registration of transfers of any RPT common shares or RPT preferred shares.
Representations and Warranties of RPT
The merger agreement contains representations and warranties made by RPT. The representations and warranties were made by RPT as of the date of the merger agreement and do not survive the effective time of the company merger. These representations and warranties are subject to specified qualifications and limitations contained in the merger agreement and qualified by information RPT filed with, or furnished to, the SEC prior to the date of the merger agreement and in RPT’s confidential disclosure letter delivered to Kimco in connection with the merger agreement. Some of the significant representations and warranties of RPT contained in the merger agreement relate to, among other things:
•	organization, valid existence, good standing, corporate or other power and authority to conduct business by RPT and its subsidiaries;
•	organizational documents;
•	capital structure;
•	authority relative to the execution and delivery of, and performance of obligations under, the merger agreement, including board approval;
•
absence of conflicts with, or violations of, organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements in connection with the execution and delivery of, and performance under, the merger agreement and the consummation of the mergers;

•	required governmental filings and consents;
•	possession of and compliance with certain permits, licenses and other approvals from governmental authorities;
•	compliance with applicable laws;
•	SEC documents, SEC correspondence, financial statements, system of disclosure and internal controls;
•	conduct of business in the ordinary course in all material respects consistent with past practice from December 31, 2022 through the date of the merger agreement;

•
absence of certain events, circumstances, changes, effects, developments, conditions or occurrences that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a material adverse effect on RPT since December 31, 2022;

•	no undisclosed liabilities or obligations;
•	no default of any organizational documents or material loan or credit agreements, note or any bond mortgage or indentures;
•	absence of certain litigation;
•	certain tax matters, including qualification as a REIT;
•	benefits plans and Employee Retirement Income Security Act of 1974, as amended, matters;
•	employment and labor matters;
•	accuracy of information supplied or to be supplied by RPT for inclusion in this proxy statement/prospectus and the registration statement on Form S-4 of which it forms a part;
•	intellectual property matters;
•	environmental matters;
•	real property matters;
•	matters relating to certain material contracts;
•	insurance matters;
•	receipt of opinion from RPT’s financial advisor;
•	required shareholder approval;
•	brokers’ and finders’ fees in connection with the mergers;
•	inapplicability of the Investment Company Act of 1940;
•	inapplicability of takeover statutes; and
•	related party transactions.
Representations and Warranties of the Kimco Parties
The merger agreement contains representations and warranties made by the Kimco parties. The representations and warranties were made by the Kimco parties as of the date of the merger agreement and do not survive the effective time of the company merger. These representations and warranties are subject to specified qualifications and limitations contained in the merger agreement and qualified by information Kimco filed with, or furnished to, the SEC prior to the date of the merger agreement and in Kimco’s confidential disclosure letter delivered to RPT in connection with the merger agreement. Some of the significant representations and warranties of the Kimco parties contained in the merger agreement relate to, among other things:
•	organization, valid existence, good standing, corporate or other power and authority to conduct business by Kimco and its subsidiaries;
•	organizational documents;
•	capital structure;
•	authority relative to the execution and delivery of, and performance of obligations under, the merger agreement, including board approval;
•
absence of conflicts with, or violations of, organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements in connection with the execution and delivery of, and performance under, the merger agreement and the consummation of the mergers;

•	required governmental filings and consents;
•	compliance with applicable laws;
•	SEC documents, SEC correspondence, financial statements, system of disclosure and internal controls;
•	conduct of business in the ordinary course in all material respects consistent with past practice from December 31, 2022, through the date of the merger agreement;
•
absence of certain events, circumstances, changes, effects, developments, conditions or occurrences that, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a material adverse effect on Kimco since December 31, 2022;

•	no undisclosed liabilities or obligations;
•	absence of certain litigation;
•	certain tax matters, including qualification as a REIT;
•	benefit plans and Employee Retirement Income Security Act of 1974, as amended, matters;
•	accuracy of information supplied or to be supplied by Kimco for inclusion in this proxy statement/prospectus and the registration statement on Form S-4 of which it forms a part;
•	intellectual property matters;
•	environmental matters;
•	real property matters;
•	matters relating to certain material contracts;
•	insurance matters;
•	no stockholder approval required;
•	brokers’ and finders’ fees in connection with the mergers;
•	inapplicability of the Investment Company Act of 1940;
•	inapplicability of takeover statutes;
•	sufficiency of funds; and
•	ownership of Merger Sub and OP Merger Sub.
Definition of “Material Adverse Effect”
Many of the representations of Kimco and RPT are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, would or would be reasonably expected to, individually or in the aggregate, have a material adverse effect). For purposes of the merger agreement, “material adverse effect,” means, with respect to Kimco or RPT, any event, circumstance, change, effect, development, condition, or occurrence that, individually or in the aggregate, would, or would reasonably be expected to (i) materially adversely affect the business, assets, liabilities, condition (financial or otherwise), or results of operations of such party and its subsidiaries, taken as a whole, or (ii) prevent or materially impair or delay the ability of such party to consummate the mergers or other transactions contemplated by the merger agreement before the outside date; except that, for purposes of clause (i) of the definition of “material adverse effect,” no event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from any of the following will constitute a material adverse effect with respect to the applicable party:
•	any events, circumstances, changes or effects in general economic, financial or business conditions that affect the retail real estate industry generally;
•
any changes in the conditions in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes;

•	any changes in general legal, regulatory or political conditions in the United States or in any other country or region of the world;
•	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date of the merger agreement;
•	changes in law or GAAP (or any binding interpretation thereof);
•	earthquakes, hurricanes, floods or other natural disasters;
•
any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including governmental or other commercially reasonable measures in response thereto (including certain public health measures taken in response to COVID-19 or any other epidemic, pandemic or outbreak of disease);

•
any decline in the market price, or change in trading volume, of the capital stock of the party or any failure of the party to meet any internal or publicly announced projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such decline, change or failure may be taken into account in determining whether there has been a material adverse effect to the extent not otherwise excluded from the definition of “material adverse effect”);

•
the negotiation, execution and delivery of the merger agreement, the consummation of the mergers or the other transactions contemplated by the merger agreement, or the public announcement of the merger agreement, the mergers or the other transactions contemplated by the merger agreement (except with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby);

•
the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the merger agreement (other than as specifically set forth in the merger agreement) or the taking of any action at the written request of the other party; or

•	any stockholder litigation, including any derivative claims arising out of or relating to the merger agreement or the transactions contemplated therein.
However, exceptions in each of the first five bullets above will only apply if they do not disproportionately affect the applicable party and its subsidiaries, taken as a whole, relative to other companies in the retail real estate industry in the United States. The sixth and seventh bullets above will only apply if they do not disproportionately affect the party and the party’s subsidiaries, taken as a whole, relative to other companies in the retail real estate industry in the geographic regions in which such party and its subsidiaries operate.
Conduct of RPT’s Business Pending the Mergers
Under the merger agreement, between August 28, 2023 and the earlier to occur of the company merger effective time and the date, if any, on which of the merger agreement is terminated (which we refer to as the “interim period”), except (i) to the extent required by applicable law or the regulations or requirements of any stock exchange or regulatory organization applicable to RPT or its subsidiaries, (ii) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or public health measures after consultation in good faith with Kimco, (iii) as may be consented to in advance in writing by Kimco (which consent will not be unreasonably withheld, delayed or conditioned), (iv) as may be expressly required pursuant to the merger agreement or (v) as otherwise set forth on confidential disclosure letter provided to Kimco by RPT in connection with the merger agreement, RPT has agreed to and has agreed to cause each of RPT’s subsidiaries to (A) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, (B) use its commercially reasonable efforts to (1) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the RPT’s or its subsidiary’s control excepted), (2) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (3) keep available the services of its present officers and (4) maintain all RPT insurance policies and (C) maintain the status of RPT as a REIT.
Without limiting the foregoing, RPT has further agreed during the interim period, except (i) to the extent required by applicable law or the regulations or requirements of any stock exchange or regulatory organization applicable to RPT or any of its subsidiaries, (ii) as may be consented to in writing by Kimco (which consent will not in any case be unreasonably withheld, delayed or conditioned (it being understood that certain leasing matters covered by the eleventh bullet below, Kimco’s consent will be deemed given if it has not responded after a second notice by RPT in accordance with certain procedures set forth in the merger agreement), (iii) as may be expressly required by the merger agreement, or (iv) as set forth on the confidential disclosure letter provided to Kimco by RPT, RPT will not, and will not cause or permit any of its subsidiaries to, do any of the following (subject to specified exceptions, including, but not limited to, those outlined below):
•	amend the organizational documents of RPT or amend in any material respect the organizational documents of any of its subsidiaries, or exempt or waive the ownership limit in the RPT charter;
•
split, combine, subdivide, reclassify or recapitalize any shares of capital stock or other equity security or ownership interests of RPT or any of its subsidiaries (other than any wholly owned subsidiary);

•
declare, set aside or pay any dividend or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of RPT or any of its subsidiaries or other equity securities or ownership interests in RPT or any of its subsidiaries, except for: (A) the declaration and payment by RPT of its regular quarterly dividends at a quarterly rate not to exceed $0.14 per RPT common share and $0.90625 per RPT preferred share or permitted REIT dividends; (B) the declaration and payment of dividends or other distributions to RPT by any directly or indirectly wholly owned subsidiary; (C) distributions by any RPT subsidiary that is not wholly owned, directly or indirectly, by RPT, including by any RPT joint venture, in accordance with the requirements of the organizational documents of such RPT subsidiary or joint venture; and (D) corresponding payments in respect of equity awards to the extent required under RPT’s equity incentive plans or the applicable award agreement for the RPT equity awards;

•
redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its beneficial interests or other equity interests of RPT or a subsidiary of RPT, other than, among other things, the forfeiture or withholding of RPT common shares to satisfy withholding tax obligations with respect to outstanding equity awards and the redemption of RPT OP common units in accordance with the partnership agreement of RPT OP;

•
except for (A) transactions among RPT and one or more of its wholly owned subsidiaries or among one or more wholly owned subsidiaries of RPT, (B) issuances of RPT common shares upon the vesting or scheduled delivery of shares pursuant to RPT equity awards in accordance with the terms and conditions of the RPT equity incentive plans and award agreements applicable to such RPT equity awards as of the date of the merger agreement or (C) redemptions of RPT OP common units for RPT common shares in accordance with the partnership agreement in effect for RPT OP as of the date of the merger agreement, issue, sell, pledge, dispose, encumber or grant any shares of RPT’s or any of the RPT subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of RPT’s or any of the RPT subsidiaries’ capital stock or other equity interests;

•
acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than acquisitions of personal property in the ordinary course of business that do not exceed $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by RPT or any wholly owned subsidiary of RPT of or from an existing wholly owned RPT subsidiary and (B) the prospective acquisitions listed in the confidential disclosure letter provided to Kimco by RPT in connection with the merger agreement;

•
sell, mortgage, pledge, lease, license, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any real property, personal property (other than sales or dispositions of personal property in the ordinary course of business that do not exceed $1,000,000 in the aggregate), intangible property, RPT Intellectual Property or interest in any corporation, partnership, limited liability company or other business organization, except (A) pledges and encumbrances on RPT properties that do not secure indebtedness and that are not material to RPT in the ordinary course of business, (B) transfers by RPT or any wholly-owned RPT with, to or from any existing wholly-owned RPT subsidiary, (C) pending dispositions set forth on the confidential disclosure letter provided to Kimco by RPT or (D) non-exclusive licenses of intellectual property granted in the ordinary course of business consistent with past practice;
•
incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any indebtedness of RPT or any of the RPT subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for or pledge any assets as collateral for the indebtedness of any other party (other than a wholly owned subsidiary of RPT), except (A) indebtedness in an aggregate amount not to exceed $80,000,000 at any time outstanding under RPT’s existing revolving credit facility for (1) working capital purposes in the ordinary course of business consistent with past practice, (2) payment of dividends permitted by the merger agreement, (3) tenant improvement at any of the RPT properties in the ordinary course of business consistent with past practice, (4) in connection with funding any acquisition transactions permitted by the merger agreement, or (5) any development or redevelopment activities of RPT as set forth on the confidential disclosure letter provided to Kimco by RPT in connection with the merger agreement, (B) indebtedness of RGMZ Venture REIT LLC (which we refer to as “RGMZ”) in an aggregate principal amount not to exceed $91,000,000 (which amount is in addition to the principal amount outstanding as of August 28, 2023) incurred under RGMZ’s existing credit facility in connection with funding any acquisitions of RGMZ set forth on the confidential disclosure letter provided to Kimco by RPT in connection with the merger agreement or (C) indebtedness of any wholly owned RPT subsidiary to RPT or to another wholly owned RPT subsidiary;

•
make any material loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in RPT’s existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by RPT or a wholly owned subsidiary of RPT to RPT or a wholly owned RPT subsidiary, (B) capital contributions, loans, advances or investments required to be made pursuant under any RPT leases or ground leases pursuant to which any third party is a lessee or sublessee on any RPT property or any existing joint venture arrangements to which RPT or one of its subsidiaries is a party as of the date of the merger agreement, (C) capital contributions or loans expressly required by the organizational documents of any of the RPT joint ventures or subsidiaries as in effect prior to the date of this Agreement, and (D) investments permitted pursuant to the confidential disclosure letter provided to Kimco by RPT in connection with the merger agreement;

•
enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, (1) any material contract (or any contract that, if existing as of August 28, 2023, would have been a material contract) or (2) any related party agreement (or any contract that, if existing as of August 28, 2023, would have been a related party agreement), other than (A) any termination or renewal in accordance with the terms of any such contract that occurs automatically without any action (other than notice of renewal) by RPT or any RPT subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any indebtedness to which RPT or any RPT subsidiary is a party as required to comply with the terms of the applicable documentation for the indebtedness or to facilitate the assumption or repayment of RPT indebtedness in connection with the mergers, in each case on terms satisfactory to Kimco, (C) the entry into any material contracts for RPT expenditures (x) that collectively provide for tenant improvements at any of the RPT properties amounting to less than $1,500,000 in the aggregate or (y) are in connection with the development or redevelopment activities of RPT and the RPT subsidiaries as set forth on the confidential disclosure letter provided to Kimco by RPT in connection with the merger agreement and (D) as set forth on the confidential disclosure letter provided to Kimco by RPT in connection with the merger agreement;

•
enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any existing or new lease for space of 10,000 square feet or greater with an annual base rent of $300,000 or greater or any office lease where RPT or any RPT subsidiary is a tenant, except for

(A) any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by RPT or any RPT subsidiary or (B) as set forth in the confidential disclosure letter provided to Kimco by RPT in connection with the merger agreement;
•
make any payment, direct or indirect, of any liability of RPT or any RPT subsidiary before it comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions of RPT properties or refinancings of any indebtedness otherwise expressly permitted by the merger agreement;

•
waive, release, assign, settle or compromise any claim or action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (1) equal to or less than the amounts specifically and expressly reserved with respect thereto on the most recent balance sheet of RPT included in RPT’s SEC documents filed and publicly available prior to August 28, 2023 (but only in connection with the specific action or claim to which the reserved amount relates) or (2) that do not exceed $150,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against RPT or any RPT subsidiary, (C) do not provide for any admission of liability by RPT or any RPT subsidiary, excluding in each case any matter relating to the condemnation proceedings set forth on the confidential disclosure letter provided to Kimco by RPT in connection with the merger agreement, and (D) are with respect to any action involving any present, former or purported holder or group of holders of RPT common shares or RPT OP common units in accordance with the merger agreement;

•
except as required by applicable law or any RPT benefit plans, or as set forth on the confidential disclosure letter provided to Kimco by RPT in connection with the merger agreement, (A) hire or terminate (without cause) any director or trustee (regardless of compensation level) or employee or other individual service provider of RPT or any RPT subsidiary with a total annual base salary or compensation level in excess of $100,000 or promote or appoint any person to a position of director or trustee (regardless of compensation level) or to a position providing for a total annual base salary or compensation level in excess of $100,000 (other than to replace any employee that departs after August 28, 2023), (B) increase in any manner (or accelerate the vesting, payment or funding of) the amount, rate or terms of compensation or benefits of any employee, officer, director, trustee or other individual service provider of RPT or any RPT subsidiary, (C) enter into, adopt, materially amend or terminate any RPT benefit plan, (D) amend or waive any of its rights under, or accelerate the vesting, payment or exercisability under, any provision of any of the RPT equity incentive plans or any provision of any contract evidencing any RPT equity award or otherwise modify any of the terms of any outstanding RPT equity award, (E) fund or make any contribution to any RPT benefit plan or any related trust or other funding vehicle, or (F) enter into any contract with any labor union or similar organization, including a collective bargaining agreement;

•
fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2023, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP, the SEC or the Financial Accounting Standards Board or any similar organization;

•	enter into any new line of business or form or enter into any new funds or joint ventures;
•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law;
•
enter into, amend or modify any RPT tax protection agreement or take any action or fail to take any action that would give rise to a material liability with respect to any RPT tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, file any material tax return that is materially inconsistent with a previously filed tax return of the same type for a prior taxable period (taking into account any amendment prior to August 28, 2023), enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law), consent to any extension or waiver of the statutory period of limitations applicable to any material tax claim or assessment, or surrender any right to claim any material tax refund, except, in each case, (A) to the extent required by applicable law, or (B) to the extent necessary, as determined by RPT in consultation with Kimco, (1) to preserve RPT’s qualification as a REIT under the Code or (2) to preserve the status of any RPT subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
•
take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) RPT to fail to qualify as a REIT or (B) any RPT subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for U.S. federal income tax purposes or (2) a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

•
grant the deferral of any rent in excess of $100,000 in the aggregate or the abatement of any rent or other material obligations of any tenant, unless otherwise set forth on the confidential disclosure letter provided to Kimco by RPT in connection with the merger agreement;

•
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•
make or commit to make any capital expenditures, except (A) pursuant to RPT’s budgeted items set forth on the confidential disclosure letter provided to Kimco by RPT in connection with the merger agreement, (B) in connection with any tenant improvements at any of the RPT properties in the ordinary course of business consistent with past practice, (C) in connection with the development or redevelopment activities of RPT and the RPT subsidiaries set forth on the confidential disclosure letter provided to Kimco by RPT in connection with the merger agreement, and (D) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the RPT properties in an amount not to exceed $500,000 with respect to any one RPT property and $2,000,000 in the aggregate with respect to all RPT properties, or as is reasonably necessary in the event of an emergency situation, after prior notice to, and consultation in good faith with, Kimco (provided that if the nature of such emergency renders prior notice to and consultation with Kimco impracticable, RPT shall provide notice to Kimco as promptly as practicable after making such capital expenditure);

•
amend or modify the compensation terms or any other obligations of RPT contained in any engagement letter with RPT’s financial advisor in connection with the mergers in a manner materially adverse to RPT, any RPT subsidiary or Kimco or engage other financial advisors in connection with the transactions contemplated by the merger agreement;

•
take any action that would, or would reasonably be expected to, prevent or delay the consummation of the transactions contemplated by the merger agreement, except to the extent permitted by the merger agreement; or

•
take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the company merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
Nothing in the merger agreement prohibits RPT from taking any action, at any time or from time to time, that in the reasonable judgment of the RPT board of trustees, upon advice of counsel to RPT, is reasonably necessary for RPT to avoid or to continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the company merger effective time, including making dividend payments or other distributions to shareholders of RPT in accordance with the merger agreement, or to qualify or preserve the status of any subsidiary of RPT as a disregarded entity or partnership for U.S. federal income tax purposes or as a qualified REIT subsidiary, taxable

REIT subsidiary or REIT under the applicable provisions of Section 856 of the Code. Additionally, notwithstanding anything to the contrary set forth in the merger agreement, RPT’s obligations to act or refrain from acting, or to cause its subsidiaries to act or refrain from acting, will, with respect to any joint venture and its subsidiaries, be subject to (A) express requirements under the organizational documents of such entity and its subsidiaries and (B) the scope of RPT’s or its subsidiaries power and authority to bind such entity and its subsidiaries.
Conduct of Kimco’s Business Pending the Mergers
Under the merger agreement, during the interim period, except (i) to the extent required by applicable law or the regulations or requirements of any stock exchange or regulatory organization applicable to Kimco or any of its subsidiaries, (ii) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or public health measures after consultation in good faith with RPT, (iii) as may be consented to in advance in writing by RPT (which consent will not be unreasonably withheld, delayed or conditioned), (iv) as may be expressly required pursuant to the merger agreement or (v) as otherwise set forth on confidential disclosure letter provided to RPT by Kimco in connection with the merger agreement, Kimco has agreed to and has agreed to cause each of Kimco’s subsidiaries to (A) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, (B) use its commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill and ongoing businesses and (C) maintain the status of Kimco as a REIT.
Without limiting the foregoing, Kimco has further agreed during the interim period, except (i) to the extent required by applicable law or the regulations or requirements of any stock exchange or regulatory organization applicable to Kimco or any of its subsidiaries, (ii) as may be consented to in writing by RPT (which consent will not in any case be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required by the merger agreement, or (iv) as set forth on the confidential disclosure letter provided to RPT by Kimco, Kimco will not, and will not cause or permit any of its subsidiaries to, do any of the following (subject to specified exceptions, including, but not limited to, those outlined below):
•
amend the organizational documents of Kimco, Kimco OP, Merger Sub or OP Merger Sub (other than any amendment necessary to effect the mergers), in each case, if such amendment would be materially adverse to RPT or exempt or waive the ownership limit in the charter of Kimco, including the Articles Supplementary thereto (which we refer to as the “Kimco charter”);

•
split, combine, reclassify, subdivide or recapitalize any shares of stock or other equity securities or ownership interests of Kimco or any Kimco subsidiary (other than any wholly owned Kimco subsidiary);

•
declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Kimco or other equity securities or ownership interests in Kimco, except for (A) the declaration and payment by Kimco of its regular quarterly dividend at a rate not to exceed $0.23 per share of its common stock (provided that Kimco and the Kimco board of directors will be permitted to increase its quarterly dividend without RPT’s consent by no more than 10% and to declare and pay such increased quarterly dividend) or permitted REIT dividend as described in the section entitled “The Mergers — Dividends” beginning on page 63 of this proxy statement/prospectus; (B) dividends in respect of shares of Kimco Class L preferred stock pursuant to the terms thereof, (C) dividends in respect of shares of Kimco Class M preferred stock pursuant to the terms thereof and (D) corresponding payments in respect of equity awards;

•
other than with respect to taxes, fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law, except to the extent that such failure would not prevent or materially impair the ability of the Kimco parties to consummate the mergers on a timely basis;

•
fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2023, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable law, or make any change, with respect to accounting policies, principles or practices, unless required by GAAP, the SEC or the Financial Accounting Standards Board or any similar organization;

•
take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) Kimco to fail to qualify as a REIT or (B) any Kimco subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for U.S. federal income tax purposes or (2) a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

•
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in a manner that would not reasonably be expected to be materially adverse to Kimco or to prevent or materially impair the ability of Kimco parties to consummate the mergers on a timely basis;

•	take any action that would, or would reasonably be expected to, prevent or delay the consummation of the transactions contemplated by the merger agreement;
•
take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the company merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	authorize, or enter into any contract, agreement, or arrangement to do any of the foregoing.
Nothing in the merger agreement will prohibit Kimco from taking any action, at any time or from time to time, that in the reasonable judgment of the Kimco board of directors, upon advice of counsel to Kimco, is reasonably necessary for Kimco to avoid or to continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period, including making dividend or other distribution payments to stockholders of Kimco in accordance with the merger agreement, or to qualify or preserve the status of any subsidiary of Kimco as a disregarded entity or partnership for U.S. federal income tax purposes or as a qualified REIT subsidiary, taxable REIT subsidiary or REIT under the applicable provisions of Section 856 of the Code, as the case may be. Additionally, notwithstanding anything to the contrary set forth in the merger agreement, Kimco’s obligations to act or refrain from acting, or to cause its subsidiaries to act or refrain from acting, will, with respect to any joint venture and its subsidiaries, be subject to (A) express requirements under the organizational documents of such entity and its subsidiaries and (B) the scope of Kimco’s or its subsidiaries power and authority to bind such entity and its subsidiaries.
Other Covenants and Agreements
The merger agreement contains certain other covenants and agreements, including covenants related to (subject in each case to specific exceptions and qualifications):
•
each party’s agreement to cooperate to prepare, and Kimco’s agreement to cause to be filed, this proxy statement/prospectus and the registration statement on Form S-4 of which it forms a part and any amendments or supplements thereto (and cooperation in response to any comments from the SEC with respect to this proxy statement/prospectus);

•	each party’s agreement to afford the representatives of the other party reasonable access to its properties, offices, books, contracts, personnel and records during normal business hours;
•
each party’s agreement to obtain the consent of the other party prior to issuing press releases and other public statements with respect to the merger agreement or the transactions contemplated therein;

•
each party’s agreement to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper, or advisable under applicable law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the mergers and the other transactions contemplated by the merger agreement, including: (i) taking all actions necessary to cause the conditions to closing to be satisfied, (ii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authorities or other persons necessary in connection with the consummation of the mergers and the other transactions contemplated by the merger agreement and the making of all necessary or advisable registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority or other persons necessary in connection with the consummation of the mergers and the other transactions contemplated by the merger agreement, (iii) subject to certain obligations with respect to stockholder litigation, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the mergers or the other transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary or advisable to consummate the mergers and the other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement;
•
each party’s agreement (i) to (or cause its respective subsidiaries to) use its commercially reasonable efforts to give any notices to third parties, (ii) to, or cause its respective affiliates to, use its commercially reasonable efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the mergers and the other transactions contemplated by the merger agreement, and (iii) to, and cause its respective affiliates to, furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required applications, notices, registrations and requests;

•
each party’s agreement to give the other prompt notice of any notice or communication received from any governmental authority in connection with merger agreement and the mergers or the other transactions contemplated by the merger agreement, or from any person alleging that the consent of such person is or may be required in connection with the mergers or the other transactions contemplated by the merger agreement;

•
each party’s agreement to give the other prompt notice if (i) any representation or warranty made by it contained in the merger agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable conditions to Closing as set forth in the merger agreement would be incapable of being satisfied by the outside date, (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement or (iii) to the knowledge of such party, the occurrence of any state of facts, change, development, event or condition that would cause, or would reasonably be expected to cause, any of the conditions to closing set forth in the merger agreement not to be satisfied or satisfaction to be materially delayed;

•
each party’s agreement to give the other prompt notice of any action commenced or threatened against, relating to or involving such party or its subsidiaries that relates to the merger agreement, the mergers or the other transactions contemplated by the merger agreement;

•
RPT’s agreement to give Kimco the opportunity to participate in the defense or settlement of any litigation against RPT and/or its trustees relating to the merger agreement, the mergers or the other transactions contemplated by the merger agreement, and not to enter into any settlement without Kimco’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

•
Kimco’s agreement to file with the NYSE an application or notification form, as applicable, for the listing of shares pursuant to which the Kimco common stock and the depositary shares representing new Kimco preferred stock to be issued in the company merger will be listed on the NYSE, and to use its reasonable best efforts to have each such listing accepted by the NYSE as promptly as practicable after its submission such that the Kimco common stock and the depositary shares representing new Kimco preferred stock to be issued in the company merger will be so listed immediately following the company merger effective time;

•
RPT’s agreement to take reasonably necessary and advisable steps to cause any disposition of RPT securities resulting from the transactions contemplated by the merger agreement by RPT’s trustees or officers to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•
each party’s agreement to use their reasonable best efforts (i) to take all action necessary so that no takeover statute is or becomes applicable to the mergers or any of the other transactions contemplated by the merger agreement and to take all necessary steps to exempt (or ensure the continued exemption of) the mergers and the other transactions contemplated by the merger agreement from any applicable takeover statute now or later in effect and (ii) if any such takeover statute is or becomes applicable to any of the foregoing, to take all action necessary so that the mergers and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to eliminate or minimize the effect of such takeover statute on the mergers and the other transactions contemplated by the merger agreement, including, if necessary, challenging the validity or applicability of any such takeover statute;
•
each party’s agreement to (i) use reasonable best efforts to (A) cause the company merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (B) obtain an opinion from its counsel that the company merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) deliver an officer’s certificate containing customary representations as shall be reasonably necessary or appropriate to enable each party’s counsel to render such opinion;

•
Kimco’s agreement to vote all RPT common shares beneficially owned by it or its subsidiaries as of the record date and entitled to be voted, if any, in favor of approval of the merger agreement and the company merger;

•
RPT’s agreement to (i) use reasonable best efforts to obtain the opinion of RPT’s counsel to be delivered to Kimco regarding RPT’s qualification as a REIT and (ii) deliver an officer’s certificate containing customary representations to (A) REIT counsel to RPT for purposes of such counsel rendering its opinion regarding RPT’s qualification as a REIT and (B) REIT counsel to Kimco for purposes of such counsel rendering its opinion regarding Kimco’s qualification as a REIT;

•
Kimco’s agreement to (i) use reasonable best efforts to obtain the opinion of Kimco’s REIT counsel to be delivered to RPT regarding Kimco’s qualification as a REIT and (ii) deliver an officer’s certificate containing customary representations to REIT counsel to Kimco for purposes of such REIT counsel rendering its opinion regarding Kimco’s qualification as a REIT;

•
RPT’s agreement to, unless otherwise specified by Kimco prior to the closing date, cause to be delivered to Kimco resignations executed by each trustee of RPT and each officer of RPT or any RPT subsidiary in office as of immediately prior to the company merger effective time, effective upon the company merger effective time;

•	each party’s agreement to cooperate in connection with the delisting of RPT common shares and the RPT preferred shares from the NYSE and termination of its registration under the Exchange Act;
•
Kimco’s agreement to, prior to the company merger effective time, to designate a number of shares of Kimco preferred stock as the new Kimco preferred stock sufficient to enable Kimco to satisfy the preferred share consideration and to adopt and file Articles Supplementary substantially in the form as agreed upon by the parties and included as an exhibit to the merger agreement, setting forth the terms of the new Kimco preferred stock;

•
RPT’s agreement to provide all cooperation reasonably requested by Kimco in connection with any financing arrangements arranged by Kimco or its subsidiaries for the purpose of financing its obligations in connection with the completion of the mergers or the other transactions contemplated hereby, and use reasonable best efforts, if requested by Kimco, to seek amendments to RPT’s debt agreements or pursue any approach chosen by Kimco, subject to the occurrence of the closing of the mergers, to the assumption, defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, guarantee, purchase, unwinding or other treatment of RPT’s debt agreements and the indebtedness incurred pursuant thereto, in each case subject to certain indemnification and reimbursement obligations of Kimco; and

•
RPT’s agreement to use commercially reasonable efforts and in good faith cooperate with Kimco to identify and sell certain properties of RPT prior to December 31, 2023, subject to terms and conditions set forth in the merger agreement.

The Special Meeting
RPT has agreed to establish a record date for, duly call, give notice of, convene and hold the special meeting as promptly as practicable following the date on which the registration statement on Form S-4 of which this proxy statement/prospectus forms a part is declared effective by the SEC.

Unless the RPT board of trustees has made an adverse recommendation change (as defined in the section entitled “The Merger Agreement — No Solicitation; Change in RPT Board of Trustees Recommendation” beginning on page 81 of this proxy statement/prospectus) in accordance with the merger agreement (i) RPT has agreed that the RPT board of trustees will recommend to RPT’s shareholders the approval of the Merger Proposal (which we refer to as the “RPT Board of Trustees Recommendation”) and (ii) RPT has agreed to use reasonable best efforts to obtain from the shareholders of RPT the approval of the Merger Proposal.
If on a date for which the shareholder meeting is scheduled, RPT has not received proxies representing a sufficient number of RPT common shares to obtain approval of the Merger Proposal, whether or not a quorum is present, RPT will have the right to (and at the request of Kimco will) make one or more successive postponements or adjournments of the shareholder meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the approval of the Merger Proposal, provided that the shareholder meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the shareholder meeting was originally scheduled (excluding any postponements or adjournments required by applicable law).
Employee Matters
For a period of 12 months following the closing of the mergers, Kimco is required to provide each continuing RPT employee with (i) base salary (or base wages) at least equal to the base salary (or base wages) provided to such continuing RPT employee by RPT or any subsidiary of RPT as of immediately prior to the closing of the mergers, (ii) with respect to the 2024 calendar year, if applicable, target annual cash bonus opportunity at least equal to the target annual cash bonus opportunity provided to such continuing RPT employee as of immediately prior to the closing of the mergers, (excluding any target annual bonus settled in equity or equity-based incentive arrangements), and (iii) retirement and health and welfare benefits that are substantially similar, in the aggregate, to those retirement and health and welfare benefits that are either, at Kimco’s discretion, (A) provided to such continuing RPT employee by RPT or any subsidiary of RPT as of immediately prior to the closing of the mergers or (B) provided to similarly situated employees of Kimco or any subsidiary of Kimco, excluding defined benefit pension, nonqualified retirement, severance, post-retirement medical or welfare, equity or equity-based incentive, retention, change in control or similar plans, agreements, programs, policies, practices, or other arrangements.
To the extent Kimco benefit plans provide benefits to any continuing employee on or following the closing of the mergers, Kimco will use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Kimco to be waived with respect to the continuing employees and their eligible dependents, (ii) give each continuing employee credit for the plan year in which the closing of the mergers occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the closing of the mergers for which payment has been made, and (iii) give each continuing RPT employee service credit for such continuing RPT employee’s employment with RPT for purposes of eligibility to participate, vesting, and solely for severance or vacation accrual, benefit accrual under each applicable Kimco benefit plan except for any plan maintained by Kimco or its subsidiaries under which similarly situated employees of Kimco or any of its subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation, or to the extent it would result in a duplication of benefits or retroactive application.
Unless otherwise requested by Kimco not less than five business days before the closing of the mergers, RPT is required to adopt board resolutions and take any corporate action as is necessary to terminate each RPT benefit plan that is a tax-qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the Code (which we refer to as the “RPT qualified DC plan”), effective as of the day prior to the closing of the mergers but contingent on the occurrence of the closing of the mergers. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination will be subject to the reasonable prior review and approval of Kimco (which will not be unreasonably withheld). Upon the distribution of the assets in the accounts under the RPT qualified DC plan to the participants, Kimco is required to permit such participants who are then actively employed by Kimco or Kimco subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, from the RPT qualified DC plan to the applicable tax-qualified defined contribution plans of Kimco or Kimco subsidiaries.

Dividends
The merger agreement permits the Kimco parties to declare and pay (i) quarterly dividends at a rate not to exceed $0.23 per share of Kimco common stock per quarter, except that the Kimco board of directors may increase such quarterly dividend by no more than 10%, (ii) dividends pursuant to the terms of the Kimco Class L preferred stock, (iii) dividends pursuant to the terms of the Kimco Class M preferred stock, (iii) corresponding payments in respect of Kimco equity awards and (iv) permitted REIT dividend in accordance with the merger agreement.
The merger agreement permits the RPT parties to declare and pay (i) quarterly dividends at a rate not to exceed $0.14 per RPT common share and $0.90625 per RPT preferred share per quarter, (ii) dividends or other distributions to RPT by any directly or indirectly wholly owned subsidiaries of RPT, (iii) distributions by any subsidiary of RPT that is not wholly owned, directly or indirectly, by RPT, including distributions by any RPT joint venture that is not wholly owned, directly or indirectly, by RPT, in accordance with the requirements of the organizational documents of such RPT subsidiary and RPT joint venture, (iv) corresponding payments in respect of RPT equity awards and (v) permitted REIT dividend in accordance with the merger agreement.
If RPT or any of its subsidiaries (in consultation with Kimco) determines that it is necessary to declare a permitted REIT dividend, RPT must notify Kimco at least 20 days prior to the anticipated closing date, and, to the extent such permitted REIT dividend is not necessitated by certain actions requested by Kimco pursuant to the merger agreement, then, at Kimco’s option, either (i) the exchange ratio will be decreased by an amount equal to the product of (a) the then-applicable exchange ratio prior to the adjustment multiplied by (b) the quotient obtained by dividing (x) the per-share amount of such permitted REIT dividend by (y) $11.57 or (ii) Kimco will be permitted to declare a pre-closing cash dividend in an amount per share equal to the quotient obtained by dividing (a) the RPT permitted REIT dividend declared by RPT with respect to each RPT common share by (b) the exchange ratio.
If Kimco or any of its subsidiaries (in consultation with RPT) determines that it is necessary to declare a permitted REIT dividend, Kimco must notify RPT at least 20 days prior to the anticipated closing date, Kimco will be permitted to effect such permitted REIT dividend at its option as a dividend of cash, common stock or a combination of cash and common stock, provided that any dividend of common stock will result in an adjustment to the exchange ratio as set forth in the merger agreement. In the event Kimco declares a permitted REIT dividend, then, at Kimco’s option, either (i) the exchange ratio will be increased by an amount equal to the product of (a) the then-applicable exchange ratio prior to the adjustment multiplied by (b) the quotient obtained by dividing (x) the per-share cash amount of such permitted REIT dividend by (y) $19.12 or (ii) RPT will be permitted to declare a pre-closing cash dividend in an amount per share equal to the product of (a) the cash amount of the permitted REIT dividend declared by Kimco with respect to each share of Kimco common stock by (b) the exchange ratio.
Kimco and RPT will take such actions as are necessary to ensure that the timing of any regular quarterly dividend paid by either Kimco or RPT prior to closing will be coordinated so that, if either the holders of Kimco common stock or RPT common shares receive a dividend for a particular quarter prior to the closing date, then the holders of RPT common shares and the holders of Kimco common stock, respectively, will also receive a dividend for such quarter prior to the closing date. Additionally, Kimco and RPT will coordinate such that any such quarterly dividends will have the same record date and the same payment date, which will be consistent with Kimco’s historical record dates and payment dates unless otherwise agreed between the parties, in order to ensure that the holders of Kimco common stock and the holders of RPT common shares receive the same number of such dividends prior to the company merger effective time, subject to certain conditions.
No Solicitation; Change in RPT Board of Trustees Recommendation
RPT has agreed that, until the earlier of the company merger effective time and the termination of the merger agreement, it will not, and will cause its controlled affiliates and will instruct and use its reasonable best efforts to cause its and their directors, officers, employees, agents or representatives not to, subject to certain exceptions, directly or indirectly:
•
solicit, initiate, or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any acquisition proposal (as defined below), or any inquiry proposal or offer that could reasonably be expected to lead to any acquisition proposal or any other effort or attempt to make or implement an acquisition proposal;

•
enter into, continue or otherwise participate or engage in any discussions or negotiations regarding, or furnish to any party other than Kimco or its representatives any non-public information or data in connection with, any acquisition proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal (other than to state that the terms of the merger agreement prohibit such discussions);

•
approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, joint venture agreement, partnership agreement, merger agreement, share exchange agreement, consolidation agreement, or other agreement related to an acquisition proposal (other than an acceptable confidentiality agreement referred to below) or requiring or having the effect of requiring RPT to abandon, terminate or violate its obligations hereunder or fail to consummate the mergers; or

•	agree to or propose publicly to do any of the foregoing.
In addition, RPT has agreed to, and to use reasonable best efforts to cause its subsidiaries and representatives to:
•
immediately cease and cause to be terminated all existing discussions, negotiations and communications with any person and its representatives (other than Kimco or any of its representatives) conducted prior to the merger agreement with respect to any acquisition proposal;

•
request the prompt return or destruction, to the extent required upon RPT’s request by any confidentiality agreement, of all confidential information previously furnished to any such person and its representatives;

•
terminate the access of any such person (other than Kimco or any of its representatives) to any “data room” hosted by RPT, its subsidiaries or any of their respective representatives relating to any acquisition proposal; and

•
not terminate, waive, amend, release or modify, any provision of any confidentiality, standstill (including any standstill provisions contained in any confidentiality or other agreement) or any similar agreement with respect to a any acquisition proposal to which it or any of its affiliates, including RPT’s subsidiaries, or RPT’s representatives is a party, or any takeover statute, or otherwise fail to enforce any of the foregoing.

For purposes of the merger agreement, an “acquisition proposal” means any proposal, offer, or inquiry from any person or group, other than Kimco or any of its subsidiaries, relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions by such person or group, including any merger, reorganization, recapitalization, restructuring share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, of assets or business generating 15% or more of the net revenues or net incomes or representing 15% or more of the consolidated total assets of RPT or 15% or more of the outstanding shares of any class of voting securities of RPT.
If at any time before the time the RPT shareholders approve the Merger Proposal, the RPT board of trustees receives an unsolicited bona fide written acquisition proposal made after August 28, 2023 that has not resulted from a material violation of RPT’s non-solicitation restrictions and the RPT board of trustees determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or would reasonably be likely to result in a superior proposal (as defined below) and that a failure to do so would be inconsistent with its duties under applicable law, then RPT may:
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furnish to such person and its representatives non-public information relating to RPT or any of its subsidiaries pursuant to an acceptable confidentiality agreement, so long as all such non-public information is provided or made available to Kimco prior to or concurrently with the time it is provided or made available to such person; and

•	participate in negotiations with such person and its representatives regarding such acquisition proposal.
A “superior proposal” means any bona fide, written acquisition proposal that did not result from a breach or violation of RPT’s non-solicitation restrictions made after August 28, 2023 (with all references to “15%” in the definition of acquisition proposal being deemed to be references to “80%”), taking into account all legal, financial, regulatory, financing, timing, risks and any other aspects of the proposal and the person making the proposal and any other matters that the RPT board of trustees considers appropriate, that, if consummated, would be more favorable to the stockholders of RPT from a financial point of view than the transactions contemplated by the merger agreement (including any adjustment to the terms and conditions thereof proposed in writing by Kimco in response to any such acquisition proposal or otherwise) and, if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.
RPT will promptly notify Kimco (but in no event later than 24 hours) in writing after receipt by RPT or any of its subsidiaries or representatives, of any acquisition proposal, any request for non-public information from any person that informs RPT or any of its subsidiaries or representatives that it is considering making, or has made, an acquisition proposal, or any inquiry from any person seeking to have or continue discussions or negotiations with RPT relating to a possible acquisition. RPT will thereafter keep Kimco reasonably informed of the status and terms of developments, discussions and negotiations concerning any such acquisition proposal (including after the occurrence of any amendment, modification or supplement thereto) on a reasonably current basis.
Except as described below, the RPT board of trustees (i) shall not withdraw, withhold, modify or qualify in any manner adverse to Kimco (or publicly propose to do so) the approval, recommendation or declaration of advisability by the RPT board of trustees of the merger agreement, the mergers or any of the other transactions contemplated thereby and (ii) shall not adopt, approve or publicly recommend, endorse or otherwise declare advisable the approval of any acquisition proposal (each such action, which we refer to as an “adverse recommendation change”).
If at any time prior to obtaining the approval by the RPT shareholders of the Merger Proposal and subject to the process described below, the RPT board of trustees may make an adverse recommendation change if (i) the RPT board of trustees receives an unsolicited, bona fide written acquisition proposal made after August 28, 2023 that has not resulted from a material violation of RPT’s non-solicitation restrictions and (ii) the RPT board of trustees determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes a superior proposal and that the failure to do so would be inconsistent with its duties under applicable law. As described below, RPT has the right to terminate the merger agreement to accept a superior proposal (which termination we refer to as a “superior proposal termination”).
In addition, subject to the process described below, the RPT board of trustees may also make an adverse recommendation change at any time prior to obtaining the approval of the Merger Proposal, in response to an Intervening Event (defined below) if the RPT board of trustees determines in good faith, after consultation with its outside legal counsel, that the failure to make such adverse recommendation change would be inconsistent with its duties under applicable law.
Prior to making an adverse recommendation change in response to an Intervening Event or a superior proposal or effecting a superior proposal termination, RPT will:
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first notify Kimco in writing at least four business days before taking such action that RPT intends to take such action (such notice including (i) in circumstances involving or relating to an acquisition proposal, the terms and conditions of, and attaching a complete copy of, such superior proposal, and (ii) in circumstances not involving or relating to an acquisition proposal, specifying in reasonable detail the reasons therefor);

•
negotiate in good faith with Kimco during such four-business day notice period, to enable Kimco to propose adjustments or modifications to the terms of the merger agreement such that the superior proposal ceases to be a superior proposal, or in the case of an Intervening Event, such adjustments or modifications as proposed by Kimco (plus an additional two business days in the case of any amendment to the financial terms (including without limitation any change to the purchase price or form of consideration) or any other material supplements or amendments to such superior proposal or any change to the conditions constituting such Intervening Event (other than an amendment or change that only has a de minimis effect)); and

•
at the end of such negotiation period, the RPT board of trustees must determine in good faith that, (i) after consultation with its financial advisor and outside legal counsel, in circumstances involving or relating to an acquisition proposal, such superior proposal continues to constitute a superior proposal (taking into account any adjustment or modification to the terms and conditions of the merger agreement proposed by Kimco), and that, after consultation with its outside legal counsel, the failure to effect such superior proposal termination would be inconsistent with its duties under applicable Law, or (y) after consultation with its outside legal counsel, in circumstances not involving or relating to an acquisition proposal, the failure to effect such adverse recommendation change would be inconsistent with its duties under applicable law.
An “Intervening Event” means a material fact, event, circumstance, change or development that materially affects the business, assets or operations of RPT and its subsidiaries (taken as a whole (other than any fact, event, circumstance, change or development resulting from a breach of the merger agreement by RPT or its representatives)) that (i) has occurred or arisen after August 28, 2023, (ii) was not known to the RPT board of trustees on August 28, 2023 (or, if known, the consequences of which were not reasonably foreseeable to the RPT board of trustees as of August 28, 2023), (iii) first becomes known to the RPT board of trustees before stockholder approval of the Merger Proposal has been obtained, and (iv) does not relate to (A) receipt, existence of or terms of an acquisition proposal or any matter relating thereto, (B) any change in the market price or trading volume of debt securities or capital stock of RPT or of the equity or credit ratings or the ratings outlook for RPT or any of the RPT subsidiaries by any applicable rating agency, or (C) the fact that, in and of itself, RPT meets, exceeds or fails to meet any internal or published projections, estimates or expectations of RPT revenue, earnings or other financial performance or results of operation for any period (provided that with respect to the foregoing clauses (B) and (C), any fact, event, circumstance, change or development giving rise to such change, meeting, exceeding or failure may otherwise constitute or be taken into account in determining whether an Intervening Event has occurred if not falling into the foregoing clause (A) of this definition).
Conditions to Completion of the Mergers
The respective obligations of each of Kimco and RPT to effect the mergers and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver by Kimco and RPT, at or prior to the partnership merger effective time, of the following conditions:
•	RPT obtaining the required vote of its shareholders to approve the Merger Proposal;
•
the registration statement on Form S-4 of which this proxy statement/prospectus is a part having become effective, and the registration statement not being the subject of any stop order suspending its effectiveness or proceedings seeking a stop order that have been commenced by the SEC and not withdrawn;

•
the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any governmental authority of competent jurisdiction prohibiting the consummation of the mergers or any of the other transactions contemplated by the merger agreement and the absence of any law enacted, entered, promulgated or enforced by any governmental authority after the date of the merger agreement that makes illegal the consummation of the mergers; and

•	Kimco common stock and depositary shares representing new Kimco preferred stock to be issued in the company merger having been approved for listing on the NYSE, subject to official notice of issuance.
In addition, the obligations of the Kimco parties to effect the mergers and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver by Kimco, at or prior to the partnership merger effective time, of the following additional conditions:
•
the accuracy, with respect to such representations that are qualified by materiality, material adverse effect or words of similar import set forth therein, in all respects, and, with respect to such representations that are not qualified by materiality, material adverse effect or words of similar import set forth therein, in all material respects, in each case, as of the date of the merger agreement and as of the closing (except representations and warranties that are made as of a specific date shall be true and correct only on and as of such date) of certain representations and warranties made in the merger agreement by the RPT parties regarding their valid existence, good standing, capital structure, authority to enter into the merger agreement and consummate the transactions contemplated thereby, the opinion of RPT’s financial adviser, shareholder approval required, broker’s and finder’s fees, the inapplicability of the Investment Company Act and the inapplicability of takeover statutes;

•
the accuracy in all but de minimis respects as of the date of the merger agreement and as of the closing (except representations and warranties that are made as of a specific date shall be true and correct only on and as of such date) of certain representations and warranties made in the merger agreement by the RPT parties relating to the capital structure of RPT;

•
the accuracy in all respects as of the date of the merger agreement and as of the closing (except representations and warranties that are made as of a specific date shall be true and correct only on and as of such date) of certain representations and warranties made in the merger agreement by the RPT parties relating to the absence of any events, changes, effects, developments, circumstances, conditions or occurrences since December 31, 2022 until the date of the merger agreement which have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to RPT;

•
the accuracy of all other representations and warranties made in the merger agreement by the RPT parties as of the date of the merger agreement and as of the closing (except representations and warranties that are made as of a specific date shall be true and correct only on and as of such date), except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or material adverse effect qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect of RPT;

•
each of the RPT parties having performed in all material respects all of the obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under the merger agreement at or prior to the closing;

•
on the closing date, the absence of any event, change, or occurrence arising after the date of the merger agreement that, individually, or in the aggregate, constitutes, or would reasonably be expected to constitute, a material adverse effect with respect to RPT;

•
the receipt by Kimco of a certificate signed on behalf of RPT by the chief executive officer or the chief financial officer of RPT, certifying that the conditions set forth in the six immediately preceding bullets have been satisfied;

•
the receipt by Kimco of an opinion from RPT’s REIT counsel to the effect that, (A) commencing with its taxable year ended December 31, 2015 through its taxable year ending with the company merger, RPT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (B) RPT’s prior, current and proposed ownership, organization and method of operations as described in a representation letter provided by RPT have allowed and will continue to allow RPT to satisfy the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ended December 31, 2015 through its taxable year ending with the company merger; and

•
the receipt by Kimco of an opinion of its counsel, dated as of the closing date, to the effect that the company merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligations of the RPT parties to effect the mergers and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver by RPT, at or prior to the partnership merger effective time, of the following additional conditions:
•
the accuracy, with respect to such representations that are qualified by materiality, material adverse effect or words of similar import set forth therein, in all respects, and, with respect to such representations that are not qualified by materiality, material adverse effect or words of similar import set forth therein, in all material respects, in each case, as of the date of the merger agreement and as of the closing (except representations and warranties that are made as of a specific date shall be true and correct only on and as of such date) of certain representations and warranties made in the merger agreement by the Kimco parties regarding their valid existence, good standing, capital structure, authority to enter into the merger agreement and consummate the transactions contemplated thereby, absence of required stockholder approval, broker’s and finder’s fees, the inapplicability of the Investment Company Act and the inapplicability of takeover statutes;

•
the accuracy in all but de minimis respects as of the date of the merger agreement and as of the closing (except representations and warranties that are made as of a specific date shall be true and correct only on and as of such date) of certain representations and warranties made in the merger agreement by the Kimco parties relating to the capital structure of Kimco, except to the extent the failures of such representations and warranties to be true and correct individually and in the aggregate would not result in an increase in the fully diluted capitalization of Kimco as of the date of the capitalization representation by more than $50,000,000, in the aggregate;

•
the accuracy in all respects as of the date of the merger agreement and as of the closing (except representations and warranties that are made as of a specific date shall be true and correct only on and as of such date) of certain representations and warranties made in the merger agreement by the Kimco parties relating to the absence of any events, changes, effects, developments, circumstances, conditions or occurrences since December 31, 2022 until the date of the merger agreement which have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Kimco;

•
the accuracy of all other representations and warranties made in the merger agreement by the Kimco parties as of the date of the merger agreement and as of the closing (except representations and warranties that are made as of a specific date shall be true and correct only on and as of such date), except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or material adverse effect qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect of Kimco;

•
each of the Kimco parties having performed in all material respects all of the obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under the merger agreement at or prior to the closing;

•
on the closing date, the absence of any event, change, or occurrence arising after the date of the merger agreement that, individually, or in the aggregate, constitutes or would reasonably be expected to constitute a material adverse effect with respect to Kimco;

•
the receipt by RPT of a certificate signed on behalf of Kimco by the chief executive officer or chief financial officer of Kimco, certifying that the conditions set forth in the six immediately preceding bullets have been satisfied;

•
the receipt by RPT of an opinion from Kimco’s REIT counsel to the effect that, (A) commencing with its taxable year ended December 31, 2015 through its taxable year ended December 31, 2022, Kimco’s predecessor entity was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (B) commencing with Kimco’s taxable year ending December 31, 2023, Kimco has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and Kimco’s proposed method of operation will enable Kimco to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

•
the receipt by RPT of an opinion of its counsel, dated as of the closing date, to the effect that the company merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Fees and Expenses
Other than as provided below, all fees and expenses incurred in connection with the merger agreement, mergers and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees and expenses, whether or not the mergers are consummated.

Termination of the Merger Agreement
Termination. The merger agreement may be terminated and the mergers may be abandoned at any time prior to the partnership merger effective time, whether before or after the receipt of the requisite RPT shareholder approval, under the following circumstances:
•	by mutual written agreement of Kimco and RPT;
•	by either Kimco or RPT:
•
if the mergers are not consummated on or before May 28, 2024 (which we refer to as the “outside date” and the “outside date termination right”), so long as the terminating party’s failure to comply with any provision of the merger agreement is not the cause of, or resulted in, the failure of the mergers to be consummated by the outside date;

•
if any governmental authority of competent jurisdiction has issued a final and nonappealable order, decree or ruling, or taken any other action, in each case that permanently restrains or otherwise prohibits the consummation of the mergers, unless such order, decree, ruling or action is primarily due to the terminating party’s failure to comply with any provision of the merger agreement; or

•
if the approval of the Merger Proposal by the RPT shareholders is not obtained at the special meeting or at any adjournment or postponement thereof, in each case, at which a vote on the Merger Proposal was taken (which we refer to as the “shareholder vote-down termination right”), provided that the right to terminate the merger agreement will not be available to RPT if the failure to obtain approval of the Merger Proposal by RPT shareholders is primarily caused by any action or failure to act of RPT that constitutes a material breach of specified provisions of the merger agreement.

•	by Kimco:
•
if RPT breaches, violates, or fails to perform any of its representations, warranties, covenants or agreements as set forth in the merger agreement and such breach, violation or failure to perform, either individually or in the aggregate, if occurring or continuing on the closing date would result in the failure of any of the related closing conditions set forth in the merger agreement (which we refer to as an “RPT terminating breach”) and is not cured or cannot be cured or is not otherwise waived prior to the earlier of (i) 45 days following notice to RPT by Kimco of such breach or failure and (ii) the date that is three business days prior to the outside date, provided that Kimco will not have the right to terminate the merger agreement upon an RPT terminating breach if a Kimco terminating breach (defined below) has occurred and is continuing at the time Kimco delivers notice of its election to terminate the merger agreement (which we refer to as the “RPT breach termination right”); or

•
if, prior to obtaining the approval of the Merger Proposal by the RPT shareholders, RPT, its board, or a committee thereof (a) effects an adverse recommendation change (provided that Kimco’s right to terminate the merger agreement pursuant to (a) expires 30 days after the last date Kimco received notice from RPT of such adverse recommendation change), (b) fails to, after the public announcement of an acquisition proposal or an intention to make an acquisition proposal, recommend against such acquisition proposal and to publicly reaffirm the recommendation of the RPT board of trustees within 10 business days of being requested by Kimco to do so, (c) fails to include the recommendation of the RPT board of trustees (which we refer to as the “adverse recommendation change termination right”) in this proxy statement/prospectus, (d) approves, adopts, publicly endorses or recommends, or enters into or allows RPT or any of its subsidiaries to enter into a definitive agreement for, any acquisition proposal or (e) materially violates any of its non-solicitation obligations set forth in the merger agreement and as described in “–No Solicitation; Change in RPT Board of Trustees Recommendation” above (which we refer to as the “no-shop violation termination right”) .

•	by RPT:
•	if Kimco breaches, violates, or fails to perform any of its representations, warranties, covenants or agreements as set forth in the merger agreement and such breach, violation or failure to perform,

either individually or in the aggregate, if occurring or continuing on the closing date would result in the failure of any of the related closing conditions set forth in the merger agreement (which we refer to as a “Kimco terminating breach”) and is not cured or cannot be cured or waived prior to the earlier of (i) forty-five (45) days following the notice to Kimco by RPT of such breach or failure and (ii) the date that is three business days prior to the outside date, provided that RPT will not have the right to terminate the merger agreement upon a Kimco terminating breach if an RPT terminating breach has occurred and is continuing at the time that RPT delivers notice of its election to terminate the merger agreement; or
•
if, prior to obtaining the approval of the Merger Proposal by the RPT shareholders, the RPT board of trustees determines to enter into an agreement with respect to a superior proposal in accordance with the merger agreement and, substantially concurrent with such termination, the termination fee is paid in full to Kimco and the agreement with respect to such superior proposal is entered into (which we refer to as the “superior proposal termination right”).

Effect of Termination. If the merger agreement is terminated pursuant to its terms and written notice of the same is provided to the other party, the merger agreement will become void and of no effect, without liability or obligation of any party to the other parties to the merger agreement other than as set forth in the merger agreement and summarized immediately below in the section entitled “Termination Fees and Expense Reimbursement,” except that no party will be released from any liabilities or damages resulting from any fraud in connection with the merger agreement or any willful and material breach of any covenants or agreements set forth in the merger agreement by such party prior to the termination of the merger agreement. Notwithstanding the foregoing, certain provisions of the merger agreement relating to fees and expenses, effects of termination, termination fees, expense reimbursement, indemnification, announcement and certain general provisions will survive any termination of the merger agreement. In addition, the termination of the merger agreement will not affect the respective obligations of Kimco and RPT under the confidentiality agreement, dated as of June 23, 2023, by and between Kimco and RPT and the confidentiality agreement, dated as of August 11, 2023, by and between Kimco and RPT.
Termination Fees and Expense Reimbursement. RPT has agreed to pay a termination fee of $33,642,370 to Kimco in the following circumstances (but in no event will RPT be required to pay such termination fee on more than one occasion):
•	if Kimco terminates the merger agreement pursuant to the adverse recommendation change termination right or the no-shop violation termination right;
•	if RPT terminates the merger agreement pursuant to the superior proposal termination right; or
•
if (a) Kimco terminates the merger agreement pursuant to the RPT breach termination right and after the date of the merger agreement, but prior to the breach giving rise to such termination right, an acquisition proposal has been announced, disclosed, or otherwise communicated or made known (whether or not publicly) to the RPT board of trustees or made known publicly to RPT shareholders, or any person will have publicly announced an intention (whether or not conditional) to make such an acquisition proposal and (b) within 12 months after such termination, RPT consummates a transaction in respect of an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal that is later consummated (for purposes of clause (b), all percentages included in the definition of “acquisition proposal” will be increased to 50%);

•
if (a) either party terminates the merger agreement pursuant to the outside date termination right and after the date of the merger agreement an acquisition proposal has been announced, disclosed, or otherwise communicated or made known (whether or not publicly) to the RPT board of trustees or made known publicly to RPT shareholders, or any person will have publicly announced an intention (whether or not conditional) to make such an acquisition proposal and (b) within 12 months after such termination, RPT consummates a transaction in respect of an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal that is later consummated (for purposes of clause (b), all percentages included in the definition of “acquisition proposal” will be increased to 50%); or

•
if (a) either party terminates the merger agreement pursuant to the stockholder vote-down termination right and prior to the special meeting, an acquisition proposal has been publicly announced, disclosed, or otherwise communicated or made known to the RPT board of trustees or to RPT’s shareholders or any person will have publicly announced, disclosed or otherwise communicated or made known an intention (whether or not conditional) to make such an acquisition proposal, and in each such case, such acquisition proposal or intention has not been irrevocably withdrawn publicly at least five business days prior to the special meeting and (b) within 12 months after such termination, RPT consummates a transaction in respect of an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal that is later consummated (for purposes of clause (b), all percentages included in the definition of “acquisition proposal” will be increased to 50%).

If RPT fails to promptly pay the termination fee pursuant to the merger agreement, RPT will also pay any reasonable costs and expenses incurred by Kimco in connection with a legal action to enforce obtaining payment under the merger agreement to the extent that such action results in a final, nonappealable judgment for such amount against RPT. Any termination fee not paid when due will bear interest from the date of termination until the date paid at a rate equal to the prime rate as published in The Wall Street Journal in effect on the date of such payment. Other than in the case of fraud or willful and material breach, the termination fee and other amounts payable by RPT pursuant to the termination fee provisions of the merger agreement shall be the sole and exclusive remedy of the Kimco parties and their affiliates and representatives against RPT, its subsidiaries, its affiliates and representatives (including for any and all losses and damages suffered as a result of the failure of the mergers to be consummated or for a breach or failure to perform by RPT of its covenants and agreements in the merger agreement), in the event of a termination of the merger agreement in connection with which any termination fee pursuant to the merger agreement is payable by RPT, and upon payment of such termination fee and any such additional amounts payable, none of RPT, its subsidiaries, its affiliates and representatives shall have any further liability or obligation relating to or arising out of the merger agreement, any agreement executed in connection therewith, or the transactions contemplated thereby.
The termination fee payable by RPT to Kimco will be reduced to the maximum amount, if any, that can be paid to Kimco without causing it to fail to meet the requirements of Section 856(c)(2) and (3) of the Code (which we refer to as the “REIT Requirements”) for such year. In the event that Kimco is not able to receive the full termination fee payable pursuant to the merger agreement due to the above limitations, RPT will place the unpaid amount in escrow and shall not release any portion thereof to Kimco unless and until Kimco receives either (x) a letter from Kimco’s independent accountants indicating the maximum amount that can be paid at that time to Kimco without causing Kimco to fail to meet the REIT Requirements or (y) an opinion from counsel or a ruling from the IRS providing that Kimco’s receipt of the unpaid fee will not impact its qualification as a REIT under the Code. The obligation of RPT to pay any unpaid portion of the termination fee pursuant to the merger agreement shall terminate on the December 31 following the date that is five years from the date the termination fee first becomes payable. Amounts remaining in escrow after the obligation of RPT to pay such termination fee terminates will be released to RPT.
Director and Officer Indemnification and Insurance
The merger agreement provides that, from and after the company merger effective time until the sixth anniversary of the closing date, Kimco will (i) cause the surviving entity in the company merger to indemnify and hold harmless, to the fullest extent permitted by law, all past and present directors, officers, managers, trustees, members or fiduciaries of RPT and its subsidiaries (which we refer to as the “indemnified parties”) in each case to the extent such persons are otherwise entitled to indemnification pursuant to the terms of the organizational documents of RPT and the RPT subsidiaries as in effect on the date of the merger agreement, in connection with any claim and any losses, claims, damages, liabilities, costs, claim expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such claim and (ii) promptly pay on behalf of or advance to each of the indemnified parties, in each case to the extent such persons are otherwise entitled to payment or advancement of expenses pursuant to the terms of the organizational documents of RPT and the RPT subsidiaries as in effect on the date of the merger agreement, any claim expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any claim in advance of the final disposition of such claim, including payment on behalf of or advancement to the indemnified party of any claim expenses incurred by such indemnified party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to (A) Kimco’s receipt of an undertaking by or on behalf of such indemnified party to repay such claim expenses if it is determined by a court of competent jurisdiction in a final, nonappealable judgment that such indemnified party is not entitled to be indemnified and (B) a good faith affirmation by such indemnified party of such indemnified party’s compliance with the standard of conduct required in the merger agreement. For purposes of these provisions, the term “claim” means any threatened, asserted, pending or completed action, suit or proceeding or inquiry or investigation, whether instituted by any party to the merger agreement, any governmental authority or any other person, that any indemnified party in good faith believes might lead to the institution of any action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to (x) matters that relate to such indemnified party’s duties or service as a manager, director, officer, trustee, employee, agent, member or fiduciary of RPT or Kimco or any of the RPT subsidiaries or Kimco subsidiaries or, to the extent such person is or was serving at the request or for the benefit of RPT or Kimco or any of the RPT subsidiaries or Kimco subsidiaries, any other entity or any benefit plan maintained by any of the foregoing, in each case, at or prior to the company merger effective time, and (y) the merger agreement or any of the transactions contemplated thereby, including the mergers.
For a period of six years following the company merger effective time, the organizational documents of the surviving entity in the company merger and of any applicable subsidiary of the surviving entity in the company merger shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the organizational documents of RPT or any applicable subsidiary, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the company merger effective time in any manner that would affect adversely the rights of the applicable indemnified parties thereunder, unless such modification shall be required by applicable law and then only to the minimum extent required by applicable law.
Additionally, Kimco will either maintain in effect, for six years after the company merger effective time, RPT’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the company merger effective time (or substitute coverage that is no less favorable in any material respect) or, at RPT’s election, RPT may obtain extended reporting period coverage under RPT’s existing insurance programs or purchase a six-year prepaid “tail” policy, provided that Kimco will not be required to pay in excess of 300% of the most recent annual premiums paid by RPT prior to the date of the merger agreement.
Amendment, Extension and Waiver of the Merger Agreement
Amendment. Subject to compliance with applicable law, the merger agreement may be amended by mutual agreement of the parties by action taken or authorized by the RPT board of trustees and the Kimco board of directors, respectively, at any time before or after receipt of the RPT shareholder approval and prior to the partnership merger effective time; provided, that after the RPT shareholder approval has been obtained, there will not be (a) any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered under the merger agreement to the holders of RPT common shares, or which by applicable law or, in the case of Kimco, in accordance with the rules of NYSE, requires the further approval of the shareholders of RPT or the stockholders of Kimco without such further approval of such shareholders or stockholders, or (b) any amendment or change not permitted under applicable law. The merger agreement may not be amended except by an instrument in writing signed by each of the parties thereto.
Waiver. At any time prior to the partnership merger effective time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise does not constitute a waiver of those rights.
Governing Law; Jurisdiction
The merger agreement and all related claims or causes of actions that may be based upon, arise out of or be related to the merger agreement or the negotiation, execution or performance of the merger agreement are governed by, and construed in accordance with, the laws of the State of Maryland (without giving effect to any conflict of law principles that would result in the application of the law of any other state or jurisdiction). Each of the parties agreed to submit themselves to the exclusive jurisdiction and forum of the Circuit Court for Baltimore City (Maryland) or, if that court does not have jurisdiction, to the United States District Court for the State of Maryland, Northern Division for the purpose of any claim or action, directly or indirectly, arising out of or relating to the merger agreement or the transactions contemplated thereby.
Remedies; Specific Performance
The parties agreed that irreparable damage would occur if any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties also agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which such party is entitled at law or in equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE COMPANY MERGER
The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the company merger to U.S. holders (as defined below) of RPT common shares or RPT preferred shares that exchange their RPT common shares or RPT preferred shares for shares of Kimco common stock or depositary shares representing shares of new Kimco preferred stock, respectively, in the company merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those RPT common shareholders or RPT preferred shareholders that hold their RPT common shares or RPT preferred shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•	a financial institution;
•	a tax-exempt organization;
•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);
•	an insurance company;
•	a regulated investment company, mutual fund or REIT;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a retirement plan, individual retirement account or other tax-deferred account;
•
a holder of RPT common shares or RPT preferred shares that received RPT common shares or RPT preferred shares, as applicable, through the exercise of an employee share option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);
•	a person that has a functional currency other than the U.S. dollar;
•	a person that actually or constructively owns more than 5% of RPT common shares or RPT preferred shares;
•	a person that holds both RPT common shares or RPT preferred shares and shares of Kimco common stock or depositary shares representing shares of new Kimco preferred stock;
•
a holder of RPT common shares or RPT preferred shares that holds RPT common shares or RPT preferred shares as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction;

•	a holder required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement; or
•	a U.S. expatriate or former lawful permanent resident of the United States.
In addition, this discussion does not address any estate or gift tax considerations, any alternative minimum tax or any state, local or foreign tax consequences of the company merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax on net investment income pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). Determining the actual tax consequences of the company merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of RPT or Kimco. You should consult with your tax advisor as to the tax consequences of the company merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of RPT common shares or RPT preferred shares that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity or arrangement treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds RPT common shares or RPT preferred shares generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding RPT common shares or RPT preferred shares should consult their tax advisors as to the tax consequences of the company merger.
Tax Consequences of the Company Merger Generally
The parties intend for the company merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Kimco’s obligation to complete the mergers that Kimco receive an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the closing date of the company merger, to the effect that the company merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to RPT’s obligation to complete the mergers that RPT receive an opinion from Goodwin Procter LLP, dated as of the closing date of the company merger, to the effect that the company merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by Kimco and RPT and on customary factual assumptions. Neither of the opinions described above will be binding on the IRS. Kimco and RPT have not sought and will not seek any ruling from the IRS regarding any matters relating to the company merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.
Provided the company merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the company merger will be as follows:
•
you will not recognize gain or loss when you exchange your RPT common shares or RPT preferred shares solely for shares of Kimco common stock or depositary shares representing shares of new Kimco preferred stock, respectively, except with respect to any cash received in lieu of a fractional share of Kimco common stock;

•
your aggregate tax basis in the shares of Kimco common stock or depositary shares representing shares of new Kimco preferred stock that you receive in the company merger (including any fractional share interest you are deemed to receive and exchange for cash) will equal your aggregate tax basis in the RPT common shares or RPT preferred shares, respectively, you surrender; and

•
your holding period for the shares of Kimco common stock or depositary shares representing shares of new Kimco preferred stock that you receive in the company merger (including any fractional share interest you are deemed to receive and exchange for cash) will include your holding period for the RPT common shares or RPT preferred shares, respectively, that you surrender in the exchange.

Special Dividends
Under the merger agreement, if Kimco makes certain distributions to its stockholders, then Kimco must elect either to adjust the exchange ratio under the merger agreement or to permit RPT to make a corresponding cash distribution (which we refer to as an “RPT special distribution”) to RPT common shareholders. If an RPT special distribution is made and the company merger is consummated, for U.S. federal income tax purposes Kimco and RPT intend to treat any such RPT special distribution paid to RPT common shareholders as additional consideration for RPT common shares in the company merger. The receipt of such additional consideration would modify the U.S. federal income tax consequences of the company merger described above as follows:
•	you will generally recognize gain (but not loss) in respect of your RPT common shares in an amount equal to the lesser of: (1) the excess, if any, of the sum of the amount of cash received in any RPT special distribution in respect of your RPT common shares and the fair market value of the shares of Kimco common stock received, over your adjusted tax basis in your RPT common shares surrendered, and (2) the amount of cash received in any RPT special distribution in respect of your RPT common shares, which gain generally will be capital gain, and will be long-term capital gain if, as of the effective date of the company merger, your holding period for your RPT common shares is greater than one year; and
•
your tax basis in the shares of Kimco common stock will be reduced by the amount of cash you receive in an RPT special distribution in respect of your RPT common shares, and will be increased by the amount of gain, if any, you recognize pursuant to an RPT special distribution in respect of your RPT common shares.

You are urged to consult your own tax advisor regarding the tax consequences of an RPT special distribution, including potential treatment as a dividend rather than consideration in the company merger, the potential application of Section 302 of the Code to treat an RPT special distribution as having the effect of a dividend, and, if you are a corporation, the potential application of the “extraordinary dividend” provisions of the Code.
If you acquired different blocks of RPT common shares or RPT preferred shares at different times or at different prices, your tax basis and holding period in your shares of Kimco common stock or depositary shares representing shares of new Kimco preferred stock may be determined by reference to each block of RPT common shares or RPT preferred shares, as applicable.
Cash In Lieu of Fractional Shares
If you receive cash in lieu of a fractional share of Kimco common stock, you will be treated as having received the fractional share of Kimco common stock pursuant to the company merger and then as having exchanged that fractional share for cash in redemption by Kimco. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocable to your fractional share of Kimco common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the company merger, the holding period for the shares (including the holding period of RPT common shares surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.
Backup Withholding
If you are a non-corporate holder of RPT common shares or RPT preferred shares you may be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:
•
furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on an IRS Form W-9 (or suitable substitute or successor form) included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.
Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.
This summary of material U.S. federal income tax consequences is for general information only. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.
For a general summary of certain material U.S. federal income tax considerations regarding Kimco’s taxation as a REIT and the ownership and disposition of Kimco capital stock, see the discussion under the section titled “U.S. Federal Income Tax Considerations” in the Form S-3 Registration Statement filed by Kimco with the SEC on January 3, 2023.

THE SPECIAL MEETING
Date, Time and Place
The special meeting will be held on December 12, 2023, at 9:00 a.m., Eastern Time, solely by means of remote communication in a virtual meeting format only. You can attend and participate in the special meeting virtually via the Internet at www.virtualshareholdermeeting.com/RPT2023SM, where you will be able to vote electronically and submit questions during the special meeting. You will not be able to attend the special meeting physically.
Virtual Meeting Matters
Accessing the Meeting
RPT shareholders described below in “— Record Date and Outstanding RPT Common Shares,” or their designated proxies will be able to attend and participate in the special meeting online by accessing www.virtualshareholdermeeting.com/RPT2023SM and following the login instructions. To attend and vote at the virtual special meeting, RPT shareholders will need their unique 11-digit control number, which appears on the Notice of Special Meeting of Shareholders of RPT. RPT shareholders who hold their shares in street name (that is, through a broker, bank or other nominee) will need to contact their broker, bank or other nominee by December 5, 2023 to obtain a legal proxy and be provided with a control number to gain access to the special meeting. Even if a RPT shareholder plans to attend the special meeting online, RPT recommends that such shareholder also votes by proxy as described herein so that such shareholder’s vote will be counted if such shareholder decides not to attend the special meeting.
The live audio webcast of the special meeting will begin promptly at 9:00 a.m., Eastern Time. Online access to the audio webcast will open approximately 30 minutes prior to the start of the special meeting to allow time for RPT shareholders to log in and test the computer audio system. RPT shareholders are encouraged to access the special meeting prior to the start time.
If, for any reason, a RPT shareholder is unable to locate the control number, the RPT shareholder will still be able to join the virtual special meeting as a guest. Guests who log in without a control number will not, however, be able to vote or ask questions.
Technical Difficulties
Beginning 30 minutes prior to the start of and during the virtual special meeting, RPT will have a support team ready to assist RPT shareholders with any technical difficulties they may have accessing or hearing the virtual special meeting. If RPT shareholders encounter any difficulties accessing the virtual special meeting during the check-in or meeting time, there will be a technical support number available to assist RPT shareholders that will be posted on the virtual special meeting login page.
Shareholder Questions
RPT will entertain questions at the special meeting in accordance with the rules of conduct for the meeting to the extent that the questions posed by a shareholder are relevant to the special meeting and the proposals presented. Any questions or comments that are unrelated to the business of the special meeting will not be addressed at the meeting.
Purpose of the Special Meeting
At the special meeting, holders of RPT common shares will be asked to consider and vote on the following:
(i)	the Merger Proposal – A proposal to approve the company merger and the other transactions contemplated by the merger agreement on the terms and conditions set forth in the merger agreement.
(ii)
the Compensation Proposal – A proposal to approve, by non-binding, advisory vote, certain compensation that may be paid or become payable to RPT’s named executive officers of RPT that is based on or otherwise relates to the mergers.

(iii)
the Adjournment Proposal – A proposal to approve one or more adjournments of the special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of such adjournment to approve the Merger Proposal.

The approval of the Merger Proposal is a condition to the consummation of the mergers under the merger agreement. If holders of RPT common shares fail to approve the Merger Proposal, then the mergers will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety. For a detailed discussion of the conditions of the mergers, see the section entitled “The Merger Agreement — Conditions to Completion of the Mergers” beginning on page 84 of this proxy statement/prospectus.
Recommendation of the RPT Board of Trustees
The RPT board of trustees carefully reviewed and considered the terms and conditions of the merger agreement and the other transactions contemplated by the merger agreement. The RPT board of trustees unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby are advisable and in the best interests of RPT and its shareholders, (ii) approved, adopted and declared advisable the merger agreement and the mergers, (iii) duly and validly authorized the execution and delivery of the merger agreement, (iv) directed that the Merger Proposal be submitted for consideration at the special meeting and (v) resolved to recommend that the holders of RPT common shares vote in favor of the Merger Proposal. Accordingly, the RPT board of trustees unanimously recommends a vote “FOR” the Merger Proposal. For a discussion of the factors that the RPT board of trustees considered in determining to recommend the approval of the Merger Proposal, please see the section entitled “The Mergers — Recommendation of the RPT Board of Trustees; RPT’s Reasons for the Mergers” beginning on page 44 of this proxy statement/prospectus. The RPT board of trustees also unanimously recommends a vote “FOR” the Compensation Proposal and a vote “FOR” the Adjournment Proposal.
Record Date and Outstanding RPT Common Shares
RPT has set the close of business on November 1, 2023 as the record date for the special meeting. All holders of record of RPT common shares at the close of business on the record date are entitled to receive notice of and attend the special meeting or any postponement or adjournment of the special meeting. The only class of shares that can be voted at the special meeting is RPT common shares. Each holder of RPT common shares is entitled to one vote on each matter presented at the special meeting for each RPT common share that such holder owned as of the record date. On the record date, the issued and outstanding voting securities consisted of 85,712,789 RPT common shares held by approximately 899 holders of record.
Holders of RPT preferred shares are not entitled to vote at the special meeting. The vote of the holders of RPT preferred shares is not required to approve any of the proposals at the special meeting and is not being solicited.
Quorum
The presence, either in person (virtually) or by properly executed proxy, of shareholders representing a majority of all votes entitled to be cast at the special meeting is necessary to constitute a quorum at the special meeting, permitting the shareholders to conduct business at the special meeting.
RPT will include abstentions in the calculation of the number of shares considered to be present at the special meeting for purposes of determining the presence of a quorum at the special meeting. It is expected that all proposals to be voted on at the special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the special meeting. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares.
Vote Required for Approval
The approval of the Merger Proposal requires the affirmative vote of the holders of RPT common shares representing at least two-thirds of all the votes entitled to be cast with respect to the approval of the Merger Proposal. For the approval of the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Any abstentions or failures to vote will have the same effect as a vote “AGAINST” the Merger Proposal.
The approval of the Compensation Proposal on an advisory basis requires the affirmative vote of a majority of the votes cast on the matter at the special meeting, assuming a quorum is present. You may vote “FOR,” “AGAINST” or “ABSTAIN” for the Compensation Proposal. Any abstentions or failures to vote will have no effect on the vote count for the Compensation Proposal, assuming a quorum is present.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter at the special meeting, assuming a quorum is present. You may vote “FOR,” “AGAINST” or “ABSTAIN” for the Adjournment Proposal. Any abstentions or failures to vote will have no effect on the vote count for the Adjournment Proposal, regardless of whether a quorum is present.
Abstentions and Broker Non-Votes
i.
Merger Proposal — If you are a RPT shareholder and fail to vote, fail to instruct your broker, bank or other nominee to vote or abstain from voting, it will have the same effect as a vote “AGAINST” the Merger Proposal, provided that a quorum is otherwise present at the special meeting.

ii.
Compensation Proposal — If you are a RPT shareholder and fail to vote, fail to instruct your broker, bank or other nominee to vote or abstain from voting, it will have no effect on the result of the vote on the Compensation Proposal, provided that a quorum is otherwise present at the special meeting.

iii.
Adjournment Proposal — If you are a RPT shareholder and fail to vote, fail to instruct your broker, bank or other nominee to vote or abstain from voting, it will have no effect on the result of the vote on the Adjournment Proposal, regardless of whether a quorum is present at the special meeting.

Brokers, banks and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your RPT common shares, your common shares will not be considered present at the special meeting and will not be voted on any of the proposals. RPT does not expect there to be any broker non-votes at the special meeting.
See “— Voting and Submitting a Proxy for RPT Common Shares Held in ‘Street Name’” for a discussion of how to vote your shares held in street name.
Voting by RPT Trustees and Executive Officers
As of the record date, the trustees and executive officers of RPT and their affiliates beneficially owned, in the aggregate, 1.9% of the issued and outstanding RPT common shares, representing approximately 1.9% of the voting power of RPT common shares as of the record date. The trustees and executive officers of RPT have informed RPT that they currently intend to vote all such RPT common shares “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal, although none of them is obligated to do so.
Voting by Proxy or in Person
Whether or not you plan to attend the special meeting virtually, you should submit your proxy as soon as possible.
Voting or Submitting a Proxy for RPT Common Shares Held by Holders of Record
If you are a holder of record of RPT common shares, then you may vote at the special meeting by proxy through the internet, by telephone or by mail, or by attending the special meeting and voting via the special meeting website, as described below.
•	By Internet: By visiting the internet address provided on the proxy card and following the instructions provided on your proxy card.
•	By Telephone: By calling the toll-free number provided on the proxy card and following the recorded instructions.
•	By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the enclosed proxy card in the envelope provided with your proxy materials.

•
Virtually at the Special Meeting: All holders of record of RPT common shares may vote at the special meeting by attending the meeting via the special meeting website, www.virtualshareholdermeeting.com/RPT2023SM. Shareholders who plan to attend the special meeting will need their unique 11-digit control number, which appears on the Notice of Special Meeting of Shareholders of RPT in order to access the special meeting website and to attend and vote thereat. To ensure that your RPT common shares are voted at the special meeting, RPT recommends that you submit a proxy even if you plan to attend the special meeting.

If you are a holder of record of RPT common shares, then proxies submitted over the internet or by telephone as described above must be received by 11:59 p.m., Eastern Time, on December 11, 2023, and proxies submitted by mail must be received by 11:59 p.m., Eastern Time, on December 11, 2023. Submitting a proxy will not affect your right to vote virtually if you decide to attend the special meeting.
If you properly sign your proxy card but do not mark the boxes showing how your RPT common shares should be voted on a matter, then the RPT common shares represented by your properly signed proxy will be voted in accordance with the recommendations of the RPT board of trustees.
Your vote as a RPT shareholder is very important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the special meeting virtually.
Voting and Submitting a Proxy for RPT Common Shares Held in “Street Name”
If you hold your shares through a bank, broker or other nominee in “street name” instead of as a shareholder of record, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee with respect to a proposal, your RPT common shares will NOT be voted on that proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals as described above in the sections entitled “The Special Meeting — Quorum” and “The Special Meeting — Abstentions and Broker Non-Votes” beginning on pages 96 and 97, respectively, of this proxy statement/prospectus.
If you hold your shares through a bank, broker or other nominee in “street name,” you must obtain a specific control number from your bank, broker or other nominee in order to attend and vote at the special meeting via the special meeting website.
If you vote by proxy, regardless of the method you choose to vote, then the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your RPT common shares in the way that you indicate. When completing the internet or telephone processes or the proxy card, you may specify whether your RPT common shares should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.
If you properly sign your proxy card but do not mark the boxes showing how your RPT common shares should be voted on a matter, then the RPT common shares represented by your properly signed proxy will be voted in accordance with the recommendations of the RPT board of trustees.
Revocability of Proxies and Changes to a RPT Shareholder’s Vote
Any holder of RPT common shares giving a proxy has the right to revoke it at any time before the proxy is voted at the special meeting.
If you are a holder of record of RPT common shares, then you may revoke your proxy by any of the following actions:
•	by voting again by internet or telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m., Eastern Time, on December 11, 2023;
•	by sending a signed written notice of revocation to RPT’s Secretary, provided such statement is received no later than 11:59 p.m., Eastern Time, on December 11, 2023;
•	by submitting a properly signed and dated proxy card with a later date that is received by RPT’s Secretary no later than 11:59 p.m., Eastern Time, on December 11, 2023; or

•	by attending the special meeting via the special meeting website and requesting that your proxy be revoked or voting via the website as described above.
Only your last submitted proxy will be considered and counted.
Execution or revocation of a proxy will not in any way affect a shareholder’s right to attend the special meeting and vote thereat.
Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to: RPT Realty, Attention: Secretary, 19 W 44th Street, 10th Floor, Suite 1002, New York, New York 10036.
If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining your specific control number and instructions from your bank, broker or other nominee and voting your shares at the special meeting via the special meeting website.
If you have questions about how to vote or revoke your proxy, you should contact RPT’s proxy solicitor, Innisfree M&A Incorporated. Shareholders can call toll-free at (877) 750-8240; banks and brokers can call collect at (212) 750-5833.
IT IS IMPORTANT THAT YOU VOTE YOUR RPT COMMON SHARES PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, THEN PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER OR OTHER NOMINEE.
Adjournments and Postponements
In addition to the other proposals being considered at the special meeting, holders of RPT common shares are also being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of such adjournment to approve the Merger Proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the Adjournment Proposal is approved, then the special meeting could be successively adjourned to any date, not later than 30 days after the date for which the special meeting was originally scheduled. If the special meeting is adjourned for the purpose of soliciting additional proxies, then shareholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise at the adjourned meeting.
In addition, prior to or once the special meeting has been convened, the RPT Amended and Restated Bylaws (which we refer to as the “RPT bylaws”) provide that the shareholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.
Tabulation of Votes
RPT will appoint an inspector of election for the special meeting to tabulate affirmative and negative votes, broker non-votes, if any, and abstentions.
Anticipated Date of Completion of the Mergers
Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement — Conditions to Completion of the Mergers” beginning on page 84 of this proxy statement/prospectus, including the approval of the Merger Proposal by holders of RPT common shares at the special meeting, RPT and Kimco expect that the mergers will be completed in the first quarter of 2024. However, it is possible that factors outside the control of both companies could result in the mergers being completed at a different time or not at all.

Solicitation of Proxies; Payment of Solicitation Expenses
RPT is soliciting proxies for the special meeting from RPT shareholders. RPT will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, certain trustees, officers and other employees of RPT, without additional compensation, may also solicit proxies personally or by mail, telephone, electronic means or other similar means of communication. RPT will reimburse banks, brokerage firms and other nominees for their reasonable expenses to forward proxy materials to beneficial owners.
RPT has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting and estimates that it will pay Innisfree M&A Incorporated a base a fee of approximately $25,000. RPT has also agreed to reimburse Innisfree M&A Incorporated for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. The address of Innisfree M&A Incorporated is 501 Madison Avenue, 20th floor, New York, New York 10022. Shareholders can call Innisfree M&A Incorporated toll-free at (877) 750-8240; banks and brokers can call collect at (212) 750-5833.
Questions and Additional Information
If you have questions about the mergers or the accompanying proxy statement/prospectus, need assistance submitting your proxy or voting your RPT common shares, would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free: (877) 750-8240
Banks and Brokers may call collect: (212) 750-5833

RPT PROPOSALS

PROPOSAL 1: MERGER PROPOSAL
RPT is asking holders of RPT common shares to approve the company merger and the other transactions contemplated by the merger agreement on the terms and conditions set forth in the merger agreement. For a summary and detailed information regarding this proposal, see the information about the mergers and the merger agreement throughout this proxy statement/prospectus, including the information set forth in the sections entitled “The Mergers” beginning on page 36 and “The Merger Agreement” beginning on page 66 of this proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference.
Pursuant to the merger agreement, approval of this proposal is a condition to the consummation of the mergers under the merger agreement. If this proposal is not approved, the mergers will not be completed.
Vote Required
The approval of the Merger Proposal requires the affirmative vote of the holders of RPT common shares representing at least two-thirds of all the votes entitled to be cast with respect to the approval of the company merger. For the approval of the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Any abstentions or failures to vote will have the same effect as a vote “AGAINST” the Merger Proposal.
The vote on the Merger Proposal is a vote separate and apart from the Compensation Proposal and the Adjournment Proposal. Accordingly, you may vote in favor of the Merger Proposal and not vote to approve the Compensation Proposal and/or Adjournment Proposal and vice versa.
The RPT board of trustees unanimously recommends that you vote “FOR” the Merger Proposal.

PROPOSAL 2: COMPENSATION PROPOSAL
This section sets forth information relating to the non-binding, advisory vote on merger-related compensation that may be paid or become payable to RPT’s named executive officers. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, RPT is providing its shareholders with the opportunity to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to RPT’s named executive officers (“NEOs”), as determined in accordance with Item 402(t) of Regulation S-K, that is based upon or otherwise related to the mergers and the transactions contemplated under the merger agreement and arises from any form of arrangement or understanding, whether written or unwritten, between RPT or Kimco and the NEOs. This non-binding, advisory proposal relates only to already existing contractual obligations of RPT that may result in a payment or benefit to RPT’s NEOs in connection with, or following, the consummation of the mergers and does not relate to any new compensation or other arrangements that may be entered into by the NEOs following the mergers.
The compensation that RPT’s NEOs may be entitled to receive from RPT or Kimco in connection with the mergers is summarized in the section entitled “The Mergers — Interests of RPT Trustees and Executive Officers in the Mergers — Quantification of Potential Payments and Benefits to RPT Named Executive Officers in Connection with the Mergers” beginning on page 56 of this proxy statement/prospectus. That summary includes all compensation and benefits that will or may be paid or provided by RPT to its NEOs in connection with the mergers, including as a result of a termination of employment in connection with the mergers. The RPT board of trustees of encourages you to review carefully the information disclosed in this proxy statement/prospectus regarding compensation that will or may be paid or provided by RPT to its NEOs in connection with the mergers.
As required by those rules, RPT is asking its shareholders to vote on the adoption of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to RPT Realty’s named executive officers in connection with the mergers as disclosed pursuant to Item 402(t) of Regulation S-K in “The Mergers — Interests of RPT Trustees and Executive Officers in the Mergers — Quantification of Potential Payments and Benefits to RPT Named Executive Officers in Connection with the Mergers” beginning on page 56 of this proxy statement/prospectus, is hereby APPROVED.”
Vote Required
The approval of the non-binding, advisory Compensation Proposal requires the affirmative vote of a majority of all votes cast on such proposal, assuming a quorum is present. You may vote “FOR,” “AGAINST” or “ABSTAIN” for the Compensation Proposal. Any abstentions or failures to vote will have no effect on the vote count for the Compensation Proposal, assuming a quorum is present.
The vote on the non-binding, advisory Compensation Proposal is a vote separate and apart from the Merger Proposal and the Adjournment Proposal. Accordingly, you may vote not to approve the Compensation Proposal and vote in favor of the Merger Proposal and/or Adjournment Proposal and vice versa. Because the Compensation Proposal is only advisory in nature, it will not be binding on RPT, Kimco or the RPT board of trustees regardless of whether the mergers are completed. Accordingly, if the Merger Proposal is approved and the mergers are completed, the merger-related compensation payments that are contractually required to be paid by RPT to NEOs will become payable in connection with the mergers, subject only to the conditions applicable thereto, regardless of the outcome of this non-binding, advisory vote.
The RPT board of trustees unanimously recommends that you vote “FOR” the Compensation Proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL
RPT is asking RPT shareholders to approve one or more adjournments of the special meeting to another date, time or place, if necessary or appropriate, to further solicit proxies to obtain additional votes in favor of the Merger Proposal if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal.
If, at the special meeting, the number of RPT common shares present or represented by proxy and voting in favor of the Merger Proposal is insufficient to approve the Merger Proposal, RPT intends to adjourn the special meeting to another place, date or time in order to solicit additional proxies for approval of the Merger Proposal.
If holders of RPT common shares approve the Adjournment Proposal, RPT could adjourn the special meeting and any adjourned session of the special meeting (subject to the terms and conditions of the merger agreement, as described in the section entitled “The Special Meeting — Adjournments and Postponements” beginning on page 99 of this proxy statement/prospectus) and use the additional time to solicit additional proxies, including the solicitation of proxies from holders of RPT common shares who have previously voted.
Vote Required
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter at the special meeting, regardless of whether a quorum is present. You may vote “FOR,” “AGAINST” or “ABSTAIN” for Adjournment Proposal. Any abstentions or failures to vote will have no effect on the vote count for the Adjournment Proposal, regardless of whether a quorum is present.
The vote on the Adjournment Proposal is a vote separate and apart from the Merger Proposal and the Compensation Proposal. Accordingly, you may vote in favor of the Adjournment Proposal and/or the Merger Proposal and vote not to approve the Compensation Proposal and vice versa. The approval of the Adjournment Proposal is not a condition to the closing.
The RPT board of trustees unanimously recommends that you vote “FOR” the Adjournment Proposal.

DESCRIPTION OF KIMCO CAPITAL STOCK
The following summary of the terms of Kimco capital stock is not complete and is qualified by reference to the Kimco charter and the Kimco Amended and Restated Bylaws (which we refer to as the “Kimco bylaws”). You should read these documents for complete information on Kimco capital stock. The Kimco charter and the Kimco bylaws are filed as exhibits to the registration statement on this Form S-4 of which this proxy statement/prospectus forms a part and are incorporated by reference herein. Kimco files instruments that define the rights of holders of its capital stock as exhibits to its annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Also, from time to time Kimco might file an amendment to these documents or a new instrument that defines the rights of holders of its capital stock as an exhibit to a Current Report on Form 8-K filed with the SEC. For more information, see the section entitled “Where You Can Find More Information” beginning on page 151 of this proxy statement/prospectus.
Shares Authorized
Kimco is currently authorized under the Kimco charter to issue an aggregate of 750,000,000 shares of common stock, par value $0.01 per share, 384,046,000 shares of excess stock, par value $0.01 per share, and 7,054,000 shares of preferred stock, $1.00 par value per share.
Shares Outstanding
As of October 31, 2023, the latest practicable date before the date of this proxy statement/prospectus, there were:
•	619,874,172 outstanding shares of Kimco common stock;
•	no outstanding shares of Kimco excess stock; and
•	8,902 shares of Kimco Class L preferred stock, represented by 8,901,715 depositary shares, and 10,465 shares of Kimco Class M preferred stock, represented by 10,465,449 depositary shares.
All outstanding shares of Kimco common stock and Kimco preferred stock are fully paid and non-assessable.
Kimco Common Stock
Preemptive Rights
Shares of Kimco common stock have no preemptive rights.
Dividend Rights
Holders of Kimco common stock will be entitled to receive dividends when, as and if authorized by the board of directors and declared by Kimco, out of assets legally available therefor. Payment and declaration of dividends on the common stock and purchases of shares thereof by Kimco will be subject to certain restrictions if Kimco fails to pay dividends on Kimco preferred stock.
Under Maryland law, a distribution (whether by dividend, redemption or other acquisition of shares) to holders of shares of common stock may be made only if, after giving effect to the distribution, (a) Kimco is able to pay its indebtedness as it becomes due in the usual course of business and (b) subject to certain exceptions, Kimco’s total assets are greater than the sum of its total liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to the holders of common stock, unless the terms of the stock held by such holders with preferred rights provide otherwise. Kimco has complied with these requirements in all of our prior distributions to holders of common stock.
Voting Rights
Holders of Kimco common stock are entitled to one vote per share on each matter submitted for their vote at any meeting of Kimco stockholders for each share of Kimco common stock held as of the record date for the meeting. Holders of Kimco common stock are not permitted to cumulate their votes for the election of directors. The Kimco board of directors is not classified.

Currently, the affirmative vote of the holders of a majority of all the votes entitled to be cast is required to approve certain extraordinary actions, including any merger or consolidation of Kimco, any sale, lease, exchange or other disposition of all or substantially all of the assets of Kimco, the adoption of any plan or proposal for the liquidation or dissolution of Kimco, any reclassification of the securities of Kimco or any recapitalization or reorganization of Kimco.
Liquidation Preference
Upon Kimco’s liquidation, dissolution or winding up, holders of common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of Kimco’s debts and other liabilities and the preferential amounts owing with respect to any of Kimco’s outstanding preferred stock.
Sinking Fund
Shares of Kimco common stock do not have the benefit of any retirement or sinking fund.
Listing
Shares of Kimco common stock are traded on the NYSE under the symbol “KIM.” Following completion of the Merger, the shares of Kimco common stock issued in the mergers also will be traded on the NYSE under the symbol “KIM.”
Ownership Limitation
For Kimco to qualify as a REIT under the Code, not more than 50% in value of Kimco’s outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Kimco’s stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code.
Subject to the exceptions specified in the Kimco charter, no holder may beneficially own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.8% in value of the outstanding shares of Kimco common stock. The constructive ownership rules under the Code are complex and may cause common stock owned actually or constructively by a group of related individuals or entities or both to be deemed constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of Kimco common stock (or the acquisition of an interest in an entity which owns, actually or constructively, Kimco common stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of Kimco common stock, and thus subject such common stock to the ownership limit.
The Kimco board of directors may waive the ownership limit with respect to a particular stockholder if evidence satisfactory to our board of directors and our tax counsel is presented that such ownership will not then or in the future jeopardize Kimco’s status as a REIT. As a condition of any waiver, the Kimco board of directors may require a ruling from the IRS, opinion of counsel satisfactory to it or an undertaking, or both from the applicant with respect to preserving Kimco’s REIT status. The foregoing restrictions on transferability and ownership will not apply if the Kimco board of directors determines that it is no longer in Kimco’s best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of common stock in excess of the ownership limit, or shares which would otherwise cause the REIT to be beneficially owned by fewer than 100 persons or which would otherwise cause Kimco to be “closely held” within the meaning of the Code or would otherwise result in Kimco’s failure to qualify as a REIT, are issued or transferred to any person, that issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares transferred in excess of the ownership limit, or shares which would otherwise cause Kimco to be “closely held” within the meaning of the Code or would otherwise result in Kimco’s failure to qualify as a REIT, will automatically be exchanged for shares of a separate class of stock, which we refer to as excess stock, that will be transferred by operation of law to Kimco as trustee for the exclusive benefit of the person or persons to whom the shares are ultimately transferred, until that time as the intended transferee retransfers the shares. While these shares are held in trust, they will not be entitled to vote or to share in any dividends or other distributions (except upon liquidation). The shares may be retransferred by the intended transferee to any person who may hold those shares at a price not to exceed either:
(1)	the price paid by the intended transferee; or
(2)
if the intended transferee did not give value for such shares (through a gift, devise or otherwise), a price per share equal to the market value of the shares on the date of the purported transfer to the intended transferee, at which point the shares will automatically be exchanged for an equal number of shares of ordinary common stock.
In addition, such shares of excess stock held in trust are purchasable by Kimco, or Kimco’s designee, for a 90-day period at a price equal to the lesser of the price paid for the stock by the intended transferee and the market price for the stock on the date Kimco determines to purchase the stock. This period commences on the date of the violative transfer if the intended transferee gives Kimco notice of the transfer, or the date the Kimco board of directors determines that a violative transfer has occurred if no notice is provided.
All certificates representing shares of Kimco common stock will bear a legend referring to the restrictions described above.
All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 0.5% and 5%, as provided in the U.S. Treasury regulations promulgated under the Code) of the outstanding shares of common stock must give written notice to Kimco containing the information specified in Kimco’s charter within 30 days after the close of each year. In addition, each common stockholder shall upon demand be required to disclose to Kimco such information with respect to the actual and constructive ownership of shares as the Kimco board of directors deems necessary to comply with the provisions of the Code applicable to a REIT.
The registrar and transfer agent for Kimco’s common stock is EQ Shareowner Services.
Kimco Preferred Stock
Kimco is authorized to issue 7,054,000 shares of preferred stock, par value $1.00 per share, including 10,307 shares of Kimco Class L preferred stock, 10,557 shares of Kimco Class M preferred stock, and 7,012,206 shares of preferred stock that are undesignated as to class or series. 10,350 shares of Class L Excess Preferred Stock, par value $1.00 per share, and 10,580 shares of Class M Excess Preferred Stock, par value $1.00 per share, are reserved for issuance upon conversion of certain corresponding outstanding shares of preferred stock, as the case may be, as necessary to preserve Kimco’s status as a REIT. As of October 31, 2023, 8,902 shares of Kimco Class L preferred stock, represented by 8,901,715 depositary shares, were outstanding, 10,465 shares of Kimco Class M preferred stock, represented by 10,465,449 depositary shares, were outstanding and no other shares of preferred stock were outstanding.
Under Kimco’s charter, the Kimco board of directors may from time to time establish and issue one or more classes or series of preferred stock and fix the designations, powers, preferences and rights of the shares of such classes or series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and the liquidation preferences.
The statements describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of Kimco’s charter (including the applicable articles supplementary) and bylaws.
For a description of the new Kimco preferred stock and depositary shares in respect thereof that are expected to be issued in connection with the company merger, see the section entitled “Description of New Kimco Preferred Stock” beginning on page 112 of this proxy statement/prospectus.

Kimco Depositary Shares
General
Kimco may issue depositary shares, each of which will represent a fractional interest of a share of a particular class or series of Kimco preferred stock, as specified in the applicable prospectus supplement. Shares of a class or series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement among Kimco, the depositary named therein and the holders from time to time of the depositary receipts issued by the preferred stock depositary which will evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the class or series of preferred stock represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).
The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of a class or series of preferred stock by Kimco to the preferred stock depositary, Kimco will cause the preferred stock depositary to issue, on Kimco’s behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from Kimco upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.
Dividends and Other Distributions
The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of those depositary receipts owned by those holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.
In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make that distribution, in which case the preferred stock depositary may, with Kimco’s approval, sell that property and distribute the net proceeds from that sale to those holders.
No distribution will be made in respect of any depositary share to the extent that it represents any class or series of preferred stock converted into excess preferred stock or otherwise converted or exchanged.
Withdrawal of Preferred Stock
Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into excess preferred stock or otherwise), the holders thereof will be entitled to delivery at that office, to or upon that holder’s order, of the number of whole or fractional shares of the class or series of preferred stock and any money or other property represented by the depositary shares evidenced by those depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related class or series of preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of those shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.
Redemption
Whenever Kimco redeems shares of a class or series of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the class or series of preferred stock so redeemed, provided Kimco shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to that class or series of preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in the issuance of any excess preferred stock.
From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon their redemption and any money or other property to which the holders of those depositary receipts were entitled upon their redemption and surrender thereof to the preferred stock depositary.
Voting
Upon receipt of notice of any meeting at which the holders of a class or series of preferred stock deposited with the preferred stock depositary are entitled to vote, the preferred stock depositary will mail the information contained in that notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent that class or series of preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for that class or series of preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder’s depositary shares. The preferred stock depositary will vote the amount of that class or series of preferred stock represented by those depositary shares in accordance with those instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of that class or series of preferred stock represented by those depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing those depositary shares. The preferred stock depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as that action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.
Liquidation Preference
In the event of Kimco’s liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by that depositary receipt, as set forth in the applicable prospectus supplement.
Conversion
The depositary shares, as such, are not generally convertible into our common stock or any of Kimco’s other securities or property, except in connection with certain conversions in connection with the preservation of Kimco’s status as a REIT. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct Kimco to cause conversion of a class or series of preferred stock represented by the depositary shares evidenced by those depositary receipts into whole shares of Kimco common stock, other shares of a class or series of preferred stock (including excess preferred stock) or other shares of stock, and we have agreed that upon receipt of those instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect that conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if that conversion would result in fractional shares being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between Kimco and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related class or series of preferred stock will not be effective unless that amendment has been approved by the existing holders of at least two-thirds of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related class or series of preferred stock and all money and other property, if any, represented hereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any of those types of amendments becomes effective shall be deemed, by continuing to hold that depositary receipt, to consent and agree to that amendment and to be bound by the deposit agreement as amended thereby.
We may terminate the deposit agreement upon not less than 30 days’ prior written notice to the preferred stock depositary if:
•	such termination is necessary to preserve Kimco’s status as a REIT; or
•
a majority of each class or series of preferred stock subject to that deposit agreement consents to that termination, whereupon the preferred stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by that holder, that number of whole or fractional shares of each class or series of preferred stock as are represented by the depositary shares evidenced by those depositary receipts together with any other property held by the preferred stock depositary with respect to those depositary receipts.

Kimco has agreed that if the deposit agreement is terminated to preserve Kimco’s status as a REIT, then Kimco will use its best efforts to list each class or series of preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if:
•	all outstanding depositary shares issued thereunder shall have been redeemed;
•
there shall have been a final distribution in respect of each class or series of preferred stock subject to that deposit agreement in connection with Kimco’s liquidation, dissolution or winding up and that distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing that class or series of preferred stock; or

•	each share of preferred stock subject to that deposit agreement shall have been converted into Kimco stock not so represented by depositary shares.
Charges of Preferred Stock Depositary
Kimco will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, Kimco will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by those holders to be performed which are outside of those expressly provided for in the deposit agreement.
Resignation and Removal of Preferred Stock Depositary
The preferred stock depositary may resign at any time by delivering notice to Kimco of its election to do so, and Kimco may at any time remove the preferred stock depositary, that resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
The preferred stock depositary will forward to holders of depositary receipts any reports and communications from Kimco which are received by it with respect to the related preferred stock.

Neither Kimco nor the preferred stock depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Kimco’s obligations and those of the preferred stock depositary under the deposit agreement will be limited to performing Kimco’s respective duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of preferred stock represented by the depositary shares), gross negligence or willful misconduct, and neither Kimco nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of a class or series of preferred stock represented thereby unless satisfactory indemnity is furnished. Kimco and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of a class or series of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give that information, and on documents believed in good faith to be genuine and signed by a proper party.
In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary shall be entitled to act on those claims, requests or instructions received from Kimco.
Antitakeover Provisions in the Kimco Charter and Bylaws
Certain provisions of the Kimco charter and bylaws could make it less likely that Kimco’s management would be changed or someone would acquire voting control of Kimco without the consent of its board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that Kimco stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow Kimco stockholders to receive premiums over the market price of their common stock.
Restrictions on Ownership and Transfer
For Kimco to maintain its qualification as a REIT, not more than 50% of its outstanding stock may be owned, actually or constructively, by five or fewer individuals during the last half of any taxable year. Furthermore, the stock must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year (or a proportionate part of a short tax year). In addition, if Kimco actually or constructively owns 10% or more of one of its tenants (or a tenant of any partnership in which the company is a partner), then the rent received by Kimco (either directly or through any such partnership) from that tenant will not be qualifying income for purposes of the REIT gross income tests of the Code.
To help Kimco maintain its qualification as a REIT, Kimco prohibits the ownership by any single person of more than the ownership limit of 9.8% (by value) of the issued and outstanding shares of each of Kimco common stock and Kimco preferred stock (unless such limitations are waived by the board of directors). The Kimco charter provides that shares acquired or held in violation of this ownership limit will be transferred to a trust for the benefit of the prior owner of such transferred shares. The Kimco charter further provides that any person who acquires shares in violation of the ownership limit will not be entitled to any dividends on the shares or entitled to vote the shares and such shares shall be deemed offered for sale to Kimco or its designee at the lesser of the price at which they were transferred in violation of the ownership limit or the market price on the date Kimco chooses to accept such offer. A transfer of shares in violation of the above limits may be void under certain circumstances. The ownership limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect the Kimco’s stockholders’ ability to realize a premium over the then-prevailing market price for the shares of Kimco common stock in connection with such transaction.
For a description of the restrictions on ownership and transfer applicable to the new Kimco preferred stock and depositary shares in respect thereof that are expected to be issued in connection with the company merger, see the section entitled “Description of New Kimco Preferred Stock” beginning on page 112 of this proxy statement/prospectus.
Preferred Stock
At any time, without stockholder approval, the Kimco board of directors may issue one or more new classes or series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Kimco through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring Kimco’s management could stop a takeover by preventing the person trying to take control of Kimco from acquiring enough voting shares to take control.
Stockholders’ Rights Plan
Although Kimco does not have a stockholders’ rights plan as of the date of this filing, under Maryland law, the Kimco board of directors may adopt a rights plan without stockholder approval. If adopted, a rights plan could operate to cause substantial dilution to a person or group that attempts to acquire Kimco on terms not approved by the Kimco board of directors.

DESCRIPTION OF NEW KIMCO PREFERRED STOCK
At the company merger effective time, each RPT preferred share (other than certain shares as set forth in the merger agreement) issued and outstanding immediately prior to the company merger effective time will be cancelled and automatically converted into the right to receive one depositary share representing one one-thousandth of a share of new Kimco preferred stock having the rights, preferences and privileges substantially as set forth in Annex B to this proxy statement/prospectus, without interest, and subject to any withholding required under applicable law, upon the terms and subject to the conditions set forth in the merger agreement. The following briefly summarizes the terms and provisions of the new Kimco preferred stock. In connection with the mergers, Kimco will file with SDAT the Articles Supplementary classifying the new Kimco preferred stock and establishing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, of the shares of new Kimco preferred stock. The Kimco articles supplementary will be part of the Kimco charter upon filing of the Kimco articles supplementary with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland.
The following is a summary description of the material terms of the new Kimco preferred stock, and it is qualified in its entirety by reference to the complete text of the Kimco articles supplementary to be adopted in connection with the mergers attached to this proxy statement/prospectus as Annex B. The terms defined in this section shall only be used as such for the purposes of this section.
General
The new Kimco preferred stock is a single class of Kimco’s authorized preferred stock. Each depositary share issued in respect of an RPT preferred share in the company merger will represent one one-thousandth of a share of new Kimco preferred stock. Shares of the new Kimco preferred stock, upon issuance in accordance with the merger agreement, will be fully paid and nonassessable. The depositary will be the sole holder of shares of the new Kimco preferred stock, and all references in this proxy statement/prospectus to the holders of the new Kimco preferred stock shall refer to the depositary. The holders of Kimco depositary shares will be entitled through the depositary to exercise their proportional rights and preferences of the new Kimco preferred stock, as described in the section entitled “—Description of the Kimco Depositary Shares” in this proxy statement/prospectus.
The new Kimco preferred stock is subject to mandatory conversion, as described below in “—Mandatory Conversion,” and are not redeemable by Kimco.
Ranking
The new Kimco preferred stock, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of Kimco, will rank (i) senior to all classes or series of Kimco common stock and each other class or series of shares of Kimco capital stock issued after the closing date, the terms of which do not expressly provide that such class or series of shares of capital stock ranks senior to or on parity with the new Kimco preferred stock as to dividend rights or rights upon the liquidation, winding up or dissolution of Kimco (which we refer to as “junior stock”), (ii) on a parity, in all respects, with the Kimco Class L preferred stock, the Kimco Class M preferred stock and each other class or series of Kimco capital stock issued after the closing date in compliance with the Kimco articles supplementary, the terms of which expressly provide that such class or series will rank on a parity with the new Kimco preferred stock as to dividend rights or rights upon the voluntary or involuntary liquidation, winding up or dissolution of Kimco (which we refer to as “parity stock”) and (iii) junior to each class or series of Kimco’s capital stock issued after the closing date in compliance with the Kimco articles supplementary, the terms of which expressly provide that such class or series will rank senior to the new Kimco preferred stock as to dividend rights or rights upon the voluntary or involuntary liquidation, winding up or dissolution of Kimco (which we refer to as “senior stock”).
Dividends
Subject to the preferential rights of holders of any class or series of senior stock, holders of shares of new Kimco preferred stock will be entitled to receive, when, as and if authorized by Kimco’s board of directors and declared by Kimco, out of funds of Kimco legally available for the payment of quarterly cumulative preferential cash dividends, an amount per share equal to 7.25% of the $50,000.00 liquidation preference per annum

(equivalent to a fixed annual amount of $3,625.00 per share), payable in equal amounts of $906.25 per share quarterly. Dividends on the shares of new Kimco preferred stock shall begin to accrue and will be fully cumulative starting from the last dividend payment date for which dividends have been paid or declared in respect of the RPT preferred shares prior to the company merger effective time and shall be payable quarterly when, if and as authorized by Kimco’s board of directors, in equal amounts in arrears on January 15, April 15, July 15 and October 15 of each year or, if not a business day, the next succeeding business day, commencing on the first such dividend payment date following the company merger effective time (each referred to as a “dividend payment date”), and no interest or additional dividends or other sums will accrue on the amount so payable from such date to such next succeeding business day. Any dividend payable on the shares of new Kimco preferred stock for any partial dividend period that ends prior to a dividend payment date will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in Kimco’s share records at the close of business on the applicable record date, which will be the 20th day of the calendar month immediately preceding the month in which the applicable dividend payment date falls or such other date designated by Kimco’s board of directors that is not more than 30 nor less than 10 days prior to the applicable dividend payment date (each referred to as a “dividend record date”). Notwithstanding any provision to the contrary contained in the Kimco articles supplementary, each outstanding share of new Kimco preferred stock will be entitled to receive a dividend with respect to any dividend record date equal to the dividend paid with respect to each other share of new Kimco preferred stock that is outstanding on such date. As used herein, the term “dividend period” for the new Kimco preferred stock means the period from and including the last dividend payment date for which dividends have been paid or declared in respect of the RPT preferred shares prior to the company merger effective time and ending on and excluding the next dividend payment date, and each subsequent period from and including such dividend payment date and ending on and excluding the next following dividend payment date.
No dividends on the shares of new Kimco preferred stock will be declared or paid or set apart for payment by Kimco’s board of directors if such declaration, payment or setting apart for payment would violate any of Kimco’s agreements or is restricted or prohibited by law.
When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of new Kimco preferred stock and any other class or series of Kimco’s shares of Kimco capital stock ranking on a parity as to the payment of dividends with the shares of new Kimco preferred stock (which we refer to as “dividend parity stock”), all dividends declared upon the shares of new Kimco preferred stock and dividend parity stock will be declared pro rata so that the amount of dividends declared per share of new Kimco preferred stock and per share of such dividend parity stock will in all cases bear to each other the same ratio that accumulated dividends per share of new Kimco preferred stock and accumulated dividends per share of such other dividend parity stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such dividend parity stock does not have a cumulative dividend) bear to each other.
Except as provided in the immediately preceding paragraph, no dividends or other distributions (other than a dividend or other distribution payable solely in parity stock or junior stock (in the case of parity stock) or junior stock (in the case of junior stock) and cash in lieu of fractional shares) will be declared or paid or set apart for payment on any parity stock or junior stock, nor may any parity stock or junior stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any parity stock or junior stock) by Kimco or on its behalf (except by conversion into or exchange for parity stock or junior stock (in the case of parity stock) or junior stock (in the case of junior stock)) unless full accumulated dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the new Kimco preferred stock and any dividend parity stock for all dividend periods ending on or prior to the date of such declaration, payment, set apart, redemption, purchase or acquisition, provided, that the foregoing restriction will not limit the acquisition of parity stock or junior stock solely to the extent necessary to preserve Kimco’s qualification as a REIT.
Notwithstanding the foregoing, dividends on the shares of new Kimco preferred stock will accrue whether or not Kimco has earnings, whether or not there are funds legally available for the payment thereof and whether or not such dividends are declared. Accrued but unpaid dividends on the shares of new Kimco preferred stock will not bear interest.
Holders of shares of new Kimco preferred stock will not be entitled to any dividend or other distribution, whether payable in cash, property or shares of any class or series of shares of Kimco capital stock (including shares of new Kimco preferred stock) in excess of full cumulative dividends on the shares of new Kimco preferred stock as described above. Any dividend payment made on the shares of new Kimco preferred stock will first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Kimco, the holders of the shares of new Kimco preferred stock will be entitled to receive and to be paid out of Kimco’s assets legally available for distribution to Kimco’s stockholders remaining after payment or provisions for payment of all of Kimco’s debts and other liabilities liquidating distributions, in cash or property at its fair market value as determined by Kimco’s board of directors, in the amount of a liquidation preference of $50,000.00 per share, plus an amount equal to any accumulated and accrued dividends (whether or not earned or declared) to (but not including) the date of payment, before any payment or distribution of assets is made to holders of junior stock, but subject to the preferential rights of the holders of any class or series of senior stock. Upon the payment in full of such liquidation preference and all such accumulated and accrued dividends to which they are entitled, the holders of shares of new Kimco preferred stock will have no right or claim to any of Kimco’s remaining assets. None of (i) Kimco’s consolidation or merger with or into another entity, (ii) a statutory share exchange by Kimco or (iii) the voluntary sale, lease or conveyance of all or substantially all of Kimco’s property or business will be deemed to constitute a liquidation, dissolution or winding up of the affairs of Kimco. If, upon any liquidation, dissolution or winding-up of the affairs of Kimco, Kimco’s assets available for distribution to the holders of new Kimco preferred stock shall be insufficient to permit payment in full to such holders the sums that such holders are entitled to receive in such case (including, if applicable, accumulated dividends and accrued dividends), then all of the assets available for distribution to the holders of new Kimco preferred stock shall be distributed among and paid to such holders ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full; provided that all such distributions and payments to the holders of new Kimco preferred stock shall be made on a pari passu basis with the holders of parity stock.
Voting Rights
Holders of shares of new Kimco preferred stock will not have any voting rights, except as provided by law and as described below. Whenever dividends on any shares of new Kimco preferred stock are in arrears for six or more quarterly periods, the number of directors then constituting the Kimco board of directors will increase by two (if not already increased by reason of a similar arrearage with respect to any class or series of Kimco preferred stock that are parity stock upon which voting rights equivalent to the voting rights of the new Kimco preferred stock have been conferred and are exercisable, including the Kimco Class L preferred stock and the Kimco Class M preferred stock (which we refer to as “parity voting preferred”)) and the holders of new Kimco preferred stock (voting separately as a class with holders of all parity voting preferred) will be entitled to vote for the election of a total of two additional directors of Kimco (which we refer to as the “preferred stock directors”) at a special meeting called by the holders of at least 25% of the shares of new Kimco preferred stock or by holders of any such other series of parity voting preferred (unless such request is received less than 90 days before the date fixed for the next annual meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on the new Kimco preferred stock and such parity voting preferred for the then current dividend period either have been fully paid or have been declared and a sum sufficient for the payment thereof set aside for payment. The director election right and the terms of the preferred stock directors will continue until such time as the dividend arrearage on the new Kimco preferred stock and parity voting preferred has been paid in full and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. Upon the termination of such voting rights, the terms of office for any preferred stock directors will terminate and the size of the Kimco board of directors will decrease accordingly. The director election right will re-vest in the event that dividends on any shares of new Kimco preferred stock are once again in arrears for six or more quarterly periods (whether or not consecutive).
The preferred stock directors will be elected by a plurality of the votes cast in the election for a one-year term, and each preferred stock director will serve until his or her successor is duly elected and qualifies or until the director’s right to hold the office terminates, whichever occurs earlier. If there is a vacancy in the office of a preferred stock director, then the vacancy shall be filled by the remaining director so elected then in office or, if there is no such remaining preferred stock director, by a vote of the holders of a majority of the outstanding shares of new Kimco preferred stock when they have the voting rights described above (voting separately as a class with holders of all parity voting preferred). Each preferred stock director will be entitled to one vote (two votes in the aggregate for the preferred stock directors) on any matter with respect to which the Kimco board of directors votes. Any preferred stock director may be removed at any time with or without cause by, and will not be removed otherwise than by the vote of, the holders of a majority of the outstanding shares of new Kimco preferred stock when they have the voting rights described above (voting separately as a class with holders of all parity voting preferred).
So long as any shares of new Kimco preferred stock remain outstanding, Kimco will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of new Kimco preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize, create or issue, or increase the authorized or issued amount of, any shares of senior stock, or reclassify any authorized shares of Kimco capital stock into senior stock, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any shares of senior stock; or (ii) repeal, amend or otherwise change any provision of the Kimco articles supplementary or the Kimco charter in any manner, whether by merger or consolidation or otherwise, that adversely affects the powers, preferences, or other special rights or privileges of the new Kimco preferred stock or its holders; provided, however, that any increase in the amount of the authorized shares of Kimco preferred stock or the creation or issuance of other series of parity stock or junior stock, any increase in the amount of authorized shares of parity stock or junior stock, and any increase in the amount of authorized shares of new Kimco preferred stock will not require the consent of the holders of new Kimco preferred stock and shall not be deemed to adversely affect such powers, preferences, or other special rights or privileges. Notwithstanding the foregoing, in the event of a merger or consolidation involving Kimco, a sale of all or substantially all of the assets of Kimco or of Kimco and its subsidiaries on a consolidated basis or a statutory share exchange (we refer to any such transaction as an “extraordinary transaction”), so long as: (i) the new Kimco preferred stock remains outstanding following consummation of such extraordinary transaction with their terms materially unchanged, taking into account that, upon the occurrence of such an extraordinary transaction, Kimco may not be the surviving entity (in which case, the new Kimco preferred stock may be converted into or exchanged for preferred stock or preferred shares of the surviving entity having terms materially the same as the new Kimco preferred stock) and, if applicable, with any changes to the terms of the new Kimco preferred stock required pursuant to and made in compliance with the provisions described under “—Recapitalizations, Reclassifications and Changes of Shares of Kimco Common Stock” in connection with such extraordinary transaction and (ii) if such transaction also constitutes a fundamental change, the provisions under “—Special Rights Upon a Fundamental Change” are complied with in connection with such extraordinary transaction, then the occurrence of such extraordinary transaction shall not be deemed to adversely affect the powers, preferences, or other special rights or privileges of the new Kimco preferred stock or its holders and in such case such holders shall not have any voting rights with respect to the occurrence of such extraordinary transaction under this paragraph.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of new Kimco preferred stock have been converted, surrendered for voluntary conversion or called for mandatory conversion and a sufficient number of shares of Kimco common stock have been deposited in trust to effect such conversion.
If and for so long as the shares of new Kimco preferred stock are represented by depositary shares as described under “—Description of the Kimco Depositary Shares,” then in any matter in which the new Kimco preferred stock is entitled to vote (as expressly provided herein), including any action by written consent, each share of new Kimco preferred stock shall be entitled to one thousand (1,000) votes, each of which one thousand (1,000) votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder), unless the outstanding parity voting preferred has similar vested and continuing voting rights, in which case each share of new Kimco preferred stock shall be entitled to one thousand (1,000) votes for each $50,000.00 of liquidation preference. With respect to each share of new Kimco preferred stock, the holder thereof may designate up to one thousand (1,000) proxies, with each such proxy having the right to vote a whole number of votes (totaling one thousand (1,000) votes per share of new Kimco preferred stock).

Redemption
The shares of new Kimco preferred stock will not be redeemable by Kimco. However, under certain circumstances, Kimco may at its option cause all outstanding shares of new Kimco preferred stock to be converted into shares of Kimco common stock as described below under “—Mandatory Conversion.”
Subject to applicable law, Kimco may purchase shares of new Kimco preferred stock in the open market, by tender or by private agreement. Any shares of new Kimco preferred stock that Kimco reacquires will be retired and reclassified as authorized but unissued shares of Kimco preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of Kimco preferred stock.
Restrictions on Ownership and Transfer
For Kimco to qualify as a REIT under the Code, not more than 50% in value of Kimco’s outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Kimco’s stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code.
Subject to the exceptions specified in the Kimco charter, no holder may beneficially own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.8% in value of the outstanding shares of Kimco common stock (which we refer to as the “common stock ownership limit”) or 9.8% of the outstanding shares of Kimco Class L preferred stock or Kimco Class M preferred stock, as applicable. In addition, the Kimco articles supplementary provide that, subject to specified exceptions, no person shall beneficially own or constructively own new Kimco preferred stock in excess of (A) 100% of the number of then outstanding shares of new Kimco preferred stock or (B) if fewer, the maximum number of shares of new Kimco preferred stock that, if then converted by the holder into Kimco common stock as provided in the Kimco articles supplementary, would make such holder or any other person the owner of a number of shares of Kimco common stock that would not exceed the common stock ownership limit in the Kimco charter (which we refer to as the “new Kimco preferred stock ownership limit”) and no person shall beneficially own or constructively own shares of new Kimco preferred stock such that such person would beneficially own or constructively own Kimco capital stock in excess of 9.8% of the value of the outstanding shares of Kimco capital stock (which we refer to as the “aggregate ownership limit”). Any direct or indirect ownership of shares of Kimco capital stock in excess of the ownership limits set forth above or that would result in Kimco being “closely held” within the meaning of the Code or would otherwise result in Kimco’s failure to qualify as a REIT, will be null and void as to the intended transferee, and the intended transferee will acquire no rights or economic interest in those shares of Kimco capital stock. In addition, the shares of new Kimco preferred stock actually or constructively owned by a person in excess of the limitations described above will be automatically converted into Kimco Class N excess preferred stock.
The Kimco Class N excess preferred stock will be transferred, by operation of law, to Kimco as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares are ultimately transferred (without violating the ownership limits described above). The shares of Kimco Class N excess preferred stock will not be entitled to any dividends or other distributions, except in the case of distributions upon a liquidation. In addition, the shares of Kimco Class N excess preferred stock will not be transferable, will not be entitled to conversion or voting rights and will be subject to certain other restrictions. The shares of Kimco Class N excess preferred stock will be registered in the form of depositary shares with each depositary share representing a one one-thousandth fractional interest in a share of Kimco Class N excess preferred stock.
For a discussion of the ownership limitations applicable to Kimco common stock, see “Description of Kimco Capital Stock—Kimco Common Stock—Ownership Limitation” in this proxy statement/prospectus.
The foregoing restrictions on transferability and ownership contained in the Kimco charter will not apply if Kimco’s board of directors determines that it is no longer in Kimco’s best interests to attempt to qualify, or to continue to qualify, as a REIT. Kimco’s board of directors may, in its sole discretion, waive the applicable ownership limits if evidence satisfactory to Kimco’s board of directors and tax counsel is presented that the changes in ownership will not then or in the future jeopardize Kimco’s REIT status. For a discussion of the treatment of shares deemed to be in excess of the Ownership Limit, see “Description of Kimco Capital Stock—Kimco Common Stock—Ownership Limitation” in this proxy statement/prospectus.

These restrictions will not preclude settlement of transactions through the NYSE. All certificates representing shares of Kimco capital stock will bear a legend referring to the restrictions described above.
These ownership limitations may have the effect of delaying, deferring or preventing a change in control of Kimco unless Kimco’s board of directors determines that maintenance of REIT status is no longer in Kimco’s best interest.
Conversion Rights
Each share of new Kimco preferred stock will be convertible into shares of Kimco common stock, at any time, at the option of the holder thereof at an initial conversion rate per share of new Kimco preferred stock equal to the conversion rate of each RPT preferred share as of immediately prior to the company merger effective time multiplied by (x) the exchange ratio and (y) 1,000, which as of the latest practicable date before the date of this proxy statement/prospectus would equal 2,296.3 shares of Kimco common stock per share of new Kimco preferred stock (which would represent an initial conversion price of approximately $21.77 per share of Kimco common stock), as may be adjusted as described herein (which we refer to as the “conversion rate”). The conversion rate, and thus the conversion price, will be subject to adjustment as described below under “—Conversion Rate Adjustment.”
The holders of shares of new Kimco preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payment on those shares on the corresponding dividend payment date notwithstanding the conversion of such shares following that dividend record date or Kimco’s failure to pay the dividend due on that dividend payment date. However, shares of new Kimco preferred stock surrendered for conversion at the option of the holder during the period between the close of business on any dividend record date and the close of business on the business day immediately preceding the applicable dividend payment date must be accompanied by payment of an amount equal to the dividend payable on such shares on that dividend payment date. A holder of shares of new Kimco preferred stock on a dividend record date who (or whose transferee) surrenders any shares for conversion on the corresponding dividend payment date will receive the dividend payable by us on the shares of new Kimco preferred stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of new Kimco preferred stock for conversion. Except as provided above with respect to a voluntary conversion and as provided under “—Mandatory Conversion” and “—Special Rights Upon a Fundamental Change,” Kimco will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Kimco common stock issued upon conversion.
The Kimco articles supplementary provide that Kimco at all times reserve and keep available for issuance upon conversion of the shares of new Kimco preferred stock a sufficient number of authorized and unissued shares of Kimco common stock to permit the conversion of all outstanding shares of new Kimco preferred stock and that Kimco use reasonable best efforts to take all action required to increase the authorized number of shares of Kimco common stock if at any time there are insufficient unissued shares of Kimco common stock to permit such reservation or to permit the conversion of all outstanding shares of new Kimco preferred stock.
In addition, the Kimco articles supplementary provide that any shares of common stock issued upon conversion of the shares of new Kimco preferred stock will be validly issued, fully paid and nonassessable and that Kimco will use reasonable best efforts to list the shares of Kimco common stock required to be delivered upon conversion of the shares of new Kimco preferred stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding shares of Kimco common stock are listed at the time of delivery.
Conversion Procedures
On the date of any conversion at the option of the holders, if a holder’s interest is a beneficial interest in a global certificate representing shares of new Kimco preferred stock, the holder must comply with the Depository Trust Company’s (or successor depository’s) (which we refer to as “DTC”) procedures for converting a beneficial interest in a global security.
If a holder’s interest is in certificated form, a holder must do each of the following in order to convert:
•	complete and manually sign the conversion notice, which is irrevocable, provided by the conversion agent, or a facsimile of the conversion notice, and deliver this notice to the conversion agent;
•	surrender the shares of new Kimco preferred stock to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;
•	if required, pay any share transfer, documentary, stamp or similar taxes not payable by Kimco; and
•	if required, pay funds equal to any declared and unpaid dividend payable on the next dividend payment date to which such holder is entitled.
The date on which a holder complies with the foregoing procedures is the “conversion date.”
The conversion agent for the shares of new Kimco preferred stock is initially the transfer agent. A holder may obtain copies of the required form of the conversion notice from the conversion agent. The conversion agent will, on a holder’s behalf, convert the shares of new Kimco preferred stock into shares of Kimco common stock, in accordance with the terms of the notice delivered by Kimco. A share certificate or certificates representing the shares of Kimco common stock to be delivered in connection with the conversion, together with, if applicable, any payment of cash in lieu of fractional shares, will be delivered by Kimco to the holder, or in the case of global certificates, a book-entry transfer through DTC will be made by the conversion agent. Such delivery will be made as promptly as practicable, but in no event later than three business days following the conversion date.
The person or persons entitled to receive the shares of Kimco common stock issuable upon conversion of the shares of new Kimco preferred stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. On the conversion date, all rights with respect to the shares of new Kimco preferred stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to receive the number of whole shares of Kimco common stock into which such shares of new Kimco preferred stock have been converted (with such adjustment or cash payment for fractional shares as we may elect, as described under “—No Fractional Shares”) and, if applicable, any additional shares of Kimco common or other consideration as may be issuable upon conversion in payment of a make-whole premium or otherwise as described under “—Special Rights Upon a Fundamental Change” or any “reference property” that may be issuable in lieu of common shares upon conversion as described under “—Recapitalizations, Reclassifications and Changes of Shares of Kimco Common Stock” and the rights to which they are otherwise entitled as holders of Kimco common stock or other property receivable upon conversion. Prior to the close of business on the applicable conversion date, the shares of Kimco common stock issuable upon conversion of the shares of new Kimco preferred stock will not be deemed to be outstanding for any purpose and the holders of new Kimco preferred stock will have no rights with respect to the shares of Kimco common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the shares of Kimco common stock, by virtue of holding the shares of new Kimco preferred stock.
Mandatory Conversion
At any time on or after the closing date, Kimco may at its option cause all (but not less than all) outstanding shares of new Kimco preferred stock to be mandatorily converted into a number of shares of Kimco common stock for each share of new Kimco preferred stock equal to the then-prevailing conversion rate, but only if the daily VWAP (as defined below) of shares of Kimco common stock equals or exceeds 130% of the then-prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, including the last trading day of such 30-day period, ending on the trading day prior to Kimco’s issuance of a press release announcing the mandatory conversion as described below.
The term “trading day” means a day during which (i) trading in securities generally occurs on the NYSE or, if shares of Kimco common stock are not listed on the NYSE, on the other principal national securities exchange on which shares of Kimco common stock are then listed or, if shares of Kimco common stock are not listed on a national securities exchange, on the principal other market on which shares of Kimco common stock are then traded and (ii) there is no market disruption event (as defined below). A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system. If shares of Kimco common stock are not so listed or traded, “trading day” means a “business day.”
The term “market disruption event” means (i) a failure by the NYSE or, if shares of Kimco common stock are not listed on the NYSE, the principal U.S. national securities exchange on which shares of Kimco common stock are listed or, if shares of Kimco common stock are not listed on a national securities exchange, on the principal other market on which shares of Kimco common stock are then traded, to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for shares of Kimco common stock of an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in shares of Kimco common stock or in any options, contracts or future contracts relating to shares of Kimco common stock.
The term “daily VWAP” means the average of the per share volume-weighted average prices of shares of Kimco common stock for each day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “  <Equity> AQR (NYSE VWAP)” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on each such trading day (or if such volume-weighted average price is unavailable on any such day, the closing sale price (as defined below) shall be used for such day). The per share volume-weighted average price on each such day will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
The “closing sale price” of shares of Kimco common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the NYSE or, if shares of Kimco common stock are not listed on the NYSE, on the principal other national securities exchange on which shares of Kimco common stock are then listed or, if shares of Kimco common stock are not listed on a national securities exchange, on the principal other market on which shares of Kimco common stock are then traded. If shares of Kimco common stock are not so listed, the closing sale price will be an amount determined in good faith by Kimco’s board of directors to be the fair value of the common shares.
To exercise the mandatory conversion right described above, Kimco must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by Kimco) prior to the opening of business on the first trading day following any date on which the conditions described in the first paragraph of this “Mandatory Conversion” section are met, announcing such a mandatory conversion. Kimco also will give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the shares of new Kimco preferred stock (not more than four business days after the date of the press release) of the mandatory conversion announcing Kimco’s intention to convert the shares of new Kimco preferred stock. The conversion date will be the date (which we refer to as the “mandatory conversion date”) that is five trading days after the date on which we issue such press release.
In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion will state, as appropriate:
•	the mandatory conversion date;
•	the number of shares of Kimco common stock to be issued upon conversion of each share of new Kimco preferred stock;
•	the number of shares of new Kimco preferred stock to be converted; and
•	that dividends on the shares of new Kimco preferred stock to be converted will cease to accrue on the mandatory conversion date.
On and after the mandatory conversion date, dividends will cease to accrue on the shares of new Kimco preferred stock that are subject to a mandatory conversion and all rights of holders of such shares of new Kimco preferred stock will terminate except for the right to receive the shares of Kimco common stock issuable upon conversion thereof. The dividend payment with respect to any shares of new Kimco preferred stock that are subject to a mandatory conversion on a date during the period between the close of business on any dividend record date for the payment of dividends to the close of business on the corresponding dividend payment date will be payable on such dividend payment date to the record holders of such shares on such dividend record date if such shares have been converted after such dividend record date and prior to such dividend payment date. Except as provided in the immediately preceding sentence, no payment or adjustment will be made upon mandatory conversion of any shares of new Kimco preferred stock for unpaid accrued and accumulated dividends or for dividends with respect to the shares of Kimco common stock issued upon such conversion.

Kimco may not authorize or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the shares of new Kimco preferred stock for all quarterly dividend periods ending on or prior to the date on which Kimco gives such notice have been paid.
In addition to the mandatory conversion provision described above, if there are fewer than 150 shares of new Kimco preferred stock outstanding, Kimco may, at any time on or after the closing date, at Kimco’s option, cause all such outstanding shares of new Kimco preferred stock to be converted into the number of whole shares of Kimco common stock equal to the greater of (i) the then-prevailing conversion rate and (ii) the liquidation preference divided by the market value (as defined below) of the shares of Kimco common stock as determined on the second trading day immediately prior to the mandatory conversion date. The provisions of the immediately preceding four paragraphs will apply to any such mandatory conversion pursuant to this paragraph; provided, however, that (1) the mandatory conversion date will not be less than 15 calendar days nor more than 30 calendar days after the date on which Kimco issues a press release announcing such mandatory conversion and (2) the press release and notice of mandatory conversion need not state the number of shares of Kimco common stock to be issued upon conversion of each share of new Kimco preferred stock.
The term “market value” means the average of the daily VWAP of shares of Kimco common stock for each day during a 10 consecutive trading day period ending immediately prior to the date of determination.
Conversion Rate Adjustment
The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:
(1) If Kimco issues shares of Kimco common stock as a dividend or distribution on shares of Kimco common stock, or if Kimco effects a share split or share combination, the conversion rate will be adjusted based on the following formula:
CR1 = CR0 ×	OS1
OS0
where,
CR0 = the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;
CR1 = the conversion rate in effect immediately after the open of business on the ex-date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;
OS0 = the number of common shares outstanding immediately prior to the open of business on the ex-date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and
OS1 = the number of common shares outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.
Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or any share split or combination of the type described in this clause (1) is announced but the outstanding shares of Kimco common stock are not split or combined, as the case may be, the conversion rate will be immediately readjusted, effective as of the date Kimco’s board of directors determines not to pay such dividend or distribution, or not to split or combine outstanding shares of Kimco common stock, as the case may be, to the conversion rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.
(2) If Kimco distributes to all or substantially all holders of shares of Kimco common stock any rights, options or warrants entitling them, for a period expiring not more than 45 days immediately following the record date of such distribution, to purchase or subscribe for shares of Kimco common stock at a price per share less than the average of the daily VWAP of shares of Kimco common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-date for such distribution, the conversion rate will be increased based on the following formula:
CR1 = CR0 ×	OS0+X
OS0+Y
where,
CR0 = the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;
CR1 = the conversion rate in effect immediately after the open of business on the ex-date for such distribution;
OS0 = the number of shares of Kimco common stock outstanding immediately prior to the open of business on the ex-date for such distribution;
X = the total number of shares of Kimco common stock issuable pursuant to such rights, options or warrants; and
Y = the number of shares of Kimco common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the daily VWAP of shares of Kimco common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-date for such distribution.
Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-date for such distribution. To the extent that common shares are not delivered after the expiration of such rights, options or warrants, the conversion rate will be readjusted to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of common shares actually delivered. If such rights, options or warrants are not so distributed, the conversion rate will be decreased to be the conversion rate that would then be in effect if such ex-date for such distribution had not occurred.
In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Kimco common stock at less than such average of the daily VWAP for the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date for such distribution, and in determining the aggregate offering price of such shares of Kimco common stock, there shall be taken into account any consideration received by Kimco for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by Kimco’s board of directors in its good faith judgment.
(3) If Kimco distributes shares of Kimco capital stock, evidences of Kimco’s indebtedness or other assets, securities or property, to all or substantially all holders of shares of Kimco common stock, excluding:
(a) dividends or distributions referred to in the clauses (1) and (2) above;
(b) spin-offs to which the provisions set forth in the latter portion of this clause (3) shall apply; and
(c) dividends or distributions paid exclusively in cash referred to in clause (4) below, then the conversion rate will be increased based on the following formula:
CR1 = CR0 ×	SP0
SP0 - FMV
where,
CR0 = the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-date for such distribution;
SP0 = the average of the daily VWAP of shares of Kimco common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-date for such distribution; and
FMV = the fair market value (as determined by Kimco’s board of directors in its good faith judgment) of the shares of Kimco capital stock, evidences of indebtedness, assets, securities or property distributable with respect to each outstanding shares of Kimco common stock on the ex-date for such distribution.
If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a share of new Kimco preferred stock shall receive in respect of each share of new Kimco preferred stock owned by it, at the same time and upon the same terms as holders of shares of Kimco common stock, the amount and kind of shares of Kimco capital stock, evidences of Kimco’s indebtedness, other assets, securities or property of ours that such holder would have received as if such holder owned a number of common shares equal to the conversion rate in effect on the ex-date for the distribution.
Any increase made under the above portion of this clause (3) will become effective immediately after the open of business on the ex-date for such distribution.
With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on shares of Kimco common stock or shares of Kimco capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit where such shares of Kimco capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off (as defined below)) on a national securities exchange, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the ex-date for the spin-off will be increased based on the following formula:
CR1 = CR0 ×	FMV + MP0
MP0
where,
CR0 = the conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off;
CR1 = the conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off;
FMV = the average of the volume-weighted average sale prices of the shares of Kimco capital stock or similar equity interest distributed to holders of shares of Kimco common stock applicable to one common share over the 10 consecutive trading-day period immediately following, and including, the ex-date for the spin-off; and
MP0 = the average of the daily VWAP of shares of Kimco common stock over the 10 consecutive trading-day period immediately following, and including, the ex-date for the spin-off.
The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days following, and including, the effective date of any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the effective date of such spin-off and the relevant conversion date.
If the dividend or distribution described in this third clause is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.
(4) If any cash dividend or distribution is made to all or substantially all holders of shares of Kimco common stock (excluding any dividend or distribution in connection with Kimco’s liquidation, dissolution or winding up) during any of Kimco’s quarterly fiscal periods in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $0.27, which we refer to as the reference dividend, multiplied by the number of shares of Kimco common stock outstanding on the record date for such distributions, the conversion rate will be increased based on the following formula:
CR1 = CR0 ×	AC + (SP1 X OS1)
OS0 - SP1
where,
CR0 = the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution;
CR1 = the conversion rate in effect immediately after the open of business on the ex-date for such dividend or distribution;
SP0 = the average of the daily VWAP of shares of Kimco common stock over the 10 consecutive trading-day period immediately preceding the ex-date for such dividend or distribution; and
C = the amount in cash per share of Kimco common stock Kimco distributes to holders of shares of Kimco common stock that exceeds the reference dividend.
Such increase shall become effective immediately after the open of business on the ex-date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.
If the total per share amount of cash distributed by Kimco as a dividend or in any other distribution to holders of shares of Kimco common stock that would require an adjustment pursuant to this fourth clause is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of shares of new Kimco preferred stock shall receive in respect of each share of new Kimco preferred stock owned by it, at the same time as holders of shares of Kimco common stock receive their dividend or other distribution, an amount of cash equal to C multiplied by the number of shares of Kimco common stock equal to the conversion rate in effect on the ex-date for such cash dividend or distribution.
The reference dividend amount is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the reference dividend amount for any adjustment made to the conversion rate under this clause (4).
Notwithstanding the foregoing, if an adjustment is required to be made under this clause (4) as a result of a distribution that is not a regular quarterly dividend, the reference dividend amount will be deemed to be zero.
(5) If Kimco or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Kimco common stock, if the cash and value of any other consideration included in the payment per common share exceeds the average of the daily VWAP of shares of Kimco common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:
CR1 = CR0 ×	AC + (SP1 X OS1)
OS0 - SP1
where,
CR0 = the conversion rate in effect immediately prior to the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;
CR1 = the conversion rate in effect immediately after the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by Kimco’s board of directors) paid or payable for shares purchased in such tender or exchange offer;
OS0 = the number of shares of Kimco common stock outstanding immediately prior to the date such tender or exchange offer expires;
OS1 = the number of shares of Kimco common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer and excluding fractional shares); and
SP1 = the average of the daily VWAP of shares of Kimco common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.
The increase to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days immediately following, but excluding, the date that any such tender or exchange offer expires, references within this clause (5) to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.
Notwithstanding the foregoing, if (i) a conversion rate adjustment pursuant to any of the foregoing becomes effective on any ex-date as described above and (ii) a holder converting its shares of new Kimco preferred stock on or after such ex-date and on or prior to the related record date would be treated as the record holder of shares of Kimco common stock as of the related conversion date as described under “—Conversion Procedures” based on an adjusted conversion rate for such ex-date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-date will not be made for any holder converting shares of new Kimco preferred stock on or after such ex-date and on or prior to the related record date. Instead, such holder will be treated as if such holder were the record owner of the shares of Kimco common stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.
The “ex-date” as used herein is the first date on which shares of Kimco common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from Kimco or, if applicable, from the seller of shares of Kimco common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
Kimco is not required to adjust the Conversion Rate for any of the transactions described in the clauses above (other than for share splits or share combinations) if Kimco makes provision for each holder of a share of new Kimco preferred stock to participate in the transaction, at the same time as holders of shares of Kimco common stock participate, without conversion, as if such holder held a number of shares of Kimco common stock in respect of each share of new Kimco preferred stock equal to the conversion rate in effect on the ex-date or effective date.
If Kimco issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then the conversion rate will not be adjusted pursuant to the clauses (2) or (3) above, as applicable, until the earliest of these triggering events occurs and the conversion rate will be readjusted to the extent any of these rights, options or warrants are not exercised before they expire.
If Kimco has in effect a shareholder rights plan while any of the shares of new Kimco preferred stock remains outstanding, holders of the shares of new Kimco preferred stock will receive, upon a conversion of such shares, in addition to such shares of Kimco common stock, rights under Kimco’s shareholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from shares of Kimco common stock. If the rights provided for in any rights plan that Kimco’s board of directors may adopt have separated from shares of Kimco common stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of the shares of new Kimco preferred stock would not be entitled to receive any rights in respect of shares of Kimco common stock that we deliver upon conversion of the shares of new Kimco preferred stock, Kimco will adjust the conversion rate at the time of separation as if it had distributed to all holders of shares of Kimco common stock, evidences of indebtedness or other assets or property pursuant to clause (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.
Kimco will not adjust the conversion rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, Kimco will carry forward any adjustment that is less than 1% of the conversion rate and make such carry forward adjustment in any subsequent adjustment and, regardless of whether the aggregate adjustment is less than 1%, on the conversion date for any shares of new Kimco preferred stock. In addition, at the end of each fiscal year, beginning with the fiscal year ending on the first December 31 following the closing date, Kimco will give effect to any adjustments that we have otherwise deferred pursuant to this provision, and those adjustments will no longer be carried forward and taken into account in any subsequent adjustment. Adjustments to the conversion rate will be calculated to the nearest 1/10,000 of a share.
To the extent permitted by law and the continued listing requirements of NYSE (or any stock exchange on which shares of Kimco common stock may then be listed), Kimco may, from time to time, increase the conversion rate by any amount for a period of at least 20 business days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and Kimco’s board of directors determines that the increase is in Kimco’s best interests. Kimco will mail a notice of the increase to registered holders at least 15 calendar days before the day the increase commences. In addition, Kimco may, but is not obligated to, increase the conversion rate as Kimco determines to be advisable in order to avoid or diminish taxes to recipients of certain distributions.
Upon each adjustment to the conversion rate, a corresponding adjustment will be made to the conversion price, calculated by dividing the liquidation preference by the adjusted conversion rate.
If certain of the possible adjustments to the conversion rate of the shares of new Kimco preferred stock are made (or if failures to make certain adjustments occur), a holder of such shares may be deemed to have received a taxable distribution from us even though such holder has not received any cash or property as a result of such adjustments. In the case of a non-U.S. shareholder, Kimco may, at its option, withhold U.S. federal income tax with respect to any such deemed distribution from cash payments of dividends and any other payments in respect of the shares of new Kimco preferred stock.
Events That Will Not Result In Adjustment
The Conversion Rate will not be adjusted:
•	upon the issuance of any of shares of Kimco common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Kimco’s securities;
•
upon the issuance of any of shares of Kimco common stock, restricted shares or restricted share units, nonqualified share options, incentive share options or any other options or rights (including share appreciation rights) to purchase shares of Kimco common stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, Kimco or any of its subsidiaries;

•
upon the issuance of any shares of Kimco common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding clause and outstanding as of the date the shares of new Kimco preferred stock were first issued;

•	for unpaid accrued and accumulated dividends, if any;
•	upon the repurchase of any shares of Kimco common stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer; or
•	for a change in the par value of shares of Kimco common stock.
Kimco will not take any action that would require an adjustment to the conversion rate such that the conversion price, as adjusted to give effect to such action, would be less than the then-applicable par value per share of Kimco common stock, except Kimco may undertake a share split or similar event if such share split results in a corresponding reduction in the par value per share of Kimco common stock such that the as-adjusted new effective conversion price per share would not be below the new as-adjusted par value per share of Kimco common stock following such share split or similar transaction and the conversion rate is adjusted as provided under the first clause (and/or any such other clause(s) as may be applicable) under “—Conversion Rate Adjustment” above. In addition, the Kimco articles supplementary provide that Kimco may not take any action that would result in an adjustment to the conversion rate without complying with any applicable shareholder approval rules of the NYSE or any other stock exchange on which shares of Kimco common stock may be listed at the relevant time.
Except as described in this proxy statement/prospectus and as provided for in the Kimco articles supplementary, Kimco will not adjust the conversion rate for any issuance of shares of Kimco common stock or any securities convertible into or exchangeable or exercisable for shares of Kimco common stock or rights to purchase shares of Kimco common stock or such convertible, exchangeable or exercisable securities.
Recapitalizations, Reclassifications and Changes of Shares of Kimco Common Stock
In the case of any recapitalization, reclassification or change of shares of Kimco common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving Kimco, a sale, lease or other transfer to a third party of all or substantially all of the assets of Kimco (or Kimco and its subsidiaries on a consolidated basis), or any statutory share exchange, in each case as a result of which shares of Kimco common stock would be converted into, or exchanged for, shares, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert each share of new Kimco preferred stock will be changed into a right to convert such share of new Kimco preferred stock into the kind and amount of shares, other securities or other property or assets (including cash or any combination thereof) (which we refer to as the “reference property”) that a holder would have received in respect of shares of Kimco common stock issuable upon conversion of such shares immediately prior to such transaction. If such transaction also constitutes a fundamental change, a holder of shares of new Kimco preferred stock who converts its shares of new Kimco preferred stock in connection with such fundamental change will, if applicable, also be entitled to receive additional shares of Kimco common stock in connection with such conversion as described below under “—Special Rights Upon a Fundamental Change,” in which case the converting holder would also receive reference property in lieu of such additional shares of Kimco common stock. In the event that Kimco’s common stockholders have the opportunity to elect the form of consideration to be received in such transaction, the reference property into which the shares of new Kimco preferred stock will be convertible shall be deemed to be the weighted average of elections made by the holders of shares of new Kimco preferred stock who participate in such determination. The Kimco articles supplementary provide that Kimco may not become a party to any such transaction unless its terms are consistent with the foregoing.
A change in the conversion right described in this “Recapitalizations, Reclassifications and Changes of Shares of Kimco Common Stock” could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires Kimco in a cash merger, each share of new Kimco preferred stock would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on Kimco’s future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of the consolidated property or assets of Kimco or Kimco and its subsidiaries.
No Fractional Shares
No fractional shares of Kimco common stock or securities representing fractional shares will be issued upon conversion of the shares of new Kimco preferred stock, whether voluntary or mandatory. Instead, Kimco may elect to either make a cash payment to each holder that would otherwise be entitled to a fractional share or, in lieu of such cash payment, the number of common shares to be issued to any particular holder upon conversion will be rounded up to the nearest whole share.
Special Rights Upon a Fundamental Change
Kimco must give notice of each fundamental change (as defined below) to all record holders of the shares of new Kimco preferred stock, by the later of 20 business days prior to the anticipated effective date of the fundamental change (which we refer to as the “fundamental change effective date”) and the first public disclosure by Kimco of the anticipated fundamental change. In addition, Kimco must give notice announcing the effective date of such fundamental change and certain other matters as set forth under “—Determination of the Make-Whole Premium.” If a holder converts its shares of new Kimco preferred stock at any time beginning at the opening of business on the trading day immediately following the fundamental change effective date and ending at the close of business on the 30th trading day immediately following such effective date, such conversion will be deemed to be in connection with the fundamental change and the holder will receive for each share of new Kimco preferred stock converted, a number of shares of Kimco common stock equal to the greater of:
(i) the applicable conversion rate (with such adjustment or cash payment for fractional shares as we may elect, as described under “—No Fractional Shares”) plus (ii) the make-whole premium, if any, described under “—Determination of the Make-Whole Premium”; and
the lesser of (i) the liquidation preference divided by the market value of the shares of Kimco common stock on the fundamental change effective date and (ii) the conversion rate applicable to this provision of the RPT preferred shares as of immediately prior to the company merger effective time, multiplied by (x) the exchange ratio and (y) 1,000 (subject to adjustment), which as of the latest practicable date before the date of this proxy statement/prospectus would equal 5,281.6.
In addition, a converting holder will have the right to receive cash in an amount equal to all unpaid accrued and accumulated dividends on such converted shares of new Kimco preferred stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the dividend payment date immediately preceding (or, if applicable, ending on) the conversion date (other than previously declared dividends on shares of new Kimco preferred stock payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends.
In lieu of issuing the number of shares of Kimco common stock issuable upon conversion pursuant to the foregoing provisions, we may, at Kimco’s option, make a cash payment equal to the market value determined for the period ending on the fundamental change effective date for each such share of Kimco common stock otherwise issuable upon conversion. Kimco’s notice of fundamental change will specify whether Kimco intends to issue shares of Kimco common stock or pay cash upon conversion.
A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:
(1) any “person” is or becomes the “beneficial owner,” directly or indirectly, through a purchase, merger or other transaction, of 50% or more of the total voting power of all classes of voting shares of Kimco capital stock;
(2) Kimco consolidates with, or merges with or into, another “person” or any “person” consolidates with or merges with or into Kimco, or Kimco conveys, transfers, leases or otherwise disposes of all or substantially all of Kimco’s assets or all or substantially all of the assets of Kimco and its subsidiaries on a consolidated basis to any “person” (whether in one transaction or a series of related transactions), other than:
(a) any transaction pursuant to which the holders of voting shares of Kimco capital stock immediately prior to the transaction collectively have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all classes of voting stock of the continuing or surviving person immediately after the transaction; or
(b) any merger solely for the purpose of changing Kimco’s jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of shares of Kimco common stock solely into shares of common stock of the surviving entity;
(3) the first day on which a majority of the members of Kimco’s board of directors does not consist of “Continuing Directors”;
(4) Kimco approves a plan of liquidation or dissolution; or
(5) shares of Kimco common stock cease to be listed on a national securities exchange.
“Continuing Directors” means (i) individuals who on the date of original issuance of the shares of new Kimco preferred stock constituted Kimco’s board of directors or (ii) any new directors whose election to Kimco’s board of directors or whose nomination for election by Kimco’s stockholders was approved by at least a majority of Kimco’s directors then still in office (or a duly constituted committee thereof) who were either directors on the date of original issuance of the shares of new Kimco preferred stock or whose election or nomination for election was previously so approved.
The term “beneficially own” as used herein means beneficial ownership as determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will be deemed to own any securities that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act and the rules of the SEC thereunder.
“Voting shares of Kimco capital stock” with respect to any person means the shares of Kimco capital stock of such person that is at the time entitled, without regard to the occurrence of any contingency, to vote in the election of the board of directors (or comparable governing body of such person).
Notwithstanding the foregoing, a fundamental change will be deemed not to have occurred in the case of a merger or consolidation if (i) at least 90% of the consideration for shares of Kimco common stock (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a corporation or other entity organized and existing under the laws of the United States or any state thereof and traded on a national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction) (which we refer to as “publicly traded common stock”) and (ii) as a result of such transaction or transactions the shares of new Kimco preferred stock become convertible into such publicly traded common stock.
There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of the consolidated assets of Kimco or of Kimco and its subsidiaries.
This fundamental change conversion feature may make more difficult or discourage a takeover of Kimco and the removal of incumbent management. Kimco is not, however, aware of any specific effort to accumulate shares of Kimco common stock or to obtain control of Kimco by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change conversion feature is not part of a plan by management to adopt a series of anti-takeover provisions.
Kimco’s obligation to issue shares in excess of the conversion rate in connection with a fundamental change as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.
Determination of the Make-Whole Premium
If a holder of new Kimco preferred stock elects to convert its shares of new Kimco preferred stock upon the occurrence of a fundamental change, in certain circumstances, Kimco will increase the conversion rate (the “make-whole premium”) by reference to the table below.
Holders will be entitled to receive the make-whole premium only with respect to shares surrendered for conversion from and after the opening of business on the trading day immediately following the fundamental change effective date until the close of business on the 30th trading day following such fundamental change effective date.
The increase in the conversion rate will be determined by reference to the table below, based on the share price (as defined below). If holders of shares of Kimco common stock receive only cash in the transaction constituting a fundamental change, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the closing sale price of shares of Kimco common stock on the five trading days prior to but excluding the effective date of the transaction constituting a fundamental change.

The following table sets forth the share price paid, or deemed paid, per share of Kimco common stock in a transaction that constitutes the fundamental change and the make-whole premium (expressed as the number of additional shares of Kimco common stock that will be added to the conversion rate) to be paid upon a conversion in connection with a fundamental change:
The share prices in the table below will be equal to the applicable share prices in the make-whole table of the RPT preferred shares as of immediately prior to the company merger effective time, divided by the exchange ratio, and the make-whole premiums in the table below will be equal to the applicable make-whole premiums in the make-whole table of the RPT preferred shares as of immediately prior to the company merger effective time, multiplied by (x) the exchange ratio and (y) 1,000. As of the latest practicable date before the date of this proxy statement/prospectus, the make-whole table for the new Kimco preferred stock would be equal to the below:
Share Price ($)
$18.93	$20.40	$21.16	$22.66	$24.17	$25.69	$27.19	$30.22
344.4	309.5	280.6	227.1	178.3	130.4	77.3	0
The share prices set forth in the table will be adjusted as of any date on which the conversion rate of the shares of new Kimco preferred stock is adjusted by multiplying the applicable price in effect immediately before the adjustment by a fraction:
•	whose numerator is the conversion rate immediately before the adjustment; and
•	whose denominator is the adjusted conversion rate.
In addition, Kimco will adjust the number of additional shares in the table at the same time, in the same manner in which, and for the same events for which, Kimco is required to adjust the conversion rate as described under “—Conversion Rate Adjustment.”
The exact share price and fundamental change effective date may not be set forth on the table, in which case:
•
if the share price is between two share prices on the table, the make-whole premium will be determined by straight-line interpolation between make-whole premium amounts set forth for the higher and lower share prices;

•
if the share price is in excess of the share price applicable to this provision of the RPT preferred shares as of immediately prior to the company merger effective time, divided by the exchange ratio, which as of the latest practicable date before the date of this proxy statement/prospectus would equal $27.19 per share (subject to adjustment in the same manner as the share price) no make-whole premium will be paid; and

•
if the share price is less than the share price applicable to this provision of the RPT preferred shares as of immediately prior to the company merger effective time, divided by the exchange ratio, which as of the latest practicable date before the date of this proxy statement/prospectus would equal $18.93 per share (subject to adjustment in the same manner as the share price), no make-whole premium will be paid.

However, we will not increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed the conversion rate applicable to this provision of the RPT preferred shares as of immediately prior to the company merger effective time, multiplied by (x) the exchange ratio and (y) 1,000 (subject to adjustment), which as of the latest practicable date before the date of this proxy statement/prospectus would equal 2,640.8. We will adjust this maximum conversion rate in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Conversion Rate Adjustment.”
Our obligation to pay the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

No later than the third business day after the occurrence of a fundamental change, we will provide to the holders and the transfer agent of the shares of new Kimco preferred stock a notice of the occurrence of the fundamental change. Such notice will state:
•	the events constituting the fundamental change;
•	the date of the fundamental change;
•	the last date on which the holder of shares of new Kimco preferred stock may convert shares of new Kimco preferred stock in connection with such fundamental change;
•	the conversion rate and, if applicable, the make-whole premium and/or other consideration issuable upon conversions of shares of new Kimco preferred stock in connection with such fundamental change;
•
whether we will issue common shares or deliver cash upon conversion of shares of new Kimco preferred stock in connection with the fundamental change and whether any of the consideration issuable upon a conversion of shares of new Kimco preferred stock in connection with such fundamental change will consist of reference property (and, in such case, specifying such reference property);

•	the name and address of the paying agent and the conversion agent; and
•	the procedures that the holder of shares of new Kimco preferred stock must follow to exercise the fundamental change conversion right.
Kimco will also issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by Kimco), or post notice on Kimco’s website containing the information specified above, in any event prior to the opening of business on the first trading day following any date on which we provide such notice to the holders of shares of new Kimco preferred stock.
Book-Entry, Delivery and Form
The depositary shares representing shares of new Kimco preferred stock will be issued as global securities. DTC will be the depository with respect to the depositary shares. The depositary shares will be issued as fully registered securities in the name of Cede & Co., DTC’s partnership nominee, and will be deposited with DTC. DTC will keep a computerized record of its participants (for example, the holder’s broker) whose clients have purchased the depositary shares. The participant would then keep a record of its clients who purchased the depositary shares. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.
The depositary shares will be in book-entry only form, and Kimco will not deliver securities in certificated form to individual purchasers of the depositary shares, and no person owning a beneficial interest in a global security will be treated as a holder of such global security for any purpose. Accordingly, owners of such beneficial interests must rely on the procedures of DTC and the participant through which such person owns its interest in order to exercise any rights of a holder under such global security. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.
DTC has provided Kimco with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing corporation” registered under Section 17A of the Exchange Act. DTC holds securities that its participants (which we refer to as “Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants’ accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

Other organizations, such as securities brokers and dealers, banks and trust companies that work through a Direct Participant, also use DTC’s book-entry system. The rules that apply to DTC and its participants are on file with the SEC.
A number of Direct Participants, together with the NYSE and the Financial Industry Regulatory Authority, own DTC.
If applicable, redemption and conversion notices shall be sent to DTC. If less than all of the book-entry depositary shares within an issue are being redeemed or converted, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
Kimco will wire dividend and redemption payments and issue shares of Kimco common stock, as applicable, to DTC’s nominee. Kimco will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, Kimco will have no direct responsibility or liability to pay any amounts in respect of the depositary shares to owners of beneficial interests in the global securities.
It is DTC’s current practice, when it receives any dividend or redemption payment, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Customary practices between the participants and owners of beneficial interests, as in the case with securities held for the account of customers registered in “street name,” will govern payments by participants to owners of beneficial interests in the global securities, and voting by participants. However, these payments will be the responsibility of the participants and not of DTC or Kimco.
Depositary shares represented by a global security will be exchangeable for depositary shares in certificated form with the same terms in authorized denominations only if:
•
DTC notifies Kimco that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depository within 90 days; or

•	Kimco determines at any time that all depositary shares shall no longer be represented by a global security.
DTC’s ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC’s participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others.
DTC may discontinue providing its services as securities depository with respect to global securities at any time by giving reasonable notice to Kimco. Under such circumstances, in the event that a successor securities depository is not obtained, securities in certificated form are required to be printed and delivered.
Kimco may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, securities in certificated form will be printed and delivered.
The information in this section concerning DTC and DTC’s system has been obtained from sources that Kimco believes to be reliable, but Kimco takes no responsibility for the accuracy thereof.
Description of the Kimco Depositary Shares
The new Kimco preferred stock will be deposited with Equiniti Trust Company, LLC, as depositary (which we refer to as the “preferred stock depositary”), under a deposit agreement between Kimco, the preferred stock depositary and the holders from time to time of the depositary receipts issued by the preferred stock depositary thereunder. The depositary receipts will evidence the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary receipt representing a depositary share will be entitled to all the rights and preferences of a fractional interest in a share of new Kimco preferred stock (including dividends, voting, conversion, redemption and liquidation rights and preferences).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Common Shares of Beneficial Interest
The following table sets forth certain information as of October 31, 2023, the latest practicable date prior to the date of this filing, available to RPT, regarding the number and percentage of RPT common shares beneficially owned by:
•	each trustee of RPT;
•	each of the named executive officers of RPT;
•	all of RPT’s trustees and executive officers as a group; and
•	each person who is known to RPT to be the beneficial owner of more than 5% of RPT’s outstanding common shares.
Unless otherwise indicated and pursuant to applicable community property laws, all RPT common shares are owned directly and each indicated owner has sole voting and investment powers with respect to such common shares.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement.
The number of RPT common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC or other information available to RPT. Percentage ownership in the following table is based on 86,704,298 RPT common shares outstanding as of October 31, 2023, plus for each person, the number of common shares that person has the right to acquire in 60 days after such date. However, any such RPT common shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding RPT common shares beneficially owned by any other person. Unless otherwise noted below, the address of the persons and entities listed on the table is c/o RPT Realty, 19 W 44th Street, Suite 1002, New York, New York 10036.
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Shares
Brian L. Harper	752,569	*
Richard L. Federico	64,501(2)	*
Arthur H. Goldberg	95,953(3)	*
Joanna T. Lau	54,232	*
David J. Nettina	124,419(4)	*
Laurie M. Shahon	74,727	*
Andrea M. Weiss	59,363	*
Michael P. Fitzmaurice	205,545	*
Timothy Collier	101,236	*
Raymond J. Merk	46,868	*
Heather R. Ohlberg	60,203	*
All Trustees and Executive Officers as a Group (11 Persons)	1,639,616(5)	1.9%
More Than 5% Beneficial Owners:
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	16,986,327(6)	19.6%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	14,055,513(7)	16.2%
Macquarie Group Limited 50 Martin Place Sydney, New South Wales, Australia	7,476,868(8)	8.6%

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Shares
CenterSquare Investment Management LLC 630 West Germantown Pike, Suite 300 Plymouth Meeting, PA 19462	7,201,460(9)	8.3%
State Street Corporation One Lincoln Street Boston, MA 02111	5,724,644(10)	6.6%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	4,967,412(11)	5.7%
*	less than 1% of the total RPT common shares outstanding.
(1)
Number of common shares beneficially owned includes outstanding common shares and common shares which are not outstanding that the person has the right to acquire within 60 days after the date of this table. Certain common shares included in this column are currently in the form of restricted common shares, all owned directly by such person, each of which represents the right to receive one common share upon vesting. During the vesting period, holders of restricted common shares have voting rights as if such restricted common shares were vested. Holdings of restricted common shares are as follows: Brian L. Harper, 490,669 common shares; Richard L. Federico, 9,570 common shares; Arthur H. Goldberg, 9,570 common shares; Joanna Lau, 9,570 common shares; David J. Nettina, 9,570 common shares; Laurie M. Shahon, 9,570 common shares; Andrea M. Weiss, 9,570 common shares; Michael P. Fitzmaurice, 144,376 common shares; Timothy Collier, 56,050 common shares; Raymond J. Merk, 22,988 common shares; and Heather R. Ohlberg, 41,459 common shares.

(2)	Includes 218 common shares acquired pursuant to a dividend reinvestment plan.
(3)
Includes 48,700 common shares owned by Mr. Goldberg’s wife and 5,000 common shares owned by a pension trust. Mr. Goldberg disclaims beneficial ownership of the common shares owned by his wife and the trust. Excludes 58,647 common shares deferred under certain of RPT’s equity incentive plans.

(4)	Includes 4,555 common shares that Mr. Nettina could acquire upon conversion of RPT preferred shares owned by him.
(5)	Includes trustees and executive officers as of October 31, 2023.
(6)
Based on a Schedule 13G/A filed by BlackRock Inc. (BlackRock) with the SEC on January 23, 2023. BlackRock has sole voting power with respect to 16,738,217 common shares, sole dispositive power with respect to 16,986,327 common shares and shared voting and/or dispositive power with respect to none of such common shares. The percentage of beneficial ownership has been adjusted to reflect RPT’s actual common shares outstanding as of the close of business on October 31, 2023.

(7)
Based on a Schedule 13G/A filed by The Vanguard Group (Vanguard) with the SEC on February 9, 2023. The Vanguard Group has sole voting power with respect to none of the common shares, shared voting power with respect to 133,642 common shares, sole dispositive power with respect to 13,838,072 common shares and shared dispositive power with respect to 217,441 common shares. The percentage of beneficial ownership has been adjusted to reflect RPT’s actual common shares outstanding as of the close of business on October 31, 2023.

(8)
Based on a Schedule 13G/A jointly filed by Macquarie Group Limited (Macquarie Group), Macquarie Management Holdings Inc. (Macquarie Management), Macquarie Investment Management Business Trust and Macquarie Investment Management Australia Limited with the SEC on February 14, 2023. The principal business address of Macquarie Management and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, PA 19103. Macquarie Group has shared voting and/or dispositive power and sole voting and/or dispositive power with respect to none of such common shares. Each of Macquarie Management and Macquarie Investment Management Business Trust has sole voting power with respect to 7,397,598 common shares, sole dispositive power with respect to 7,397,598 common shares and shared voting and/or dispositive power with respect to none of such common shares. Macquarie Investment Management Australia Limited has sole voting power with respect to 17,757 common shares, sole dispositive power with respect to 17,757 common shares and shared voting and/or dispositive power with respect to none of such common shares. The percentage of beneficial ownership has been adjusted to reflect RPT’s actual common shares outstanding as of the close of business on October 31, 2023.

(9)
Based on a Schedule 13G filed by CenterSquare Investment Management LLC (CenterSquare) with the SEC on February 10, 2023. CenterSquare has sole voting power with respect to none of the common shares, sole dispositive power with respect to 7,201,460 common shares and shared voting and/or dispositive power with respect to none of such common shares. The percentage of beneficial ownership has been adjusted to reflect RPT’s actual common shares outstanding as of the close of business on October 31, 2023.

(10)
Based on a Schedule 13G/A filed by State Street Corporation (State Street) with the SEC on January 31, 2023. State Street has shared voting power with respect to 4,580,239 common shares, shared dispositive power with respect to 5,724,644 common shares and sole voting and/or dispositive power with respect to none of such common shares. The percentage of beneficial ownership has been adjusted to reflect RPT’s actual common shares outstanding as of the close of business on October 31, 2023.

(11)
Based on a Schedule 13G/A jointly filed by Wellington Management Group LLP (Wellington Management Group), Wellington Group Holdings LLP (Wellington Group Holdings), Wellington Investment Advisors Holdings LLP (Wellington Investment Advisors) and Wellington Management Company LLP (Wellington Management Company) with the SEC on February 6, 2023. Each of Wellington Management Group, Wellington Group Holdings and Wellington Investment Advisors has shared voting power with respect to 4,899,719 common shares, shared dispositive power with respect to 4,967,412 common shares and sole voting and/or dispositive power with respect to none of such common shares. Wellington Management Company has shared voting power with respect to 4,785,506 common shares, shared dispositive power with respect to 4,853,199 common shares and sole voting and/or dispositive power with respect to none of such common shares. The percentage of beneficial ownership has been adjusted to reflect our actual common shares outstanding as of the close of business on October 31, 2023.

7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest
The following table sets forth certain information as of October 31, 2023, the latest practicable date prior to the date of this filing, available to RPT, regarding the number and percentage of RPT preferred shares beneficially owned by:
•	each trustee of RPT;
•	each of the named executive officers of RPT;
•	all of RPT’s trustees and executive officers as a group; and
•	each person who is known to RPT to be the beneficial owner of more than 5% of the outstanding preferred shares.
Unless otherwise indicated and pursuant to applicable community property laws, all preferred shares of RPT are owned directly and each indicated owner has sole voting and investment powers with respect to such common shares.
The number of preferred shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC or other information available to RPT. Percentage ownership in the following table is based on 1,848,539 RPT preferred shares outstanding as of October 31, 2023, plus for each person, the number of RPT preferred shares that person has the right to acquire in 60 days after such date. However, any such RPT preferred shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding RPT preferred shares beneficially owned by any other person. Unless otherwise noted below, the address of the persons and entities listed on the table is c/o RPT Realty, 19 W 44th Street, Suite 1002, New York, New York 10036.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares
David J. Nettina	1,200	*
All Trustees and Executive Officers as a Group (1 Person)	1,200	*
More Than 5% Shareholders:
Infrastructure Capital Advisors, LLC 1325 Avenue of the Americas, 28th Floor New York, NY 10019	179,545(1)	9.7%
*	less than 1% of the total RPT preferred shares outstanding.
(1)
Based on a Schedule 13G/A jointly filed by Infrastructure Capital Advisors, LLC, Virtus Infra Cap U.S. Preferred Stock ETF, a Series of ETF is Series Trust I (Virtus), Jay Hatfield, and InfraCap Equity Income Fund ETF, a series of Series Portfolios Trust (InfraCap Equity), with the SEC on February 14, 2023. Each of Infrastructure Capital Advisors, LLC and Jay Hatfield has shared voting and/or dispositive power and sole voting and/or dispositive power with respect to none of such RPT preferred shares. Virtus has sole voting and/or dispositive power with respect to none of such RPT preferred shares and shared voting and/or dispositive power with respect to 179,545 of such RPT preferred shares. InfraCap Equity has sole voting and/or dispositive power with respect to none of such RPT preferred shares and shared voting and/or dispositive power with respect to 5,986 of such RPT preferred shares. The percentage of beneficial ownership has been adjusted to reflect RPT’s actual RPT preferred shares outstanding as of the close of business on October 31, 2023.

COMPARISON OF RIGHTS OF KIMCO STOCKHOLDERS AND RPT SHAREHOLDERS
If the mergers are consummated, shareholders of RPT will become stockholders of Kimco. The rights of RPT shareholders are currently governed by the MRL, certain sections of the MGCL that, under the MRL or otherwise, are made specifically applicable to Maryland real estate investment trusts, the RPT declaration of trust, and the RPT bylaws. Upon consummation of the mergers, the rights of holders of legacy RPT common shares who receive shares of Kimco common stock and holders of legacy RPT preferred shares who receive depositary shares representing shares of new Kimco preferred stock will be governed by the MGCL, the Kimco charter and the Kimco bylaws, rather than the MRL, the RPT declaration of trust and the RPT bylaws.
The following is a summary of the material differences between the rights of Kimco stockholders and RPT shareholders, but does not purport to be a complete description of those differences or a complete description of the terms of the Kimco common stock and new Kimco preferred stock subject to issuance in connection with the mergers. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the and the MRL, (ii) the MGCL, (iii) the Kimco charter, (iv) the RPT declaration of trust, (v) the Kimco bylaws and (vi) the RPT bylaws.
This section does not include a complete description of all differences between the rights of Kimco stockholders and RPT shareholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing instruments of each of Kimco and RPT, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
	Rights of Kimco Stockholders	Rights of RPT Shareholders
Corporate Governance
Kimco is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of Kimco stockholders are governed by the MGCL, the Kimco charter and the Kimco bylaws.

RPT is a Maryland real estate investment trust that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of RPT shareholders are governed by the MRL, the RPT Declaration of Trust MRL, certain sections of the MGCL that, under the MRL or otherwise, are made specifically applicable to Maryland real estate investment trusts, the RPT declaration of trust and the RPT bylaws.

Authorized Capital Stock or Shares of Beneficial Interest
Kimco is authorized to issue (a) 750,000,000 shares of common stock, $0.01 par value per share, (b) 384,046,000 shares of excess stock, $0.01 par value per share and (c) 7,054,000 shares of preferred stock, $1.00 par value per share.

Common Stock. As of October 31, 2023, the latest practicable date before the date of this proxy statement/prospectus, there were issued and outstanding 619,874,172 shares of Kimco common stock and no shares of Kimco excess stock.

Preferred Stock. The Kimco board of directors is authorized, without stockholder

RPT is authorized to issue 240,000,000 common shares of beneficial interest, $0.01 par value per share, and 10,000,000 preferred shares of beneficial interest, $0.01 par value per share.

Common Shares. As of October 31, 2023, the latest practicable date before the date of this proxy statement/prospectus, there were issued and outstanding 86,704,298 RPT common shares.

Preferred Shares. The RPT board of trustees is authorized, without shareholder action, to designate and issue one or more classes of series of preferred shares. The

	Rights of Kimco Stockholders	Rights of RPT Shareholders

action, to establish and issue one or more classes or series of preferred stock and fix the designations, powers, preferences and rights of the shares of such classes or series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and the liquidation preferences.

As of October 31, 2023, the latest practicable date before the date of this proxy statement/prospectus, there were issued and outstanding 8,902 shares of Kimco Class L preferred stock, represented by 8,901,715 depositary shares, and 10,465 shares of Kimco Class M preferred stock, represented by 10,465,449 depositary shares.

In the company merger, Kimco is expected to issue 1,849 shares of new Kimco preferred stock represented by depositary shares with materially the same terms as those of the RPT preferred shares, as more fully described in this proxy statement/prospectus.

preferred shares of each class or series shall have such designations, preferences, conversion, exchange or other rights, participations, voting powers, options, restrictions, limitations as to dividends or distributions, qualifications, or terms or conditions of redemption as set by the trustees.

As of October 31, 2023, the latest practicable date before the date of this proxy statement/prospectus, there were issued and outstanding 1,848,539 RPT preferred shares, all of which were classified as RPT preferred shares, and no other RPT preferred shares have been classified or are outstanding.

Voting Rights
Common Stock. Each holder of Kimco common stock is entitled to one vote per share on each matter submitted for their vote at any meeting of Kimco stockholders for each share of Kimco common stock held as of the record date for the meeting. If a quorum exists, action on a matter is approved if the action receives the approving vote of a majority of the votes cast in person or by proxy, unless the matter being approved is one upon which by express provision of law, the Kimco charter or the Kimco bylaws require a different vote.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled

Common Shares. Each holder of RPT common shares is entitled to one vote per share on each matter submitted to a vote at all shareholder meetings. Subject to certain exceptions described below, each holder of RPT preferred shares is not entitled to vote on matters submitted to RPT shareholders at a meeting. If a quorum exists, the affirmative vote of not less than a majority of all the votes cast on a matter at a meeting shall be the act of the shareholders, unless the matter being approved is one upon which by express provision of law, the RPT declaration of trust or the RPT bylaws require a different vote.

The RPT declaration of trust provides that, subject to the provisions of any class or series of shares then outstanding, the shareholders will be entitled to vote only on the following matters: (a) the election and removal of trustees as provided in the

Rights of Kimco Stockholders	Rights of RPT Shareholders

to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. The Kimco charter provide for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on such matters. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation.

Preferred Stock. Holders of Kimco Class L preferred stock and Kimco Class M preferred stock generally have no voting rights. However, if Kimco is in arrears on dividends on such class of Kimco preferred stock for six or more quarterly periods, whether or not consecutive, holders of such class of Kimco preferred stock (voting separately as a class with the holders of all other parity voting preferred) will be entitled to elect two additional directors to serve on the Kimco board of directors, until Kimco pays all accrued and unpaid dividends on such Kimco preferred stock to which the holders thereof are entitled.

In addition, Kimco may not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Kimco Class L preferred stock or Kimco Class M preferred stock, as applicable: (i) authorize or create, or increase the authorized or issued amount of, any class or series of equity securities issued by Kimco that rank senior to such class of Kimco preferred stock with respect to payment of dividends or the distribution of assets upon Kimco’s liquidation, dissolution or winding-up, or reclassify any of Kimco’s authorized stock into such equity securities or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such equity

RPT declaration of trust, (b) the amendment of the RPT declaration of trust as provided therein and the amendment of the RPT bylaws to the extent provided therein, (c) the termination of RPT as provided in the RPT declaration of trust, (d) the merger or consolidation of RPT or the sale or other disposition of substantially all of the property of RPT as provided in the RPT declaration of trust, (e) such other matters with respect to which the board of trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification, and (f) such other matters as may be properly brought before a meeting by a shareholder pursuant to the RPT bylaws.

The RPT declaration of trust provides that RPT may merge into another entity, consolidate with one or more other entities into a new entity or sell, lease, exchange or otherwise transfer all or substantially all of its property only with (i) approval of the RPT board of trustees and (ii) after notice to shareholders entitled to vote on the matter, approval by the affirmative vote of not less than two-thirds of all the votes entitled to be cast by the shareholders on the matter.

Preferred Shares. Holders of RPT preferred shares generally have no voting rights. However, if RPT is in arrears on dividends on the RPT preferred shares for six or more quarterly periods, whether or not consecutive, holders of the RPT preferred shares (voting as a class with the holders of all other classes or series of parity preferred shares) will be entitled to elect two additional trustees to serve on the RPT board of trustees, until all dividend arrearages have been paid in full and the dividends on the RPT preferred shares and such other series of RPT preferred shares upon which like voting rights have been conferred and are exercisable for the then current dividend period have been fully paid or declared and a sum sufficient for the full payment

Rights of Kimco Stockholders	Rights of RPT Shareholders

securities; or (ii) amend, alter or repeal the provisions of the Kimco charter, whether by merger, consolidation, or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the holders of the applicable class of Kimco preferred stock; except that (1) with respect to the occurrence of any of the events described in (ii) above, so long as the such class of Kimco preferred stock remains outstanding with the terms of such Kimco preferred stock materially unchanged or is converted into a security in another entity with the terms materially unchanged, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of such class of Kimco preferred stock and (2) (A) any increase in the amount of the authorized shares of such class of Kimco preferred stock or the authorization or issuance of any other class or series of equity securities or (B) any increase in the number of authorized shares of such class of Kimco preferred stock or any other class or series of equity securities, in each case ranking on a parity with or junior to such class of Kimco preferred stock with respect to the payment of dividends and the distribution of assets upon Kimco’s liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power.

Excess Stock. No stockholder may vote any shares of Kimco excess stock.

thereof has been set aside.
In addition, RPT may not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding RPT preferred shares: (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of RPT shares of beneficial interest ranking senior to the RPT preferred shares with respect to the payment of dividends or the distribution of assets upon RPT’s liquidation, dissolution or winding up, or reclassify any of RPT’s authorized shares of beneficial interest into any such class or series of RPT’s shares of beneficial interest, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such class or series of RPT’s shares of beneficial interest; or (ii) repeal, amend or otherwise change any of the provisions of the RPT declaration of trust or the articles supplementary for the RPT preferred shares (the “Articles Supplementary,” whether by merger or consolidation or otherwise, so as to adversely affect the powers, preferences or other special rights or privileges of such RPT preferred shares or the holders thereof; provided, however, that in the event of an extraordinary transaction (as defined in the Articles Supplementary), so long as RPT preferred shares remain outstanding with their terms materially unchanged, taking into account that, upon the occurrence of such an extraordinary transaction, RPT may not be the surviving entity (in which case, the RPT preferred shares may be converted into or exchanged for preferred stock or preferred shares of the surviving entity having terms materially the same as the RPT preferred shares), and, if such transaction also constitutes a fundamental change (as defined in the Articles Supplementary), the provisions relating to fundamental changes in the Articles Supplementary are complied with, the occurrence of any such extraordinary transaction will not be deemed to adversely affect such powers, preferences or other special rights or privileges of the RPT preferred shares or the holders thereof; and provided further

	Rights of Kimco Stockholders	Rights of RPT Shareholders

that (x) any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares ranking on a parity with or junior to the RPT preferred shares with respect to payment of dividends and the distribution of assets upon RPT’s voluntary or involuntary liquidation, dissolution or winding up, or (y) the increase in the amount of authorized shares of any other class or series of RPT’s shares of beneficial interest ranking on a parity with or junior to the RPT preferred shares with respect to payment of dividends and the distribution of assets upon RPT’s voluntary or involuntary liquidation, dissolution or winding up, or (z) any increase in the amount of authorized RPT preferred shares, in each case, will not require the consent of the holders of RPT preferred shares and will not be deemed to adversely affect such powers, preferences or other special rights or privileges.

Cumulative Voting	Holders of Kimco common stock and Kimco preferred stock do not have the right to cumulate their votes with respect to the election of directors.	Holders of RPT common shares and RPT preferred shares do not have the right to cumulate their votes with respect to the election of trustees.

Size of the Board of Directors
The number of directors, which must be not less than three nor more than 15, may be changed by majority vote of the entire Kimco board of directors. Currently, the Kimco board of directors consists of eight directors.

The RPT declaration of trust provides that the number of trustees will be set at nine, which number may be increased or decreased by a majority of the entire board of trustees.

Currently, the RPT board of trustees consists of seven trustees.

Classified Board / Term of Directors	The Kimco board of directors is not classified. The directors of Kimco hold office for a term of one year and serve until their successors are elected and qualify.
The RPT board of trustees is not classified. The trustees of RPT hold office until the next annual meeting of shareholders following their election and serve until their successors are elected and qualified.

Removal of Directors
The MGCL provides that stockholders may remove directors with or without cause unless the corporation’s charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may be removed by the requisite vote of that voting group.

The MRL provides that shareholders may remove any trustee, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of trustees, except as otherwise provided in the MRL (including with respect to trustees elected by shareholders of any class or series that

	Rights of Kimco Stockholders	Rights of RPT Shareholders

Pursuant to the MGCL and the Kimco Bylaws, Kimco directors may be removed, either with or without cause, from the board of directors at any meeting of stockholders by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors.

are entitled separately to elect one or more trustees) or as otherwise provided in the declaration of trust.

Pursuant to the MGCL and the RPT Declaration of Trust, RPT trustees may be removed, either with or without cause, from the board of trustees at any meeting of shareholders by the affirmative vote of the holders of not less than two-thirds of the shares then outstanding and entitled to vote generally in the election of trustees.

Election of Directors
The Kimco bylaws provide that, in the case of a non-contested election, directors must receive a majority of the votes cast in person or by proxy at any meeting at which a quorum is present. In the case of a contested election, directors are elected by a plurality of the votes cast in person or by proxy. For this purpose, if plurality voting is applicable to the election of directors at any meeting, the nominees who receive the highest number of votes cast “for,” without regard to votes cast “against,” shall be elected as directors up to the total number of directors to be elected at that meeting. If an incumbent director fails to receive the required vote for re-election, he or she must offer to resign from the Kimco board of directors. The Kimco board of directors will determine whether to accept the offered resignation after considering the recommendation of the Nominating and Corporate Governance Committee.
Pursuant to the RPT bylaws, a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present is sufficient to elect a trustee.

Filling Vacancies of Directors
Any vacancies on the Kimco board of directors by reason of death, resignation, retirement, disqualification, removal or otherwise (other than an increase in the number of directors) can be filled by a majority of the remaining Kimco board of directors, even if the remaining directors do not constitute a quorum. Any vacancies created by an increase in the number of directors may be filled by a majority of the entire Kimco board of directors.

The RPT bylaws provide that any vacancy (including a vacancy created by an increase in the number of trustees), other than a vacancy created as a result of the removal of any trustee by action of the shareholders, will be filled by a majority of the trustees. The RPT bylaws further provide that any trustee so elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office.

Charter Amendments	The MGCL provides that the affirmative vote of two-thirds of all outstanding stock entitled to vote or of each class if more	The MRL provides that, except as otherwise provided in the MRL, a proposed amendment to the declaration of

	Rights of Kimco Stockholders	Rights of RPT Shareholders

than one class is entitled to vote is generally required to amend a corporation’s charter. However, the MGCL permits a corporation to reduce the voting requirement in its charter to allow for the approval of an amendment to the charter by no less than a majority of the shares outstanding and entitled to be cast.

The Kimco charter provide for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on such matters.

trust must be approved by the shareholders by the affirmative vote of two thirds of all the votes entitled to be cast on the matter. However, the MRL permits a Maryland real estate investment trust to provide by its declaration of trust that such action may be taken or authorized on the concurrence of a greater or smaller proportion of votes, but not less than a majority of the number of votes entitled to be cast on the matter.

The RPT declaration of trust provides that it may be amended from time to time (i) by a majority of the board of trustees, without shareholder approval, to increase or decrease the aggregate number of shares or the number of shares of any class that RPT has authority to issue, (ii) by two-thirds of the board of trustees, without shareholder approval, to qualify as a real estate investment trust under the Internal Revenue Code or under the MRL, and (iii) with the approval of the board of trustees and by the affirmative vote of not less than a majority of all the votes entitled to be cast by shareholders on the matter, except that Article XI of the RPT declaration of trust relating to the merger, consolidation or sale of trust property and Section 12.2 of the RPT declaration of trust relating to requirements for the termination of RPT may not be amended except by the affirmative vote of shareholders entitled to cast not less than two-thirds of all the votes entitled to be cast on such matter.

Bylaw Amendments
The Kimco board of directors or the Kimco stockholders may adopt, alter or repeal any of the Kimco bylaws and make new bylaws by the vote of a majority of directors present at a meeting at which a quorum is present or the votes of a majority of the votes cast at a stockholder meeting at which a quorum is present.

The RPT bylaws provide that they may be amended, (i) by the affirmative vote of a majority of the trustees, or (ii) by the affirmative vote of a majority of the votes cast at a meeting of shareholders; provided that certain provisions of the RPT bylaws relating to meetings of shareholders, the number of trustees, vacancies on the board of trustees, the removal of trustees and the amendment of the RPT bylaws may not be amended without, the affirmative vote of a majority of the votes cast at a meeting of shareholders.

	Rights of Kimco Stockholders	Rights of RPT Shareholders
Vote on Merger, Consolidations or Sales of Substantially all Assets
The MGCL provides that certain mergers shall be approved by the stockholders of a corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the merger. However, the MGCL permits a corporation in its charter to reduce the voting requirement to allow for the approval of a merger, consolidation or sale of substantially all of the corporation’s assets by the affirmative vote of no less than a majority of the shares outstanding and entitled to be cast. Kimco generally may not merge with or into or consolidate with another company, sell all or substantially all of its assets or engage in a statutory share exchange or convert unless such a transaction is declared advisable by the Kimco board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled be cast on the matter.

The RPT declaration of trust provides that RPT may merge into another entity, consolidate with one or more other entities into a new entity or sell, lease, exchange or otherwise transfer all or substantially all of its property only with (i) approval of the RPT board of trustees and (ii) after notice to shareholders entitled to vote on the matter, approval by the shareholders by the affirmative vote of not less than two-thirds of all the votes entitled to be cast on the matter.

Ownership Limitations
For Kimco to qualify as a REIT, not more than 50% in value of Kimco’s outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Kimco’s stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code.

Subject to the exceptions specified in the Kimco charter, no holder may beneficially own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.8% in value of the outstanding shares of Kimco common stock or 9.8% of the outstanding shares of Kimco Class L preferred stock or Kimco Class M preferred stock, as applicable.

The Kimco articles supplementary

For RPT to qualify as a REIT, not more than 50% in value of RPT’s outstanding shares may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. RPT’s shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code.

Subject to the exceptions specified in the RPT declaration of trust, no holder may beneficially own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding RPT shares or, in the case of the RPT preferred shares, 100% of the number of outstanding RPT preferred shares or, if fewer, the number of RPT preferred shares that, if then converted by the

	Rights of Kimco Stockholders	Rights of RPT Shareholders

provide that, subject to specified exceptions, no person shall beneficially own or constructively own new Kimco preferred stock in excess of (A) 100% of the number of then outstanding shares of new Kimco preferred stock or, (B) if fewer, the maximum number of shares of new Kimco preferred stock that, if then converted by the holder into Kimco common stock as provided in the Kimco articles supplementary, would make such holder or any other person the owner of a number of shares of Kimco common stock that would not exceed the common stock ownership limit in the Kimco charter.

The constructive ownership rules under the Code are complex and may cause capital stock owned actually or constructively by a group of related individuals or entities or both to be deemed constructively owned by one individual or entity. As a result, the acquisition of less than the applicable ownership limitation (or the acquisition of an interest in an entity which owns, actually or constructively, Kimco capital stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of the applicable ownership limitation, and thus subject such capital stock to the ownership limit.

holder into RPT common shares as provided in the RPT Declaration of Trust, would make such holder or any other person the owner of a number of RPT common shares that would not exceed the ownership limit applicable to RPT common shares as set forth in the RPT Declaration of Trust.

The constructive ownership rules under the Code are complex and may cause RPT shares owned actually or constructively by a group of related individuals or entities or both to be deemed constructively owned by one individual or entity. As a result, the acquisition of less than the applicable ownership limitation (or the acquisition of an interest in an entity which owns, actually or constructively, RPT shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of the applicable ownership limitation, and thus subject such shares to the ownership limit.

Special Meetings of the Stockholders
A special meeting of Kimco stockholders may be called at any time by the chairman of the Kimco board of directors, the Kimco president, the chief executive officer, the Kimco board of directors or upon written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on the matter to be voted on at the proposed special meeting.

The RPT bylaws provide that special meetings of RPT shareholders may be called by the chairman of the board of trustees, the president of RPT or one-third of the trustees or upon the written request of the holders of not less than a majority of all the votes entitled to be cast by the shareholders at such meeting.

	Rights of Kimco Stockholders	Rights of RPT Shareholders
Advance Notice Provisions for Stockholder Nominations and Stockholder Business Proposals
The Kimco bylaws provide that, with respect to an annual meeting of stockholders, the proposal of business to be considered by stockholders at the annual meeting may be made only:
 • pursuant to the notice of such meeting;
 • by or at the direction of the Kimco board of directors; or
 • upon timely proper notice by a stockholder who is a stockholder at the record date set by the Kimco board of directors for the meeting, the time of giving of notice and at the meeting, and is entitled to vote at the meeting.
In general, notice of stockholder business for an annual meeting must be delivered not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, unless the annual meeting is advanced more than 30 days or delayed more than 30 days from the anniversary date, in which case notice must be delivered not earlier than 150 days prior to the date of such annual meeting and not later than the later of 120 days prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

The RPT bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to the RPT board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:
 • pursuant to the notice of such meeting;
 • by or at the direction of the trustees; or
 • upon timely proper notice by a shareholder who is a shareholder of record at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and has complied with the notice procedures set forth in the RPT bylaws.
In general, notice of shareholder business for an annual meeting must be delivered not earlier than 90 days nor later than 60 days prior to the first anniversary of the preceding year’s annual meeting, unless the annual meeting is advanced more than 30 days or delayed by more than 60 days from the anniversary date, in which case notice must be delivered not earlier than 90 days prior to the date of such annual meeting and not later than the later of 60 days prior to the such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Notice of Stockholder Meetings
Not less than 10 days nor more than 90 days before each meeting of stockholders, a notice, either in writing or by electronic transmission, shall be given to each stockholder entitled to vote at or to notice of such meeting unless such stockholder waives notice before or after the meeting.

Not less than 10 days nor more than 90 days before each meeting of shareholders, a notice of the meeting, either in writing or by electronic transmission, shall be given to each shareholder entitled to vote at or to notice of such meeting unless such shareholder waives notice before or after the meeting.

Business Combination Act
Under the MGCL, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or

Under certain provisions of the MGCL, that are applicable to Maryland real estate investment trusts certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation (which includes a real estate investment trust as defined in the MRL)

	Rights of Kimco Stockholders	Rights of RPT Shareholders

associate of the corporation who beneficially owned 10% or more of the voting power of the corporation’s then-outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder of if the business combination satisfies certain minimum price, form of consideration and procedural requirements. Kimco has not opted out of the business combinations provisions of the MGCL.

and any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned 10% or more of the voting power of the corporation’s then-outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements. The RPT board of trustees has adopted a resolution opting RPT out of the business combinations provisions of the MGCL.

Control Share Acquisition Act
The MGCL contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation's voting stock (referred to as “control shares”) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the

The MGCL contains a control share acquisition statute applicable to Maryland real estate investment trusts which, in general terms, provides that where a stockholder acquires control shares within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring

Rights of Kimco Stockholders	Rights of RPT Shareholders

acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which Kimco has done pursuant to its charter. Accordingly, the MGCL control share acquisition statute does not apply to acquisitions of Kimco common stock.

person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which RPT has done pursuant to its charter. Accordingly, the MGCL control share acquisition statute does not apply to acquisitions of RPT common shares.

LEGAL MATTERS
Certain matters of Maryland law will be passed on by Venable LLP. Certain U.S. federal income tax consequences relating to the mergers will also be passed upon for RPT by Goodwin Procter LLP and for Kimco by Wachtell, Lipton, Rosen & Katz. Certain U.S. federal income tax matters regarding each entity’s qualification as a REIT will be passed on for Kimco by Latham & Watkins LLP and for RPT by Goodwin Procter LLP.

EXPERTS
Kimco
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) of Kimco Realty Corporation incorporated in this proxy statement/prospectus by reference to the Annual Report of Kimco Realty Corporation and Kimco Realty OP, LLC on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
RPT
The audited financial statements of RPT Realty and management's assessment of the effectiveness of internal control over financial reporting of RPT Realty incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS
If the mergers are completed on the expected timetable, RPT will not hold an annual meeting of shareholders in 2024 (which we refer to as the “2024 Annual Meeting”). Instead, RPT shareholders would be entitled to participate as stockholders of Kimco in the 2024 annual meeting of stockholders of Kimco. However, if the mergers are not completed for any reason, RPT shareholders will continue to be entitled to attend and participate in RPT’s annual meeting, and RPT will hold the 2024 Annual Meeting, in which case RPT will provide notice of or otherwise publicly disclose the date on which the 2024 Annual Meeting will be held.
If the 2024 Annual Meeting is held, any shareholder proposal intended to be included in RPT’s proxy statement and form of proxy for the 2024 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must be received by RPT at RPT Realty, Attention: Secretary, 19 W 44th Street, 10th Floor, Suite 1002, New York, New York 10036 by the close of business on November 17, 2023. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy.
If the 2024 Annual Meeting is held, any trustee nomination or shareholder proposal of other business intended to be presented for consideration at the 2024 Annual Meeting, but not intended to be considered for inclusion in RPT’s proxy statement and form of proxy relating to such meeting (pursuant to RPT’s bylaws), must be received by RPT at the address stated above between January 26, 2024 and the close of business on February 27, 2024 to be considered timely. However, if the 2024 Annual Meeting occurs more than 30 days before or 60 days after April 27, 2024, RPT must receive nominations or proposals (1) not later than the close of business on the later of the 60th day prior to the date of the 2024 Annual Meeting or the 10th day following the day on which public announcement is made by RPT of the date of the 2024 Annual Meeting and (2) not earlier than the 90th day prior to the 2024 Annual Meeting. Such nominations or proposals must also be in compliance with RPT’s bylaws. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than RPT’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 27, 2024.

OTHER MATTERS
The RPT board of trustees knows of no other business to be presented at the special meeting. If other matters properly come before the special meeting in accordance with the RPT bylaws, the persons named as proxies will vote on them in accordance with their best judgment to the extent permitted by applicable laws and regulations.
HOUSEHOLDING OF PROXY MATERIALS
If you and other residents at your mailing address who have the same last name own RPT common shares in street name, your broker or bank may have sent you a notice that your household will receive only one copy of this proxy statement/prospectus. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of this proxy statement/prospectus to your address. However, even if your broker has sent only one copy of this proxy statement/prospectus, each stockholder in your household should receive a proxy card or should be able to vote individually via telephone or internet. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by calling American Stock Transfer & Trust Company at (800) 356-5343 if you are a “registered” stockholder. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement/prospectus, we will promptly send a separate copy of this proxy statement/prospectus to you upon oral or written request. Such request can be made by contacting us at 19 W 44th Street, Suite 1002, New York, New York 10036, Attention: Secretary, telephone number: (212) 221-1261. Any shareholders sharing the same address and currently receiving multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may also contact your broker or bank or us to participate in the householding program.

WHERE YOU CAN FIND MORE INFORMATION
Kimco and RPT file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including Kimco and RPT, who file electronically with the SEC. The address of that site is https://www.sec.gov.
Investors may also consult the website of Kimco or RPT for more information concerning the mergers. The website of Kimco is https://www.investors.kimcorealty.com. The website of RPT is https://www.investors.rptrealty.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.
Kimco has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Kimco common stock and Kimco preferred stock to be issued to RPT shareholders in connection with the mergers. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Kimco common stock and Kimco preferred stock. The rules and regulations of the SEC allow Kimco and RPT to omit certain information included in the registration statement from this proxy statement/prospectus.
In addition, the SEC allows Kimco and RPT to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that Kimco and Kimco OP have previously filed with the SEC (File Nos. 001-10899 and 333-269102-01, respectively); provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about Kimco, Kimco OP, their financial condition or other matters:
•	Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 24, 2023.
•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, filed on April 28, 2023, for the quarter ended June 30, 2023, filed on July 28, 2023, and for the quarter ended September 30, 2023, filed on October 27, 2023.

•
Proxy Statement on Schedule 14A filed on March 15, 2023 incorporated by reference in Kimco and Kimco OP’s Annual Report on Form 10-K for the year ended December 31, 2022 (with respect to the information contained therein that is incorporated by reference in Part III of Kimco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022).

•
Current Reports on Form 8-K, filed on January 3, 2023, January 4, 2023, February 2, 2023, April 27, 2023, April 27, 2023 (Film No. 23857064), August 28, 2023 (as amended), September 15, 2023, October 3, 2023, October 12, 2023 and October 26, 2023 (in each of the foregoing cases, other than documents or portions of those documents deemed to be furnished but not filed).

•
The description of Kimco Realty Corporation’s common stock which is contained in Exhibit 4.10 to the Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 25, 2020, and as amended by any subsequent amendment or report filed for the purpose of updating the description.

In addition, Kimco incorporates by reference into this proxy statement/prospectus any subsequent filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from Kimco by requesting them in writing or by telephone at the following address:
Kimco Realty Corporation
500 North Broadway, Suite 201
Attention: Investor Relations
Jericho, New York 11753
(516) 869-9000
These documents are available from Kimco without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
This proxy statement/prospectus also incorporates by reference the documents listed below that RPT has previously filed with the SEC (File No. 001-10093); provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about RPT, its financial condition or other matters:
•	Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 16, 2023.
•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, filed on May 4, 2023, for the quarter ended June 30, 2023, filed on August 3, 2023, and for the quarter ended September 30, 2023, filed on November 2, 2023.

•
Proxy Statement on Schedule 14A filed on March 16, 2023 incorporated by reference in RPT’s Annual Report on Form 10-K for the year ended December 31, 2022 (with respect to the information contained therein that is incorporated by reference in Part III of RPT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022).

•	Current Reports on Form 8-K, filed on May 1, 2023 and August 28, 2023 (in each of the foregoing cases, other than documents or portions of those documents deemed to be furnished but not filed).
In addition, RPT incorporates by reference into this proxy statement/prospectus any subsequent filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of these documents from the SEC, through the website of the SEC at the address described above, or RPT will provide you with copies of these documents, without charge, upon written or oral request to:
RPT Realty
19 W 44th Street, Suite 1002
New York, New York 10036
Attention: Secretary
(212) 221-1261
If you are a stockholder of Kimco or a shareholder of RPT and would like to request documents, please do so by December 5, 2023 to receive them before the special meeting.
This document is a prospectus of Kimco and is a proxy statement of RPT for the special meeting. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus, and Kimco and RPT take no responsibility for, and can provide no assurance as to the reliability of, any information others may give you. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus reads only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A
AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KIMCO REALTY CORPORATION,

KIMCO REALTY OP, LLC,

TARPON ACQUISITION SUB, LLC,

TARPON OP ACQUISITION SUB, LLC,

RPT REALTY

AND

RPT REALTY, L.P.

DATED AS OF AUGUST 28, 2023

EXHIBITS
Exhibit A – Form of Articles Supplementary
Exhibit B – Form of Company REIT Qualification Opinion
Exhibit C – Form of Parent Section 368 Opinion
Exhibit D – Form of Parent REIT Qualification Opinion
Exhibit E – Form of Company Section 368 Opinion

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of August 28, 2023 (this “Agreement”), is by and among Kimco Realty Corporation, a Maryland corporation that has elected to be treated as a real estate investment trust for United States federal income tax purposes (“Parent”), Kimco Realty OP, LLC, a Delaware limited liability company (“Parent OP”), Tarpon Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Parent Merger Sub”), Tarpon OP Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent OP (“Parent OP Merger Sub” and, together with Parent, Parent OP and Parent Merger Sub, the “Parent Parties”), RPT Realty, a Maryland real estate investment trust that has elected to be treated as a real estate investment trust for United States federal income tax purposes (the “Company”), and RPT Realty, L.P., a Delaware limited partnership (the “Partnership” and, together with the Company, the “Company Parties”). Each of Parent, Parent OP, Parent Merger Sub, Parent OP Merger Sub, the Company and the Partnership is sometimes referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.
WHEREAS, the Parties wish to effect a business combination transaction in which the Company shall merge with and into Parent Merger Sub, with Parent Merger Sub being the surviving entity (such merger transaction, the “Company Merger”), which Company Merger shall occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland REIT Law (the “MRL”) and the Delaware Limited Liability Company Act (“DLLCA”), and whereby, among other matters, (i) each issued and outstanding common share of beneficial interest, par value $0.01 per share, of the Company (the “Company Common Shares”) as of immediately prior to the Company Merger Effective Time, other than Company Common Shares owned by any Parent Party or any Parent Subsidiary or Company Subsidiary, will be converted into the right to receive the Common Share Merger Consideration and (ii) each issued and outstanding Company Series D Preferred Share as of immediately prior to the Company Merger Effective Time, other than Company Series D Preferred Shares owned by any Parent Party or any Parent Subsidiary or Company Subsidiary, will be converted into the right to receive the Preferred Share Merger Consideration;
WHEREAS, immediately following the Company Merger, Parent shall contribute to Parent OP all of the membership interests of Parent Merger Sub (the “Contribution”), which Contribution shall occur upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, immediately prior to the Company Merger, Parent OP Merger Sub shall merge with and into the Partnership, with the Partnership continuing as the surviving entity and as a subsidiary of Parent OP (such merger transaction, the “Partnership Merger” and, together with the Company Merger, the “Mergers”), which Partnership Merger shall occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA and the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”), and whereby, among other matters, each of the limited partnership interests of the Partnership (the “Partnership OP Units”) issued and outstanding immediately prior to the Partnership Merger Effective Time, other than Partnership OP Units owned by the Company, will be converted into the right to receive the Partnership Merger Consideration;
WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement, including the issuance of Parent Common Stock and New Parent Preferred Stock in the Company Merger, are advisable and in the best interests of Parent and its stockholders and (b) approved this Agreement, the Mergers and the other transactions contemplated by this Agreement, including the issuance of Parent Common Stock and New Parent Preferred Stock in the Company Merger as well as the Contribution;
WHEREAS, each of the managing member of Parent OP, the managing member of Parent Merger Sub and the managing member of Parent OP Merger Sub has approved this Agreement, the Company Merger, the Partnership Merger and the other transactions contemplated by this Agreement, including the issuance of Parent OP Interests in the Partnership Merger and the Contribution, in each case, to the extent applicable;
WHEREAS, the board of trustees of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its shareholders, (b) approved this Agreement, the Mergers and the transactions contemplated by this Agreement, (c) directed that the Company Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the Company’s shareholders and (d) recommended the approval of the Company Merger and the other transactions contemplated by this Agreement by Company shareholders;
WHEREAS, the Company, as the sole general partner of the Partnership, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement;
WHEREAS, for United States federal income tax purposes, it is intended that (a) the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement be, and hereby is adopted as, a “plan of reorganization” with respect to the Company Merger for purposes of Sections 354 and 361 of the Code; and (b) as a result of the Mergers and the Contribution, Parent OP shall be treated as the “continuation” of the Partnership within the meaning of Section 708 of the Code and Parent shall be treated as contributing the assets (subject to all the liabilities) of Parent OP (as such assets and liabilities exist as of immediately prior to the Partnership Merger) to such continuing partnership in a transaction governed by Section 721 of the Code; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Mergers.
NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1

DEFINITIONS
Section 1.1 Definitions.
(a) For purposes of this Agreement:
“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority).
“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.
“Benefit Plan” means, with respect to any entity, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, individual consulting, termination, separation, severance, supplemental unemployment, change in control, transaction-based, retention, stock option, restricted stock, restricted stock unit, profits interest unit, performance award, outperformance, stock purchase, stock or equity or equity-related awards, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, vacation, sick or paid time off, perquisite, retirement, supplemental retirement, profit sharing, pension, savings and any other remuneration, compensation or employee benefit plan, agreement, program, policy, practice or other arrangement of any kind, in each case, whether or not subject to ERISA and whether written or unwritten, or funded or unfunded.
“Book-Entry Share” means a book-entry share registered in the transfer books of the Company.
“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making a Company Acquisition Proposal that contains provisions that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, provided that such an agreement shall not contain any provision that would prevent the Company from complying with its obligation to provide disclosure to Parent pursuant to Section 7.3.

“Company Base Amount” means $33,642,370.
“Company Bylaws” means the Amended and Restated Bylaws of the Company, as amended and supplemented and in effect on the date hereof.
“Company Charter” means the Declaration of Trust of the Company filed with the SDAT on June 8, 2010, as amended, supplemented and corrected and in effect on the date hereof.
“Company Debt Agreement” means (i) any note or note purchase agreement entered into by the Company or any Company Subsidiary, (ii) any credit agreement or credit facility entered into by the Company or any Company Subsidiary, (iii) any mortgage, construction loan or other Indebtedness for borrowed money entered into by the Company or any Company Subsidiary, (iv) letters of credit and reimbursement obligations in respect thereof and (v) any obligations of the Company or any Company Subsidiary under any interest rate cap, swap, collar or similar transaction, any currency hedging transactions or any other hedging or derivative transaction of any kind.
“Company Dividend Equivalent Consideration” means the aggregate amounts payable with respect to outstanding Company Dividend Equivalents pursuant to Section 3.1(c)(i)(B) and Section 3.1(c)(ii)(z).
“Company Dividend Equivalents” means a right pursuant to the award agreement governing a Company Restricted Share Award or Company RSU Award to receive an equivalent value (in cash) of dividends paid on Company Common Shares between the grant date of the award and the settlement of such award.
“Company Equity Awards” means any Company Restricted Share Awards, any Company RSU Awards, any Company Dividend Equivalents, any Company Phantom Share Awards and any other equity-based award granted under the Company Equity Incentive Plans.
“Company Equity Incentive Plans” means, collectively, the Ramco-Gershenson Properties Trust 2012 Omnibus Long-Term Incentive Plan, the Ramco-Gershenson Properties Trust Inducement Incentive Plan, and the RPT Realty Amended and Restated 2019 Omnibus Long-Term Incentive Plan.
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary in their business.
“Company Intervening Event” means a material fact, event, circumstance, change or development that (w) materially affects the business, assets or operations of the Company and the Company Subsidiaries, taken as a whole (other than any fact, event, circumstance, change or development resulting from a breach of this Agreement by the Company or its Representatives), (x) has occurred or arisen after the date of this Agreement, (y) was not known to the Company Board on the date of this Agreement (or, if known, the consequences of which were not reasonably foreseeable to the Company Board as of the date of this Agreement), and which does not relate to a Company Acquisition Proposal, and (z) first becomes known to the Company Board before the Company Shareholder Approval is obtained; provided, however, that in no event shall any of the following constitute or be taken into account in determining whether a “Company Intervening Event” has occurred: (i) the receipt, existence of or terms of a Company Acquisition Proposal or any matter relating thereto, (ii) a change in the market price or trading volume of the debt securities or capital stock of the Company or of the equity or credit ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency and (iii) the fact that, in and of itself, the Company meets, exceeds or fails to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operation for any period (provided further that, with respect to the foregoing clauses (ii) and (iii), any fact, event, circumstance, change or development giving rise to such change, meeting, exceeding or failure may otherwise constitute or be taken into account in determining whether a Company Intervening Event has occurred if not falling into the foregoing clause (i) of this definition).
“Company Joint Ventures” means, together, R2G and RGMZ.
“Company Leases” means each lease or sublease (including ground leases) to which the Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

“Company Material Adverse Effect” means, with respect to the Company, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would, or would reasonably be expected to (i) materially adversely affect the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevent or materially impair or delay the ability of the Company Parties to consummate the Mergers or other transactions contemplated hereby before the Outside Date; provided, that for purposes of clause (i) “Company Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure of the Company to meet any internal or publicly announced projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such decline, change or failure may be taken into account in determining whether there has been a Company Material Adverse Effect to the extent not otherwise excluded from the definition of Company Material Adverse Effect), (B) any events, circumstances, changes or effects in general economic, financial or business conditions that affect the retail real estate industry generally, (C) any changes in the conditions in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes, (D) any changes in general legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the negotiation, execution and delivery of this Agreement, the consummation of the Mergers or the other transactions contemplated hereby, or the public announcement of this Agreement, the Mergers or the other transactions contemplated hereby (it being understood and agreed that this clause (F) will not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), (G) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement (in each case other than pursuant to Section 6.1(a)), or the taking of any action at the written request of Parent, (H) earthquakes, hurricanes, floods or other natural disasters, (I) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including governmental or other commercially reasonable measures related thereto (including the Public Health Measures), (J) changes in Law or GAAP (or any binding interpretation thereof), or (K) any Action made or initiated by any holder of Company Common Shares, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated hereby, provided, however, that such events, circumstances, changes, effects, developments, conditions or occurrences, in the case of each of clauses (B), (C), (D), (E) and (J) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to others in the retail real estate industry in the United States, and in the case of clauses (H) and (I), do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to others in the retail real estate industry in the geographic regions in which the Company and the Company Subsidiaries operate.
“Company Permitted Liens” means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (ii) Lien that is a landlords’, workers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien relating to Indebtedness that is disclosed on Section 4.18(a)(v) of the Company Disclosure Letter; (v) any Company Material Contracts, or leases to third parties for the occupation of portions of Company Properties as tenants only by such third parties, subject to any purchase rights, including rights of first refusal or offer that may be set forth in such leases, which, if exercised, would not reasonably be expected to have a Company Material Adverse Effect; (vi) air rights affecting any Company Property; (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice; (viii) Liens recorded in a public record or other minor imperfections of title, which may include (A) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or personal inspection of the property and (B) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in each case of this clause (viii), to the extent such Liens do not and would not reasonably be expected to, individually or in the aggregate, materially impair the marketability or value of the applicable Company Property or interfere with the continued use (assuming its continued use in the manner it is currently used), current operation or transfer of, the applicable Company Property and do not secure Indebtedness; or (ix) any Lien (other than Liens securing Indebtedness) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company and that does not and would not reasonably be expected to, individually or in the aggregate, materially impair the marketability or value of the applicable Company Property or interfere with the continued use (assuming its continued use in the manner it is currently used), current operation or transfer of, any Company Property.
“Company Phantom Share Award” means each award of phantom shares granted under the Company Equity Incentive Plans and credited to a stock account under the Ramco-Gershenson Properties Trust Deferred Fee Plan for Trustees.
“Company Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by the Company or any Company Subsidiary (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“Company Protected Information” means any and all Trade Secrets owned or purported to be owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary in their business, including without limitation all confidential information of the Company or Company Subsidiaries, Trade Secrets of the Company or the Company Subsidiaries, information to which the Company or any Company Subsidiary has undertaken an obligation of confidentiality to a third party, or information that is related to or capable of being linked to a person that is held, used, disclosed or collected by the Company or any Company Subsidiary.
“Company Restricted Share Award” means each award of Company Common Shares (or portion thereof) that is unvested or is subject to a repurchase option or obligation, risk of forfeiture or other condition granted by the Company pursuant to the Company Equity Incentive Plans.
“Company RSU Award” means each award of restricted share units representing the right to vest in and be issued Company Common Shares granted by the Company pursuant to the Company Equity Incentive Plans.
“Company Series D Preferred Share” means each share of 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Company.
“Company Shareholder Meeting” means the duly called and held meeting of the holders of Company Common Shares for the purpose of seeking the Company Shareholder Approval and, if so desired and mutually agreed by Parent and the Company, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger, including any postponement or adjournment thereof.
“Company Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) the Company directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) the Company and/or any Person that is a Company Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of “Company Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (iii) the Company, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 23, 2023, between Parent and the Company and the Confidentiality Agreement, dated as of August 11, 2023, between the Company and Parent, as applicable.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, mutations or evolutions thereof.
“Environmental Law” means any applicable Law (including common law) relating to pollution or the regulation, investigation, remediation, restoration or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the generation, recycling, processing, labeling, production, manufacture, use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, license, registration, identification number, exemption, certificate, waiver, variance, order, franchise, clearance or other authorization required under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“GAAP” means the United States generally accepted accounting principles.
“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.
“Hazardous Substances” means: (i) those substances listed in, designated in, classified in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as amended, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, toxic mold, methane, asbestos, per- and poly-fluoroalkyl substances, 1-4, dioxane and radon.
“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable or other obligations for borrowed money, whether secured or unsecured, and accrued interest payable thereon, (ii) all obligations evidenced by bonds, notes or debentures, (iii) all indebtedness of others secured by any Lien on owned or acquired property of such Person, whether or not the indebtedness secured thereby has been assumed (other than a cashiers’, landlords’, workers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business related to work performed on behalf of such other Person), (iv) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person (other than trade payables that were incurred in the ordinary course of business), (v) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets (including any potential future earn-out, purchase price adjustment, release of “holdback” or other forms of contingent payment, but excluding any current accounts payable incurred in the ordinary course of business), (vi) all obligations under leases required to be classified and accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP, (vii) all outstanding reimbursement obligations in respect of bankers’ acceptances or letters of credit (to the extent drawn upon), financial guarantees, letters of guarantee, surety bonds and other similar instruments, (viii) all obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions or any other derivative transactions (valued at the termination value thereof), (ix) any guarantee of any of the foregoing of any other Person, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (x) any agreement to provide any of the foregoing.
“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) registered and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing and related registrations and applications for registration, (iii) registered and unregistered copyrights in both published and unpublished works and copyrightable works and all copyright registrations and applications, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, and rights under applicable trade secret Law in the foregoing (collectively, “Trade Secrets”), (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.
“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.
“Knowledge” (i) with respect to the Company means the knowledge, after reasonable inquiry, of the persons named in Section 1.1(a)(i) of the Company Disclosure Letter and (ii) with respect to Parent means the knowledge, after reasonable inquiry, of the persons named in Section 1.1(a)(ii) of the Parent Disclosure Letter. For purposes of Section 4.16 and Section 5.15, “reasonable inquiry” does not require environmental sampling or testing of any kind.
“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, ordinances, treaties, codes, requirements, principles of common law, rules, regulations and Orders promulgated by any Governmental Authority.
“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, licenses, pledge, charge, security interest, preferential arrangement, hypothecation, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Merger Consideration” means the Common Share Merger Consideration and the Preferred Share Merger Consideration, as applicable.
“MGCL” means the Maryland General Corporation Law.
“New Parent Preferred Stock” means a newly created class of preferred stock, par value $1.00 per share, of Parent having the rights, preferences and privileges substantially as set forth on Exhibit A.
“NYSE” means the New York Stock Exchange.
“Order” means a judgment, order or decree of any Governmental Authority.
“Parent Bylaws” means the Amended and Restated Bylaws of Parent, as amended and supplemented, and in effect on the date hereof.
“Parent Charter” means the charter of Parent.
“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.
“Parent Common Stock Price” means the volume weighted average of the closing sale prices per share of Parent Common Stock on the NYSE, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source mutually agreed by the Parties), on each of the ten (10) full consecutive trading days ending on and including the third (3rd) Business Day prior to the Closing Date.
“Parent Equity Incentive Plans” means the Kimco Realty Corporation 2020 Equity Participation Plan and the Kimco Realty Corporation 2010 Equity Participation Plan, each as amended and/or restated.
“Parent Intellectual Property” means all Intellectual Property owned or purported to be owned by Parent or any Parent Subsidiary or used or held for use by Parent or any Parent Subsidiary in their business.
“Parent Material Adverse Effect” means, with respect to Parent, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would, or would reasonably be expected to (i) materially adversely affect the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and Parent Subsidiaries, taken as a whole, or (ii) prevent or materially impair or delay the ability of the Parent Parties to consummate the Mergers or other transactions contemplated hereby before the Outside Date; provided, that for purposes of clause (i) “Parent Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) decline in the market price, or change in trading volume, of the capital stock of Parent or any failure of Parent to meet any internal or publicly announced projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such decline, change or failure may be taken into account in determining whether there has been a Parent Material Adverse Effect to the extent not otherwise excluded from the definition of Parent Material Adverse Effect), (B) any events, circumstances, changes or effects in general economic, financial or business conditions that affect the retail real estate industry generally, (C) any changes in the conditions in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes, (D) any changes in general legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the negotiation, execution and delivery of this Agreement, the consummation of the Mergers or the other transactions contemplated hereby, or the public announcement of this Agreement, the Mergers or the other transactions contemplated hereby (it being understood and agreed that this clause (F) will not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), (G) the taking of any action expressly required by, or the failure to take any action expressly prohibited by (in each case other than pursuant to Section 6.2(a)), this Agreement, or the taking of any action at the written request of the Company, (H) earthquakes, hurricanes, floods or other natural disasters, (I) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including governmental or other commercially reasonable measures related thereto (including the Public Health Measures), (J) changes in Law or GAAP (or any binding interpretation thereof), or (K) any Action made or initiated by any holder of Parent Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated hereby, provided, however, that such events, circumstances, changes, effects, developments, conditions or occurrences, in the case of each of clauses (B), (C), (D), (E) and (J) do not disproportionately affect Parent and Parent Subsidiaries, taken as a whole, relative to others in the retail real estate industry in the United States, and in the case of clauses (H) and (I) do not disproportionately affect Parent and Parent Subsidiaries, taken as a whole, relative to others in the retail real estate industry in the geographic regions in which Parent and Parent Subsidiaries operate.
“Parent Material Contract” means each contract to which Parent or any Parent Subsidiary is a party as of the date of this Agreement and is required to be filed as an exhibit to the Parent SEC Documents pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act (but, for the avoidance of doubt, no Benefit Plan of Parent or any of the Parent Subsidiaries).
“Parent OP Certificate of Formation” means the certificate of formation of Parent OP, dated January 3, 2023, as amended, supplemented and corrected and in effect on the date hereof.
“Parent Operating Agreement” means the Limited Liability Company Agreement of Parent OP, dated January 3, 2023, as amended.
“Parent OP Interests” means the membership interests in Parent OP pursuant to the Parent Operating Agreement.
“Parent Permitted Liens” means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (ii) Lien that is a landlords’, workers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien relating to Indebtedness that is disclosed on Section 1.1(b) of the Parent Disclosure Letter; (v) any Parent Material Contracts, or leases to third parties for the occupation of portions of the Parent Properties as tenants only by such third parties, subject to any purchase rights, including rights of first refusal or offer that may be set forth in such leases, which, if exercised, would not reasonably be expected to have a Parent Material Adverse Effect; (vi) air rights affecting any Parent Property; (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice; (viii) Liens recorded in a public record or other minor imperfections of title, which may include (A) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or personal inspection of the property and (B) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in each case of this clause (viii), to the extent such Liens do not and would not reasonably be expected to, individually or in the aggregate, materially impair the marketability or value of the applicable Parent Property or interfere with the continued use (assuming its continued use in the manner it is currently used), current operation or transfer of, the applicable Parent Property and do not secure

Indebtedness; or (ix) any Lien (other than Liens securing Indebtedness) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent and that does not and would not reasonably be expected to, individually or in the aggregate, materially impair the marketability or value of the applicable Parent Property or interfere with the continued use (assuming its continued use in the manner it is currently used), current operation or transfer of, any Parent Property.
“Parent Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by Parent or any Parent Subsidiary (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“Parent Protected Information” means and all Trade Secrets owned or purported to be owned by Parent or any Parent Subsidiary or used or held for use by Parent or any Parent Subsidiary in their business, including without limitation all confidential information of Parent or Parent Subsidiaries, Trade Secrets of Parent or Parent Subsidiaries, information to which Parent or any Parent Subsidiary has undertaken an obligation of confidentiality to a third party, or information that is related to or capable of being linked to a person that is held, used, disclosed or collected by Parent or any Parent Subsidiary.
“Parent Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) Parent directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) Parent and/or any Person that is a Parent Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of “Parent Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (iii) Parent, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.
“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of RPT Realty, L.P. (f/k/a Ramco-Gershenson Properties, L.P.), dated as of May 10, 1996, as amended, supplemented and corrected and in effect on the date hereof.
“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).
“Predecessor” means the company formerly known as Kimco Realty Corporation, prior to a reorganization on January 3, 2023, pursuant to which a newly formed subsidiary of Parent merged with and into Predecessor, and the Predecessor became a wholly owned subsidiary of Parent.
“Proxy Statement/Prospectus” means the proxy statement/prospectus in preliminary and definitive form relating to the Company Shareholder Meeting and the issuance of Parent Common Stock in connection with the transactions contemplated by this Agreement, together with any amendments or supplements thereto.
“Public Health Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority, the World Health Organization or any industry group in connection with or in response to COVID-19 or any other epidemic, pandemic or outbreak of disease.
“Qualifying Income” means income described in Sections 856(c)(2)(A) through (I) and 856(c)(3)(A) through (I) of the Code.
“R2G” means R2G Venture LLC.
“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the indoor or outdoor environment.
“Representative” means, with respect to any Person, such Person’s directors, trustees, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“RGMZ” means RGMZ Venture REIT LLC.
“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Series D Preferred Units” has the meaning ascribed to such term in the Partnership Agreement.
“Significant Subsidiary” means any subsidiary of Parent or the Company, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC.
“Tax” or “Taxes” means any federal, state, local and foreign income, excise, gross receipts, premium, profits, windfall, capital gains, withholding, property, capital stock, occupancy, registration, recording, stamp, transfer, sales, use, franchise, employment, payroll, social security, occupation, commercial rent, lease, license, ad valorem, value added, net worth, environmental, estimated, alternative or add-on minimum, and any other taxes, duties, assessments or similar governmental charges in the nature of tax, together with any penalties, interest additions to tax, or additional amounts imposed with respect to such amounts.
“Tax Guidance” means a reasoned opinion from a nationally recognized United States federal income tax counsel experienced in REIT tax matters to the effect that the receipt by Parent (or its designee) of the Company Base Amount should constitute Qualifying Income or should be excluded from gross income within the meaning of the REIT Requirements or a ruling from the IRS holding that the receipt by Parent (or its designee) of the Company Base Amount would constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements.
“Tax Return” means any return, declaration, report, claim for refund, information return, statement, election or other document or information relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment or supplement thereof.
“Tenant Improvement(s)” means the construction, improvement or alteration of long-term real property (not including furniture, fixtures, equipment or inventory) for use in a tenant’s trade or business at Company Properties or Parent Properties, as the case may be.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any and all comparable Laws of applicable jurisdictions relating to “mass layoffs,” “termination,” “relocation” or any “plant closing.”
(b) The following terms have the respective meanings set forth in the sections set forth below opposite such term:
Defined Terms	Location of Definition
Agreement	Preamble
Approved Transactions	Section 3.10
Articles of Merger	Section 2.3(b)
Articles Supplementary	Section 7.19
Certificate	Section 3.1(a)(ii)
Claim	Section 7.5(a)
Claim Expenses	Section 7.5(a)
Closing	Section 2.2
Closing Date	Section 2.2
Common Share Merger Consideration	Section 3.1(a)(ii)
Company	Preamble
Company Acquisition Proposal	Section 7.3(h)(i)
Company Adverse Recommendation Change	Section 7.3(b)
Company Alternative Acquisition Agreement	Section 7.3(a)
Company Benefit Plans	Section 4.13(a)
Company Board	Recitals
Company Board Recommendation	Section 4.4(b)

Defined Terms	Location of Definition
Company Capitalization Date	Section 4.3(a)
Company Common Shares	Recitals
Company Disclosure Letter	Article 4
Company Employees	Section 4.13(f)
Company Insurance Policies	Section 4.19
Company Material Contract	Section 4.18(b)
Company Merger	Recitals
Company Merger Certificates	Section 2.3(b)
Company Merger Effective Time	Section 2.3(b)
Company Notice Period	Section 7.3(e)
Company Parties	Preamble
Company Permits	Section 4.6(a)
Company Preferred Shares	Section 4.3(a)
Company Property Sale	Section 7.21
Company Qualified DC Plan	Section 7.17(c)
Company Related Party Agreement	Section 4.25
Company Relevant Partnership Interests	Section 4.12(i)
Company SEC Documents	Section 4.7(a)
Company Shareholder Approval	Section 4.21
Company Subsidiary Partnership	Section 4.12(i)
Company Superior Proposal	Section 7.3(h)(ii)
Company Superior Proposal Termination	Section 7.3(d)
Company Tax Protection Agreement	Section 4.12(i)
Company Terminating Breach	Section 9.1(c)(i)
Company Termination Fee	Section 9.3(d)
Company Third Party	Section 4.17(i)
Company Title Insurance Policy	Section 4.17(k)
Continuing Employees	Section 7.17(a)
Contribution	Recitals
Contribution Effective Time	Section 2.3(c)
Debt Transaction	Section 7.15(b)
Debt Transaction Documents	Section 7.15(b)
DLLCA	Recitals
DRULPA	Recitals
DSOS	Section 2.3(a)
Enforcement Expenses	Section 9.3(b)
Exchange Agent	Section 3.4(a)
Exchange Fund	Section 3.4(b)
Exchange Ratio	Section 3.1(a)(ii)
Form S-4	Section 4.5(b)
Fractional Share Consideration	Section 3.1(a)(ii)
Indemnified Parties	Section 7.5(a)
Indemnity Exceptions	Section 7.15(a)
Interim Period	Section 6.1(a)
Letter of Transmittal	Section 3.4(d)(i)
Listing	Section 7.8
Maryland Courts	Section 10.9
Material Company Leases	Section 4.17(g)
Maximum Amount	Section 7.5(c)
Mergers	Recitals

Defined Terms	Location of Definition
MRL	Recitals
OP Unit Form S-4	Section 7.1(a)
Outside Date	Section 9.1(b)(i)
Parent	Preamble
Parent Benefit Plan	Section 5.12(b)
Parent Board	Recitals
Parent Capitalization Date	Section 5.3(a)
Parent Class L Excess Preferred Stock	Section 5.3(a)
Parent Class L Preferred Stock	Section 5.3(a)
Parent Class M Excess Preferred Stock	Section 5.3(a)
Parent Class M Preferred Stock	Section 5.3(a)
Parent Disclosure Letter	Article 5
Parent Insurance Policies	Section 5.18
Parent Merger Sub	Preamble
Parent OP	Preamble
Parent OP Merger Sub	Recitals
Parent Parties	Preamble
Parent Partnership	Section 5.11(i)
Parent Preferred Stock	Section 5.3(a)
Parent Relevant Partnership Interests	Section 5.11(i)
Parent SEC Documents	Section 5.7(a)
Parent Tax Protection Agreement	Section 5.11(i)
Parent Terminating Breach	Section 9.1(d)(i)
Partnership	Preamble
Partnership Merger	Recitals
Partnership Merger Certificate	Section 2.3(a)
Partnership Merger Consideration	Section 3.2(a)
Partnership Merger Effective Time	Section 2.3(a)
Partnership OP Units	Recitals
Partnership Preferred OP Units	Section 4.3(b)
Party(ies)	Preamble
Payoff Indebtedness	Section 7.15(d)
Payoff Letters	Section 7.15(d)
Pdf	Section 10.4
Permitted REIT Dividend	Section 6.1(b)(iii)
Preferred Share Merger Consideration	Section 3.1(a)(iii)
Qualified REIT Subsidiary	Section 4.12(d)
REIT	Section 4.12(b)
REIT Requirements	Section 9.3(d)
SDAT	Section 2.3(b)
SOX Act	Section 4.7(b)
Takeover Statutes	Section 4.24
Taxable REIT Subsidiary	Section 4.12(d)
Transfer Taxes	Section 9.5

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b) the table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;
(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless the context expressly provides otherwise;
(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;
(e) the phrases “transactions contemplated by this Agreement,” “transactions contemplated hereby” and words or phrases of similar import, when used in this Agreement, refer to the Mergers and the other transactions contemplated by this Agreement;
(f) when a reference is made in this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter, to information or documents being “provided,” “made available” or “disclosed” by a Party to another Party or its Affiliates, such information or documents shall include any information or documents (a) included in the Company SEC Documents or the Parent SEC Documents, as the case may be, that are publicly available at least one (1) Business Day prior to the date of this Agreement, (b) furnished at least one (1) Business Day prior to the date of this Agreement in the electronic data room established by the disclosing Party and to which access has been granted to the other Party and its Representatives at least one (1) Business Day prior to the date of this Agreement, or (c) otherwise provided in writing (including electronically) to the chief financial officer and chief legal officer of the other Party at least one (1) Business Day prior to the date of this Agreement;
(g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;
(h) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws;
(i) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented (in the case of any contract, in accordance with the terms hereof), including (in the case of agreements or instruments) by waiver or consent in accordance with the terms hereof and (in the case of statutes) by succession of comparable successor statutes, and all attachments thereto and instruments incorporated therein, provided that with respect to any contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule;
(j) except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”;
(k) any period of time hereunder ending on a day that is not a Business Day shall be extended to the next succeeding Business Day;
(l) where this Agreement states that a Party “shall,” “will” or “must” perform in some manner, it means that the Party is legally obligated to do so under this Agreement;
(m) all references to the “ordinary course of business” shall mean the “ordinary course of business consistent with past practice”;
(n) any pronoun shall include the corresponding masculine, feminine and neuter forms;

(o) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and
(p) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
ARTICLE 2

THE MERGERS
Section 2.1 The Mergers.
(a) Partnership Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DLLCA and the DRULPA, at the Partnership Merger Effective Time, the Partnership and Parent OP Merger Sub shall consummate the Partnership Merger pursuant to which (i) Parent OP Merger Sub shall be merged with and into the Partnership, whereupon the separate existence of Parent OP Merger Sub shall cease and (ii) the Partnership shall continue as the surviving entity. The Partnership Merger shall have the effects provided in this Agreement and as specified in the DLLCA and the DRULPA. The general partner of the Partnership immediately following the Partnership Merger Effective Time shall continue to be the Company.
(b) Company Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MRL and the DLLCA, at the Company Merger Effective Time, the Company and Parent Merger Sub shall consummate the Company Merger pursuant to which (i) the Company shall be merged with and into Parent Merger Sub, whereupon the separate existence of the Company shall cease and (ii) Parent Merger Sub shall continue as the surviving entity. The Company Merger shall have the effects provided in this Agreement and as specified in the MRL and the DLLCA. As a result of the Company Merger, the general partner of the Partnership immediately following the Company Merger Effective Time shall be Parent Merger Sub.
(c) Contribution. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Contribution Effective Time, Parent and Parent OP shall consummate the Contribution pursuant to which Parent shall contribute, transfer and convey to Parent OP all of the outstanding membership interests of Parent Merger Sub. As a result of the Contribution, (i) Parent Merger Sub shall become a direct wholly owned subsidiary of Parent OP and (ii) the Partnership shall become a wholly owned subsidiary of Parent OP, with Parent OP holding interests both directly and indirectly through Parent Merger Sub.
Section 2.2 Closing. The closing (the “Closing”) of the Mergers will take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts, or remotely by exchange of documents and signatures (or their electronic counterparts), on the later of (a) January 2, 2024 and (b) the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), unless another date, time or place is agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 2.3 Effective Times.
(a) Partnership Merger Effective Time. Concurrently with the Closing, the applicable Parties shall (i) file the certificate of merger (the “Partnership Merger Certificate”) with the Secretary of State of the State of Delaware (the “DSOS”) in accordance with the DLLCA and the DRULPA, in such form as required by, and executed in accordance with, the applicable provisions of the DLLCA or the DRULPA and (ii) make any other filings, recordings or publications required, if any, under the DLLCA and the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective on the date and at the time at which the Partnership Merger Certificate has been duly filed with the DSOS or at such other date and time as is agreed between the Parties and specified in the Partnership Merger Certificate (such date and time, the “Partnership Merger Effective Time”).
(b) Company Merger Effective Time. Concurrently with the Closing, the applicable Parties shall (i) file the articles of merger with respect to the Company Merger (the “Articles of Merger”) with the State

Department of Assessments and Taxation of Maryland (the “SDAT”) in such form as required by, and executed in accordance with, the applicable provisions of the MRL, (ii) file the certificate of merger with respect to the Company Merger (together with the Articles of Merger, the “Company Merger Certificates”) with the DSOS in accordance with the DLLCA, in such form as required by, and executed in accordance with, the applicable provisions of the DLLCA and (iii) make any other filings, recordings or publications required, if any, under the MRL or the DLLCA in connection with the Company Merger. The Company Merger shall occur immediately following the Partnership Merger Effective Time and become effective on the date and at the time at which the Company Merger Certificates have been filed with, and accepted for record by, the SDAT and the DSOS, as applicable, or at such other date and time as is agreed between the Parties, not to exceed thirty (30) days from the date the Company Merger Certificates are filed with, and accepted for record by, the SDAT and the DSOS, as applicable, and specified in the Company Merger Certificates (such date and time, the “Company Merger Effective Time”).
(c) Contribution Effective Time. Immediately following the Company Merger Effective Time, the applicable Parties shall cause the Contribution to be consummated by executing an assignment and assumption agreement or other instrument of transfer or conveyance (in each case, in form and substance reasonably satisfactory to Parent) to contribute, transfer and convey to Parent OP all of the outstanding membership interests in Parent Merger Sub (the date and time the Contribution becomes effective, the “Contribution Effective Time”).
Section 2.4 Governing Documents.
(a) General Partner; Limited Partnership Agreement. At the Partnership Merger Effective Time and until the Company Merger Effective Time, the Company shall continue to be the sole general partner of the Partnership, until replaced in accordance with applicable Law. From and after the Company Merger Effective Time, Parent Merger Sub shall be the sole general partner of the Partnership, until replaced in accordance with applicable Law. At the Partnership Merger Effective Time, the Partnership Agreement as in effect immediately prior to the Partnership Merger Effective Time shall be the agreement of limited partnership of the Partnership immediately following the Partnership Merger Effective Time, until thereafter supplemented or amended in accordance with the provisions thereof and applicable Law.
(b) Organizational Documents of Parent Merger Sub. At the Company Merger Effective Time and by virtue of the Company Merger, the organizational documents of Parent Merger Sub as in effect immediately prior to the Company Merger Effective Time shall be the organizational documents of Parent Merger Sub immediately following the Company Merger Effective Time, until thereafter supplemented or amended in accordance with the provisions thereof and applicable Law.
Section 2.5 Directors and Officers.
(a) Effective as of the Partnership Merger Effective Time, the officers of Parent OP Merger Sub at the Partnership Merger Effective Time shall be the officers of the Partnership as the surviving entity of the Partnership Merger, each to hold office in accordance with the Partnership Agreement.
(b) Effective as of the Company Merger Effective Time, the officers of Parent Merger Sub immediately prior to the Company Merger Effective Time shall continue to be the officers of Parent Merger Sub as the surviving entity in the Company Merger, each to hold office in accordance with the organizational documents of Parent Merger Sub.
Section 2.6 Tax Consequences. It is intended that, for United States federal income tax purposes, (a) the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement be, and hereby is adopted as, a “plan of reorganization” with respect to the Company Merger for purposes of Sections 354 and 361 of the Code; and (b) as a result of the Mergers and the Contribution, Parent OP shall be treated as the “continuation” of the Partnership within the meaning of Section 708 of the Code and Parent shall be treated as contributing the assets (subject to all the liabilities) of Parent OP (as such assets and liabilities exist as of immediately prior to the Partnership Merger) to such continuing partnership in a transaction governed by Section 721 of the Code.

ARTICLE 3

EFFECTS OF THE MERGERS
Section 3.1 Effects on Shares.
(a) Treatment of Equity Interests. At the Company Merger Effective Time and by virtue of the Company Merger and without any further action on the part of the Company, Parent, Parent Merger Sub or the holders of any securities of the Company, Parent or Parent Merger Sub:
(i) Cancellation of Company Common Shares and Company Series D Preferred Shares. Each Company Common Share and Company Series D Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time that is held by any wholly owned Company Subsidiary shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment be made or right inure with respect thereto in connection with or as a consequence of the Company Merger. Each Company Common Share and Company Series D Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time that is held by Parent or any Parent Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment be made or right inure with respect thereto in connection with or as a consequence of the Company Merger.
(ii) Conversion of Company Common Shares. Except as provided in Section 3.1(a)(i) or Section 3.1(c) and subject to Section 3.1(b), each Company Common Share issued and outstanding immediately prior to the Company Merger Effective Time shall be cancelled and retired and automatically converted into the right to receive (upon the automatic surrender of the certificate evidencing such share (“Certificate”) or, in the case of a Book-Entry Share, the automatic surrender of such Book-Entry Share), 0.6049 (the “Exchange Ratio”, subject to any adjustment pursuant to Sections 3.1(b), 7.11(b) or 7.11(c)) shares of Parent Common Stock (the “Common Share Merger Consideration”), without interest, plus the right, if any, to receive pursuant to Section 3.8, cash in lieu of fractional shares of Parent Common Stock into which such Company Common Shares would have been converted pursuant to this Section 3.1(a) (the “Fractional Share Consideration”).
(iii) Treatment of Company Series D Preferred Shares. Except as provided in Section 3.1(a)(i) and subject to Section 3.1(b), each Company Series D Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time shall be cancelled and retired and automatically converted into the right to receive (upon the automatic surrender of the Certificate evidencing such share or, in the case of a Book-Entry Share, the automatic surrender of such Book-Entry Share), one one-thousandth (1/1,000th) of a share of New Parent Preferred Stock, or depositary shares in respect thereof (the “Preferred Share Merger Consideration”).
(iv) Treatment of Parent Merger Sub Membership Interests. At and after the Company Merger Effective Time, each membership interest of Parent Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall remain issued and outstanding and shall not be affected by the Company Merger.
(v) Treatment of Parent Common Stock and Parent Preferred Stock. For the avoidance of doubt, at and after the Company Merger Effective Time, each share of Parent Common Stock and Parent Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time shall remain issued and outstanding and shall not be affected by the Company Merger.
(b) Adjustments. Without limiting the provisions of this Agreement and subject to Sections 6.1(b)(ii) and 6.1(b)(iii), between the date of this Agreement and the Company Merger Effective Time, if the outstanding Company Common Shares or Company Series D Preferred Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then without limiting any other rights of the other Parties hereunder, the Exchange Ratio or the Preferred Share Merger Consideration, as applicable, will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change. Without limiting the provisions of this Agreement and subject to Sections 6.2(b)(ii) and 6.2(b)(iii), between the date of this Agreement and the Company Merger Effective Time, if the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then without limiting any other rights of the other Parties hereunder, the Exchange Ratio or the Preferred Share Merger Consideration, as applicable, will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change.
(c) Treatment of Company Equity Awards.
(i) Treatment of Company Restricted Share Awards. As of immediately prior to the Company Merger Effective Time, by virtue of the Company Merger and without any further action on the part of the Company or Parent or the holders thereof, each Company Restricted Share Award that is issued and outstanding as of immediately prior to the Company Merger Effective Time shall automatically become fully vested and all restrictions with respect thereto shall lapse as of immediately prior to the Company Merger Effective Time. As of the Company Merger Effective Time, (A) each Company Common Share in respect of each such Company Restricted Share Award shall be cancelled and retired and automatically converted into the right to receive (upon the proper surrender of the Certificate or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the sum of (x) the Merger Consideration, plus (y) the Fractional Share Consideration, if any, and (B) the holder of each Company Restricted Share Award that vests in accordance with this Section 3.1(c)(i) shall be entitled to receive a cash amount equal to the value, as of immediately prior to the Company Merger Effective Time, of the Company Dividend Equivalent with respect to such Company Common Shares to the extent unpaid as of the Company Merger Effective Time, if any. Parent shall cause the consideration described in this Section 3.1(c)(i) to be paid promptly following the Company Merger Effective Time (but no later than five (5) Business Days following the Company Merger Effective Time), without interest and less any applicable withholding or other Taxes or other amounts required by Law to be withheld (including but not limited to withholding the issuance or delivery of shares of Parent Common Stock otherwise payable as Merger Consideration to satisfy such obligations).
(ii) Treatment of Company RSU Awards and Company Phantom Share Awards. At the Company Merger Effective Time, by virtue of the Company Merger and without any further action on the part of the Company or Parent or the holders thereof, each Company RSU Award and Company Phantom Share Award, whether or not vested, shall be cancelled and converted into the right to right to receive (x) a number of shares of Parent Common Stock equal to the product of the number of Company Common Shares issuable pursuant to such Company RSU Award or Company Phantom Share Award multiplied by the Exchange Ratio, plus (y) the Fractional Share Consideration, if any, plus (z) a cash amount equal to the value, as of immediately prior to the Company Merger Effective Time, of the Company Dividend Equivalent with respect to such Company RSU Award or Company Phantom Share Award to the extent unpaid as of the Company Merger Effective Time, if any. Parent shall cause the consideration described in this Section 3.1(c)(ii) to be paid promptly following the Company Merger Effective Time (but no later than five (5) Business Days following the Company Merger Effective Time or any later date required by Section 409A of the Code), without interest and less any applicable withholding or other Taxes or other amounts required by Law to be withheld (including but not limited to withholding the issuance or delivery of shares of Parent Common Stock otherwise payable as Merger Consideration to satisfy such obligations). For purposes of this Section 3.1(c)(ii), the number of Company Common Shares subject to each such Company RSU Award shall be determined based on (x) if performance for the performance period has been certified prior to the Company Merger Effective Time, actual performance (which performance level shall be certified by the Compensation and Human Capital Committee of the Company Board (following consultation with Parent) in the ordinary course of business consistent with past practice prior to the Company Merger Effective Time) and (y) if performance for the performance period has not been certified prior to the Company Merger Effective Time, the maximum performance level specified in the applicable Company Equity Incentive Plan or applicable award agreement; provided, that the number of Company Common Shares subject to each Company RSU Award granted in 2018 shall be determined based on the target performance level specified in the applicable Company Equity Incentive Plan or applicable award agreement.
(iii) Company Actions. Prior to the Company Merger Effective Time, the Company shall pass resolutions, provide any notices, and take all such other actions that may be necessary or appropriate

(under the Company Equity Incentive Plans, applicable Laws and otherwise) to effectuate the provisions of this Section 3.1(c) and to ensure that, from and after the Company Merger Effective Time, holders of Company Equity Awards shall have no rights with respect thereto other than those specifically provided in this Section 3.1(c).
(d) Share Transfer Books. From and after the Company Merger Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Shares or Company Series D Preferred Shares. From and after the Company Merger Effective Time, Persons who held Company Common Shares or Company Series D Preferred Shares immediately prior to the Company Merger Effective Time shall cease to have rights with respect to such shares (including with respect to voting), except as otherwise expressly provided for in this Agreement with respect to the right to receive Merger Consideration. On or after the Company Merger Effective Time, any Certificates or Book-Entry Shares of the Company presented to the Exchange Agent or Parent for any reason shall be cancelled and exchanged for the Merger Consideration with respect to Company Common Shares or Company Series D Preferred Shares, as applicable, formerly evidenced thereby. For the avoidance of doubt, no holder of any unsurrendered Certificate or Book-Entry Share not transferred shall have the right to vote with respect to the shares of Parent Common Stock or new Parent Preferred Stock payable as Merger Consideration in respect of such unsurrendered Certificate or Book-Entry Share until the surrender of such Certificate (or affidavit of loss in lieu thereof) or transfer of such Book-Entry Share in accordance with this Agreement and receipt by such holder of the applicable Merger Consideration.
Section 3.2 Effect on Partnership Interests.
(a) Treatment of Partnership OP Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of Parent OP, Parent, Parent OP Merger Sub, Parent Merger Sub, the Partnership, the Company or the holders of Partnership OP Units, holders of Parent OP Interests, holders of membership interests in Parent OP Merger Sub or holders of membership interests in Parent Merger Sub: (i) the general partner interests in the Partnership and the Partnership OP Units held by the Company, in each case, shall remain outstanding at and following the Partnership Merger Effective Time, (ii) the Series D Preferred Units in the Partnership held by the Company shall be cancelled and no payment shall be made with respect thereto and (iii) each Partnership OP Unit (other than Partnership OP Units held by the Company) that is issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into a number of new validly issued Parent OP Interests in an amount equal to the Exchange Ratio (the “Partnership Merger Consideration”), and each holder of such new Parent OP Interests shall be admitted as a member of Parent OP following the Partnership Merger Effective Time in accordance with the terms of the Parent Operating Agreement. No fractional new Parent OP Interests will be issued in the Partnership Merger. Any fractional new Parent OP Interests that would otherwise be issued to any holder of Partnership OP Units shall be rounded up to the nearest whole number and the holders of Partnership OP Units shall not be entitled to any further consideration with respect thereto.
(b) Partnership OP Unit Transfer Books. From and after the Partnership Merger Effective Time, the unit transfer books of the Partnership shall be closed and thereafter there shall be no further registration of transfers of Partnership OP Units. From and after the Partnership Merger Effective Time, Persons who held Partnership OP Units immediately prior to the Partnership Merger Effective Time shall cease to have rights with respect to such Partnership OP Units (including as to voting), except as otherwise expressly provided for in this Agreement with respect to the right to receive Partnership Merger Consideration.
Section 3.3 Effect on Membership Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of Parent OP, Parent, Parent OP Merger Sub, Parent Merger Sub, the Partnership, the Company or the holders of Partnership OP Units, holders of Parent OP Interests, holders of membership interests in Parent OP Merger Sub or holders of membership interests in Parent Merger Sub, each membership interest of Parent OP Merger Sub issued and outstanding immediately prior to the Partnership Merger Effective Time shall be automatically converted into and become one (1) new validly issued Partnership OP Unit, and such Partnership OP Unit shall be owned by Parent OP.

Section 3.4 Exchange Fund; Exchange Agent.
(a) Not less than five (5) Business Days prior to the Company Merger Effective Time, Parent will designate a bank or trust company reasonably acceptable to the Company (it being agreed and understood that Equiniti Trust Company is reasonably acceptable to the Company) to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Sections 3.1(a)(ii), 3.1(a)(iii) and 3.8.
(b) At or before the Company Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of the shares of Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) in book-entry form equal to the aggregate shares to be issued as Merger Consideration and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration, the Company Dividend Equivalent Consideration and any dividends or other distributions in accordance with Section 3.4(e) (such evidence of book-entry shares of Parent Common Stock, New Parent Preferred Stock (or depositary shares in respect thereof) and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Common Shares and Company Series D Preferred Shares and the holders of Company Restricted Share Awards and Company RSU Awards. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, payment of the Fractional Share Consideration, the Company Dividend Equivalent Consideration and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock or New Parent Preferred Stock in accordance with Section 3.4(e) out of the Exchange Fund in accordance with this Agreement. Notwithstanding the foregoing, any amounts payable to holders of Company Equity Awards with respect to whom the Company or any of its Affiliates has a Tax withholding obligation shall not be deposited with the Exchange Agent and instead shall be paid as applicable by Parent, any of its Affiliates, or a third-party payroll provider to the applicable award holder through an applicable payroll system. The Exchange Fund shall not be used for any other purpose.
(c) The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Parent and shall be paid to Parent as Parent directs. No investment of the Exchange Fund shall relieve Parent or the Exchange Agent from making the payments required by this Article 3, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Parent’s obligations hereunder for the benefit of the holders of Company Common Shares and Company Series D Preferred Shares at the Company Merger Effective Time, which additional funds will be deemed to be part of the Exchange Fund.
(d) Exchange Procedures.
(i) As soon as reasonably practicable after the Company Merger Effective Time, Parent shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate (or affidavit of loss in lieu thereof) (A) a letter of transmittal (a “Letter of Transmittal”), in customary form as prepared by Parent and reasonably acceptable to the Company, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration into which the number of Company Common Shares or Company Series D Preferred Shares previously evidenced by such Certificate shall have been converted pursuant to this Agreement and the Company Merger, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.8 and dividends or other distributions on shares of Parent Common Stock or New Parent Preferred Stock in accordance with Section 3.4(e).
(ii) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Company Common Share or Company Series D Preferred Share formerly evidenced by such Certificate pursuant to the provisions of this Article 3 plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.8 and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock or New Parent Preferred Stock in accordance with Section 3.4(e), by mail or by wire transfer after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) and Letter of Transmittal, and the Certificate (or affidavit of loss in lieu thereof) so surrendered so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the applicable Merger Consideration, the Fractional Share Consideration or any distributions to which such holder is entitled pursuant to Section 3.4(e) payable upon the surrender of the Certificates. In the event of a transfer of ownership of Company Common Shares or Company Series D Preferred Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate surrendered or transferred in accordance with the procedures set forth in this Section 3.4 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have provided all documents required to evidence that any applicable Transfer Taxes and other similar Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate surrendered have been paid, or shall have established to the reasonable satisfaction of Parent and the Exchange Agent that such Taxes are not applicable.
(iii) Any holder of Book-Entry Shares shall not be required to deliver an executed Letter of Transmittal to the Exchange Agent to receive the applicable Merger Consideration or other amounts pursuant to the provisions of this Article 3 from Parent that such holder is entitled to receive pursuant to this Article 3 with respect to such Book-Entry Shares. Subject to receipt of any documentation as may reasonably be required by the Exchange Agent, each holder of one or more Book-Entry Shares shall automatically upon the Company Merger Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Company Merger Effective Time (but in no event later than three (3) Business Days thereafter), the applicable Merger Consideration for each such Book-Entry Share pursuant to the provisions of this Article 3 plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.8 and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock or New Parent Preferred Stock in accordance with Section 3.4(e). Payment of the applicable Merger Consideration or the Fractional Share Consideration payable and any dividends and other distributions with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrued for the benefit of holders of Book-Entry Shares on the applicable Merger Consideration or the Fractional Share Consideration payable and any dividends or other distributions to which such holder is entitled pursuant to Section 3.4(e).
(iv) At the Company Merger Effective Time, holders of Company Common Shares and Company Series D Preferred Shares shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the applicable Merger Consideration from Parent that such holder has the right to receive pursuant to the provisions of this Article 3 plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.8 and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock or New Parent Preferred Stock in accordance with Section 3.4(e). The applicable Merger Consideration paid upon the surrender for exchange of Certificates (or affidavits of loss in lieu thereof) evidencing Company Common Shares or Company Series D Preferred Shares (or automatic conversion in the case of Book-Entry Shares) in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares and Company Series D Preferred Shares, as applicable, theretofore evidenced by such Certificates or Book-Entry Shares.
(e) Dividends with Respect to Parent Common Stock or New Parent Preferred Stock. No dividends or other distributions with respect to shares of Parent Common Stock or New Parent Preferred Stock with a record date after the Company Merger Effective Time shall be paid to the holder of any unsurrendered

Certificate or Book-Entry Share not transferred with respect to the number of whole shares of Parent Common Stock or New Parent Preferred Stock, as applicable, issuable to such holder hereunder, and all such dividends and other distributions shall instead be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or transfer of such Book-Entry Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share there shall be paid to the holder thereof, without interest: (i) the amount of dividends or other distributions with a record date after the Company Merger Effective Time theretofore paid with respect to the number of whole shares of Parent Common Stock or New Parent Preferred Stock, as applicable, to which such holder is entitled pursuant to this Agreement; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Company Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock or New Parent Preferred Stock, as applicable.
(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and income received with respect thereto and any Fractional Share Consideration and any applicable dividends or other distributions with respect to shares of Parent Common Stock or New Parent Preferred Stock) that remains undistributed to the former holders of Company Common Shares or Company Series D Preferred Shares, as applicable, for nine (9) months after the Company Merger Effective Time shall be delivered to Parent, upon demand, and any former holders of Company Common Shares and Company Series D Preferred Shares prior to the Company Merger who have not theretofore complied with this Article 3 shall thereafter look only to Parent (and only as general creditors thereof) for payment of the applicable Merger Consideration.
(g) No Liability. None of the Parent Parties, the Company Parties, the Exchange Agent, or any employee, officer, director, agent, Representative or Affiliate thereof, shall be liable to any Person in respect of the applicable Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any Company Common Shares or Company Preferred Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.
Section 3.5 Withholding Rights. Each of the Parties, the Exchange Agent, and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, the Fractional Share Consideration and any other amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to such payments under applicable Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.
Section 3.7 Dissenters’ Rights. No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, as incorporated by reference in Title 8, Subtitle 5 of the MRL, shall be available with respect to the Mergers or the other transactions contemplated by this Agreement, including any remedy under Sections 3-201 et seq. of the MGCL.
Section 3.8 No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or the transfer of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Shares converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to the product of (i) the Parent Common Stock Price, multiplied by (ii) such fraction of a share of Parent Common Stock.
Section 3.9 General Effects of the Mergers.
(a) At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DLLCA and the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of Parent OP Merger Sub shall vest in the Partnership, and all debts, liabilities and duties of Parent OP Merger Sub shall become the debts, liabilities and duties of the Partnership.
(b) At the Company Merger Effective Time, the effect of the Company Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MRL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time all of the property, rights, privileges, powers and franchises of the Company shall vest in Parent Merger Sub, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of Parent Merger Sub.
Section 3.10 Structure. The Parties agree to the matters set forth in Section 3.10 of the Parent Disclosure Letter.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES
Except (a) as set forth in the disclosure letter prepared by the Company Parties, with numbering corresponding to the numbering of this Article 4 delivered by the Company Parties to the Parent Parties prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Letter with respect to any Section or subsection of this Article 4 shall be deemed disclosed with respect to any other Section or subsection of this Article 4 to the extent the applicability of such disclosure is reasonably apparent on the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other Sections or subsections be cross-referenced); provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation, warranty, covenant or agreement of the Company Parties made herein and no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Company Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Company or any Company Subsidiary is a party exists or has actually occurred), or (b) as disclosed in the Company SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2021 and at least two (2) Business Days prior to the date of this Agreement and publicly available on EDGAR (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer (but including any description of historic facts or events included therein) or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article 4), the Company Parties hereby represent and warrant to the Parent Parties that:
Section 4.1 Organization and Qualification; Subsidiaries.
(a) The Company is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Partnership is a limited partnership, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited partnership power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to have such power and authority that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business as a foreign entity, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) Each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, validly existing or in good standing (to the extent applicable), or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation, company or partnership, as applicable, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing (to the extent applicable) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c) Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary together with the percentage interest held, directly or indirectly, by the Company, and their respective jurisdiction of incorporation or organization, as the case may be.
(d) Except as set forth in Section 4.1(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).
Section 4.2 Organizational Documents. The Company has made available to Parent complete and correct copies of (a) the Company Charter and the Company Bylaws, (b) the certificate of limited partnership of the Partnership and the Partnership Agreement and (c) the organizational documents of (i) each Company Significant Subsidiary, (ii) each Company Joint Venture and (iii) each Company Subsidiary that is not wholly owned by the Company or another wholly owned Company Subsidiary, except, in the case of clause (c)(iii), to the extent such organizational documents, individually or in the aggregate, are not material, in each case as in effect on the date hereof.
Section 4.3 Capital Structure.
(a) The authorized shares of beneficial interest of the Company consists of 240,000,000 Company Common Shares and 10,000,000 preferred shares of beneficial interests, $0.01 par value per share (“Company Preferred Shares”), of which 2,000,000 are designated as Company Series D Preferred Shares. At the close of business on August 25, 2023 (the “Company Capitalization Date”), (i) 85,703,504 Company Common Shares were issued and outstanding, (ii) 3,960,067 Company Common Shares were reserved for issuance pursuant to the terms of outstanding Company Equity Awards granted pursuant to the Company Equity Incentive Plans (in the case of Company Equity Awards subject to performance-based vesting, with the number of Company Common Shares determined using the methodology set forth in Section 4.3(c) hereof), (iii) 6,051,232 Company Common Shares were available for grant under the Company Equity Incentive Plans, (iv) 2,000,000 Company Preferred Shares were issued, of which 1,848,539 Company Series D Preferred Shares were issued and outstanding, which are convertible into 7,017,424 Company Common Shares and (v) 1,604,394 Company Common Shares were reserved for issuance upon redemption of Partnership OP Units. All the outstanding Company Common Shares and Company Series D Preferred Shares are, and all Company Common Shares and Company Series D Preferred Shares that may be issued prior to the Company Merger Effective Time shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.
(b) As of the Company Capitalization Date, the Company is the sole general partner of the Partnership, and the Partnership had outstanding 1,604,394 Partnership OP Units and 1,848,539 units of preferred limited partnership interests (the “Partnership Preferred OP Units”). All of the outstanding

Partnership OP Units and Partnership Preferred OP Units have been duly authorized and validly issued, and are fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.
(c) Section 4.3(c) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Restricted Share Award, Company RSU Award, Company Dividend Equivalent, Company Phantom Share Award and any other Company Equity Award, (ii) the name of the holder thereof, (iii) the number of Company Common Shares underlying each such award (indicating, in the case of Company Equity Awards subject to performance-based vesting, maximum-level performance if performance for the performance period has not been certified or the actual level of performance if the performance period has been certified; provided that the number of Company Common Shares underlying each Company RSU Award granted in 2018 will be set forth at target performance level) or in the case of each Company Dividend Equivalent, the accrued but unpaid cash amount underlying such award, (iv) the grant date and (v) the vesting schedule applicable to each such award.
(d) All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. The Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, other than ownership interests in the Company Joint Ventures that are owned by Persons who are not the Company or any of its Subsidiaries, free and clear of all Liens other than Company Permitted Liens and transfer restrictions imposed by any applicable Law or the organizational documents of such Company Subsidiary. No shares of capital stock of the Company or equity interests of the Partnership were held by any Subsidiaries of the Company or the Partnership, respectively.
(e) Except for the Company Equity Awards set forth on Section 4.3(c) of the Company Disclosure Letter, as of the Company Capitalization Date, the redemption and conversion features of Company Series D Preferred Shares set forth in the Company Charter, the redemption and conversion features of the Partnership OP Units and the Partnership Preferred OP Units set forth in the Partnership Agreement and as set forth in the organizational documents of the Company Joint Ventures, as of the Company Capitalization Date, there are no outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to (i) issue, transfer, deliver or sell or create, or cause to be issued, transferred, delivered or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of beneficial interest or other equity interests.
(f) Neither the Company nor any Company Subsidiary is a party to or, to the Knowledge of the Company, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of the Company or any of the Company Subsidiaries.
(g) The Company does not have a “poison pill” or similar stockholder rights plan.
(h) Neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.
(i) All dividends or other distributions on the Company Common Shares and Company Series D Preferred Shares and any dividends or other distributions on any securities of the Company or any Company

Subsidiary other than Company Dividend Equivalents which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable) and all accumulated dividends for Company Series D Preferred Shares for all dividend periods ending on or prior to the date hereof have been paid in full.
Section 4.4 Authority.
(a) The Company has the requisite real estate investment trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement to which the Company is a party, including the Company Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary real estate investment trust action, and no other real estate investment trust proceedings on the part of the Company are necessary to authorize this Agreement or the Company Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Company Merger, to receipt of the Company Shareholder Approval and to the filing of the Company Merger Certificates with, and acceptance for record of the Company Merger Certificates by, the SDAT and the DSOS, as applicable. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by the Parent Parties, constitutes a legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(b) The Company Board at a duly held meeting, has unanimously, on behalf of the Company in its own capacity and in its capacity as sole general partner of the Partnership, (i) determined that the terms of this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company, the Partnership and the holders of Company Common Shares and the Partnership OP Units, as applicable, (ii) approved, adopted and declared advisable this Agreement and the Mergers, (iii) duly and validly authorized the execution and delivery of this Agreement, (iv) directed that the Company Merger and the other transactions contemplated by this Agreement be submitted for consideration at the Company Shareholder Meeting and (v) resolved to recommend that holders of Company Common Shares vote in favor of approval of the Company Merger and the other transactions contemplated by this Agreement and to include such recommendation in the Proxy Statement/Prospectus (such recommendations, the “Company Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.
(c) The Partnership has the requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which the Partnership is a party, including the Partnership Merger. The execution and delivery of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of the Partnership are necessary to authorize this Agreement or the Partnership Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Partnership Merger, to the filing of the Partnership Merger Certificate with, and acceptance for record of the Partnership Merger Certificate by, the DSOS. This Agreement has been duly executed and delivered by the Partnership and, assuming due and valid authorization, execution and delivery by the Parent Parties, constitutes a legally valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 4.5 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the Company and the Partnership does not, and, except as described in Section 4.5(a) of the Company Disclosure Letter, the performance of this Agreement, the transactions contemplated hereby and the Company Parties’ obligations hereunder will not, (i) conflict with or result in a violation of any provision of (A) the Company Charter or the Company Bylaws, or (B) any comparable organizational documents of any Company Subsidiary, (ii) conflict with or result in any violation of any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of any obligation or any loss of any benefit of the Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of, or result in a, termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii) above, as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b) The execution and delivery of this Agreement by the Company and the Partnership does not, and the performance of this Agreement by the Company and the Partnership will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement/Prospectus in preliminary and definitive form and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Company Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Company Merger Certificates with, and acceptance for record of the Company Merger Certificates by, the SDAT pursuant to the MRL and the DSOS pursuant to the DLLCA, as applicable, (iii) the filing of the Partnership Merger Certificate with, and acceptance for record of the Partnership Merger Certificate by, the DSOS pursuant to the DRULPA and the DLLCA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) such filings as may be required in connection with state and local Transfer Taxes, (vi) any filings or approvals required under the rules and regulations of the NYSE, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.6 Permits; Compliance with Law.
(a) The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority, including building permits and certificates of occupancy, necessary for the Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority. Neither the Company nor any Company Subsidiary has received any written notice since January 1, 2021 from a Governmental Authority asserting a failure, or possible failure, to comply with any Company Permit, the subject of which written notice has not been resolved prior to the date of this Agreement as required thereby or otherwise to the satisfaction of the Governmental Authority sending such notice, except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth on Schedule 4.6(b) to the Company Disclosure Letter, neither the Company nor any Company Subsidiary is or has been in conflict with, or in default or violation of (i) any Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.12 which are solely addressed in such Section), or (ii) any Company Permits, except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.7 SEC Documents; Financial Statements.
(a) The Company has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed or furnished by the Company with the SEC, including any amendments or supplements thereto, since January 1, 2021 (the forms, documents, statements, schedules and reports filed or furnished with the SEC since January 1, 2021 and those filed with the SEC since the date of this Agreement, if any, including any amendments or supplements thereto, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed or furnished and publicly available prior to the date of this Agreement. The Company does not have any outstanding and unresolved comments from the SEC with respect to any Company SEC Documents. None of the Company Subsidiaries is, or at any time since December 31, 2021 has been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act or is otherwise required to file any form or report with the SEC.
(b) To the Company’s Knowledge, at all applicable times, the Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and the rules and regulations thereunder, as amended from time to time.
(c) The consolidated financial statements of the Company and the Company Subsidiaries included, or incorporated by reference, in the Company SEC Documents, including the related notes and schedules, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of the Company and the Company Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of the Company and the Company Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement.
(d) Neither the Company nor any Company Subsidiary is a party to, or has any legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate of the Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company, any Company Subsidiary or such Company’s or Company Subsidiary’s audited financial statements or other Company SEC Documents.

(e) Since January 1, 2021, the Company has designed and maintained a system of disclosure controls and procedures and internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There has been no change in the Company’s internal controls over financial reporting that has occurred since December 31, 2022, that has materially affected, or is reasonably likely to materially affect, the Company’s internal controls over financial reporting. Since December 31, 2022, there have been no significant deficiencies or material weaknesses in the Company’s internal controls over financial reporting (whether or not remediated). The Company has disclosed as of the date hereof, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to materially affect the Company’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of the Company or any Company Subsidiary who have a significant role in the Company’s internal controls over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date of this Agreement. As used in this Section 4.7(e), the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement. The principal executive officer and principal financial officer of the Company have made all certifications required by the SOX Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.
Section 4.8 Absence of Certain Changes or Events. From December 31, 2022 through the date of this Agreement, (a) the Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Company Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Company Material Adverse Effect.
Section 4.9 No Undisclosed Material Liabilities. There are no material liabilities of the Company or any of the Company Subsidiaries of any nature that would be required under GAAP to be set forth on the financial statements of the Company or the notes thereto, other than: (a) liabilities reflected or reserved against on the balance sheet of the Company dated as of June 30, 2023 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the transactions contemplated by this Agreement or (c) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2023.
Section 4.10 No Default. None of the Company or any of the Company Subsidiaries is in default or violation (in the case of clauses (a)(ii) and (b) below, in any material respect) (and to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation (in the case of clauses (a)(ii) and (b) below, in any material respect)) of any term, condition or provision of (a) (i) the Company Charter or the Company Bylaws or (ii) the comparable organizational documents of any of the Company Subsidiaries or (b) any material loan or credit agreement, note, or any bond, mortgage or indenture, to which the Company or any of the Company Subsidiaries is a party or by which the Company, any of the Company Subsidiaries or any of their respective properties or assets is bound.
Section 4.11 Litigation. Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing by or before any Governmental Authority, nor, to the Knowledge of the Company, is there any investigation pending by any Governmental Authority, in each case, against or affecting Company or any Company Subsidiary or any director or officer of the Company or any Company Subsidiary, in their capacity as a director or an officer of the Company or such Company Subsidiary, and (b) neither the Company nor any Company Subsidiary, nor any of their respective properties, is subject to any outstanding Order of any Governmental Authority.

Section 4.12 Taxes.
(a) Each of the Company and the Company Subsidiaries has timely filed with the appropriate Governmental Authority all income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, complete and correct in all material respects. Each of the Company and the Company Subsidiaries has duly and timely paid (or caused to be duly and timely paid on its behalf), or made adequate provisions in accordance with GAAP in the financial statements of the Company SEC Documents for, all material Taxes required to be paid by it, whether or not shown on any Tax Return.
(b) The Company (i) has elected to be and for all taxable years commencing with the Company’s taxable year ended December 31, 1996 and through and including its last taxable year ending prior to the day of the Company Merger, has been subject to United States federal taxation as a “real estate investment trust” within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT, and has so qualified, for all such years; (ii) has been organized and operated at all times since such date in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) will continue to operate until the Company Merger Effective Time in such a manner as to qualify as a REIT (including with regard to the REIT distribution requirements) for its taxable year that ends on the day of the Company Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in the Company’s failure to qualify as a REIT or in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of the Company, threatened. The Company’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year commencing with the Company’s taxable year ended December 31, 2015 and through and including its taxable year ended December 31 immediately prior to the Company Merger Effective Time, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (x) the Company’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (y) the Company’s net capital gain for such year.
(c) (i) There are no audits, disputes, examinations or investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is a party to any litigation or administrative proceeding relating to material Taxes; (ii) no material deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed, assessed or threatened in writing to the Company or any Company Subsidiary by any Governmental Authority, which deficiency has not yet been paid or settled; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency, which waiver or extension has not expired; (iv) neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return; (v) in the past five (5) years, neither the Company nor any Company Subsidiary has received a written claim from any Governmental Authority in a jurisdiction where any of them does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction; and (vi) neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d) Section 4.12(d) of the Company Disclosure Letter sets forth a true, correct and complete list of each entity in which the Company directly or indirectly owns an interest and the United States federal income tax classification of each such entity, including as a REIT, a “qualified REIT subsidiary” within in the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”), a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”), a partnership or a disregarded entity, a controlled foreign corporation or a passive foreign investment company. Except as disclosed on Section 4.12(d) of the Company Disclosure Letter, each entity listed on Section 4.12(d) of the Company Disclosure Letter that is a partnership, joint venture or limited liability company has been since its formation treated for United States federal income tax purposes as a partnership or a disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes. No entity listed on Section 4.12(d) of the Company Disclosure Letter is a corporation or an association taxable as a corporation, other than a corporation or an association taxable as a corporation that qualifies as a Taxable REIT Subsidiary, a Qualified REIT Subsidiary or a REIT.
(e) With respect to taxable years beginning after December 31, 2014, no entity in which the Company directly or indirectly owns an interest is or at any time since the later of its formation and the date on which the Company acquired an interest in such entity has been a “publicly traded partnership” taxable as a corporation under Section 7704(b) of the Code.
(f) Neither the Company nor any Company Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise would subject it to any Tax on “built-in gains” under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).
(g) With respect to taxable years beginning after December 31, 2014, except as set forth on Section 4.12(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has incurred (i) any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or (ii) any material liability for Taxes other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. With respect to taxable years beginning after December 31, 2014, neither the Company nor any Company Subsidiary (other than a Taxable REIT Subsidiary of the Company) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. With respect to taxable years beginning after December 31, 2014, neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” in each case, as defined in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon the Company or any Company Subsidiary.
(h) Each of the Company and the Company Subsidiaries (i) has complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any state and foreign Laws) and (ii) has duly and timely withheld and, in each case, paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws, and is not liable for any arrears or wages or any Taxes or any penalty for failure to withhold or pay such amounts.
(i) Except as set forth on Schedule 4.12(i) of the Company Disclosure Letter, there are no Company Tax Protection Agreements in force at the date of this Agreement and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of the Company threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreement or a claim that any transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Company Tax Protection Agreement. As used herein, “Company Tax Protection Agreement” means any written agreement to which the Company or any Company Subsidiary is a party and that has not expired or otherwise terminated pursuant to which: (i) any liability to direct or indirect holders of any units in a Company Subsidiary Partnership or interests in any Subsidiary of any Company Subsidiary Partnership (such units and interests, together, the “Company Relevant Partnership Interests”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a direct or indirect holder of Company Relevant Partnership Interests in a Company Subsidiary Partnership, the Company or Company Subsidiary has agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making any Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its Subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code and/or (G) only dispose of assets in a particular manner;

and/or (iii) any Person, whether or not a partner in any Company Subsidiary Partnership, has been or is required to be given the opportunity to guarantee or assume debt of such Company Subsidiary Partnership or any Subsidiary of such Company Subsidiary Partnership or is so guarantying or has so assumed such debt. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.
(j) Section 4.12(j) of the Company Disclosure Letter sets forth a list of all transactions intended to qualify as an exchange subject to Section 1031(a)(1) of the Code in which either the Company or any Company Subsidiary has participated that has not been completed as of the date hereof.
(k) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except for Company Permitted Liens.
(l) Except as set forth on Section 4.12(l) of the Company Disclosure Letter, there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business, the primary purposes of which do not relate to Taxes), and after the Closing Date, neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder.
(m) Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority, or has entered into any written agreement with a Governmental Authority, with respect to any Taxes.
(n) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or other affiliated, consolidated, combined or similar group for Tax purposes (other than a group the common parent of which was the Company or a Company Subsidiary) or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (excluding customary indemnification provisions under commercial contracts or borrowings entered into in the ordinary course of business, the primary purposes of which do not relate to Taxes), or otherwise.
(o) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(p) The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(q) None of the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(r) Except as set forth on Section 4.12(r) of the Company Disclosure Letter, no written power of attorney that has been granted by the Company or any Company Subsidiary (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.
(s) Neither the Company nor any Company Subsidiary (other than any Company Subsidiary that is a Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year (including the taxable year that will end as of the Closing Date) attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
Section 4.13 Benefit Plans; Employees.
(a) Section 4.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each material Benefit Plan (i) maintained, sponsored, contributed to, required to be contributed to, or participated in by the Company or any of the Company Subsidiaries or with respect to which the Company or any of the Company Subsidiaries is a party for the benefit of or relating to any current or former trustee, employee, or other individual service provider of the Company and the Company Subsidiaries or (ii) with respect to which Company or any of the Company Subsidiaries has or may have any material obligation or liability (contingent or otherwise and including as a result of being an ERISA Affiliate with any person) (each, without regard to materiality, a “Company Benefit Plan”), excluding former agreements under which neither the Company nor any Company Subsidiary has any remaining obligations and any of the foregoing that are required to be maintained by the Company or any Company Subsidiary under the Laws of any jurisdiction. The Company has provided or made available to Parent, in each case, to the extent applicable and as of the date of this Agreement: (i) accurate and complete copies of all documents setting forth the terms of each material Company Benefit Plan including all amendments thereto (or, in the case of an unwritten Company Benefit Plan, a written summary of the terms thereof); (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required thereunder; (iii) all trust agreements, insurance contracts and funding agreements; (iv) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Department of Labor and the most recent actuarial report or other financial statement relating to such Company Benefit Plan; (v) the most recent IRS determination or opinion letter (if applicable) issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vi) all material, non-routine and written filings, notices, correspondence or other communications relating to any Company Benefit Plan that were submitted to or received from the IRS, any office or representative of the Department of Labor or any other Governmental Authority in the past three years or relating to any unresolved compliance issues in respect of such Company Benefit Plan.
(b) None of the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintains, sponsors, contributes to, is required to contribute to or participates in, or has during the past six (6) years maintained, sponsored, contributed to, been required to contribute to or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). None of the Company, any Company Subsidiary or any of their respective ERISA Affiliates have incurred, nor are there any circumstances under which they could reasonably incur, any liability or obligations under Title IV of ERISA. Except as set forth in Section 4.13(b) of the Company Disclosure Letter, none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates have any liability or obligation to provide post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any person for any reason (or to any such person’s eligible dependents), other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code at the recipient’s sole premium cost. No Company Benefit Plan provides or reflects or represents any liability or obligation of the Company or any Company Subsidiary to provide life insurance, health benefits or other welfare benefits to any member of the Company Board for any reason, unless such trustee is also an employee of the Company or any Company Subsidiary. No Company Benefit Plan is established or maintained outside of the United States or for the benefit of current or former employees or other individual service providers of the Company or any of its Subsidiaries residing outside of the United States.
(c) Except as set forth on Section 4.13(c) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former trustee, employee or other individual service provider of the Company or any of the Company Subsidiaries; (ii) create any limitation or restriction on the right to merge, amend or terminate any Company Benefit Plan; or (iii) result in the payment of any amount or benefit to a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any

Company Subsidiary has any obligation to gross-up or otherwise reimburse or compensate any current or former trustee, employee, or other individual service provider for any Taxes incurred by such individual under or pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.
(d) Each Company Benefit Plan has been maintained and administered in compliance in all material respects, and the administrators and fiduciaries of each Company Benefit Plan have complied in all material respects, with the applicable requirements of ERISA, the Code, and any other applicable Law. Each Company Benefit Plan that is intended to comply with Section 401(a) of the Code has received a favorable determination letter issued by the IRS or is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. To the Knowledge of the Company, no event has occurred with respect to any Company Benefit Plan which will or could give rise to disqualification of such plan, the loss of intended Tax consequences under the Code, or any material Tax or liability or penalty. All contributions and payments due from the Company, any Company Subsidiary or any of their respective ERISA Affiliates with respect to each Company Benefit Plan as required by Law and by the terms of the Company Benefit Plans have been timely made or, to the extent not yet due, have been timely accrued in accordance with GAAP in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents.
(e) There are no proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened with respect to a Company Benefit Plan or the assets of a Company Benefit Plan, except as would not reasonably be expected to have a Company Material Adverse Effect.
(f) Neither the Company nor any Company Subsidiary is or has ever been a party to or bound (in whole or in part) by any collective bargaining agreement or other labor union contract applicable to employees of the Company or any Company Subsidiary (the “Company Employees”), nor is any such agreement or contract presently being negotiated. To the Knowledge of the Company, there are no activities or proceedings of any labor union or employee group to organize any Company Employees or any current union representation questions involving such employees nor have there been any such activities or proceedings within the past three (3) years. There is no labor strike, controversy, slowdown, work stoppage or lockout occurring or, to the Knowledge of the Company, threatened by or with respect to any Company Employees, nor has any such action occurred or been threatened within the past three (3) years. There are no material unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, nor has any of the foregoing occurred or, to the Knowledge of the Company, been threatened, within the past three (3) years. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices and terms and conditions of employment, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination or harassment, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security, and no material charges or Actions with respect to or relating to the foregoing are pending or, to the Knowledge of the Company, threatened, nor has any of the foregoing occurred or, to the Knowledge of the Company, been threatened, within the past three (3) years. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with or citation by any Governmental Authority relating to employees or employment practices, and there are no pending or, to the Knowledge of the Company, threatened Actions, investigations, audits or similar proceedings alleging breach or violation of any labor or employment law, nor has any of the foregoing occurred or, to the Knowledge of the Company, been threatened, within the past three (3) years. To the Knowledge of the Company, no allegations of sexual or other discrimination, harassment or misconduct or violations of policies of the Company or any of its Subsidiaries have been made against any current or former employee or other service provider of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have entered into any settlement agreement in the past three (3) years related to allegations of conduct described in the immediately preceding sentence by any current or former employee or other service provider. Neither the Company nor any Company Subsidiary is subject to any obligation under applicable Law or otherwise to notify or consult with, prior to or after the Closing, any Company Employee, Governmental Authority or other Person with respect to the impact of the transactions contemplated hereby on the employment of any of the Company Employees or the compensation or benefits provided to any of the Company Employees.

(g) Neither the Company nor any Company Subsidiary has taken any action in the past three (3) years that has triggered any liability or an obligation to provide notice under WARN.
Section 4.14 Information Supplied. None of the information relating to the Company and the Company Subsidiaries contained in the Proxy Statement/Prospectus or that is provided by the Company and the Company Subsidiaries in writing for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the transactions contemplated by this Agreement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof or at the time the Company Shareholder Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) with respect to any other document to be filed by the Company with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement/Prospectus will (with respect to the Company, its officers and trustees and the Company Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not supplied by or on behalf of the Company or any Company Subsidiaries.
Section 4.15 Intellectual Property. Except as set forth on Section 4.15 of the Company Disclosure Letter and as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or have a valid license or other right to use all Company Intellectual Property necessary to carry on their business substantially as currently conducted, (ii) all Company Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary that has been issued by or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are not expired, cancelled or abandoned and, to the Knowledge of the Company, are valid and enforceable, (iii) neither the Company nor any Company Subsidiary has received any written notice of infringement of or conflict with, and to the Knowledge of the Company, there are no infringements of, or conflicts with, the rights of others with respect to the conduct of the business of the Company or any Company Subsidiary as it is currently conducted and planned to be conducted, (iv) to the Knowledge of the Company, no Person is infringing on or conflicting with any rights of the Company Intellectual Property, (v) the Company and the Company Subsidiaries have taken reasonable measures to protect the confidential nature of the trade secrets and confidential information that they own or use, (vi) the Company and the Company Subsidiaries have not experienced any breach of security, unauthorized access or disclosure of Company Protected Information since January 1, 2021 and (vii) the computers, software, hardware and all other information technology equipment owned, leased or licensed by the Company and the Company Subsidiaries and used in their businesses operate and perform as required by the Company or the Company Subsidiaries in connection with their business and have not suffered any material malfunction or disruption since December 31, 2021.
Section 4.16 Environmental Matters. Except as set forth on Section 4.16 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(a) The Company and each Company Subsidiary are in compliance and, except for matters that have been fully and finally resolved, the Company and each Company Subsidiary have for the past three (3) years complied with all Environmental Laws.
(b) The Company and each Company Subsidiary have timely applied for, obtained and maintain all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are valid and in good standing.

(c) Neither the Company nor any Company Subsidiary has received any written request for information from a Governmental Authority, or any notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or with respect to Hazardous Substances.
(d) Neither the Company nor any Company Subsidiary is subject to any Order relating to compliance with or liability under Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal, Release or cleanup of Hazardous Substances and no Action is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law or relating to Hazardous Substances.
(e) Neither the Company nor any Company Subsidiary has assumed by contract any liability of any person under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law.
(f) Neither the Company nor any Company Subsidiary has caused, and to the Knowledge of the Company, no third party has caused any Release of a Hazardous Substance that would reasonably be expected to result in liability to the Company or any Company Subsidiary under any Environmental Law.
(g) Neither the Company nor any Company Subsidiary has transported, disposed, or arranged for the transport, treatment or disposal of Hazardous Substances at any location such that the Company or such Company Subsidiary is or would reasonably be expected to be liable, or become the subject of any Action under Environmental Law.
Section 4.17 Properties.
(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of the address and common name of each Company Property as of the date of this Agreement and identifies each Company Property under which the Company or any Company Subsidiary is a lessee or sublessee, including any other real property in which the Company or any Company Subsidiary holds any air rights. Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of the real property which, as of the date of this Agreement, is under contract to be purchased by the Company or a Company Subsidiary after the date of this Agreement or that is required under a binding contract to be leased or subleased by the Company or a Company Subsidiary as lessee or sublessee after the date of this Agreement. Except for any pending acquisitions under contract disclosed on Section 6.1(b) of the Company Disclosure Letter, there are no real properties that either the Company or any Company Subsidiary is obligated in writing to buy, lease or sublease at some future date. Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of the mortgage notes receivables and commercial mortgage backed and similar securities owned by the Company or any Company Subsidiary.
(b) Either the Company or a Company Subsidiary owns fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) or air rights to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens none of which Company Permitted Liens have had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) Except as set forth on Section 4.17(c) of the Company Disclosure Letter, since January 1, 2021, neither the Company nor any of the Company Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth on Section 4.17(d) of the Company Disclosure Letter, to the Knowledge of the Company, no certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is required by Law to permit the current use and operation of the buildings and improvements on any of the Company Properties or that is required by Law to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any Company Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(e) Except as listed in Section 4.17(e) of the Company Disclosure Letter, since January 1, 2021, no written notice to the effect that there are condemnation, eminent domain or similar proceedings or material rezoning proceedings has been received by the Company or any Company Subsidiary with respect to any material portion of any of the Company Properties, and, to the Knowledge of the Company, since January 1, 2021, no (i) condemnation or material rezoning proceedings have been threatened in writing to the Company or any Company Subsidiary with respect to any material portion of any of the Company Properties, and (ii) no zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property, which violation or any enforcement action related thereto would prevent the Company Property from continuing to be operated in the ordinary course of business.
(f) Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the rent rolls for each of the Company Properties, as of June 30, 2023, which rent rolls have previously been made available by or on behalf of the Company or any Company Subsidiary to Parent (including an indication of whether any Company Property is subject to net leases), are true and correct in all respects and (i) correctly reference each lease or sublease that was in effect as of June 30, 2023, and to which the Company or a Company Subsidiary is a party as lessor or sublessor with respect to each of the Company Properties and (ii) identify the rent payable under the Company Leases as of such date. Except as set forth in Section 4.17(f) of the Company Disclosure Letter, to the Knowledge of the Company, the Company or a Company Subsidiary has received all security deposits required by the applicable Company Lease other than immaterial deficiencies, and such security deposits have been held and applied in all material respects in accordance with Law and the applicable Company Leases.
(g) True and complete (in all material respects) copies of all ground leases with respect to the Company Properties where the Company or any Company Subsidiary is the lessee or sublessee, in each case in effect as of the date hereof, have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any of the (x) ground leases with respect to the Company Properties where the Company or any Company Subsidiary is the lessee or sublessee and (y) Company Leases (A) for real property in excess of 20,000 square feet or (B) providing for aggregate annual base rent in an amount in excess of $350,000 (the “Material Company Leases”), (ii) no event has occurred that would result in a breach or violation of, or a default under, any Material Company Lease by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time) and, to the Knowledge of the Company, no tenant under a Material Company Lease is in monetary default under such Material Company Lease except as set forth on Section 4.17(g) of the Company Disclosure Letter, and (iii) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) neither the Company nor any Company Subsidiary has since January 1, 2021 received written notice from any tenant under any Material Company Lease that such tenant is challenging the calculation of any amounts to be paid by any such tenant under any Material

Company Lease which has not been resolved, (y) no tenant under a Material Company Lease is currently asserting in writing a right to cancel or terminate such Material Company Lease prior to the end of the current term, and (z) neither the Company nor any Company Subsidiary has received a notice (in writing) of any insolvency or bankruptcy proceeding involving any tenant under a Material Company Lease except as set forth on Section 4.17(g) of the Company Disclosure Letter.
(h) As of the date of this Agreement, no material purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.
(i) Except for Company Permitted Liens, as set forth in Company Leases, joint venture agreements and title documents provided to Parent prior to the date hereof or as set forth on Section 4.17(i) of the Company Disclosure Letter, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any material portion thereof, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any material portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a “Company Third Party”).
(j) Except pursuant to a lease affecting any Company Property, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages, or manages the development of, any material real property for any Company Third Party.
(k) Except as would not, individually or in the aggregate, materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as would not have a material adverse impact on the Company, the Company and each Company Subsidiary, as applicable, are in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy”). Since January 1, 2021, no written claim has been made against any Company Title Insurance Policy which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(l) Section 4.17(l) of the Company Disclosure Letter lists each Company Property that is (i) under development (or for which development is imminent) as of the date hereof (other than normal repair, maintenance and landlord or tenant improvement projects in the ordinary course of business) or (ii) subject to a binding agreement for development or commencement of construction by the Company or a Company Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction or deferred maintenance items in the ordinary course of business.
(m) Section 4.17(m) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company or a Company Subsidiary and the number of Company Properties currently managed by each such party.
(n) Except as set forth on Section 4.17(n) of the Company Disclosure Letter, to the Knowledge of the Company, the Company Properties are either (A) without any material (i) operational defects that would prevent operation in the manner currently being operated or (ii) structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent or (B) scheduled for maintenance or repair in the ordinary course of business.
(o) Except as set forth on Section 4.17(o) of the Company Disclosure Letter, to the Knowledge of the Company, each of the Company Properties has sufficient direct or indirect access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.
(p) Neither the Company nor any Company Subsidiary has (i) received written notice of any structural defects relating to any Company Properties which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) received written notice of any physical damage to any Company Properties which has had or would reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect on the Company.

(q) The Company and any Company Subsidiaries have valid and enforceable title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s or any Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not and would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.18 Material Contracts.
(a) Except for contracts listed in Section 4.18(a) of the Company Disclosure Letter, this Agreement, any Company Benefit Plan or contracts filed as exhibits to the Company SEC Documents, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:
(i) is required to be filed as an exhibit to the Company SEC Documents pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act (but for the avoidance of doubt, no Company Benefit Plan);
(ii) obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;
(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of the Company or any Company Subsidiary (or, that, following the Closing, would so restrict or limit in any respect Parent or any of its Affiliates), or that otherwise restricts or limits, in each case, in any material respect, the lines of business conducted by the Company or any Company Subsidiary or the geographic area in which the Company or any Company Subsidiary may conduct business (or, that, following the Closing, would so restrict or limit in any respect Parent or any of its Affiliates), other than any ground lease or exclusive lease provisions and other similar leasing restrictions entered into by the Company and the Company Subsidiaries in the ordinary course of business;
(iv) is an agreement that obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or a Company Subsidiary is the indemnitor (other than the Company Charter and Company Bylaws and the organizational documents of the Company Subsidiaries);
(v) constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $1,000,000 other than (x) any contract in respect of a ground lease or retail leases or obligations thereunder, (y) surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business in each case to the extent not drawn upon and (z) any contract solely among or between the Company and its wholly owned Subsidiaries;
(vi) (A) is an agreement entered into on or after January 1, 2021 for the disposition or the acquisition of assets or real properties (other than in connection with the expiration of a Company Lease or a ground lease affecting any Company Property or for which there are no ongoing obligations) with a fair market value in excess of $1,500,000, (B) involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease or any ground lease affecting any Company Property or (C) is an agreement for the acquisition, disposition, assignment, transfer or ground leasing (whether by merger, purchase or sale of assets or otherwise) of assets or real properties that contains any material ongoing obligations binding on the Company or any Company Subsidiary;

(vii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging or derivative transaction;
(viii) is a partnership, joint venture, strategic alliance, co-investment or similar agreement with any third party or that amends, supplements or modifies the parties’ rights under any such agreement;
(ix) constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $500,000 individually or $2,500,000 in the aggregate;
(x) grants to any Person a right of first refusal or a right of first offer, in each case, to purchase, acquire, sell or dispose of any Company Property that has a fair market value of greater than $1,000,000 or (ii) grants to any Person an option to purchase, acquire, sell or dispose of any Company Property that is material to the Company, except in each case as set forth in Company Leases provided to Parent prior to the date hereof; or
(xi) evidences (i) a capital expenditure in excess of $750,000, excluding any payment obligation budgeted for in the Company’s 2023 budget or in the budgets of the Company Joint Ventures in accordance with the organizational documents thereof or (ii) any Lien (other than a Company Permitted Lien) on any asset or property of the Company or any of its Subsidiaries.
(b) Each contract in any of the categories set forth in Section 4.18(a) to which the Company or any Company Subsidiary is a party or by which it is bound is referred to herein as a “Company Material Contract”. The Company has made available to Parent correct and complete copies of all Company Material Contracts as of the date of this Agreement (including all material amendments or supplements thereto).
(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company or any Company Subsidiary, nor, to the Knowledge of the Company, any other party thereto, is in breach or violation of, or default under, any Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or breach of, or default under, any Company Material Contract, except where in each case such breach, violation or default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no disputes pending or, to the Company’s Knowledge, threatened in writing with respect to any Company Material Contract, and neither the Company nor any Company Subsidiary has received notice in writing of any violation of or default or termination under any Company Material Contract, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.19 Insurance. The Company and the Company Subsidiaries have obtained and maintained in full force and effect insurance policies (the “Company Insurance Policies”) providing for coverage in such amounts, on such terms and covering such risks as the Company believes is reasonable and customary for the business of the Company and the Company Subsidiaries. Except as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all premiums due and payable under all the Company Insurance Policies have been paid, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any Company Subsidiary pending under any of the Company Insurance

Policies that has been denied or disputed by the issuer. To the Knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. Since January 1, 2021, no written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.
Section 4.20 Opinion of Financial Advisor. The Company Board has received the opinion of Lazard Frères & Co. LLC to the effect that, as of the date of such opinion and based on and subject to the various assumptions, qualifications, limitations and other matters set forth in such opinion, the Common Share Merger Consideration to be paid to the holders of Company Common Shares (other than Company Common Shares owned by any Parent Party or the Company) is fair, from a financial point of view, to such holders. A true, correct and complete copy of such opinion will be provided to Parent by the Company solely for informational purposes promptly after the date of this Agreement, it being expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or any other Person for any purpose.
Section 4.21 Approval Required. The affirmative vote of holders of Company Common Shares entitled to cast two thirds (2/3) of all the votes entitled to be cast with respect to the approval of the Company Merger at the Company Shareholder Meeting (the “Company Shareholder Approval”) is the only vote of holders of securities of the Company required to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement. The Company, as the sole general partner of the Partnership, has approved this Agreement and the Partnership Merger, and such approval is the only approval necessary for the approval of this Agreement, the Mergers and the other transactions contemplated by this Agreement by, or on behalf of, the Partnership.
Section 4.22 Brokers. Except for the fees and expenses payable to Lazard Frères & Co. LLC, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary; a true and complete copy of the agreement with respect to the engagement of Lazard Frères & Co. LLC has been made available to Parent prior to the date of this Agreement.
Section 4.23 Investment Company Act. Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.
Section 4.24 Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to the Mergers and the other transactions contemplated by this Agreement the restrictions on business combinations and control share acquisitions contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. To the Knowledge of the Company, no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) or restriction contained in the Company Charter or Company Bylaws is applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement, including the DRULPA and the DLLCA. Neither the Company nor any Company Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of Parent as defined in Section 3-601 of the MGCL.
Section 4.25 Related Party Transactions. Except for this Agreement or as set forth in the Company SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2021 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. Except for agreements not required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, Section 4.25 of the Company Disclosure Letter sets forth each agreement between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than the Company Subsidiaries) of the Company, on the other hand (each, a “Company Related Party Agreement”).
Section 4.26 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 4, neither of the Company Parties nor any other Person on behalf of the

Company Parties has made any representation or warranty, expressed or implied, with respect to the Company Parties or Company Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company Parties or Company Subsidiaries. In particular, without limiting the foregoing disclaimer, neither of the Company Parties nor any other Person makes or has made any representation or warranty to the Parent Parties or any of their Affiliates or Representatives with respect to, except for the representations and warranties made by the Company Parties in this Article 4, any oral or written information presented to the Parent Parties or any of their Affiliates or Representatives in the course of their due diligence of the Company Parties, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, the Company Parties acknowledge and agree that none of the Parent Parties or any other Person has made or is making any representations or warranties relating to the Parent Parties whatsoever, express or implied, beyond those expressly given by the Parent Parties in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Parent Parties furnished or made available to the Company Parties or any of their Representatives.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES
Except (a) as set forth in the disclosure letter prepared by the Parent Parties, with numbering corresponding to the numbering of this Article 5 delivered by the Parent Parties to the Company Parties prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Parent Disclosure Letter with respect to any Section or subsection of this Article 5 shall be deemed disclosed with respect to any other Section or subsection of this Article 5 to the extent the applicability of such disclosure is reasonably apparent on the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other Sections or subsections be cross-referenced); provided, that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation, warranty, covenant or agreement of the Parent Parties made herein and no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Parent Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent or any Parent Subsidiary is a party exists or has actually occurred), or (b) as disclosed in the Parent SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2021 and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer (but including any description of historic facts or events included therein) or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of, any representation or warranty set forth in this Article 5), the Parent Parties hereby represent and warrant to the Company Parties that:
Section 5.1 Organization and Qualification; Subsidiaries.
(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Parent OP is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to have such power and authority that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent Merger Sub is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to have such power and authority that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent OP Merger Sub is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to have such power and authority that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) Each Parent Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, validly existing or in good standing (to the extent applicable), or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business as a foreign corporation, company or partnership, as applicable, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing (to the extent applicable) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 5.2 Organizational Documents. Parent has made available to the Company complete and correct copies of (a) the Parent Charter and Parent Bylaws, (b) the Parent OP Certificate of Formation and the Parent Operating Agreement, and (c) the organizational documents of each of Parent Merger Sub and Parent OP Merger Sub, in each case as in effect on the date hereof.
Section 5.3 Capital Structure.
(a) As of August 24, 2023 (the “Parent Capitalization Date”), the authorized shares of capital stock of Parent consist of 750,000,000 shares of Parent Common Stock, 384,046,000 shares of excess stock, par value $0.01 per share, of Parent, and 7,054,000 shares of preferred stock, $1.00 par value per share (the “Parent Preferred Stock”), of which 10,350 shares have been designated as 5.125% Class L Cumulative Redeemable Preferred Stock (the “Parent Class L Preferred Stock”), 10,350 shares have been designated as 5.125% Class L Excess Preferred Stock (the “Parent Class L Excess Preferred Stock”), 10,580 shares have been designated as 5.250% Class M Cumulative Redeemable Preferred Stock (the “Parent Class M Preferred Stock”) and 10,580 shares have been designated as 5.250% Class M Excess Preferred Stock (the “Parent Class M Excess Preferred Stock”). At the close of business on the Parent Capitalization Date, (i) 619,874,590 shares of Parent Common Stock were issued and outstanding, (ii) 4,896,332 shares of Parent Common Stock were reserved for issuance pursuant to the terms of outstanding options or equity or equity-based awards granted pursuant to the Parent Equity Incentive Plans, (iii) 5,070,258 shares of Parent Common Stock were available for grant under the Parent Equity Incentive Plans, (iv) no shares of Parent Common Stock were reserved for issuance upon redemption of outstanding Parent OP Interests in accordance with the Parent Operating Agreement, (v) 2,562,647 shares of Parent Common Stock were reserved for issuance upon conversion or exchange of equity interests of Parent Subsidiaries in accordance with their respective organizational documents, (vi) 8,902 shares of Parent Class L Preferred Stock were issued and outstanding, (vii) no shares of Parent Class L Excess Preferred Stock were issued and outstanding, (viii) 10,465 shares of Parent Class M Preferred Stock were issued and outstanding and (ix) no shares of Parent Class M Excess Preferred Stock were issued and outstanding. All the outstanding shares of Parent Common Stock and Parent Preferred Stock are, and all shares of Parent Common Stock that may be issued prior to the Company Merger Effective Time or in connection with the Merger pursuant to Section 3.1 shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.
(b) As of the Parent Capitalization Date, Parent is the managing member of Parent OP, and Parent OP had outstanding 619,874,590 Parent OP Interests. All of the Parent OP Interests have been duly authorized and validly issued, and are fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(c) Except as set forth in Section 5.3(a), the Parent Operating Agreement or in Section 5.3(c) of the Parent Disclosure Letter, as of the Parent Capitalization Date, there are no outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Parent or any of the Parent Subsidiaries is a party or by which any of them is bound obligating Parent or any of the Parent Subsidiaries to (i) issue, transfer, deliver or sell or create, or cause to be issued, transferred, delivered or sold or created any additional equity interests of Parent or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Parent or securities convertible into or exchangeable for such equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests.
(d) Parent is not a party to or, to the Knowledge of Parent, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Parent.
(e) Parent does not have a “poison pill” or similar stockholder rights plan.
(f) All dividends or other distributions on the shares of Parent Common Stock and Parent Preferred Stock and any dividends or other distributions on any securities of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).
Section 5.4 Authority.
(a) Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Parent is a party, including the issuance of Parent Common Stock and New Parent Preferred Stock in the Company Merger. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the Company Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Company Merger and the issuance of Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) contemplated by this Agreement, to the filing of the Company Merger Certificates with, and acceptance for record of the Company Merger Certificates by, the SDAT and the DSOS, as applicable, and the filing of Articles Supplementary with respect to the New Parent Preferred Stock, and the acceptance for record of such Articles Supplementary by, the SDAT pursuant to the MGCL. This Agreement has been duly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery by the Company Parties, constitutes a legally valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(b) The Parent Board at a duly held meeting, has unanimously, for Parent and for Parent as managing member of Parent OP and as managing member of Parent Merger Sub, and for Parent OP, as managing member of Parent OP Merger Sub, as applicable, (i) determined that the terms of this Agreement and the transactions contemplated hereby are in the best interests of Parent, Parent OP, Parent Merger Sub and Parent OP Merger Sub and the holders of Parent Common Stock and membership interests of each of Parent OP, Parent Merger Sub or Parent OP Merger Sub, as applicable, (ii) approved, adopted and declared advisable this Agreement and the Mergers, authorized the issuance of Parent Common Stock and New Parent Preferred Stock as payment of the Merger Consideration and Parent OP Interests as payment of the Partnership Merger Consideration and (iii) duly and validly authorized the execution and delivery of this Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.
(c) Parent Merger Sub has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Parent Merger Sub is a party, including the Company Merger. The execution and delivery of this Agreement by Parent Merger Sub and the consummation by Parent Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of Parent Merger Sub are necessary to authorize this Agreement or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Company Merger, to the filing of the Company Merger Certificates with, and acceptance for record of the Company Merger Certificates by, the SDAT and the DSOS, as applicable. This Agreement has been duly executed and delivered by Parent Merger Sub and, assuming due and valid authorization, execution and delivery by the Company Parties, constitutes a legally valid and binding obligation of Parent Merger Sub enforceable against Parent Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(d) Parent OP has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Parent OP is a party, including the issuance of Parent OP Interests in the Partnership Merger. The execution and delivery of this Agreement by Parent OP and the consummation by Parent OP of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of Parent OP are necessary to authorize this Agreement or to consummate the other transactions contemplated by this Agreement, including the issuance of Parent OP Interests in connection with the Partnership Merger, subject, with respect to the Partnership Merger, to the filing of the Partnership Merger Certificate with, and acceptance for record of the Partnership Merger Certificate by, the DSOS. This Agreement has been duly executed and delivered by Parent OP and, assuming due and valid authorization, execution and delivery by the Company Parties, constitutes a legally valid and binding obligation of Parent OP enforceable against Parent OP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(e) Parent OP Merger Sub has the requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Parent OP Merger Sub is a party, including the Partnership Merger. The execution and delivery of this Agreement by Parent OP Merger Sub and the consummation by Parent OP Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of Parent OP Merger Sub are necessary to authorize this Agreement or the Partnership Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Partnership Merger, to the filing of the Partnership Merger Certificate with, and acceptance for record of the Partnership Merger Certificate by, the DSOS. This Agreement has been duly executed and delivered by Parent OP Merger Sub and, assuming due and valid authorization, execution and delivery by the Company Parties, constitutes a legally valid and binding obligation of Parent OP Merger Sub enforceable against Parent OP Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 5.5 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the Parent Parties does not, and, except as described in Section 5.5(a) of the Parent Disclosure Letter, the performance of this Agreement, the transactions contemplated hereby and the Parent Parties’ obligations hereunder will not, (i) conflict with or result in a violation of any provision of (A) the Parent Charter or Parent Bylaws or (B) (I) the Parent OP Certificate of Formation or Parent Operating Agreement, (II) the organizational documents of Parent Merger Sub or (III) the organizational documents of Parent OP Merger Sub, (ii) conflict with or result in any violation of any Law applicable to the Parent Parties or any Parent Subsidiary or by which any property or asset of the Parent Parties or any Parent Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.5(b)) under, result in any breach of any obligation or any loss of any benefit of the Parent Parties or any Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of, or result in, termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Parent Parties or any Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Parent Parties or any Parent Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii) above, as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
(b) The execution and delivery of this Agreement by the Parent Parties does not, and the performance of this Agreement by the Parent Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Form S-4 and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Company Merger Certificates with, and acceptance for record of the Company Merger Certificates by, the SDAT pursuant to the MRL and the DSOS pursuant to the DLLCA, as applicable, (iii) the filing of Articles Supplementary with respect to the New Parent Preferred Stock, and the acceptance for record of such Articles Supplementary by, the SDAT pursuant to the MGCL, (iv) the filing of the Partnership Merger Certificate with, and acceptance for record of the Partnership Merger Certificate by, the DSOS pursuant to the DRULPA and the DLLCA, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws in connection with the issuance of shares of Parent Common Stock, New Parent Preferred Stock and Parent OP Interests pursuant to this Agreement, (vi) such filings as may be required in connection with state and local Transfer Taxes, (vii) any filings or approvals required under the rules and regulations of the NYSE, including the approval of listing the shares of Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) to be issued as Merger Consideration on the NYSE, and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
Section 5.6 Compliance with Law.
(a) Neither Parent nor any Parent Subsidiary is or has been in conflict with, or in default or violation of any authorizations, licenses, permits, certificates, approvals, registrations, waivers, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority, including building permits and certificates of occupancy, necessary for Parent and each Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or carry on its respective business substantially as they are being conducted, except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
(b) Neither Parent nor any Parent Subsidiary is or has been in conflict with, or in default or violation of any Law or Order applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound (except for Laws addressed in Section 5.11, which are solely addressed in such Section), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
Section 5.7 SEC Documents; Financial Statements.
(a) Parent and Parent OP have timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed or furnished by Parent and Parent OP (including, for the avoidance of doubt, the Predecessor) with the SEC, including any amendments or supplements thereto, since January 1, 2021 (the forms, documents, statements, schedules and reports filed or furnished with the SEC since January 1, 2021 and those filed with the SEC since the date of this Agreement, if any, including any amendments or supplements thereto, the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Documents filed or furnished and publicly available prior to the date of this Agreement. Parent does not have any outstanding and unresolved comments from the SEC with respect to any Parent SEC Documents.
(b) To Parent’s Knowledge, at all applicable times, the Parent Parties have complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time.
(c) The consolidated financial statements of Parent and Parent Subsidiaries included, or incorporated by reference, in the Parent SEC Documents, including the related notes and schedules, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Parent and Parent Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Parent and Parent Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Parent SEC Documents filed and publicly available prior to the date of this Agreement.
(d) Neither Parent nor any Parent Subsidiary is a party to, or has any legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Parent and any Parent Subsidiary, on the one hand, and any unconsolidated Affiliate of Parent or any Parent Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent, any Parent Subsidiary or such Parent’s or Parent Subsidiary’s audited financial statements or other Parent SEC Documents.
(e) Since January 1, 2021, Parent (including the Predecessor) has designed and maintained a system of disclosure controls and procedures and internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There has been no change in Parent’s internal controls over financial reporting that has occurred since December 31, 2022, that has materially affected, or is reasonably likely to materially affect, Parent’s internal controls over financial reporting. Since December 31, 2022, there have been no significant deficiencies or material weaknesses in Parent’s internal controls over financial reporting (whether or not remediated). Parent has disclosed as of the date hereof, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer, to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to materially affect Parent’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of Parent or any Parent Subsidiary who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date of this Agreement. As used in this Section 5.7(e), the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement. The principal executive officer and principal financial officer of Parent have made all certifications required by the SOX Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

Section 5.8 Absence of Certain Changes or Events. From December 31, 2022 through the date of this Agreement, (a) Parent and each Parent Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Parent Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Parent Material Adverse Effect.
Section 5.9 No Undisclosed Material Liabilities. There are no material liabilities of Parent or any of the Parent Subsidiaries of any nature that would be required under GAAP to be set forth on the financial statements of Parent or the notes thereto, other than: (a) liabilities reflected or reserved against on the balance sheet of Parent dated as of June 30, 2023 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the transactions contemplated by this Agreement or (c) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2023.
Section 5.10 Litigation. Except as individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Parent, threatened in writing by or before any Governmental Authority, nor, to the Knowledge of Parent, is there any investigation pending by any Governmental Authority, in each case, against or affecting Parent or any Parent Subsidiary or any director or officer of Parent or any Parent Subsidiary, in their capacity as a director or an officer of Parent or such Parent Subsidiary, and (b) neither Parent nor any Parent Subsidiary, nor any of their respective properties, is subject to any outstanding Order of any Governmental Authority.
Section 5.11 Taxes.
(a) Each of Parent and the Parent Subsidiaries has timely filed with the appropriate Governmental Authority all income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, complete and correct in all material respects. Each of Parent and the Parent Subsidiaries has duly and timely paid (or caused to be duly and timely paid on its behalf), or made adequate provisions in accordance with GAAP in the financial statements of the Parent SEC Documents for, all material Taxes required to be paid by it, whether or not shown on any Tax Return.
(b) Parent or, with respect to taxable periods prior to January 3 2023, Predecessor, (i) has elected to be and for all taxable years commencing with Parent’s taxable year ended December 31, 1992 and through and including its last taxable year ending prior to the day of the Company Merger, has been subject to United States federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for all such years; (ii) has been organized and operated at all times since such date in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) will continue to operate until the Company Merger Effective Time in such a manner as to qualify as a REIT (including with regard to the REIT distribution requirements); and (iv) has not taken or omitted to take any action that could reasonably be expected to result in Parent’s failure to qualify as a REIT or in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of Parent, threatened.
(c) (i) There are no audits, disputes, examinations, or investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any Parent Subsidiary and neither Parent nor any Parent Subsidiary is a party to any litigation or administrative proceeding relating to material Taxes; (ii) no material deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed, assessed or threatened in writing to Parent or any Parent Subsidiary by any Governmental Authority, which deficiency has not yet been paid or settled; (iii) neither Parent nor any Parent Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency, which waiver or extension has not expired; (iv) neither Parent nor any Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return; (v) in the past five (5) years, neither Parent nor any Parent Subsidiary has received a written claim from any

Governmental Authority in a jurisdiction where any of them does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction; and (vi) neither Parent nor any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d) No Parent Subsidiary is a corporation or an association taxable as a corporation, other than a corporation or an association taxable as a corporation that qualifies, or will qualify for the entire period such entity is treated as a corporation or an association taxable as a corporation and is directly or indirectly held by Parent pursuant to a timely election, as a Taxable REIT Subsidiary, a Qualified REIT Subsidiary or a REIT. Parent OP is, and has been since its formation, a disregarded entity for United States federal income tax purposes.
(e) With respect to taxable years beginning after December 31, 2014, no entity in which Parent directly or indirectly owns an interest is or at any time since the later of its formation and the date on which Parent acquired an interest in such entity has been a “publicly traded partnership” taxable as a corporation under Section 7704(b) of the Code.
(f) Neither Parent nor any Parent Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise would subject it to any Tax on “built-in gains” under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).
(g) With respect to taxable years beginning after December 31, 2014 neither Parent or, with respect to taxable periods prior to January 3, 2023, Predecessor, nor any Parent Subsidiary has incurred (i) any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or (ii) any material liability for Taxes other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. With respect to taxable years beginning after December 31, 2014, neither Parent or, with respect to taxable periods prior to January 3, 2023, Predecessor, nor any Parent Subsidiary (other than a Taxable REIT Subsidiary of Parent) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. With respect to taxable years beginning after December 31, 2014, neither Parent or, with respect to taxable periods prior to January 3, 2023, Predecessor, nor any Parent Subsidiary has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” in each case, as defined in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon Parent or any Parent Subsidiary.
(h) Each of Parent and the Parent Subsidiaries (i) has complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any state and foreign Laws) and (ii) has duly and timely withheld and, in each case, paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws, and is not liable for any arrears or wages or any Taxes or any penalty for failure to withhold or pay such amounts.
(i) There are no Parent Tax Protection Agreements in force at the date of this Agreement and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Parent threatened to raise, a material claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreement or a claim that any transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Parent Tax Protection Agreement. As used herein, “Parent Tax Protection Agreement” means any written agreement to which Parent or any Parent Subsidiary is a party and that has not expired or otherwise terminated pursuant to which: (i) any liability to direct or indirect holders of any units in a Parent Partnership or interests in any Subsidiary of any Parent Partnership (such units and interests, together, the “Parent Relevant Partnership Interests”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a direct or indirect holder of Relevant Partnership Interests in a Parent Partnership, Parent or Parent Subsidiary has agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making any Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its Subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code and/or (G) only dispose of assets in a particular manner and/or (iii) any Person, whether or not a partner in any Parent Partnership, has been or is required to be given the opportunity to guarantee or assume debt of such Parent Partnership or any Subsidiary of such Parent Partnership or is so guarantying or has so assumed such debt. As used herein, “Parent Partnership” means a Parent Subsidiary that is a partnership for United States federal income tax purposes.
(j) There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except for Parent Permitted Liens.
(k) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business, the primary purposes of which do not relate to Taxes), and after the Closing Date, neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder.
(l) Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority, or has entered into any written agreement with a Governmental Authority, with respect to any Taxes.
(m) Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or other affiliated, consolidated, combined or similar group for Tax purposes (other than a group the common parent of which was Parent or a Parent Subsidiary) or (ii) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (excluding customary indemnification provisions under commercial contracts or borrowings entered into in the ordinary course of business, the primary purposes of which do not relate to Taxes), or otherwise.
(n) Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(o) Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(p) None of Parent nor any Parent Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(q) Neither Parent nor any Parent Subsidiary (other than any Parent Subsidiary that is a Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year (including the taxable year that will end as of the Closing Date) attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
Section 5.12 Benefit Plans.
(a) None of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates maintains, sponsors, contributes to, is required to contribute to or participates in, or has during the past six (6) years maintained, sponsored, contributed to, been required to contribute to or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section

3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). None of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates have incurred, nor are there any circumstances under which they could reasonably incur, any liability or obligations under Title IV of ERISA.
(b) Each Benefit Plan (i) maintained, sponsored, contributed to, required to be contributed to, or participated in by Parent or any of the Parent Subsidiaries or with respect to which the Parent or any of the Parent Subsidiaries is a party for the benefit of or relating to any current or former trustee, employee, or other individual service provider of Parent and Parent Subsidiaries or (ii) with respect to which Parent or any of the Parent Subsidiaries has or may have any material obligation or liability (contingent or otherwise and including as a result of being an ERISA Affiliate with any person) (each, a “Parent Benefit Plan”), has been maintained and administered in compliance, and the administrators and fiduciaries of each Parent Benefit Plan have complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable Law. Each Parent Benefit Plan that is intended to comply with Section 401(a) of the Code has received a favorable determination letter issued by the IRS or is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. To the Knowledge of Parent, no event has occurred with respect to any Parent Benefit Plan which will or could give rise to disqualification of such plan, the loss of intended Tax consequences under the Code, or any material Tax or liability or penalty.
(c) Neither Parent nor any Parent Subsidiary is a party to or bound by any collective bargaining agreement or other labor union contract applicable to employees of Parent or any Parent Subsidiary, nor is any such agreement or contract presently being negotiated. There is no labor strike, controversy, slowdown, work stoppage or lockout occurring, or, to the Knowledge of Parent, threatened by or with respect to any employees of Parent or any Parent Subsidiary, nor has any such action occurred or been threatened within the past (3) years. Neither Parent nor any Parent Subsidiary is subject to any obligation under applicable Law or otherwise to notify or consult with, prior to or after the Closing, any employee of Parent or any Parent Subsidiary, Governmental Authority or other Person with respect to the impact of the transactions contemplated hereby on the employment of any of the employees of Parent or any Parent Subsidiary or the compensation or benefits provided to any employee of Parent or any Parent Subsidiary.
Section 5.13 Information Supplied. None of the information relating to the Parent Parties contained in or that is provided by the Parent Parties in writing for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the transactions contemplated by this Agreement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) with respect to any other document to be filed by the Parent Parties with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will (with respect to Parent, its officers and directors, and Parent Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 that were not supplied by or on behalf of Parent or any Parent Subsidiaries.
Section 5.14 Intellectual Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and Parent Subsidiaries own or have a valid license or other right to use all Parent Intellectual Property necessary to carry on their business substantially as currently conducted, (ii) to the Knowledge of Parent, there are no infringements of, or conflicts with, the Intellectual Property rights of others with respect to the conduct of the business of Parent or any Parent Subsidiary as it is currently conducted and planned to be conducted and (iii) Parent and the Parent Subsidiaries have not experienced any breach of security, unauthorized access or disclosure of Parent Protected Information since January 1, 2021.

Section 5.15 Environmental Matters. Except as set forth on Section 5.15 of the Parent Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:
(a) Parent and each Parent Subsidiary are in compliance and, except for matters that have been fully and finally resolved, Parent and each Parent Subsidiary have for the past three (3) years complied with all Environmental Laws.
(b) Parent and each Parent Subsidiary have timely applied for, obtained and maintain all Environmental Permits required by Law to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are valid and in good standing.
(c) Neither Parent nor any Parent Subsidiary has received any written request for information from a Governmental Authority, or any notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or with respect to Hazardous Substances.
(d) Neither Parent nor any Parent Subsidiary is subject to any Order relating to compliance with or liability under Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal, Release or cleanup of Hazardous Substances and no Action is pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law or relating to Hazardous Substances.
(e) Neither Parent nor any Parent Subsidiary has assumed by contract any liability of any person under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law.
(f) Neither Parent nor any Parent Subsidiary has caused, and to the Knowledge of Parent, no third party has caused any Release of a Hazardous Substance that would reasonably be expected to result in liability to Parent or any Parent Subsidiary under any Environmental Law.
(g) Neither Parent nor any Parent Subsidiary has transported, disposed, or arranged for the transport, treatment or disposal of Hazardous Substances at any location such that Parent or such Parent Subsidiary is or would reasonably be expected to be liable, or become the subject of any Action, under Environmental Law.
Section 5.16 Properties.
(a) Either Parent or a Parent Subsidiary owns fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) or air rights to each of the Parent Properties, in each case, free and clear of Liens, except for Parent Permitted Liens none of which Parent Permitted Liens have had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Since January 1, 2021, neither Parent nor any of Parent Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
(c) Parent and any Parent Subsidiaries have valid and enforceable title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent’s or any Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 5.17 Material Contracts. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the Knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof. None of Parent or any Parent Subsidiary, nor, to the Knowledge of Parent, any other party thereto, is in breach or violation of, or default under, any Parent Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or breach of, or default under, any Parent Material Contract, except where in each case such breach, violation or default would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 5.18 Insurance. Parent and Parent Subsidiaries have obtained and maintained in full force and effect insurance policies (the “Parent Insurance Policies”) providing for coverage in such amounts, on such terms and covering such risks as Parent believes is reasonable and customary for the business of Parent and Parent Subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, all premiums due and payable under all the Parent Insurance Policies have been paid, and Parent and Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Parent Insurance Policies. To the Knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect.
Section 5.19 No Shareholder Approval Required. No vote of holders of securities of Parent is required to approve the issuance of the Parent Common Stock and the New Parent Preferred Stock to be issued in the Company Merger or any of the other transactions contemplated hereby.
Section 5.20 Brokers. Except for the fees and expenses payable to J.P. Morgan Securities LLC, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any Parent Subsidiary; a true and complete copy of the agreement with respect to the engagement of J.P. Morgan Securities LLC has been made available to the Company prior to the date of this Agreement.
Section 5.21 Investment Company Act. Neither Parent nor any Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.
Section 5.22 Takeover Statutes. The Parent Board has taken all action necessary to render inapplicable to the Mergers and the other transactions contemplated by this Agreement the restrictions on business combinations and control share acquisitions contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. To the Knowledge of Parent, no other Takeover Statute is applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement, including the DRULPA. Neither Parent nor any Parent Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of the Company as defined in Section 3-601 of the MGCL.
Section 5.23 Sufficient Funds. Parent has available sufficient cash or lines of credit available to pay the Fractional Share Consideration, and Parent will have, at the Closing, all amounts required to be paid by Parent in connection with the consummation of the transactions contemplated by this Agreement and any other related fees and expenses.
Section 5.24 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 5, none of the Parent Parties nor any other Person on behalf of the Parent

Parties has made any representation or warranty, expressed or implied, with respect to the Parent Parties or Parent Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Parent Parties or Parent Subsidiaries. In particular, without limiting the foregoing disclaimer, neither of the Parent Parties nor any other Person makes or has made any representation or warranty to the Company Parties or any of their Affiliates or Representatives with respect to, except for the representations and warranties made by the Parent Parties in this Article 5, any oral or written information presented to the Company Parties or any of their Affiliates or Representatives in the course of their due diligence of the Parent Parties, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, the Parent Parties acknowledge and agree that none of the Company Parties or any other Person has made or is making any representations or warranties relating to the Company Parties whatsoever, express or implied, beyond those expressly given by the Company Parties in Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company Parties furnished or made available to the Parent Parties or any of their Representatives.
Section 5.25 Parent OP Merger Sub. All of the authorized membership interests of Parent OP Merger Sub are, and at the Partnership Merger Effective Time will be, owned directly by Parent OP and such membership interests are validly issued and outstanding.
Section 5.26 Parent Merger Sub. All of the authorized membership interests of Parent Merger Sub are, and at the Company Merger Effective Time will be, owned directly by Parent and such membership interests are validly issued and outstanding.
ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS
Section 6.1 Conduct of Business by Company.
(a) Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Company Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (v) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any Company Subsidiary, (w) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or Public Health Measures, provided that such action (or omission) is reasonably consistent with Company’s and the Company Subsidiaries’ actions taken (or omitted) prior to the date hereof in response to COVID-19 or Public Health Measures and consulted in advance with Parent in good faith, (x) as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be expressly required pursuant to this Agreement, or (z) as otherwise set forth in Section 6.1 of the Company Disclosure Letter, Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company’s or any Company Subsidiary’s control excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) keep available the services of its present officers and (D) maintain all Company Insurance Policies and (iii) maintain the status of the Company as a REIT.
(b) Without limiting the foregoing, Company covenants and agrees that, during the Interim Period, except (w) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any Company Subsidiary, (x) as may be consented to in writing by Parent (which consent shall not in any case be unreasonably withheld, delayed or conditioned (it being understood that with respect to items requiring consent pursuant to clause (xi) below (regarding certain Company Leases) if, within three (3) Business Days after Company provides notice to Parent requesting Parent’s consent pursuant to this Section 6.1(b), Parent has not either affirmatively provided or withheld consent or reasonably requested additional information from Company with respect to such request, Company may provide a second notice to Parent requesting such consent, which notice shall specifically state that it is a second notice under this Section 6.1(b), and to the extent no response is received from Parent within two (2) Business Days after Company delivers such second notice, Parent’s consent shall be deemed given)), (y) as may be expressly required by this Agreement (including any actions taken pursuant to Section 3.10), or (z) as set forth in Section 6.1 of the Company Disclosure Letter, Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:
(i) (A) amend the Company Charter or the Company Bylaws or amend in any material respect any provision under any organizational documents of any Company Subsidiary or (B) exempt or waive any share ownership limit or create or increase an Excepted Holder Limit (as defined in the Company Charter) under the Company Charter;
(ii) split, combine, reclassify, subdivide or recapitalize any shares of stock or other equity securities or ownership interests of the Company or any Company Subsidiary (other than any wholly owned Company Subsidiary);
(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment by the Company of regular quarterly dividends, aggregated and paid quarterly in accordance with past practice and subject to Section 7.11, at a quarterly rate not to exceed $0.14 per Company Common Share and $0.90625 per Company Series D Preferred Share, (B) the declaration and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary, (C) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, including, for the avoidance of doubt, by any Company Joint Venture, in accordance with the requirements of the organizational documents of such Company Subsidiary and Company Joint Venture and (D) corresponding payments in respect of equity awards to the extent required under the Company Equity Incentive Plans or the applicable award agreement for any Company Equity Awards; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii) and Section 7.11, the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, to the extent necessary for the Company and any Company Subsidiary that is qualified as a REIT under the Code as of the date hereof to maintain its status as a REIT under the Code or applicable state Law or to avoid or reduce the imposition of any entity-level income or excise Tax under the Code or applicable state Law, after taking into account the dividends made or expected to be made pursuant to Section 7.11(a) (any such dividend, a “Permitted REIT Dividend”);
(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its beneficial interests or other equity interests of the Company or a Company Subsidiary, other than (A) the forfeiture or withholding of shares of Company Common Shares to satisfy withholding Tax obligations with respect to outstanding Company Equity Awards in each case in accordance with the terms and conditions of the Company Equity Incentive Plans and award agreements applicable to such Company Equity Awards as of the date of this Agreement, (B) redemption of Partnership OP Units in accordance with the Partnership Agreement in effect as of the date hereof and (C) the creation of new wholly owned Company Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement (including the other provisions of this Section 6.1(b));
(v) except for (A) transactions among Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, (B) issuances of Company Common Shares upon the vesting or scheduled delivery of shares pursuant to Company Equity Awards, in each case in accordance with the terms and conditions of the Company Equity Incentive Plans and award agreements applicable to such Company Equity Awards as of the date of this Agreement or (C) redemptions of Partnership OP Units for Company Common Shares in accordance with the Partnership Agreement in effect as of the date hereof, issue, sell, pledge, dispose, encumber or grant any shares of the Company’s or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of the Company’s Subsidiaries’ capital stock or other equity interests;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than acquisitions of personal property in the ordinary course of business amounting to less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or equity interests in or material amount of assets thereof, except (A) acquisitions by Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary and (B) the prospective acquisitions listed on Section 6.1(b) of the Company Disclosure Letter;
(vii) sell, mortgage, pledge, lease, license, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any real property, personal property (other than sales or dispositions of personal property in the ordinary course of business amounting to less than $1,000,000 in the aggregate), intangible property, Company Intellectual Property or interest in any corporation, partnership, limited liability company or other business organization, except (A) pledges and encumbrances on Company Properties that do not secure Indebtedness and that are not material to the Company in the ordinary course of business, (B) transfers by Company, or any wholly-owned Company Subsidiary, with, to or from any existing wholly-owned Company Subsidiary, (C) the pending dispositions set forth on Section 6.1(b) of the Company Disclosure Letter and (D) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice;
(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any Indebtedness of the Company or any of the Company Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for or pledge any assets as collateral for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness in an aggregate principal amount not to exceed $80,000,000 at any time outstanding incurred under Company’s existing revolving credit facility incurred for (1) working capital purposes in the ordinary course of business consistent with past practice, (2) payment of dividends permitted by Section 6.1(b)(iii) and Section 7.11, (3) Tenant Improvements at any of the Company Properties in the ordinary course of business consistent with past practice, (4) any development or redevelopment activities of the Company as set forth on Section 6.1(b) of the Company Disclosure Letter and (5) in connection with funding any transactions permitted by Section 6.1(b)(vi) or this Section 6.1(b)(viii), (B) Indebtedness of RGMZ in an aggregate principal amount not to exceed $91,000,000 (which amount is in addition to the principal amount outstanding as of the date of this Agreement) incurred under RGMZ’s existing credit facility in connection with funding any acquisitions of RGMZ permitted by Section 6.1(b)(vi) of the Company Disclosure Letter, and (C) Indebtedness of any wholly owned Company Subsidiary to the Company or to another wholly owned Company Subsidiary;
(ix) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, (B) capital contributions, loans, advances or investments required to be made under any Company Leases or ground leases pursuant to which any third party is a lessee or sublessee on any Company Property or any existing joint venture arrangements to which the Company or a Company Subsidiary is a party as of the date of this Agreement, (C) capital contributions or loans expressly required by the organizational documents of any of the Company Joint Ventures or Company Subsidiaries as in effect prior to the date of this Agreement and (D) investments permitted pursuant to Section 6.1(b)(vi);
(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, (1) any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract) or (2) any Company Related Party Agreement (or any contract that, if existing as of the date hereof, would be a Company Related Party Agreement), other than (A) any termination or renewal in accordance with the terms of any such contract that occurs automatically without any action (other than notice of renewal) by Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any

Indebtedness to which Company or any Company Subsidiary is a party as required to comply with the terms of the applicable documentation for the Indebtedness or to facilitate any Debt Transaction, in each case on terms satisfactory to Parent, (C) the entry into any Company Material Contracts of the type described in Sections 4.18(a)(ii) or (xi) that collectively provide for Tenant Improvements at any of the Company Properties amounting to less than $1,500,000 in the aggregate or (D) the entry into any Company Material Contract of the type described in Sections 4.18(a)(ii) or (xi) in connection with the development or redevelopment activities of the Company and the Company Subsidiaries as set forth on Section 6.1(b) of the Company Disclosure Letter or (E) as set forth on Section 6.1(b)(x) of the Company Disclosure Letter;
(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Material Company Lease) or any office lease where the Company or any Company Subsidiary is a tenant, except for (A) any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by Company or any Company Subsidiary or (B) as set forth in Section 6.1(b) of the Company Disclosure Letter; provided that solely for references to Material Company Lease in this Section 6.1(b)(xi), the threshold amounts in clause (A) of the definition of “Material Company Lease” shall be deemed to be “10,000 square feet” and “$300,000,” respectively;
(xii) make any payment, direct or indirect, of any liability of the Company or any Company Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions of Company Properties or refinancings of any Indebtedness otherwise expressly permitted by other sections of this Section 6.1(b);
(xiii) waive, release, assign, settle or compromise any claim or Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (1) equal to or less than the amounts specifically and expressly reserved with respect thereto on the most recent balance sheet of the Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (but only in connection with the specific Action or claim to which the reserved amount relates) or (2) that do not exceed $150,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Company or any Company Subsidiary, (C) do not provide for any admission of liability by Company or any Company Subsidiary, excluding in each case any matter relating to the condemnation proceedings set forth on Section 4.17(e) of the Company Disclosure Letter, and (D) are with respect to any Action involving any present, former or purported holder or group of holders of Company Common Shares or Partnership OP Units in accordance with Section 7.7(c);
(xiv) except as required by applicable Law or any Company Benefit Plans, or as set forth on Section 6.1(b) of the Company Disclosure Letter, (A) hire or terminate (without cause) any director or trustee (regardless of compensation level) or employee or other individual service provider of the Company or any Company Subsidiary with a total annual base salary or compensation level in excess of $100,000 or promote or appoint any Person to a position of director or trustee (regardless of compensation level) or to a position providing for a total annual base salary or compensation level in excess of $100,000 (other than to replace any employee that departs after the date of this Agreement), (B) increase in any manner (or accelerate the vesting, payment or funding of) the amount, rate or terms of compensation or benefits of any employee, officer, director, trustee or other individual service provider of the Company or any Company Subsidiary, (C) enter into, adopt, materially amend or terminate any Company Benefit Plan, (D) amend or waive any of its rights under, or accelerate the vesting, payment or exercisability under, any provision of any of the Company Equity Incentive Plans or any provision of any contract evidencing any Company Equity Award or otherwise modify any of the terms of any outstanding Company Equity Award, (E) fund or make any contribution to any Company Benefit Plan or any related trust or other funding vehicle, or (F) enter into any contract with any labor union or similar organization, including a collective bargaining agreement;

(xv) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2023, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP, the SEC or the Financial Accounting Standards Board or any similar organization;
(xvi) enter into any new line of business or form or enter into any new funds or joint ventures;
(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;
(xviii) enter into, amend or modify any Company Tax Protection Agreement or take any action or fail to take any action that would give rise to a material liability with respect to any Company Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, file any material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendment prior to the date hereof), enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), consent to any extension or waiver of the statutory period of limitations applicable to any material Tax claim or assessment, or surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by applicable Law, or (B) to the extent necessary, as determined by the Company in consultation with Parent, (1) to preserve the Company’s qualification as a REIT under the Code or (2) to preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(xix) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for United States federal income tax purposes or (2) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(xx) grant the deferral of any rent in excess of $100,000 in the aggregate or the abatement of any rent or other material obligations of any tenant, unless otherwise set forth on Section 6.1(b) of the Company Disclosure Letter;
(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;
(xxii) except (A) pursuant to the Company’s budgeted items set forth on Section 6.1(b) of the Company Disclosure Letter, (B) in connection with any Tenant Improvements at any of the Company Properties in the ordinary course of business consistent with past practice, (C) in connection with the development or redevelopment activities of the Company and the Company Subsidiaries set forth on Section 6.1(b) of the Company Disclosure Letter, and (D) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Company Properties in an amount not to exceed $500,000 with respect to any one Company Property and $2,000,000 in the aggregate with respect to all Company Properties, or as is reasonably necessary in the event of an emergency situation, after prior notice to, and consultation in good faith with, Parent (provided, that if the nature of such emergency renders prior notice to and consultation with Parent impracticable, the Company shall provide notice to Parent as promptly as practicable after making such capital expenditure), make or commit to make any capital expenditures;

(xxiii) amend or modify the compensation terms or any other obligations of the Company contained in any engagement letter with Company’s financial advisor in connection with the Mergers in a manner materially adverse to the Company, any Company Subsidiary or Parent or engage other financial advisors in connection with the transactions contemplated by this Agreement;
(xxiv) except to the extent permitted by Section 7.3, take any action that would, or would reasonably be expected to, prevent or delay the consummation of the transactions contemplated by this Agreement;
(xxv) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(xxvi) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
(c) Notwithstanding anything to the contrary set forth in this Agreement, (i) subject to Section 7.11, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time, including making dividend or other distribution payments to shareholders of the Company in accordance with this Agreement, or to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, and (ii) the Company’s obligations under this Section 6.1 to act or refrain from acting, or to cause Company Subsidiaries to act or refrain from acting, will, with respect to any joint venture and its subsidiaries, be subject to (A) express requirements under the organizational documents of such entity and its subsidiaries and (B) the scope of the Company’s or Company Subsidiaries’ power and authority to bind such entity and its subsidiaries.
Section 6.2 Conduct of Business by Parent.
(a) Parent covenants and agrees that, during the Interim Period, except (v) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Parent or any Parent Subsidiary, (w) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or Public Health Measures, provided that such action (or omission) is reasonably consistent with Parent’s and Parent Subsidiaries’ actions taken (or omitted) prior to the date hereof in response to COVID-19 or Public Health Measures and consulted in advance with Company in good faith, (x) as may be consented to in advance in writing by Company (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be expressly required pursuant to this Agreement, or (z) as otherwise set forth in Section 6.2 of the Parent Disclosure Letter, Parent shall, and shall cause each of Parent Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, (ii) use its commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill and, ongoing businesses and (iii) maintain the status of Parent as a REIT.
(b) Without limiting the foregoing, Parent covenants and agrees that, during the Interim Period, except (w) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any Parent Subsidiary, (x) as may be consented to in writing by the Company (which consent shall not in any case be unreasonably withheld, delayed or conditioned), (y) as may be expressly required by this Agreement, or (z) as set forth in Section 6.2 of the Parent Disclosure Letter, Parent shall not, and shall not cause or permit any Parent Subsidiary to, do any of the following:
(i) (A) amend the Parent Charter or the Parent Bylaws (other than any amendment necessary to effect the Company Merger and the other transactions contemplated hereby), the Parent OP Certificate of Formation or the Parent Operating Agreement (other than any amendment necessary to effect the transactions contemplated hereby) or the respective organizational documents of Parent Merger Sub and

Parent OP Merger Sub (other than any amendment necessary to effect the Company Merger or the Partnership Merger, as applicable, and the other transactions contemplated hereby), in each case, if such amendment would be materially adverse to the Company or (B) exempt or waive any share ownership limit or create or increase an Existing Holder Limit (as defined in the Parent Charter) under the Parent Charter;
(ii) split, combine, reclassify, subdivide or recapitalize any shares of stock or other equity securities or ownership interests of Parent or any Parent Subsidiary (other than any wholly owned Parent Subsidiary);
(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or other equity securities or ownership interests in Parent, except for (A) the declaration and payment by Parent of regular quarterly dividends, aggregated and paid quarterly in accordance with past practice and subject to Section 7.11, at a quarterly rate not to exceed $0.23 per share of Parent Common Stock (provided that, notwithstanding anything herein to the contrary, Parent and the Parent Board shall be permitted to increase its quarterly dividend without the Company’s consent by no more than 10% and to declare and pay such increased quarterly dividend), (B) dividends in respect of shares of Parent Class L Preferred Stock pursuant to the terms thereof, (C) dividends in respect of shares of Parent Class M Preferred Stock pursuant to the terms thereof and (D) corresponding payments in respect of equity awards; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii) and Section 7.11, Parent and any Parent Subsidiary shall be permitted to make Permitted REIT Dividends;
(iv) other than with respect to Taxes, fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law, except to the extent that such failure would not prevent or materially impair the ability of Parent Parties to consummate the Mergers on a timely basis;
(v) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2023, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable Law, or make any change, with respect to accounting policies, principles or practices, unless required by GAAP, the SEC or the Financial Accounting Standards Board or any similar organization;
(vi) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) Parent to fail to qualify as a REIT or (B) any Parent Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for United States federal income tax purposes or (2) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(vii) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in a manner that would not reasonably be expected to be materially adverse to Parent or to prevent or materially impair the ability of Parent Parties to consummate the Mergers on a timely basis;
(viii) take any action that would, or would reasonably be expected to, prevent or delay the consummation of the transactions contemplated by this Agreement;
(ix) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(x) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
(c) Notwithstanding anything to the contrary set forth in this Agreement, (i) subject to Section 7.11, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement, or to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code and (ii) Parent’s obligations under this Section 6.2 to act or refrain from acting, or to cause Parent Subsidiaries to act or refrain from acting, will, with respect to any joint venture and its subsidiaries, be subject to (A) express requirements under the organizational documents of such entity and its subsidiaries and (B) the scope of Parent’s or Parent Subsidiaries’ power and authority to bind such entity and its subsidiaries.
Section 6.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company Parties, directly or indirectly, the right to control or direct Parent’s, Parent OP’s or any Parent Subsidiary’s operations prior to the Partnership Merger Effective Time, and nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company or any Company Subsidiary’s operations prior to the Partnership Merger Effective Time. Prior to the Partnership Merger Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.
ARTICLE 7

ADDITIONAL COVENANTS
Section 7.1 Preparation of the Form S-4, the Proxy Statement/Prospectus; Shareholder Meeting.
(a) As promptly as reasonably practicable (but in any event no more than forty-five (45) days) following the date of this Agreement, the Company and Parent shall jointly prepare and Parent shall cause to be filed with the SEC the Form S-4 with respect to the shares of Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) issuable in the Company Merger, which will include the Proxy Statement/Prospectus with respect to the Company Shareholder Meeting. Each of the Company and Parent, as applicable, shall use its reasonable best efforts to (A) have the Proxy Statement/Prospectus cleared and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 and the Proxy Statement/Prospectus comply in all material respects with the applicable provisions of the Exchange Act and Securities Act, (C) mail or deliver the Proxy Statement/Prospectus to the Company’s shareholders as promptly as practicable after the Form S-4 is declared effective and (D) keep the Form S-4 effective for so long as is necessary to complete the Mergers. Each of the Company and Parent shall furnish all information required to be disclosed in the Form S-4 and Proxy Statement/Prospectus or as may reasonably be requested concerning itself, its Affiliates and its shareholders to the other, including all information necessary for the preparation of pro forma or other financial statements, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Prospectus. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give reasonable and good faith consideration to any comments received by the other Party on such document or response. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Company Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, NYSE rules and regulations, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the shares of Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) in the Company Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Shares and Company Series D Preferred Shares as may be reasonably requested in connection with any such actions. Parent shall also take any other action required to be taken under the Securities Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the new Parent OP Interests in connection with the Partnership Merger, and the Company shall furnish all information concerning the Company, the Partnership and the holders of the Partnership OP Units as may be reasonably requested in connection with any such actions. The Parent Parties shall have the right, to the extent necessary (and following consultation with the Company), to prepare and file a Form S-4 with respect to the new Parent OP Interests (the “OP Unit Form S-4”) to be issued in connection with the Partnership Merger. The Company Parties will cooperate in the preparation of the OP Unit Form S-4 pursuant to the immediately preceding sentence. For the avoidance of doubt, in the event the Parent Parties determine to prepare and file the OP Unit Form S-4, (x) the Parent Parties shall prepare and cause to be filed with the SEC, as promptly as reasonably practicable after such determination, the OP Unit Form S-4, (y) all references in this Agreement to “Form S-4” (including this Section 7.1 and Section 8.1(b)) shall be deemed to refer to the Form S-4 and the OP Unit Form S-4, collectively.
(b) If, at any time prior to the receipt of the Company Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 and/or the Proxy Statement/Prospectus and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company and the stockholders of Parent. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.14, Section 5.13 and this Section 7.1, any information concerning or related to the Company, its Affiliates or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.
(c) As promptly as practicable (but, other than with respect to the establishing of a record date, following the date upon which the Form S-4 becomes effective under the Securities Act), the Company shall, in accordance with applicable Law and the Company Charter and the Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting and shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the shareholders of the Company entitled to vote at the Company Shareholder Meeting and to hold the Company Shareholder Meeting. The Company shall, through the Company Board, recommend to its shareholders that they provide the Company Shareholder Approval, include such recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Company Shareholder Approval, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 7.3(b). Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Shareholder Meeting is scheduled, Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Shareholder Approval, whether or not a quorum is present, Company shall have the right to (and at the request of Parent shall) make one or more successive postponements or adjournments of the Company Shareholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Company

Shareholder Approval; provided, that the Company Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Shareholder Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law).
Section 7.2 Access to Information; Confidentiality.
(a) During the Interim Period, to the extent permitted by applicable Law, upon reasonable advanced notice and at the reasonable request of the other Party, and subject to the reasonable restrictions imposed from time to time upon advice of counsel in order to comply with applicable Law, each of the Company and Parent, shall, and shall cause each of the Company Subsidiaries and Parent Subsidiaries, respectively, to, afford to the Representatives of such other Party reasonable access during normal business hours to all of their respective properties (provided that no invasive testing may be conducted), offices, books, contracts, personnel and records; provided that all such access shall be coordinated through the other Party or its Representatives in accordance with such procedures as they may reasonably jointly establish and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as the other Party may reasonably request, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants; provided that any access to properties and personnel shall be subject to reasonable requirements established by the providing Party with respect to COVID-19 or the Public Health Measures. No representation or warranty as to the accuracy of information provided pursuant to this Section 7.2 is made and the Parties may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article 4 or Article 5, and no investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Company or of Parent respectively, contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 7.2(a) to provide the other Party or the Representatives of the other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice, (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives or (C) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of loss of privilege to the disclosing Party. The Parties will cooperate in good faith to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including in the case of clause (A) by using reasonable best efforts to obtain consent to disclose. Each of the Company and Parent will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Except as otherwise provided in this Agreement, prior to the Company Merger Effective Time, each of Parent and the Company shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which the other Party has a business relationship (including tenants/subtenants) regarding the business of such other Party or this Agreement and the transactions contemplated hereby without the prior written consent of such other Party, such consent not to be unreasonably withheld, conditioned or delayed (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict Parent or the Company and their respective Representatives and Affiliates from contacting such parties in pursuing the business of Parent and the Company respectively operating in the ordinary course); provided that in no event shall a breach by Parent of this sentence constitute or be deemed to constitute a breach of this Agreement for purposes of Section 9.1(d)(i) or Section 8.3(b) (other than a willful and material breach of this sentence following delivery of written notice from the Company to Parent of a prior breach of this sentence).
(b) Each of the Company and Parent will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the applicable Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof; provided that the Confidentiality Agreement, dated as of June 23, 2023, by and between Parent and the Company is hereby amended to remove Section 16 thereof in its entirety.
Section 7.3 No Solicitation; Company Acquisition Proposals.
(a) Except as expressly permitted by this Section 7.3, the Company shall not, and shall cause its controlled Affiliates not to, and shall not authorize or permit any Representatives of the Company or any of its controlled Affiliates to, and shall instruct and use its reasonable best efforts to cause such Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to any Company Acquisition Proposal or any other effort or attempt to make or implement a Company Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding, or furnish to any Person other than Parent or its Representatives any non-public information or data in connection with, any Company Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement in each case related to a Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement) or requiring or having the effect of requiring the Company to abandon, terminate or violate its obligations hereunder or fail to consummate the Mergers (each, a “Company Alternative Acquisition Agreement”), or (iv) agree to or propose publicly to do any of the foregoing. The Company shall, and shall cause each of the Company Subsidiaries and shall use its reasonable best efforts to cause the Representatives of the Company and the Company Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Person and its Representatives (other than Parent or any of its Representatives) conducted heretofore with respect to any Company Acquisition Proposal, (B) request the prompt return or destruction, to the extent required upon the Company’s request by any confidentiality agreement, of all confidential information previously furnished to any such Person and its Representatives, (C) terminate the access of any such Person (other than Parent, Parent Subsidiaries and any of their respective Representatives) to any “data room” hosted by the Company, the Company Subsidiaries or any of their respective Representatives relating to any Company Acquisition Proposal, and (D) not terminate, waive, amend, release or modify, any provision of any confidentiality, standstill (including any standstill provisions contained in any confidentiality or other agreement) or any similar agreement with respect to a Company Acquisition Proposal to which it or any of its Affiliates, including the Company Subsidiaries, or Representatives is a party, or any Takeover Statute, or otherwise fail to enforce any of the foregoing. Notwithstanding the foregoing (but subject to this Section 7.3(a)), if, at any time following the date of this Agreement and prior to obtaining the Company Shareholder Approval, (1) the Company receives an unsolicited bona fide Company Acquisition Proposal, (2) such Company Acquisition Proposal was not the result of a material violation of this Section 7.3(a), (3) the Company Board determines in good faith (after consultation with Company’s outside counsel and financial advisor) that such Company Acquisition Proposal constitutes or would reasonably be likely to result in a Company Superior Proposal, and (4) the Company Board determines in good faith (after consultation with Company’s outside counsel) that the failure to do so would be inconsistent with its duties under applicable Law, then, subject to compliance with the other terms of this Section 7.3, the Company may (and may authorize the Company Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to the Company and the Company Subsidiaries to the Person making such Company Acquisition Proposal (and such Person’s Representatives) pursuant to a Company Acceptable Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to Parent or shall be provided (to the extent permitted by applicable Law) to Parent prior to or concurrently with the time it is provided to such Person and (y) participate in negotiations with the Person making such Company Acquisition Proposal

(and such Person’s Representatives) regarding such Company Acquisition Proposal. Neither the Company nor any Company Subsidiaries shall enter into any agreement with any Person subsequent to the date of this Agreement that prohibits such Person from providing information to Parent in accordance with this Section 7.3.
(b) Except as provided in Sections 7.3(c) and (d), the Company Board (i) shall not withdraw, withhold, modify or qualify in any manner adverse to Parent (or publicly propose to withdraw, withhold, modify or qualify in any manner adverse to Parent) the approval, recommendation or declaration of advisability by the Company Board of this Agreement, the Mergers or any of the other transactions contemplated hereby, and (ii) shall not adopt, approve, or publicly recommend, endorse or otherwise declare advisable the approval of any Company Acquisition Proposal (each such action set forth in this Section 7.3(b) being referred to herein as a “Company Adverse Recommendation Change”).
(c) Notwithstanding anything in this Agreement to the contrary, in circumstances not involving a Company Acquisition Proposal, subject to compliance with Section 7.3(e), at any time prior to obtaining the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change if, and only if, after the date of this Agreement, the Company Board determines in good faith (after consultation with the Company’s outside counsel) that (i) a Company Intervening Event has occurred or arisen and (ii) the failure to do so would be inconsistent with its duties under applicable Law.
(d) Notwithstanding anything in this Agreement to the contrary, subject to compliance with Section 7.3(e), at any time prior to obtaining the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change in circumstances involving a Company Acquisition Proposal and in the event that the Company Board determines such Company Acquisition Proposal to be a Company Superior Proposal, in accordance with this Section 7.3, terminate this Agreement pursuant to Section 9.1(d)(ii) (a “Company Superior Proposal Termination”), if and only if (i) Company receives an unsolicited, written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide and that is not withdrawn, (ii) such Company Acquisition Proposal was not the result of a material violation of Section 7.3, (iii) the Company Board determines in good faith (after consultation with the Company’s outside counsel and financial advisor) that such Company Acquisition Proposal constitutes a Company Superior Proposal, and (iv) the Company Board determines in good faith (after consultation with the Company’s outside counsel) that the failure to do so would be inconsistent with its duties under applicable Law.
(e) Prior to effecting a Company Superior Proposal Termination in accordance with Section 7.3(d) or a Company Adverse Recommendation Change in accordance with Section 7.3(c) or Section 7.3(d), (i) the Company shall notify Parent in writing, at least four (4) Business Days prior to taking such action (the “Company Notice Period”), of its intention to effect such Company Superior Proposal Termination or Company Adverse Recommendation Change (which notice shall include (x) in circumstances involving or relating to a Company Acquisition Proposal, the terms and conditions of, and attach a complete copy of, such Company Superior Proposal and the identity of the Person making such proposal, and (y) in circumstances not involving or relating to a Company Acquisition Proposal, specifying in reasonable detail the reasons therefor), (ii) during the Company Notice Period, the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments or modifications to the terms and conditions of this Agreement (x) such that, in circumstances involving or relating to a Company Acquisition Proposal, the Company Superior Proposal ceases to be a Company Superior Proposal, and (y) in circumstances not involving or relating to a Company Acquisition Proposal, as may be proposed by Parent, and (iii) at the end of the Company Notice Period, the Company Board must determine in good faith that, (x) after consultation with the Company’s outside counsel and financial advisor, in circumstances involving or relating to a Company Acquisition Proposal, such Company Superior Proposal continues to constitute a Company Superior Proposal (taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by Parent), and that, after consultation with the Company’s outside counsel, the failure to effect such Company Superior Proposal Termination would be inconsistent with its duties under applicable Law, and (y) after consultation with the Company’s outside counsel, in circumstances not involving or relating to a Company Acquisition Proposal, the failure to effect such Company Adverse Recommendation Change would be inconsistent with its duties under applicable Law; provided, however, that in circumstances involving or relating to a Company

Acquisition Proposal, any amendment to the financial terms (including without limitation any change to the purchase price or form of consideration) or any other material supplement or amendment of any such Company Superior Proposal or in circumstances involving or relating to a Company Intervening Event, any change to the conditions constituting such Company Intervening Event (other than an amendment or change that only has a de minimis effect), in either case during the Company Notice Period shall require a new written notice and Company Notice Period, and the Company shall be required to comply again with the requirements of this Section 7.3(e) with respect to such new written notice, except that the new Company Notice Period shall be two (2) Business Days instead of four (4) Business Days, and provided further that, for purposes of this Section 7.3(e), if the Company delivers written notice prior to 8:00 a.m. New York City time on a Business Day, such Business Day shall be included as one (1) Business Day in such four (4) or two (2) Business Day period, as applicable. The Company shall be required to comply with the obligations under the foregoing Section 7.3(e) with respect to each Company Acquisition Proposal it receives or any Company Intervening Event the Company Board identifies.
(f) In addition to the obligations of the Company set forth in Section 7.3(a) and (e), the Company shall promptly (but in no event later than twenty-four (24) hours) notify Parent in writing in the event that after the date hereof the Company or any of the Company Subsidiaries or Representatives receives (i) any Company Acquisition Proposal or (ii) any request for non-public information from any Person that informs the Company or any of the Company Subsidiaries or Representatives that it is considering making, or has made, a Company Acquisition Proposal, or any inquiry from any Person seeking to have or continue discussions or negotiations with the Company relating to a possible Company Acquisition Proposal. Such notice shall include the terms and conditions of such Company Acquisition Proposal or request and the identity of the Person making any such Company Acquisition Proposal or request (including a copy thereof if in writing and any related documentation or correspondence that supplements or amends such Company Acquisition Proposal in any respect (other than a de minimis respect), including proposed agreements, or a summary of the terms and conditions if such Company Acquisition Proposal or request was not made in writing, including requests or other communications made orally or supplementally). The Company shall keep Parent reasonably informed of the status and terms of developments, discussions and negotiations concerning any such Company Acquisition Proposal or request (including after the occurrence of any amendment, modification or supplement thereto) on a reasonably current basis, including by providing a copy of all documentation or written correspondence that supplements or amends such Company Acquisition Proposal in any respect (including proposed agreements) and any change in its intentions as previously notified (in each case other than supplements, amendments or changes that only have a de minimis effect). Without limiting any of the foregoing, the Company shall promptly (and in any event within one (1) Business Day) notify Parent orally and in writing if the Company determines to begin providing non-public information or to engage in negotiations concerning a Company Acquisition Proposal pursuant to Section 7.3(a) and shall in no event begin engaging in such discussions or negotiations prior to providing such notice.
(g) Nothing contained in this Section 7.3 shall prohibit the Company or the Company Board through its Representatives, directly or indirectly, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board (after consultation with the Company’s outside counsel), failure to so disclose would be inconsistent with its duties under applicable Law; provided, that in no event shall this Section 7.3(g) affect the obligations of the Company specified in Section 7.3(b) and the Company shall not withdraw, modify or change the Company Board Recommendation in a manner adverse to Parent unless specifically permitted pursuant to the terms of Section 7.3(c) or (d); and provided, further, that any communication that addresses the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change, unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of the Company Board, without disclosing any Company Adverse Recommendation Change.

(h) For purposes of this Agreement:
(i) “Company Acquisition Proposal” means any proposal, offer, or inquiry from any Person (other than Parent or any Parent Subsidiaries) or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions by such Person or group, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, (A) of assets or businesses of the Company and the Company Subsidiaries that generate 15% or more of the net revenues or net income or that represent 15% or more of the consolidated total assets (based on book value) of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction or (B) of 15% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company, including any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 15% or more of the outstanding shares of any class of voting securities of the Company, in each case other than the transactions contemplated by this Agreement involving Parent.
(ii) “Company Superior Proposal” means any bona fide written Company Acquisition Proposal that did not result from a breach or violation of this Section 7.3 made after the date hereof (with all percentages included in the definition of “Company Acquisition Proposal” increased to 80%), taking into account all legal, financial, regulatory, financing, timing, risks and any other aspects of the proposal and the Person making the proposal, that (A) if consummated, would be more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Company Acquisition Proposal or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.
(iii) References in this Section 7.3 to (a) the Company Board shall mean the board of trustees of the Company or a duly authorized committee thereof, and (b) outside counsel shall mean, as applicable, outside counsel to the Company or the Company Board or a duly authorized committee thereof.
(iv) The Company shall not submit to the vote of its shareholders any Company Acquisition Proposal other than the Company Merger prior to the termination of this Agreement in accordance with its terms.
Section 7.4 Public Announcements. Except for any action taken by Company or the Company Board pursuant to, and in accordance with Section 7.3, so long as this Agreement is in effect, neither the Parties hereto nor any of their controlled Affiliates shall issue any press releases or otherwise make any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement without the prior written consent of the Company or Parent, as applicable; provided, that a Party may issue such press release or make such public statement as may be required by applicable Law, Order or the applicable rules of any stock exchange or that are consistent with the final form of joint press release announcing the Mergers and the investor presentation given to investors on the date of announcement of the Mergers. The Parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.
Section 7.5 Indemnification; Directors’ and Officers’ Insurance.
(a) Without limiting any additional rights that any present or former manager, director, officer, trustee, agent, or fiduciary may have under any indemnification agreement or under the Company Charter, the Company Bylaws, Parent Charter or Parent Bylaws or, if applicable, comparable organizational documents of any Company Subsidiary or Parent Subsidiary, from and after the Company Merger Effective Time until the sixth (6th) anniversary of the Closing Date, Parent shall: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Company Merger Effective Time, serving as a manager, director, officer, trustee, member or fiduciary, in each case to the extent such persons are otherwise entitled to indemnification pursuant to the terms of the organizational documents of the Company and the Company Subsidiaries as in effect on the date hereof, of the Company, or any of the Company Subsidiaries or Parent or any of Parent Subsidiaries and acting in such capacity (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of or advance to each of the Indemnified Parties, in each case to the extent such persons are otherwise entitled to payment or advancement of expenses pursuant to the terms of the organizational documents of the Company and the Company Subsidiaries as in effect on the date hereof, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to (A) Parent’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such Claim Expenses if it is determined by a court of competent jurisdiction in a final, nonappealable judgment that such Indemnified Party is not entitled to be indemnified and (B) a good faith affirmation by such Indemnified Party of such Indemnified Party’s compliance with the standard of conduct required herein; provided, that Parent shall not be liable for any amounts paid in settlement effected without its prior written consent, as applicable, and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent the Indemnified Party is advised by counsel that such Indemnified Party has conflicting interests with one or more other Indemnified Parties in the outcome of such action (in which event such Indemnified Party shall be entitled to engage separate counsel, the fees and expenses for which Parent shall be liable). The indemnification and advancement obligations of Parent pursuant to this Section 7.5(a) shall be limited to acts or omissions occurring at or before the Company Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, member or fiduciary of the Company or Parent or any of the Company Subsidiaries or Parent Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.5(a), (I) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding or inquiry or investigation, whether instituted by any Party hereto, any Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to (x) matters that relate to such Indemnified Party’s duties or service as a manager, director, officer, trustee, employee, agent, member or fiduciary of the Company or Parent or any of the Company Subsidiaries or Parent Subsidiaries or, to the extent such person is or was serving at the request or for the benefit of the Company or Parent or any of the Company Subsidiaries or Parent Subsidiaries, any other entity or any Benefit Plan maintained by any of the foregoing, in each case, at or prior to the Company Merger Effective Time, and (y) this Agreement or any of the transactions contemplated hereby, including the Mergers; and (II) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.5(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. The Parent shall not settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, or such Indemnified Party otherwise consents thereto.
(b) Without limiting the foregoing, each of the Parent Parties agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Company Merger Effective Time now existing in favor of the current or former managers, directors, trustees, officers, agents, members or fiduciaries or other Indemnified Parties as provided in the organizational documents and the indemnification agreements of the Company shall survive the Company Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the Company Merger Effective Time, the organizational documents of Parent and of any applicable Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the organizational documents of the Company or any applicable Company Subsidiary, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Company Merger Effective Time in any manner that would affect adversely the rights of the applicable Indemnified Parties thereunder, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.
(c) For a period of six (6) years after the Company Merger Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person covered, on the date of this Agreement, by Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Company Merger Effective Time; provided, that in lieu of such obligation, (i) Parent may substitute therefor policies of an insurance company with the same or better rating as the Company’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) at the Company’s election, the Company may obtain extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Company Merger Effective Time) or purchase a “tail” policy for a period of six (6) years from the Company Merger Effective Time for a cost not in excess of the Maximum Amount (as defined below); and provided, further, that in no event shall Parent be required to pay annual premiums for insurance under this Section 7.5(c) in excess of 300% of the most recent annual premiums paid by the Company prior to the date of this Agreement for such purpose (the “Maximum Amount”), it being understood that if the annual premiums of such insurance coverage exceed such amount, Parent shall nevertheless be obligated to provide such coverage as may be obtained for such Maximum Amount.
(d) If Parent or its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.5.
(e) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.5; provided, that such Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.
(f) The provisions of this Section 7.5 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.5), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent and the Company and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.5 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.

Section 7.6 Appropriate Action; Consents; Filings.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall and shall cause the Company Subsidiaries and Parent Subsidiaries, respectively, and their respective Affiliates, to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) the obtaining of all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) subject to Section 7.7(c), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.
(b) In connection with and without limiting the foregoing Section 7.6(a), Section 7.15 or Section 3.10, each of Parent and the Company shall (or shall cause Parent Subsidiaries or the Company Subsidiaries, respectively, to) use its commercially reasonable efforts to give any notices to third parties, and each of Parent and the Company shall use, and cause each of their respective Affiliates to use, its commercially reasonable efforts to obtain any third party consents not covered by Section 7.6(a) that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties hereto will and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable and permitted, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. The Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 7.6 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or trustees of the recipient without the advance written consent of the Party providing such materials. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.
Section 7.7 Notification of Certain Matters; Transaction Litigation.
(a) The Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to the Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.
(b) The Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to the Company, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company, Parent or their respective Representatives to provide such prompt notice under this Section 7.7(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b) or Section 9.3(b)(i).
(c) The Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to the Company, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any Company Subsidiary or Parent Subsidiary, respectively, that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Company and its Representatives shall give Parent the opportunity to reasonably participate in the defense and settlement of any litigation against the Company and/or its trustees relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 7.8 Listing. Prior to the Closing, Parent and its Representatives shall prepare and cause to be filed with the NYSE an application for listing of additional shares pursuant to which the Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) to be issued in the Company Merger will be listed on the NYSE (the “Listing”). Parent shall use its reasonable best efforts to have the Listing accepted by the NYSE as promptly as practicable after its submission such that the Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) to be issued in the Company Merger will be listed immediately following the Company Merger Effective Time. The Company shall furnish all information concerning itself and its Affiliates and provide such other assistance as may be reasonably requested by Parent in connection with the preparation and filing of the application for listing of additional shares. Prior to filing the listing application (or any amendment or supplement thereto) or responding to any comments of the NYSE with respect thereto, Parent shall provide the Company with a reasonable opportunity to review and comment on such document or response.
Section 7.9 Section 16 Matters. Prior to the Company Merger Effective Time, the Company shall take all such steps to cause any dispositions of Company equity securities (including derivative securities with respect to Company equity securities) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.10 Certain Tax Matters.
(a) Each of Parent and the Company shall use their respective reasonable best efforts to cause the Company Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. All Parties shall treat the Company Merger as a “reorganization” under Section 368(a) of the Code and no Party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b) Parent and Parent OP shall cause Parent OP to maintain its status as a disregarded entity of Parent for United States federal income tax purposes at all times prior to the Partnership Merger Effective Time.

(c) The Partnership shall use its reasonable best efforts to obtain and deliver to Parent prior to the Partnership Merger Effective Time a duly executed certificate IRS Form W-9, from each holder of Partnership OP Units that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code); provided, however, that in the event that any IRS Form W-9 is not delivered to Parent prior to the Partnership Merger Effective Time, Parent’s remedy shall be limited to withholding pursuant to this Agreement.
(d) The Company shall reasonably cooperate and consult in good faith with Parent with respect to maintenance of the REIT status of the Company (and any Company Subsidiary that is a REIT) for the Company’s 2023 taxable year (and, to the extent the Closing Date is expected to occur in the Company’s 2024 taxable year, the Company’s 2024 taxable year) and for the corresponding taxable years of any Company Subsidiary that is a REIT. The Company and Parent shall cooperate to cause each Taxable REIT Subsidiary of the Company to jointly elect with Parent to be treated as a Taxable REIT Subsidiary of Parent, effective as of the date of the Company Merger Effective Time.
(e) Parent OP, as the continuing partnership, shall adopt the “traditional method” as set forth in Treasury Regulations Section 1.704-3 (and any analogous provision of state or local income Tax Law) with respect to any variation between the adjusted Tax basis and fair market value, as of the Partnership Merger Effective Time, of any of the assets of Parent OP deemed contributed to such continuing partnership for United States federal income tax purposes.
(f) Notwithstanding any other provision of this Agreement, unless this Agreement has been terminated pursuant to Section 9.1, Parent will not be required to reimburse Company expenses or indemnify Company losses under this Agreement (including pursuant to Section 3.10 and Section 7.15) to the extent such reimbursement or indemnification payment could cause the Company to lose its status as a REIT for the taxable year of the Company beginning January 1, 2024; provided, for the avoidance of doubt, that Parent’s obligation to reimburse or indemnify the Company for items subject to this Section 7.10(f) shall survive any such termination pursuant to Section 9.1.
Section 7.11 Dividends.
(a) It is agreed that (i) the Parties shall take such actions as are necessary to ensure that the timing of any regular quarterly dividend paid to common shareholders or stockholders by either Company or Parent prior to the Closing will be coordinated so that, if either the holders of Company Common Shares or the holders of Parent Common Stock receive a dividend for a particular calendar quarter in the period beginning on January 1, 2023 and prior to the Closing Date, then the holders of Parent Common Stock and the holders of Company Common Shares, respectively, shall also receive a dividend for such calendar quarter prior to the Closing Date and (ii) the Parties will coordinate such that any such quarterly dividend by the Company and Parent shall have the same record date and the same payment date, which shall be consistent with Parent’s historical record dates and payment dates unless otherwise agreed between the Parties, in order to ensure that the common shareholders of the Company and the common stockholders of Parent receive the same number of such dividend payments in the period beginning on January 1, 2023 and prior to the Company Merger Effective Time (provided that the amount of any such quarterly dividend declared by the Company shall be consistent with Section 6.1(b)(iii) and the amount of any such quarterly dividend declared by Parent shall be consistent with Section 6.2(b)(iii)). For the avoidance of doubt, the Company shall pay dividends owed to the holders of Company Series D Preferred Shares in accordance with the terms set forth in the Company Charter.
(b) If the Company or any Company Subsidiary, in consultation with Parent, determines that it is necessary to declare a Permitted REIT Dividend with respect to the taxable year of the Company ending December 31, 2023 and/or the taxable year of the Company ending on the Closing Date, the Company shall notify Parent at least twenty (20) days prior to the anticipated Closing Date. Notwithstanding anything to the contrary contained herein, in the event the Company declares a Permitted REIT Dividend other than a Permitted REIT Dividend to the extent necessitated by action or actions requested by Parent pursuant to Section 3.10, then, at Parent’s option, either (i) the Exchange Ratio shall be reduced by an amount equal to the product of (x) the Exchange Ratio prior to such adjustment multiplied by (y) the quotient obtained by dividing (A) the per share amount of such Permitted REIT Dividend by (B) $11.57 or (ii) Parent shall be permitted to declare a cash dividend to holders of shares of Parent Common Stock, in an amount per share equal to the quotient obtained by dividing (x) the Permitted REIT Dividend declared by the Company with respect to each Company Common Share by (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 7.11(b) (A) in respect of the taxable year of the Company ending on December 31, 2023 shall be a date in December 2023 mutually selected by the Company and Parent and (B) in respect of the taxable year of the Company ending on the Closing Date shall be the close of business on the last Business Day prior to the Closing Date; provided, that if the Closing Date is January 2, 2024, (1) such record date shall be January 1, 2024 and such payment date shall be as soon as practicable following the Closing Date and (2) the payment mechanics of such Permitted REIT Dividend shall be mutually determined by the Company and Parent.
(c) If Parent or any Parent Subsidiary, in consultation with the Company, determines that it is necessary to declare a Permitted REIT Dividend with respect to the taxable year of the Company ending December 31, 2023 and/or with respect to the taxable year of Parent ending on December 31, 2024, Parent shall notify the Company at least twenty (20) days prior to the anticipated Closing Date. Parent shall be permitted to effect such Permitted REIT Dividend at its option as a dividend of cash, Parent Common Stock or a combination of cash and Parent Common Stock; provided that any dividend of Parent Common Stock shall result in an adjustment to the Exchange Ratio as set forth in Section 3.1(b). Notwithstanding anything to the contrary contained herein, in the event Parent declares a Permitted REIT Dividend, then, at Parent’s option, either (i) the Exchange Ratio shall be increased by an amount equal to the product of (x) the Exchange Ratio prior to such adjustment multiplied by (y) the quotient obtained by dividing (A) the per share cash amount of such Permitted REIT Dividend by (B) $19.12 or (ii) the Company shall be permitted to declare a cash dividend to holders of Company Common Shares, in an amount per share equal to the product of (x) the cash amount of the Permitted REIT Dividend declared by Parent with respect to each share of Parent Common Stock and (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 7.11(c) (A) in respect of the taxable year of Parent ending on December 31, 2023 shall be a date in December 2023 selected by Parent and (B) in respect of the taxable year of Parent ending on December 31, 2024 shall be the close of business on the last Business Day prior to the Closing Date; provided, that if the Closing Date is January 2, 2024, (1) such record date shall be January 1, 2024 and such payment date shall be as soon as practicable following the Closing Date and (2) the payment mechanics of such Permitted REIT Dividend shall be mutually determined by the Company and Parent.
Section 7.12 Voting of Shares. Parent shall vote all Company Common Shares beneficially owned by it, Parent OP or any Parent Subsidiaries as of the record date for the Company Shareholder Meeting and entitled to be voted, if any, in favor of the approval of this Agreement and approval of the Company Merger.
Section 7.13 Takeover Statutes. The Parties shall use their reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
Section 7.14 Tax Representation Letters.
(a) The Company shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 8.2(e) and Section 8.3(f), (ii) deliver to Goodwin Procter LLP, counsel to the Company, and Latham & Watkins LLP, counsel to Parent, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, a tax representation letter, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of the Company, and in form and substance reasonably satisfactory to Goodwin Procter LLP or other counsel described in Section 8.2(e) and to Latham & Watkins LLP or other counsel described in Section 8.3(e), containing customary representations of the Company for purposes of rendering the opinions described in Section 8.2(e) and Section 8.3(e) and (iii) deliver to Wachtell, Lipton, Rosen & Katz, counsel to Parent, and Goodwin Procter LLP, counsel to the Company, or other counsel described in Section 8.2(f) and Section 8.3(f), respectively, tax representation letters, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), and signed by an officer of the Company, in form and substance reasonably acceptable to such counsel, containing customary representations of the Company as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render an opinion on the Closing Date, as described in Section 8.2(f) (and, if required, as of the effective date of the Form S-4) and Goodwin Procter LLP to render an opinion on the Closing Date, as described in Section 8.3(f) (and, if required, as of the effective date of the Form S-4).
(b) Parent shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 8.3(e) and Section 8.2(f), (ii) deliver to Latham & Watkins LLP, counsel to Parent, or other counsel described in Section 8.3(e), tax representation letters, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Parent, and in form and substance reasonably satisfactory to Latham & Watkins LLP or other counsel described in Section 8.3(e) and to the Company, containing customary representations of Parent for purposes of rendering the opinion described in Section 8.3(e) and (iii) deliver to Wachtell, Lipton, Rosen & Katz, counsel to Parent, and Goodwin Procter LLP, counsel to the Company, or other counsel described in Section 8.2(f) and Section 8.3(f), respectively, tax representation letters, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), and signed by an officer of Parent, in form and substance reasonably acceptable to such counsel, containing customary representations of Parent as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render an opinion on the Closing Date, as described in Section 8.2(f) (and, if required, as of the effective date of the Form S-4) and Goodwin Procter LLP to render an opinion on the Closing Date, as described in Section 8.3(f) (and, if required, as of the effective date of the Form S-4).
Section 7.15 Financing Cooperation.
(a) The Company shall, and shall cause the Company Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Parent in connection with any financing arranged by Parent or any of its Subsidiaries for the purpose of financing Parent’s or its Subsidiaries’ obligations in connection with the completion of the Mergers or the other transactions contemplated hereby (including, without limitation, the payment of fees and expenses in connection therewith and the repayment of any Indebtedness of Parent, the Company or any of their Subsidiaries in connection therewith). Such cooperation shall include (i) participating in a reasonable number of meetings, presentations and due diligence sessions in connection with such financing arrangements, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with such financing arrangements (including relating to the preparation of pro forma financial statements), (iii) as promptly as reasonably practical, furnishing Parent and any of its financing sources with (A) audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the three most recently completed fiscal years of the Company ended at least sixty (60) days prior to the Closing Date, in each case, prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year and (B) unaudited consolidated balance sheets and related condensed consolidated statements of operations, comprehensive income, changes in equity and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for the Company for each subsequent fiscal quarter ended at least forty (40) days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year), in each case, prepared in accordance with GAAP and reviewed by the Company’s independent public accountants, and (C) any other information regarding the Company and the Company Subsidiaries that Parent may reasonably request in connection with the arrangement or execution of such financing, (iv) obtain customary authorization letters, comfort letters and accountants’ consent letters as may be requested by Parent and (v) to the extent requested in writing at least ten (10) Business Days prior to the Closing, delivering at least three (3) Business Days prior to the Closing all documentation and other information with respect to the Company and the Company Subsidiaries that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA PATRIOT Act. Notwithstanding the foregoing, nothing in this Section 7.15(a) shall require the Company, the Company Subsidiaries and their respective Representatives shall not be required to enter into any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters) that will be effective prior to the Closing or to pay any commitment fee or other amount to any financing source prior to the Closing and nothing in this Section 7.15(a) shall require (x) such cooperation to the extent it would disrupt unreasonably the business or operations of the Company and the Company Subsidiaries, taken as a whole, or require any of them to take any actions that would reasonably be expected to violate its organizational documents or (if such violation of law would be material and adverse to the interests of the Company) applicable Law or contract, (y) the board of directors or similar governing body of the Company or any Company Subsidiary to adopt resolutions approving any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters to the extent necessary) that will be effective prior to the Closing or (z) the Company or any Company Subsidiary to incur any liability prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent. Parent shall indemnify, defend and hold harmless the Company and its Affiliates, and its and their respective pre-Closing Representatives, from and against any liability, obligation or loss suffered or incurred by them in connection with any cooperation provided under this Section 7.15(a) and any information utilized in connection therewith, except in the event such liabilities, obligations or losses arose out of or result from (i) information furnished in writing by or on behalf of the Company, the Company Subsidiaries or its or their respective Affiliates or Representatives for use in connection with a transaction of the type described in the first sentence of this Section 7.15(a), (ii) the bad faith, gross negligence or willful misconduct by the Company, any of the Company Subsidiaries or any of its or their respective Affiliates or Representatives or (iii) the material breach by the Company or the Company Subsidiaries of its or their obligations under this Agreement (clauses (i) through (iii) collectively, the “Indemnity Exceptions”). Parent shall, promptly upon request by the Company, reimburse the Company and the Company Subsidiaries and Representatives for all reasonable, documented and invoiced out-of-pocket costs actually incurred by the Company or the Company Subsidiaries in connection with any cooperation provided under this Section 7.15(a) (including reasonable, documented out-of-pocket auditor’s and attorneys’ fees and expenses, but excluding the costs of the Company’s preparation of its annual quarterly and financial statements and any other information or data and excluding costs arising out of or resulting from the Indemnity Exceptions). It is understood and agreed that a failure to consummate a financing of the type described in the first sentence of this Section 7.15(a) shall not, in and of itself, constitute a failure by the Company to satisfy its obligations under this Section 7.15(a).
(b) The Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to, as soon as reasonably practicable after (and not prior to) the receipt of a written request from Parent to do so, on the terms and conditions specified by Parent and in compliance with all applicable terms and conditions of the applicable Company Debt Agreement, seek an amendment or amendments to any of the Company Debt Agreements or pursue any approach chosen by Parent to (subject to the occurrence of the Closing) the assumption, defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, guarantee, purchase, unwinding or other treatment of, the Company Debt Agreements and the indebtedness incurred pursuant thereto, (any such transaction, a “Debt Transaction”). The Company shall not be required to take any action in respect of any Debt Transaction until Parent shall have provided the Company with drafts of any necessary documentation required in connection with such Debt Transaction in a form reasonably satisfactory to the Company (collectively, the “Debt Transaction Documents”) at least three (3) Business Days prior to the date of such requested action. The Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, cause its and their respective Representatives to provide cooperation and assistance reasonably requested by Parent in connection with the Debt Transactions (including taking all corporate action reasonably necessary to authorize the execution and delivery of any Debt Transaction Documents to be entered into prior to Closing and delivering all officer’s certificates and legal opinions required to be delivered in connection therewith), provided, that nothing in this Section 7.15(b) shall require the Company to (i) enter into any such Debt Transaction Documents which are effective prior to Closing (other than (A) amendments to the terms of Company Debt Agreements to facilitate the consummation (at or following the Closing) of a Debt Transaction (provided that the Company shall not be required to enter into any such amendment if the terms are more restrictive to the Company than the applicable Company Debt Agreement as in effect prior to such amendment and such more restrictive terms are effective prior to or not conditioned upon the Closing) and any documents or instruments delivered in connection therewith) or (B) notices of prepayment or redemption that are expressly conditioned on the Closing) or (ii) to pay any amendment fee or other amount with respect to such Debt Transaction (except with respect to the Company’s outside counsel fees and any other amount promptly reimbursed by Parent) prior to the Closing.

(c) All material non-public or otherwise confidential information regarding the Company obtained by Parent or any of their respective Representatives pursuant to this Section 7.15 shall be kept confidential in accordance with the Confidentiality Agreement; provided that the Company agrees that Parent may (i) share non-public or otherwise confidential information with (x) rating agencies, (y) counterparties to Indebtedness of the Company, and (z) actual or potential financing sources if (in the case of this clause (z) the recipients of such information agree to customary confidentiality arrangements, including customary “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda).
(d) The Company shall, and shall cause the Company Subsidiaries to, deliver all notices and take all other actions to facilitate the termination at the Partnership Merger Effective Time of all financing commitments and other indebtedness of the Company or the Company Subsidiaries to be paid off, discharged and terminated on the Closing Date as specifically requested by Parent in writing (the “Payoff Indebtedness”), the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and the Company Subsidiaries shall use reasonable best efforts to deliver to Parent (i) at least ten (10) Business Days prior to the Closing Date (or such short period as agreed by Parent), a draft payoff letter with respect to the Payoff Indebtedness to be paid off, discharged and terminated on the Closing Date and (ii) at least one (1) Business Day prior to the Closing Date, an executed payoff letter with respect to the Company’s credit facility (together with the payoff letter contemplated by clause (i), the “Payoff Letters”) and such other indebtedness (including mortgages) of the Company or the Company Subsidiaries to be paid off, discharged and terminated on the Closing Date, in each case in form and substance customary for transactions of this type, from the Persons (or the applicable agent on behalf of the Persons) to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, (x) include the payoff amount (including customary per diem) and (y) provide that Liens (and guarantees), if any, granted in connection with such Payoff Indebtedness relating to the assets, rights and properties of the Company and the Company Subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Partnership Merger Effective Time, be released and terminated.
Section 7.16 Resignations. Unless otherwise specified by Parent prior to the Closing Date, the Company shall cause to be delivered to Parent resignations executed by each trustee of the Company and each officer of the Company or any Company Subsidiary in office as of immediately prior to the Company Merger Effective Time and effective upon the Company Merger Effective Time.
Section 7.17 Employee Matters.
(a) For a period of twelve (12) months following the Closing (or if earlier, the date of the applicable employee’s termination of employment), Parent shall provide, or shall cause to be provided, to each employee of the Company and the Company Subsidiaries as of immediately prior to the Closing who continues to be employed by Parent or Parent Subsidiaries following the Closing (the “Continuing Employee”) the following: (i) base salary (or base wages) at least equal to the base salary (or base wages) provided to such Continuing Employee by the Company or any Company Subsidiary as of immediately prior to the Closing, (ii) with respect to the 2024 calendar year, if applicable, target annual cash bonus opportunity at least equal to the target annual cash bonus opportunity provided to such Continuing Employee as of immediately prior to the Closing (which opportunity shall exclude, for the avoidance of doubt, any target annual bonus settled in equity or equity-based incentive arrangements), and (iii) retirement and health and welfare benefits that are substantially similar, in the aggregate, to those retirement and health and welfare benefits that are either, at Parent’s discretion, (A) provided to such Continuing Employee by the Company or any Company Subsidiary as of immediately prior to the Closing or (B) provided to similarly-situated employees of Parent or Parent Subsidiaries, in each case, excluding defined benefit pension, nonqualified retirement, severance, post-retirement medical or welfare, equity or equity-based incentive, retention, change in control or similar plans, agreements, programs, policies, practices or other arrangements. For the avoidance of doubt, nothing in this Agreement shall require Parent or any Parent Subsidiary to employ any Person, nor shall it alter the at-will employment status of any Company Employee.

(b) Solely to the extent Parent Benefit Plans (exclusive of the Company and the Company Subsidiaries) provide benefits to any Continuing Employee on or following the Closing, Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and the Company Subsidiaries for purposes of eligibility to participate, vesting, and solely for severance or vacation accrual, benefit accrual under each applicable Parent Benefit Plan, as if such service had been performed with Parent, except for any plan maintained by Parent or any Parent Subsidiary under which similarly-situated employees of Parent and Parent Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation, or to the extent it would result in a duplication of benefits or retroactive application.
(c) Unless otherwise requested by Parent not less than five (5) Business Days before the Closing Date, the Company shall adopt board resolutions and take any corporate action as is necessary to terminate each Company Benefit Plan that is a Tax-qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the Code (the “Company Qualified DC Plan”), effective as of the day prior to the Closing Date but contingent on the occurrence of the Closing. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the reasonable prior review and approval of Parent (which shall not be unreasonably withheld). Upon the distribution of the assets in the accounts under the Company Qualified DC Plan to the participants, Parent shall permit such participants who are then actively employed by Parent or Parent Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, from the Company Qualified DC Plan to the applicable Tax-qualified defined contribution plans of Parent or Parent Subsidiaries.
(d) Prior to the Closing, neither the Company nor any Company Subsidiary shall communicate with Continuing Employees regarding post-Company Merger Effective Time employment matters, post-Company Merger Effective Time employee benefits and compensation matters or other compensation or benefits matters related to or impacted by any of the transactions contemplated by this Agreement (whether alone or in combination with additional events), including the matters described in this Section 7.17 and Section 7.18, without the prior written approval of Parent, which shall not be unreasonably withheld.
(e) Parent hereby acknowledges that the consummation of the Company Merger or the other transactions contemplated hereby constitutes a “change of control”, a “change in control” or a “sale event” (or a term of similar import) for purposes of any Company Benefit Plan set forth on Section 7.17(e) of the Company Disclosure Letter that contains a definition of “change of control”, a “change in control” or a “sale event” (or a term of similar import), as applicable.
(f) Annual cash incentive bonuses and commissions for calendar year 2023 shall be treated as set forth in Section 7.17(f) of the Company Disclosure Letter.
(g) Parent shall cause the Parent OP to honor in accordance with their terms all severance and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements and policies and practices (including any change in control provisions therein) applicable to employees of the Company and in effect immediately prior to the Closing, or as otherwise set forth in Section 7.17(g) of the Company Disclosure Letter.
(h) The provisions of this Section 7.17 are solely for the benefit of the Parties. No current or former director, employee or other individual service provider or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or any other Benefit Plan for any purpose. Without limiting the generality of the foregoing in this Section 7.17, nothing contained in this Agreement shall otherwise obligate Parent, the Company or any of their respective Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment or services of any current or former director, trustee, employee or other individual service provider.

Section 7.18 Delisting; Deregistration. Prior to the Closing, Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the rules and policies of the NYSE to enable the delisting of the Company Common Shares and the Company Series D Preferred Shares from the NYSE and the deregistration of Company Common Shares and the Company Series D Preferred Shares under the Exchange Act as promptly as practicable after the Closing.
Section 7.19 New Parent Preferred Stock. Prior to the Company Merger Effective Time, Parent shall (i) designate a number of shares of Parent Preferred Stock as the New Parent Preferred Stock sufficient to enable Parent to satisfy the Preferred Share Merger Consideration and (ii) adopt and file Articles Supplementary substantially in the form of Exhibit A attached hereto (the “Articles Supplementary”), setting forth the terms of the New Parent Preferred Stock.
Section 7.20 Parent Subsidiaries; Company Subsidiaries. Parent shall cause each Parent Subsidiary to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Parent Merger Sub to consummate the Company Merger and in the case of Parent OP Merger Sub to consummate the Partnership Merger on the terms and conditions set forth in this Agreement. The Company shall cause each of the Company Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.
Section 7.21 Certain Property Matters. The Company Parties shall use commercially reasonable efforts and in good faith cooperate with Parent to (a) identify one or more Company Properties from the list of Company Properties set forth on Section 7.21 of the Parent Disclosure Letter to be sold by the Company Parties prior to December 31, 2023 and (b) sell such Company Properties prior to December 31, 2023 (each, or any sales taken together, a “Company Property Sale”); provided that (i) any Company Property Sale shall close not later than 9:00 a.m. Eastern time on the business day prior to December 31, 2023 and (ii) any Company Property Sale must comply with the other terms and conditions set forth on Section 7.21 of the Parent Disclosure Letter.
ARTICLE 8

CONDITIONS
Section 8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to this Agreement to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Partnership Merger Effective Time of the following conditions:
(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.
(b) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced by the SEC and not withdrawn.
(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers or any other transaction contemplated hereby shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, makes illegal the consummation of the Mergers.
(d) Listing. The Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) to be issued in the Company Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
Section 8.2 Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Partnership Merger Effective Time, of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties set forth in Sections 4.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 4.3 (Capital Structure) (except Section 4.3(a)

and (b)), Section 4.4 (Authority), Section 4.20 (Opinion of Financial Advisor), Section 4.21 (Approval Required), Section 4.22 (Brokers), Section 4.23 (Investment Company Act) and Section 4.24 (Takeover Statutes) (x) that are qualified by “materiality,” “Company Material Adverse Effect” or words of similar import set forth therein shall be true and correct as qualified in all respects and (y) that are not qualified by “materiality,” “Company Material Adverse Effect” or words of similar import set forth therein shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing, as though made as of the Closing, (ii) the representations and warranties set forth in Section 4.3(a) and (b) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, (iii) the representations and warranties set forth in Section 4.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as though made as of the Closing and (iv) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iv) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Performance of Covenants and Obligations of the Company Parties. The Company Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by such parties under this Agreement on or prior to the Closing.
(c) Material Adverse Change. On the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually, or in the aggregate, constitutes, or would reasonably be expected to constitute, a Company Material Adverse Effect.
(d) Delivery of Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of each of the Company Parties, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.
(e) Opinion Relating to REIT Qualification. Parent shall have received the written opinion of Goodwin Procter LLP (or other nationally recognized law firm reasonably satisfactory to Parent), dated as of the Closing Date, in substantially the form attached hereto as Exhibit B, to the effect that (i) commencing with its taxable year ended December 31, 2015 through the Company’s taxable year ending with the Company Merger, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (ii) the Company’s prior, current and proposed ownership, organization and method of operations as described in the representation letter described in Section 7.14(a) have allowed and will continue to allow the Company to satisfy the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ended December 31, 2015 through its taxable year ending with the Company Merger (which opinion shall be based upon the representation letter described in Section 7.14(a) and shall be subject to customary assumptions, exceptions, limitations and qualifications).
(f) Section 368 Opinion. Parent shall have received the written opinion of its counsel, Wachtell, Lipton, Rosen & Katz (or other nationally recognized law firm reasonably satisfactory to Parent), dated as of the Closing Date, in substantially the form attached hereto as Exhibit C to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, counsel may rely upon the representation letters described in Section 7.14.

Section 8.3 Conditions to Obligations of the Company Parties. The obligations of the Company Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Company at or prior to the Closing, of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties set forth in Sections 5.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 5.3 (Capital Structure) (except Section 5.3(a)), Section 5.4 (Authority), Section 5.19 (No Shareholder Approval Required), Section 5.20 (Brokers), Section 5.21 (Investment Company Act) and Section 5.22 (Takeover Statutes) (x) that are qualified by “materiality,” “Parent Material Adverse Effect” or words of similar import set forth therein shall be true and correct as qualified in all respects and (y) that are not qualified by “materiality,” “Parent Material Adverse Effect” or words of similar import set forth therein shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing, as though made as of the Closing, (ii) the representations and warranties set forth in Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, except to the extent the failures of such representations and warranties to be true and correct individually and in the aggregate would not result in an increase in the fully diluted capitalization of Parent as of the Parent Capitalization Date by more than $50,000,000, in the aggregate, (iii) the representations and warranties made in Section 5.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, and (iv) each of the other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iv) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Performance of Covenants or Obligations of the Parent Parties. The Parent Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by such parties under this Agreement on or prior to the Closing.
(c) Material Adverse Change. On the Closing Date, there shall not exist any event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a Parent Material Adverse Effect.
(d) Delivery of Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of each of the Parent Parties, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.
(e) Opinion Relating to REIT Qualification. The Company shall have received the written opinion of Latham & Watkins LLP (or other nationally recognized law firm reasonably satisfactory to the Company), dated as of the Closing Date in substantially the form attached hereto as Exhibit D, to the effect that (i) commencing with its taxable year ended December 31, 2015 through its taxable year ended December 31, 2022, the Predecessor was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (ii) commencing with Parent’s taxable year ended December 31, 2023, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the require-ments for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters described in Section 7.14 and shall be subject to customary assumptions, exceptions, limitations and qualifications).
(f) Section 368 Opinion. The Company shall have received the written opinion of its counsel, Goodwin Procter LLP (or other nationally recognized law firm reasonably satisfactory to the Company), dated as of the Closing Date, in substantially the form attached hereto as Exhibit E to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, counsel may rely upon the representation letters described in Section 7.14.
ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER
Section 9.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Partnership Merger Effective Time, whether before or after the receipt of the Company Shareholder Approval (except as otherwise specified in this Section 9.1):
(a) by mutual written consent of each of Parent and Company;
(b) by either Parent or Company:
(i) if the Mergers shall not have been consummated on or before May 28, 2024 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to comply with any provision of this Agreement shall have been the cause of, or resulted in, the failure of the Mergers to be consummated by the Outside Date; or
(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining or otherwise prohibiting the Mergers, and such Order or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to comply with any provision of this Agreement; or
(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to the Company where a failure to obtain the Company Shareholder Approval was primarily caused by any action or failure to act of the Company that constitutes a material breach any of its obligations under Section 7.1 or Section 7.3.
(c) by Parent:
(i) if the Company shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.2 (a “Company Terminating Breach”) and (B) is not cured or cannot be cured or waived prior to the earlier of (i) forty-five (45) days following notice to the Company from Parent of such breach or failure and (ii) the date that is three (3) Business Days prior to the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or
(ii) prior to obtaining the Company Shareholder Approval, if the Company or the Company Board or any committee thereof (A) shall have effected a Company Adverse Recommendation Change (provided, that Parent’s right to terminate this Agreement pursuant to this Section 9.1(c)(ii)(A) in respect of a Company Adverse Recommendation Change will expire thirty (30) days after the last date upon which Parent receives notice from the Company that the Company Board or a committee thereof has made such Company Adverse Recommendation Change), (B) after public announcement by any Person of a Company Acquisition Proposal or an intention (whether or not conditional) made publicly to make a Company Acquisition Proposal, fails to recommend against such Company Acquisition Proposal and to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of being requested to do so by Parent, (C) fails to include the Company Board Recommendation in the Proxy Statement/Prospectus, (D) approves, adopts, publicly endorses or recommends, or enters into or allows the Company or any of Company Subsidiary to enter into a definitive agreement for, any Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement), or (E) shall have materially violated any of its obligations under Section 7.3.
(d) by Company:
(i) if Parent shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.3 (a “Parent Terminating Breach”) and (B) is not cured or cannot be cured or waived prior to the earlier of (i) forty-five (45) days following notice to Parent from the Company of such breach or failure and (ii) the date that is three (3) Business Days prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or
(ii) prior to obtaining the Company Shareholder Approval, if the Company Board determines to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 7.3(d); provided, however, that this Agreement may not be so terminated unless substantially concurrently with the occurrence of such termination the payment required by Section 9.3(b)(iii) is made in full to Parent and the Company Alternative Acquisition Agreement is entered into with respect to such Company Superior Proposal, and in the event that such Company Alternative Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void.
Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other Party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, except that the Confidentiality Agreement and the provisions of Section 7.2(b) (Confidentiality), Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions), and the definition of all defined terms appearing in such sections, shall survive the termination hereof; provided, that no such termination shall relieve any party hereto from any liability or damages resulting from any fraud in connection with this Agreement or any willful and material breach of any of its covenants or agreements set forth in this Agreement prior to such termination of this Agreement. For purposes of the foregoing, “willful and material breach” shall mean an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Person with the actual knowledge that the taking of such act or failure to take such act would or would reasonably be likely to cause a breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.
Section 9.3 Fees and Expenses.
(a) Except as otherwise provided in this Section 9.3, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.
(b) In the event that:
(i) (I)(x) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) or by Parent pursuant to Section 9.1(c)(i), and after the date hereof and (in the case of termination pursuant to Section 9.1(c)(i)) prior to the breach giving rise to such right of termination, a Company Acquisition Proposal (with, for all purposes of this Section 9.3(b), all percentages included in the definition of “Company Acquisition Proposal” increased to 50%) has been announced, disclosed, or otherwise communicated or made known (whether or not publicly) to the Company Board or made known publicly to the Company’s stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such a Company Acquisition Proposal, or (y) this Agreement is terminated by Company or Parent pursuant to Section 9.1(b)(iii), and prior to the Company Shareholder Meeting, a Company Acquisition Proposal has been publicly announced, disclosed, or otherwise communicated or made known to the Company Board or to the Company’s stockholders or any Person shall have publicly announced, disclosed or otherwise communicated or made known an intention (whether or not conditional) to make such a Company Acquisition Proposal, and in each such case in this clause (y), such Company Acquisition Proposal or intention has not been irrevocably withdrawn publicly at least five (5) Business Days prior to the Company Shareholder Meeting, and (II) within twelve (12) months after the date of such termination referred to in this Section 9.3(b), a transaction in respect of a Company Acquisition Proposal is consummated or the Company enters into a definitive agreement in respect of a Company Acquisition Proposal that is later consummated;
(ii) this Agreement is terminated by Parent pursuant to Sections 9.1(c)(ii); or
(iii) this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii);
then, in any such event, the Company shall pay to Parent the Company Termination Fee;
it being understood that in no event shall Company be required to pay the Company Termination Fee on more than one occasion. Subject to Section 9.3(d), payment of the Company Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) at the time of consummation of any transaction contemplated by a Company Acquisition Proposal, in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(ii), and (iii) at the time of termination, in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(iii) and as a condition to the effectiveness of such termination, as set forth in Section 9.1(d)(ii). Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or willful and material breach as expressly set forth in Section 9.2 and except as set forth in the provisos at the end of this sentence, in the event that the Company Termination Fee becomes payable, then payment to Parent of the Company Termination Fee and any Enforcement Expenses shall be Parent’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Company, the Company Subsidiaries and each of their respective former, current and future directors, trustees, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director or trustee, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Company Termination Fee no Company Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby.
(c) Each of the Company and Parent acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. If the Company fails promptly to pay any amounts due pursuant to Section 9.3(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in Section 9.3(b) or this Section 9.3(c), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Sections 9.3(b), from the date of termination of this Agreement at a rate per annum equal to the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made (collectively, the “Enforcement Expenses”).
(d) The “Company Termination Fee” means an amount equal to the lesser of (i) the Company Base Amount and (ii) the maximum amount, if any, that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants engaged by Parent (taking into account any known or anticipated income of Parent which is not Qualifying Income and any appropriate “cushion” as determined by such independent accountants). Notwithstanding the foregoing, in the event Parent receives Tax Guidance, the Company Termination Fee shall be an amount equal to the Company Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Base Amount within five (5) Business Days. In the event that Parent is not able to receive the full Company Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three (3) days of the date when the Company Termination Fee would otherwise be due but for the above limitations and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (x) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above), in which event the Company shall pay to Parent the lesser of the unpaid Company Base Amount or the maximum amount stated in the letter within five (5) Business Days after the Company has been notified thereof, or (y) a letter from Parent’s counsel indicating that Parent has received the Tax Guidance, in which event the Company shall pay to Parent the unpaid Company Base Amount within five (5) Business Days after the Company has been notified thereof. The obligation of the Company to pay any unpaid portion of the Company Termination Fee shall terminate on the December 31 following the date which is five (5) years from the date the Company Termination Fee first becomes payable under Section 9.3(b). Amounts remaining in escrow after the obligation of the Company to pay the Company Termination Fee terminates shall be released to the Company.
Section 9.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by the Company Board and the Parent Board, respectively, at any time before or after receipt of the Company Shareholder Approval and prior to the Partnership Merger Effective Time; provided, that after the Company Shareholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Shares, or which by applicable Law or, in the case of Parent, in accordance with the rules of NYSE, requires the further approval of the shareholders of the Company or stockholders of Parent without such further approval of such shareholders or stockholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.
Section 9.5 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp, recording, registration and any similar Taxes and fees (including any penalties, interest, fines, charges or other additions thereto) that become payable in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Partnership Merger Effective Time, the Parent Parties shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Common Shares or Partnership OP Units, all Transfer Taxes.
ARTICLE 10

GENERAL PROVISIONS
Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Partnership Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Partnership Merger Effective Time.
Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or email of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice); provided that any notice, request or consent under Section 6.1 shall also be delivered to the individuals listed on Section 10.2 of the Parent Disclosure Letter and any notice, request or consent under Section 6.2 shall also be delivered to the individuals listed on Section 10.2 of the Company Disclosure Letter:
(a)	if to the Company to:

RPT Realty
19 W 44th Street, Suite 1002
New York, NY 10036
	Attention:	Brian Harper
Heather Ohlberg
	Email:	bharper@rptrealty.com
hohlberg@rptrealty.com

with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
	Attn:	Mark S. Opper
Blake Liggio
	Email:	mopper@goodwinlaw.com
bliggio@goodwinlaw.com

(b)	if to Parent to:

Kimco Realty Corporation
500 N. Broadway, Suite 201
Jericho, NY 11753
	Attention:	Conor C. Flynn
Bruce M. Rubenstein
	Email:	CFlynn@kimcorealty.com
BRubenstein@kimcorealty.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	David E. Shapiro
Steven R. Green
	Fax No.:	(212) 403-2000
	Email:	DEShapiro@wlrk.com
SRGreen@wlrk.com
Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 10.5 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.
Section 10.6 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except for the provisions of Article 2 and Article 3 (which entitles the holders of Company Common Shares, Company Series D Preferred Shares and Partnership OP Units to receive the Common Share Merger Consideration, the Preferred Share Merger Consideration and the Partnership Merger Consideration, respectively) and Section 7.5 (which from and after the Company Merger Effective Time shall be for the benefit of the Indemnified Parties). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.7 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 10.7 Extension; Waiver. At any time prior to the Partnership Merger Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
Section 10.8 Governing Law. This Agreement and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or be related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.
Section 10.9 Consent to Jurisdiction. Each Party irrevocably agrees (a) to submit itself to the exclusive jurisdiction and forum of the Circuit Court for Baltimore City (Maryland) or, if that court does not have jurisdiction, to the United Stated District Court for the State of Maryland, Northern Division (the “Maryland Courts”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement, (b) to request and/or consent to the assignment of any dispute arising out of this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement to the Business and Technology Case Management Program of the Circuit Court for Baltimore City (Maryland), (c) that it will not attempt to deny or defeat such jurisdiction or forum by motion or other request for leave from any such court, (d) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Maryland Courts, and (e) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees, that service of process may be made within or outside the State of Maryland, and agree that service of process on such Party at the address referred to in Section 10.2 (or such other address as may be specified in accordance with Section 10.2) by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service shall be deemed effective service of process. Service made pursuant to the foregoing sentence shall have the same legal force and effect as if served upon such Party personally within the State of Maryland.
Section 10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
Section 10.11 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at Law or in equity.
Section 10.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.
Section 10.13 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.
KIMCO REALTY CORPORATION

By:	/s/ Conor C. Flynn
	Name:	Conor C. Flynn
	Title:	Chief Executive Officer

KIMCO REALTY OP, LLC

By:	Kimco Realty Corporation,
its managing member

By:	/s/ Conor C. Flynn
	Name:	Conor C. Flynn
	Title:	Chief Executive Officer

TARPON ACQUISITION SUB, LLC

By:	Kimco Realty Corporation,
its sole member

By:	/s/ Conor C. Flynn
	Name:	Conor C. Flynn
	Title:	Chief Executive Officer

TARPON OP ACQUISITION SUB, LLC

By:	Kimco Realty OP, LLC,
its sole member

By:	Kimco Realty Corporation,
its managing member

By:	/s/ Conor C. Flynn
	Name:	Conor C. Flynn
	Title:	Chief Executive Officer
[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.
RPT REALTY, a Maryland real estate investment trust

By:	/s/ Brian L. Harper
	Name:	Brian L. Harper
	Title:	President and Chief Executive Officer

RPT REALTY, L.P., a Delaware limited partnership

By:	RPT Realty, a Maryland real estate investment trust, its general partner

By:	/s/ Brian L. Harper
	Name:	Brian L. Harper
	Title:	President and Chief Executive Officer
[Signature Page to the Agreement and Plan of Merger]

Annex B
Form of Articles Supplementary

KIMCO REALTY CORPORATION

ARTICLES SUPPLEMENTARY CLASSIFYING
1,849 SHARES OF 7.25% CLASS N CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK AND
1,849 SHARES OF 7.25% CLASS N EXCESS CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK
Kimco Realty Corporation, a Maryland corporation (the “Corporation”), certifies to the Maryland State Department of Assessments and Taxation that:
FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) in accordance with Article IV.D. of the charter of the Corporation (the “Charter”), the Board of Directors, by resolutions duly adopted on August 25, 2023, has (i) reclassified 1,849 shares of authorized but unissued Preferred Stock, $1.00 par value per share, of the Corporation (the “Preferred Stock”), as a separate class of Preferred Stock and designated the aforesaid class of Preferred Stock as “7.25% Class N Cumulative Convertible Perpetual Preferred Stock” with the following preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption and (ii) reclassified 1,849 shares of authorized but unissued Preferred Stock as a separate class of Preferred Stock and designated the aforesaid class of Preferred Stock as “7.25% Class N Excess Cumulative Convertible Perpetual Preferred Stock” with the following preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption, which, upon restatement of the Charter, shall be made a part of Article IV of the Charter, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:
Section 1. Designation and Number of Shares. (i) A class of Preferred Stock, designated as the “7.25% Class N Cumulative Convertible Perpetual Preferred Stock” (the “Class N Preferred Stock”), is hereby established and the number of shares constituting such class initially shall be 1,849 and (ii) a class of Preferred Stock, designated as the “7.25% Class N Excess Cumulative Convertible Perpetual Preferred Stock” (the “Class N Excess Preferred Stock”), is hereby established and the number of shares constituting such class initially shall be 1,849.
Section 2. Maturity. The Class N Preferred Stock shall have no stated maturity and will not be subject to any sinking fund or mandatory redemption.
Section 3. Rank. The Class N Preferred Stock shall, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, rank (i) senior to all classes or series of Common Stock and each other class or series of shares of stock of the Corporation issued after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Class N Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation (collectively, the “Junior Stock”); (ii) on a parity, in all respects, with the Class L Preferred Stock, the Class M Preferred Stock and each other class or series of stock of the Corporation issued after the Issue Date in compliance with Section 10 of these Articles Supplementary, the terms of which expressly provide that such class or series will rank on a parity with the Class N Preferred Stock as to dividend rights or rights upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation (collectively, the “Parity Stock”), and (iii) junior to each class or series of stock of the Corporation issued after the Issue Date in compliance with Section 10 of these Articles Supplementary, the terms of which expressly provide that such class or series will rank senior to the Class N Preferred Stock as to dividend rights or rights upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation (collectively, the “Senior Stock”).
Section 4. Definitions. As used herein, the following terms shall have the following meanings:
(A) “Accrued Dividends” means, with respect to any share of Class N Preferred Stock, as of any date, the accrued and unpaid dividends on such share (whether or not declared) from, and including, the most recent past Dividend Payment Date (or the Issue Date, if such date is prior to the first Dividend Payment Date) to, but not including, such date.

(B) “Accumulated Dividends” means, with respect to any share of Class N Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends, if any, on such share (whether or not declared) from the Issue Date until the most recent past Dividend Payment Date on or prior to such date.
(C) “Additional Shares” has the meaning given to such term in Section 12(A).
(D) “Aggregate Stock Ownership Limit” shall mean not more than 9.8% of the value of the outstanding shares of Capital Stock of the Corporation.
(E) “Articles Supplementary” means the Articles Supplementary classifying the Class N Preferred Stock and Class N Excess Preferred Stock or, upon any restatement of the Charter, the terms of the Class N Preferred Stock and Class N Excess Preferred Stock.
(F) “Beneficial Ownership” means ownership of stock by a Person who is or would be treated as an owner of stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. In addition, “Beneficial Ownership” shall include ownership of Capital Stock by a Person who meets any one of its tests for beneficial ownership as set forth under Rule 13d-3 of the Securities Exchange Act of 1934, as amended. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
(G) “Board” or “Board of Directors” means the Board of Directors of the Corporation.
(H) “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.
(I) “Cap Conversion Rate” has the meaning given to such term in Section 12(C)(ii).
(J) “Capital Gains Amount” has the meaning given to such term in Section 5(E).
(K) “Capital Stock” means all classes and series of stock of the Corporation, including, without limitation, Common Equity, Class L Preferred Stock, Class M Preferred Stock and Class N Preferred Stock.
(L) “Certificated Class N Preferred Shares” has the meaning given to such term in Section 15(A)(v).
(M) “Charter” means the charter of the Corporation.
(N) “Class L Preferred Stock” means the 5.125% Class L Cumulative Redeemable Preferred Stock, $1.00 par value per share, of the Corporation.
(O) “Class M Preferred Stock” means the 5.25% Class M Cumulative Redeemable Preferred Stock, $1.00 par value per share, of the Corporation.
(P) “Class N Preferred Stock” has the meaning given to such term in Section 1.
(Q) “Class N Preferred Stock Ownership Limit” has the meaning given to such term in Section 13(A)(i)(1).
(R) “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the NYSE or, if the Common Stock is not listed on the NYSE, on the principal other national securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed, the Closing Sale Price will be an amount determined in good faith by the Board to be the fair value of the Common Stock.
(S) “Code” has the meaning given to such term in Section 5(E).
(T) “Common Equity” means all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

(U) “Common Stock” means the common stock, $0.01 par value per share, of the Corporation or any other shares of stock of the Corporation into which such Common Stock is reclassified or changed.
(V) “Constructive Ownership” means ownership of Class N Preferred Stock or Class N Excess Preferred Stock by a Person who is or would be treated as an owner of such Class N Preferred Stock or Class N Excess Preferred Stock either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
(W) “Continuing Directors” means: (i) individuals who on the Issue Date constituted the Board or (ii) any new directors whose election to the Board or whose nomination for election by the stockholders of the Corporation was approved by at least a majority of the Corporation’s directors then in office (or a duly constituted committee thereof) who were either directors on the Issue Date or whose election or nomination for election was previously so approved.
(X) “Conversion Date” means, with respect to a conversion, the date on which a Holder has complied with all of the procedures set forth in Section 7(B) to effect such conversion.
(Y) “Conversion Price” means, at any particular time, the Liquidation Preference for a share of Class N Preferred Stock divided by the Conversion Rate in effect at such time.
(Z) “Conversion Rate” means [2,296.3]1 shares of Common Stock per share of Class N Preferred Stock, subject to adjustment as set forth in Section 7.
(AA) “Corporation” means Kimco Realty Corporation, a Maryland corporation.
(BB) “Daily VWAP” means the average of the per share volume-weighted average prices of the Common Stock for each day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[•] <Equity> AQR (NYSE VWAP)” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such Trading Day (or if such volume-weighted average price is unavailable on any such day, the Closing Sale Price shall be used for such day). The per share volume-weighted average price on each such day shall be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
(CC) “Depositary Shares” has the meaning given to such term in Section 16.
(DD) “Dividend Parity Stock” means all classes or series of shares of stock of the Corporation ranking on a parity with the Class N Preferred Stock as to dividends, including the Class L Preferred Stock and the Class M Preferred Stock.
(EE) “Dividend Payment Date” has the meaning given to such term in Section 5(B).
(FF) “Dividend Record Date” has the meaning given to such term in Section 5(B).
(GG) “DTC” or “Depository” means The Depository Trust Company, or any successor depository.
(HH) “Excepted Holder” means a Holder granted an exception by the Board in accordance with Article IV(B)(4)(l) of the Charter or Section 13(H) of the Articles Supplementary, which with respect to the Class N Preferred Stock may also include an exception to the Aggregate Stock Ownership Limit.
(II) “Excepted Holder Limit” means any limit set by the Board when granting an exception to an Excepted Holder.
(JJ) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(KK) “Ex-Date” means the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from the Corporation or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
(LL) “Extraordinary Transaction” has the meaning given to such term in Section 10(F).
[1]
To be equal to the Conversion Rate applicable to the RPT Series D Preferred Shares as of the closing, multiplied by (x) the Exchange Ratio and (y) 1,000. The number above is calculated based on the Conversion Rate as of the date of the Merger Agreement.

(MM) “Fundamental Change” means the occurrence of any of the following:
(i) any Person is or becomes the “Beneficial Owner,” directly or indirectly, through a purchase, merger or other transaction, of 50% or more of the total voting power of all classes of the Corporation’s Voting Stock;
(ii) the Corporation consolidates with, or merges with or into, another Person or any Person consolidates with or merges with or into the Corporation, or the Corporation conveys, transfers, leases or otherwise disposes of all or substantially all of its assets or all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis to any Person (whether in one transaction or a series of related transactions), other than:
(a) any transaction pursuant to which the holders of the Corporation’s Voting Stock immediately prior to the transaction collectively have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all classes of the voting shares or voting stock of the continuing or surviving Person immediately after the transaction; or
(b) any merger solely for the purpose of changing the Corporation’s jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock or common shares of beneficial interest of the surviving entity;
(iii) the first day on which a majority of the members of the Board does not consist of “Continuing Directors”;
(iv) the approval of a plan of liquidation or dissolution for the Corporation; or
(v) the Common Stock ceasing to be listed on a national securities exchange;
provided, however, that notwithstanding the foregoing, a Fundamental Change shall be deemed not to have occurred in the case of a merger or consolidation if (i) at least 90% of the consideration for the Common Stock (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common shares of beneficial interest or common stock of a corporation or other entity organized and existing under the laws of the United States or any state thereof and traded on a national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction) (“Publicly Traded Common Stock”) and (ii) as a result of such transaction or transactions, the Class N Preferred Stock become convertible into such Publicly Traded Common Stock.
(B) “Fundamental Change Effective Date” means the date on which a Fundamental Change event occurs.
(C) “Fundamental Change Expiration Date” has the meaning given to such term in Section 11(B).
(D) “Fundamental Change Notice” has the meaning given to such term in Section 11(A).
(NN) “Global Class N Preferred Shares” has the meaning given to such term in Section 15(A)(ii).
(OO) “Holder” means a holder of record of the Class N Preferred Stock.
(PP) “IRS” means the United States Internal Revenue Service.
(QQ) “Issue Date” means [•].2
(RR) “Junior Stock” has the meaning given to such term in Section 3.
(SS) “Liquidation Preference” shall mean, with respect to each share of Class N Preferred Stock, $50,000.00.
(TT) “Make-Whole Premium” has the meaning given to such term in Section 12(A).
(UU) “Mandatory Conversion Date” has the meaning given to such term in Section 8(B).
[2]	The closing date.

(VV) “Market Disruption Event” means (1) a failure by the NYSE or, if the Common Stock is not listed on the NYSE, the principal U.S. national securities exchange on which the Common Stock is listed or, if the Common Stock is not listed on a national securities exchange, on the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Trading Day for the Common Stock of an aggregate one-half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.
(WW) “Market Price” means the price of the Class N Preferred Stock (i) as determined by multiplying by one thousand the last reported sales price of the Depositary Shares reported on the NYSE on the trading day immediately preceding the relevant date or, (ii) if the Depositary Shares are not then traded on the NYSE, as determined by multiplying by one thousand the last reported sales price of the Depositary Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Depositary Shares may be traded or, (iii) if the Depositary Shares are not then traded over any exchange or quotation system, as determined in good faith by the Board of Directors.
(XX) “Market Value” means the average of the Daily VWAP of the Common Stock for each day during a 10 consecutive Trading Day period ending immediately prior to the date of determination.
(YY) “NYSE” means the New York Stock Exchange.
(ZZ) “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Corporation.
(AAA) “Officers’ Certificate” means a certificate signed by two Officers.
(BBB) “Ownership Limit” means the Class N Preferred Stock Ownership Limit and the Aggregate Stock Ownership Limit, as applicable.
(CCC) “Parity Stock” has the meaning given to such term in Section 3.
(DDD) “Parity Voting Preferred” means all series of Preferred Stock that are Parity Stock upon which voting rights equivalent to those in Section 10 have been conferred and are exercisable, including the Class L Preferred Stock and the Class M Preferred Stock.
(EEE) “Person” means any person, including without limitation any syndicate or group, that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act and the rules of the Securities and Exchange Commission thereunder.
(FFF) “Preferred Equity Stock” means shares of stock that are either Class N Preferred Stock or Class N Excess Preferred Stock.
(GGG) “Preferred Stock” means the preferred stock, $1.00 par value per share, of the Corporation.
(HHH) “Preferred Stock Directors” has the meaning given to such term in Section 10(B).
(III) “Purported Beneficial Transferee” means, with respect to any purported Transfer or other event which results in Class N Excess Preferred Stock, the purported beneficial transferee or owner for whom the Purported Record Transferee would have acquired or owned shares of Class N Preferred Stock if such Transfer or ownership had been valid under Section 13(A).
(JJJ) “Purported Record Transferee” shall mean, with respect to any purported Transfer or other event which results in Class N Excess Preferred Stock, the record holder of the Preferred Equity Stock if such Transfer or ownership had been valid under Section 13(A).
(KKK) “Reference Dividend” has the meaning given to such term in Section 7(D)(iv).
(LLL) “Reference Property” has the meaning given to such term in Section 7(H).
(MMM) “REIT” has the meaning given to such term in Section 5(F).
(NNN) “Senior Stock” has the meaning given to such term in Section 3.

(OOO) “Share Price” means, in connection with a transaction that constitutes a Fundamental Change: (i) the cash amount paid per share of Common Stock if the holders of Common Stock receive only cash in such transaction; or (ii) in any other situation, the average Closing Sale Price of the Common Stock on the five Trading Days prior to, but not including, the Fundamental Change Effective Date in respect of such Fundamental Change.
(PPP) “Spin-Off” has the meaning given to such term in Section 7(D)(iii).
(QQQ) “Total Dividends” has the meaning given to such term in Section 5(E).
(RRR) “Trading Day” means a day during which (i) trading in securities generally occurs on the NYSE or, if the Common Stock is not listed on the NYSE, on the other principal national securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national securities exchange, on the principal other market on which the Common Stock is then traded and (ii) there is no Market Disruption Event. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system. If the Common Stock is not so listed or traded, “Trading Day” means a Business Day.
(SSS) “Transaction” has the meaning given to such term in Section 7(H).
(TTT) “Transfer” means any sale, transfer, gift, assignment, devise or other disposition of Preferred Equity Stock or Depositary Shares, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Preferred Equity Stock or Depositary Shares or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Preferred Equity Stock or Depositary Shares), whether voluntary or involuntary, whether of record or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Preferred Equity Stock or Depositary Shares), and whether by operation of law or otherwise.
(UUU) “Transfer Agent” means Equinity Trust Company, acting as the Corporation’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Class N Preferred Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided that the Corporation shall appoint a successor Transfer Agent which shall accept such appointment prior to the effectiveness of such removal.
(VVV) “Trigger Event” has the meaning given to such term in Section 7(D)(vi).
(WWW) “Trust” means the trust created pursuant to Section 13(J)(i).
(XXX) “Trustee” shall mean the Corporation as trustee for the Trust, and any successor trustee appointed by the Corporation.
(YYY) “Voting Stock” with respect to any Person means the shares of stock of such Person that are at the time entitled, without regard to the occurrence of any contingency, to vote generally in the election of the board of directors (or comparable governing body of such Person).
Section 5. Dividends.
(A) Subject to the preferential rights of holders of any class or series of shares of stock of the Corporation ranking senior to the Class N Preferred Stock as to the payment of dividends, the Holders of the Class N Preferred Stock are entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available for the payment of quarterly, cumulative preferential cash dividends, an amount per share equal to 7.25% of the Liquidation Preference per annum (equivalent to a fixed annual amount of $3,625.00 per share), payable in equal amounts of $906.25 per share of Class N Preferred Stock quarterly.
(B) Dividends on the Class N Preferred Stock shall begin to accrue and will be fully cumulative starting from [•]3 and shall be payable quarterly when, if and as authorized by the Board, in equal amounts in arrears on January 15, April 15, July 15 and October 15 of each year or, if not a Business Day, the next
[3]	The last dividend payment date prior to the closing of the Company Merger.

succeeding Business Day commencing [•]4 (each, a “Dividend Payment Date”), and no interest or additional dividends or other sums shall accrue on the amount so payable from such date to such next succeeding Business Day. Any dividend payable on the Class N Preferred Stock for any partial dividend period that ends prior to a Dividend Payment Date will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to Holders as they appear in the share records of the Corporation at the close of business on the applicable record date, which shall be the 20th day of the calendar month immediately preceding the month in which the applicable Dividend Payment Date falls or such other date designated by the Board that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each, a “Dividend Record Date”). Notwithstanding any provision to the contrary contained herein, each outstanding share of Class N Preferred Stock will be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Class N Preferred Stock that is outstanding on such date. For the avoidance of doubt, notwithstanding anything to the contrary set forth in these Articles Supplementary, each share of Class N Preferred Stock issued and outstanding on the Dividend Record Date for the first Dividend Payment Date following the Issue Date shall accrue dividends from [•]5 and shall receive the same dividend payment regardless of the date on which such share of Class N Preferred Stock was actually issued. As used herein, the term “dividend period” for the Class N Preferred Stock means the period from and including [•]6 and ending on and excluding the next Dividend Payment Date, and each subsequent period from and including such Dividend Payment Date and ending on and excluding the next following Dividend Payment Date.
(C) No dividends on the Class N Preferred Stock shall be declared or paid or set apart for payment by the Board if such declaration, payment or setting apart for payment would violate any agreement of the Corporation or is restricted or prohibited by law.
(D) Notwithstanding the foregoing Section 5(C), dividends on the Class N Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Class N Preferred Stock will not bear interest and Holders will not be entitled to any dividends whether payable in cash, property or shares of any class or series of shares of stock (including Class N Preferred Stock) in excess of the full cumulative dividends described above. Any dividend payment made on the Class N Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.
(E) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares of stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the Holders shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the Holders for the year bears to the Total Dividends. The Corporation will make a similar allocation for each taxable year with respect to any undistributed long-term capital gains of the Corporation that are to be included in its shareholders’ long-term capital gains, based on the allocation of the Capital Gains Amount that would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Corporation to its stockholders.
(F) No dividends or other distributions (other than a dividend or distribution payable solely in Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) will be declared, made or paid or set apart for payment on any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Corporation or on its behalf (except by conversion into or exchange for Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless full Accumulated Dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Class N Preferred Stock and any
[4]	The first dividend payment date following the closing of the Company Merger.
[5]	The last dividend payment date prior to the closing of the Company Merger.
[6]	The last dividend payment date prior to the closing of the Company Merger.

Dividend Parity Stock for all dividend periods ending on or prior to the date of such declaration, payment, set apart, redemption, purchase or acquisition; provided, that the foregoing restriction will not limit the acquisition of Parity Stock or Junior Stock solely to the extent necessary to preserve the Corporation’s qualification as a Real Estate Investment Trust (a “REIT”).
(G) Notwithstanding the limitations of Section 5(F), when dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Class N Preferred Stock and all Dividend Parity Stock, all dividends declared upon the Class N Preferred Stock and any Dividend Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Class N Preferred Stock and per share of such Dividend Parity Stock shall in all cases bear to each other the same ratio that Accumulated Dividends per share of Class N Preferred Stock and accumulated dividends per share of such other Dividend Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Dividend Parity Stock does not have a cumulative dividend) bear to each other.
(H) The Holders at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on their shares of Class N Preferred Stock on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Dividend Record Date or the Corporation’s failure to pay the dividend due on that Dividend Payment Date. However, Class N Preferred Stock surrendered for conversion at the option of a Holder pursuant to Section 7 during the period between the close of business on any Dividend Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount of cash equal to the dividend payable on such shares on that Dividend Payment Date. A Holder on a Dividend Record Date that surrenders (or whose transferee surrenders) any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by the Corporation on such shares of Class N Preferred Stock on that date, and the converting Holder need not include payment in the amount of such dividend upon surrender of its shares of Class N Preferred Stock for conversion. Except as provided in Section 8 and Section 11, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted Class N Preferred Stock or for dividends on the Common Stock issued upon conversion.
Section 6. Liquidation Preference.
(A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the Holders shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its shareholders, in cash or property at its fair market value as determined by the Board, the Liquidation Preference, plus an amount equal to any Accumulated Dividends and Accrued Dividends (whether or not earned or declared) to (but not including) the date of payment, before any payment or distribution of assets is made to holders of the Junior Stock, but subject to the preferential rights of the holders of any class or series of Senior Stock. Upon the payment in full of such liquidation preference and all such Accumulated Dividends and Accrued Dividends, the Holders will have no right or claim to any remaining assets of the Corporation.
(B) If, upon any liquidation, dissolution or winding-up of the affairs of the Corporation, the assets of the Corporation available for distribution to the Holders shall be insufficient to permit payment in full to such Holders the sums that such Holders are entitled to receive in such case (including, if applicable, Accumulated Dividends and Accrued Dividends), then all of the assets available for distribution to the Holders shall be distributed among and paid to the Holders ratably in proportion to the respective amounts that would be payable to such Holders if such assets were sufficient to permit payment in full; provided that all such distributions and payments to the Holders shall be made on a pari passu basis with the holders of the Parity Stock.
(C) For the purposes of this Section 6, the consolidation or merger of the Corporation with or into any other company, a statutory share exchange by the Corporation, or the voluntary sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation.
(D) The Corporation shall provide the Holders with notice of any event triggering the right to receive a distribution upon a liquidation, dissolution or winding up of the affairs of the Corporation not less than 30 calendar days nor more than 60 calendar days prior to the applicable distribution payment date.

(E) In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of the Corporation or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed if the Corporation would be dissolved at the time of the distribution to satisfy the` preferential rights upon dissolution of holders of the Corporation’s shares whose preferential rights upon dissolution are superior to those receiving the distribution.
Section 7. Conversion.
(A) Each Holder shall have the right, at any time, at its option, to convert, subject to the terms and provisions of this Section 7(A) and Section 13, any or all of such Holder’s shares of Class N Preferred Stock into such whole number of fully paid and nonassessable shares of Common Stock per converted share of Class N Preferred Stock as is equal, subject to Section 7(H), to the Conversion Rate in effect on the Conversion Date.
(B) The conversion right of a Holder shall be exercised by the Holder by the surrender to the Corporation of the certificates representing shares to be converted at any time during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent to be maintained by it, accompanied by (i) written notice to the Corporation in substantially the form of Exhibit A hereto that the Holder elects to convert all or a portion of the shares of Class N Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued, (ii) (if so required by the Corporation or its duly appointed Transfer Agent) a written instrument or instruments of transfer and endorsements in form reasonably satisfactory to the Corporation or its duly appointed Transfer Agent duly executed by the Holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(J), (iii) funds for the payment of any share transfer, documentary, stamp or similar taxes not payable by the Corporation and (iv) any payment required pursuant to Section 5(H). The Corporation will deliver a share certificate or certificates representing the shares of Common Stock delivered in connection with a conversion, together with, if applicable, any payment of cash dividends and cash in lieu of fractional shares, to the Holder, or in the case of shares of Class N Preferred Stock held in global certificates, the Transfer Agent will deliver the Common Stock by a book-entry transfer through DTC. Such delivery will be made as promptly as practicable, but in no event later than three Business Days following the Conversion Date.
(C) As of the close of business on the Conversion Date with respect to a conversion, a converting Holder shall be deemed to be the holder of record of shares of Common Stock issuable upon conversion of such Holder’s shares of Class N Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to such Holder. On the Conversion Date, all rights with respect to the shares of Class N Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of the Holders thereof to (i) receive the number of whole shares of Common Stock into which such shares of Class N Preferred Stock have been converted (with such adjustment or cash payment for fractional shares as the Corporation may elect pursuant to Section 14); (ii) receive a Make-Whole Premium or any other shares of Common Stock or other consideration, if any, payable upon a Fundamental Change, in accordance with Section 11 and Section 12; (iii) receive Reference Property, if any, issuable pursuant to Section 7(H) in lieu of shares of Common Stock upon conversion; and (iv) exercise the rights to which they are thereafter entitled as holders of Common Stock and/or any other property receivable by the Holder upon such conversion. Prior to the close of business on the Conversion Date, the Common Stock issuable upon conversion of the Class N Preferred Stock will not be deemed to be outstanding for any purpose and the Holders will have no rights with respect to such Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Class N Preferred Stock.

(D) The Conversion Rate shall be subject to the following adjustments (except as provided in Section 7(E)), without duplication:
(i) If the Corporation issues shares of Common Stock as a dividend or distribution on Common Stock, or if the Corporation effects a share split or share combination, the Conversion Rate will be adjusted based on the following formula:
CR1 = CR0 ×	OS1
OS0
where,
CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;
CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;
OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and
OS1 = the number of shares of Common Stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.
Any adjustment made under this Section 7(D)(i) shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this Section 7(D)(i) is declared but not so paid or made, or any share split or combination of the type described in this Section 7(D)(i) is announced but the outstanding shares of Common Stock are not split or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.
(ii) If the Corporation distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 45 days immediately following the record date of such distribution, to purchase or subscribe for Common Stock at a price per share less than the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, the Conversion Rate will be increased based on the following formula:
CR1 = CR0 ×	OS0+X
OS0+Y
where,
CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;
CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Date for such distribution;
OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such distribution;
X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and
Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution.

Any increase made under this Section 7(D)(ii) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such Ex-Date for such distribution had not occurred.
In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase Common Stock at less than such average of the Daily VWAP for the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, and in determining the aggregate offering price of such Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board in its good faith judgment.
(iii) If the Corporation distributes its shares of stock, evidences of its indebtedness or other assets, securities or property, to all or substantially all holders of Common Stock, excluding: (A) dividends or distributions referred to in Sections 7(D)(i) and 7(D)(ii); (B) Spin-Offs to which the provisions set forth in the latter portion of this Section 7(D)(iii) shall apply; and (C) dividends or distributions paid exclusively in cash referred to in Section 7(D)(iv), then the Conversion Rate will be increased based on the following formula:
CR1 = CR0 ×	SP0
SP0 - FMV
where,
CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;
CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Date for such distribution;
SP0 = the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution; and
FMV = the fair market value (as determined by the Board in its good faith judgment) of the shares of stock, evidences of indebtedness, assets, securities or property distributable with respect to each outstanding share of Common Stock on the Ex-Date for such distribution.
If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive in respect of each share of Class N Preferred Stock owned by it, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of the Corporation’s shares of stock, evidences of indebtedness, other assets, securities or property that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Date for the distribution.
Any increase made under the foregoing portion of this Section 7(D)(iii) will become effective immediately after the open of business on the Ex-Date for such distribution.

With respect to an adjustment made pursuant to this Section 7(D)(iii) where there has been a payment of a dividend or other distribution on the Common Stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit where such shares of stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the Spin-Off) on a national securities exchange (a “Spin-Off”), the Conversion Rate in effect immediately before 5:00 p.m. (New York City time) on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off will be increased based on the following formula:
CR1 = CR0 ×	FMV + MP0
MP0
where,
CR0 = the Conversion Rate in effect immediately prior to the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off;
CR1 = the Conversion Rate in effect immediately after the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off;
FMV = the average of the volume-weighted average sale prices of the shares of stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and
MP0 = the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.
The adjustment to the Conversion Rate under the preceding paragraph will occur at the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days following, and including, the effective date of any Spin-Off, references within the portion of this Section 7(D)(iii) related to Spin-Offs to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the effective date of such Spin-Off and the relevant Conversion Date.
If the dividend or distribution described in this Section 7(D)(iii) is declared but not so paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
(iv) If any cash dividend or distribution is made to all or substantially all holders of the Common Stock (excluding any dividend or distribution in connection with the liquidation, dissolution or winding-up of the affairs of the Corporation) during any quarterly fiscal period of the Corporation in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $[0.27]7 (the “Reference Dividend”), multiplied by the number of shares of Common Stock outstanding on the record date for such distributions, the Conversion Rate will be increased based on the following formula:
CR1 = CR0 ×	SP0
SP0 - C
where,
CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;
CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Date for such dividend or distribution;
SP0 = the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period immediately preceding the Ex-Date for such dividend or distribution; and
C = the amount in cash per share of Common Stock distributed to holders of the Common Stock that exceeds the Reference Dividend.
[7]	To be equal to $0.1633 divided by the Exchange Ratio.

Such increase shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive in respect of each share of Class N Preferred Stock owned by it, at the same time as the holders of Common Stock receive the applicable dividend or other distribution, an amount of cash equal to C multiplied by the number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Date for such cash dividend or distribution.
The Reference Dividend shall be adjusted in a manner inversely proportional to adjustments made to the Conversion Rate; provided that no adjustment will be made to the Reference Dividend amount for any adjustment made to the Conversion Rate under this Section 7(D)(iv).
Notwithstanding the foregoing, if an adjustment is required to be made under this Section 7(D)(iv) as a result of a distribution that is not a regular quarterly dividend, the Reference Dividend amount will be deemed to be zero.
(v) If the Corporation or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Stock, if the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate will be increased based on the following formula:
CR1 = CR0 ×	AC + (SP1 X OS1)
OS0 - SP1
where,
CR0 = the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;
CR1 = the Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;
AC = the aggregate value of all cash and any other consideration (as determined in good faith by the Board) paid or payable for shares purchased in such tender or exchange offer;
OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;
OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer and excluding fractional shares); and
SP1 = the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.
The increase to the Conversion Rate under this Section 7(D)(v) will occur at the close of business on the tenth Trading Day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, but excluding, the date that any such tender or exchange offer expires, references within this Section 7(D)(v) to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.

(vi) If the Corporation issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events (each, a “Trigger Event”), then the Conversion Rate will not be adjusted pursuant to Section 7(D)(ii) or Section 7(D)(iii), as applicable, until the earliest Trigger Event occurs, and the Conversion Rate shall be readjusted to the extent any of these rights, options or warrants are not exercised before they expire.
(vii) Notwithstanding anything in this Section 7(D) to the contrary, if a Conversion Rate adjustment becomes effective pursuant to the any of the foregoing clauses (i), (ii), (iii), (iv) or (v) of this Section 7(D) on any Ex-Date as described above, and a Holder that converts its Class N Preferred Stock on or after such Ex-Date and on or prior to the related record date would be treated as the record holder of Common Stock as of the related Conversion Date set forth in Section 7(B) based on an adjusted Conversion Rate for such Ex-Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such Ex-Date will not be made for such converting Holder. Instead, such Holder will be treated as if such Holder were the record owner of the Common Stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.
(viii) Notwithstanding anything in this Section 7(D) to the contrary, no adjustment under this Section 7(D) need be made to the Conversion Rate unless such adjustment would require an increase or decrease of at least 1% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Rate; provided that on the date of an optional conversion (including any conversion in connection with a Fundamental Change) or the date of a mandatory conversion pursuant to Section 8, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward that has not been taken into account before such date. In addition, at the end of each fiscal year, the Conversion Rate shall be adjusted to give effect to any adjustment or adjustments so carried forward, and such adjustments will no longer be carried forward and taken into account in any subsequent adjustment. Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share.
(ix) To the extent permitted by law and the continued listing requirements of the NYSE (or any stock exchange on which the Common Stock may then be listed), the Corporation may, from time to time, increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and the Board determines that the increase is in the Corporation’s best interests. The Corporation will mail a notice of the increase to registered Holders at least 15 calendar days before the day the increase commences. In addition, the Corporation may, but is not obligated to, increase the Conversion Rate as it determines to be advisable in order to avoid or diminish taxes to recipients of certain distributions.
(x) To the extent that the Corporation has a shareholder rights plan or agreement (i.e., a “poison pill”) in effect upon conversion of the Class N Preferred Stock, the Holders will receive, upon a conversion of such shares of Class N Preferred Stock, in addition to shares of Common Stock, rights under the shareholder rights plan or agreement with respect to the shares of Common Stock received upon conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock. If the rights provided for in any rights plan or agreement that the Board has adopted have separated from the Common Stock in accordance with the provisions of the applicable shareholder rights plan or agreement so that the Holders would not be entitled to receive any rights in respect of the Common Stock that the Corporation delivers upon conversion of the Class N Preferred Stock, the Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed to all holders of Common Stock evidences of indebtedness or other assets or property pursuant to Section 7(D)(iii), subject to readjustment upon the subsequent expiration, termination or redemption of the rights.
(E) Notwithstanding anything to the contrary in Section 7(D), no adjustment to the Conversion Rate shall be made with respect to any transaction described in Section 7(D) (other than for share splits or share combinations) if the Corporation makes provision for each Holder to participate in the transaction, at the same time as holders of the Common Stock participate, without conversion, as if such Holder held a number of shares of Common Stock in respect of each share of Class N Preferred Stock held by such Holder equal to the Conversion Rate in effect on the Ex-Date or effective date.
(F) The Conversion Rate will not be adjusted: (i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities; (ii) upon the issuance of any shares of Common Stock, restricted shares or restricted share units, nonqualified share options, incentive share options or any other options or rights (including share appreciation rights) to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Corporation or any of its subsidiaries; (iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described above in clause (ii) of this Section 7(F) and outstanding as of the Issue Date; (iv) for Accrued Dividends, if any; (v) for Accumulated Dividends, if any; (vi) upon the repurchase of any shares of Common Stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer; or (vii) for a change in the par value of the Common Stock.
(G) The Corporation shall not take any action that would require an adjustment to the Conversion Rate such that the Conversion Price, as adjusted to give effect to such action, would be less than the then applicable par value per share of Common Stock, except that the Corporation may undertake a share split or similar event if such share split results in a corresponding reduction in the par value per share of Common Stock such that the as-adjusted new Conversion Price per share would not be below the new as-adjusted par value per share of Common Stock following such share split or similar transaction and the Conversion Rate is adjusted as provided under Section 7(D)(i) and any other provision of Section 7(D). The Corporation also shall not take any action that would result in an adjustment to the Conversion Rate in a manner that does not comply with any applicable stockholder approval rules of the NYSE or any other stock exchange on which the Common Stock is listed at the relevant time.
(H) In the case of any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision, combination or reclassification described in Section 7(D)(i)), a consolidation, merger or combination involving the Corporation, a sale, lease or other transfer to a third party of all or substantially all of the assets of the Corporation (or the Corporation and its subsidiaries on a consolidated basis), or any statutory share exchange, in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Transaction”), then, at the effective time of the Transaction, the right to convert each share of Class N Preferred Stock will be changed into a right to convert such share of Class N Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) (the “Reference Property”) that a Holder would have received in respect of the shares of Common Stock issuable upon conversion of such shares of Class N Preferred Stock immediately prior to such Transaction. If a Transaction also constitutes a Fundamental Change, a Holder who converts its shares of Class N Preferred Stock in connection with such Fundamental Change will, if applicable, also be entitled to receive additional shares of Common Stock in connection with such conversion as described in Section 11, in which case the converting Holder would also receive Reference Property in lieu of such additional shares of Common Stock. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Transaction, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Class N Preferred Stock, treated as a single class, shall be convertible from and after the effective date of the Transaction. Such determination shall be based on the weighted average of elections made by the Holders who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in the Transaction, and shall be conducted in such a manner as to be completed by the date which is the earliest of (a) the deadline for elections to be made by holders of Common Stock and (b) two Business Days prior to the anticipated effective date of the Transaction. The provisions of this Section 7(H) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. The Corporation shall not become a party to any Transaction unless its terms are consistent with the foregoing.

(I) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Class N Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Class N Preferred Stock, and shall use its reasonable best efforts to take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Class N Preferred Stock.
(J) The issuance or delivery of certificates for shares of Common Stock upon the conversion of Class N Preferred Stock or the payment or partial payment of a dividend on Class N Preferred Stock in shares of Common Stock shall be made without charge to the converting Holder or recipient of Class N Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the Holders of the shares of Class N Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the relevant shares of Class N Preferred Stock and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.
(K) Upon any increase or decrease in the Conversion Rate, then, and in each such case, the Corporation promptly shall deliver, or cause to be delivered, to the Transfer Agent a certificate signed by an Officer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Rate then in effect following such adjustment (which certificate shall, upon request, be made available by the Transfer Agent to any Holder or beneficial owner of Class N Preferred Stock).
(L) Any shares of Common Stock issued upon conversion of the Class N Preferred Stock shall be validly issued, fully paid and nonassessable. The Corporation shall use its reasonable best efforts to list the shares of Common Stock required to be delivered upon conversion of the Class N Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding shares of Common Stock are listed at the time of such delivery.
Section 8. Mandatory Conversion.
(A) At any time on or after the Issue Date, the Corporation shall have the right, at its option, to cause the Class N Preferred Stock, in whole but not in part, to be automatically converted into a number of shares of Common Stock for each share of Class N Preferred Stock equal to the Conversion Rate then in effect. The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section 8(A) only if the Daily VWAP of the Common Stock equals or exceeds 130% of the then prevailing Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to the Corporation’s issuance of a press release announcing the mandatory conversion as described in Section 8(B).
(B) To exercise the mandatory conversion right described in Section 8(A), the Corporation must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or, if either such service is not available, another broadly disseminated news or press release service selected by the Corporation) prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 8(A) are met, announcing such a mandatory conversion. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the Holders (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the Corporation’s intention to convert the Class N Preferred Stock. In the event of a mandatory conversion, the applicable Conversion Date (the “Mandatory Conversion Date”) will be the date that is five Trading Days after the date on which the Corporation issues the press release described in this Section 8(B).
(C) In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 8(B) shall state, as appropriate: (i) the Mandatory

Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Class N Preferred Stock and the number of shares of Class N Preferred Stock to be converted; and (iii) that dividends on the Class N Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.
(D) On and after the Mandatory Conversion Date, dividends shall cease to accrue on the shares of Class N Preferred Stock called for a mandatory conversion pursuant to Section 8(A) and all rights of the Holders of such shares of Class N Preferred Stock shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof. The dividend payment with respect to the shares of Class N Preferred Stock called for a mandatory conversion pursuant to Section 8(A) on a date during the period between the close of business on any Dividend Record Date to the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the Holder of such shares of Class N Preferred Stock on such Dividend Record Date if such shares of Class N Preferred Stock have been converted after such Dividend Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence, no payment or adjustment will be made upon mandatory conversion of any shares of Class N Preferred Stock for Accumulated Dividends or Accrued Dividends or for dividends with respect to the shares of Common Stock issued upon such conversion.
(E) The Corporation may not authorize or give notice of any mandatory conversion pursuant to Section 8(A) unless, prior to giving the conversion notice, all Accumulated Dividends on the Class N Preferred Stock for all quarterly dividend periods ending on or prior to the date on which it gives such notice shall have been paid.
(F) In addition to the mandatory conversion right described in Section 8(A), if there are fewer than 150 shares of Class N Preferred Stock outstanding, the Corporation shall have the right, at any time on or after the Issue Date at its option, to cause all outstanding shares of Class N Preferred Stock to be automatically converted into that number of whole shares of Common Stock equal to the greater of (i) the then prevailing Conversion Rate and (ii) the Liquidation Preference divided by the Market Value of the Common Stock as determined on the second Trading Day immediately prior to the Mandatory Conversion Date. The provisions of clauses (B) (other than the requirements relating to the conditions in Section 8(A)), (C), (D) and (E) of this Section 8 shall apply to any mandatory conversion pursuant to this clause (F); provided, however, that (a) the Mandatory Conversion Date described in Section 8(B) shall not be less than 15 calendar days nor more than 30 calendar days after the date on which the Corporation issues a press release pursuant to Section 8(B) announcing such mandatory conversion and (b) the press release and notice of mandatory conversion described in Section 8(C) need not state the number of shares of Common Stock to be issued upon conversion of each share of Class N Preferred Stock.
Section 9. Redemption and Retirement. The Class N Preferred Stock shall not be redeemable by the Corporation. Subject to applicable law, the Corporation may purchase shares of Class N Preferred Stock in the open market, by tender or by private agreement. Any shares of Class N Preferred Stock acquired by the Corporation will be retired and reclassified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.
Section 10. Voting Rights.
(A) The Holders of the Class N Preferred Stock shall not have any relative, participating, optional or other voting rights except as provided by law and as set forth in this Section 10.
(B) Whenever dividends on the Class N Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of directors then constituting the Board will increase by two (if not already increased by reason of a similar arrearage with respect to any Parity Voting Preferred) and the Holders (voting separately as a class with holders of all Parity Voting Preferred) will be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”) at a special meeting called by the Holders of at least 25% of the shares of Class N Preferred Stock or by holders of any such other series of Parity Voting Preferred (unless such request is received less than 90 days before the date fixed for the next annual meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on the Class N Preferred Stock and such Parity Voting Preferred for the then current dividend period either have been fully paid or have been declared and a sum sufficient for the payment thereof set aside for payment.

The voting rights set forth in this Section 10(B) and the terms of the Preferred Stock Directors will continue until such time as the dividend arrearage on the Class N Preferred Stock and such Parity Voting Preferred has been paid in full and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. Upon the termination of such voting rights, the term of office for any Preferred Stock Directors will terminate and the size of the Board will decrease accordingly. The voting rights provided by this Section 10(B) will re-vest in the event that dividends on any shares of Class N Preferred Stock are once again in arrears for six or more quarterly dividends (whether or not consecutive).
(C) The Preferred Stock Directors will be elected by a plurality of the votes cast in the election for a one-year term, and each Preferred Stock Director will serve until his or her successor is duly elected and qualifies or until the director’s right to hold the office terminates, whichever occurs earlier. If there is a vacancy in the office of a Preferred Stock Director, then the vacancy shall be filled by the remaining director so elected then in office or, if there is no such remaining director, by a vote of the Holders of a majority of the outstanding shares of Class N Preferred Stock when they have the voting rights described above (voting separately as a class with holders of all Parity Voting Preferred). Each Preferred Stock Director will be entitled to one vote (two votes in the aggregate for the Preferred Stock Directors) on any matter with respect to which the Board votes.
(D) Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the Holders of a majority of the outstanding shares of Class N Preferred Stock when they have the voting rights described above (voting separately as a class with holders of all Parity Voting Preferred).
(E) So long as any shares of Class N Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least two-thirds of the shares of Class N Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such shares of Class N Preferred Stock voting separately as a class) (i) authorize, create or issue, or increase the authorized or issued amount of, any shares of Senior Stock, or reclassify any authorized shares of stock of the Corporation into Senior Stock, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any shares of Senior Stock or (ii) repeal, amend, or otherwise change any provisions of these Articles Supplementary or the Charter in any manner (whether by merger, consolidation or otherwise) that adversely affects the powers, preferences, or other special rights or privileges of the Class N Preferred Stock or its Holders; provided, however, that any increase in the amount of the authorized shares of Preferred Stock or the creation or issuance of other series of Parity Stock or Junior Stock, any increase in the amount of authorized shares of Parity Stock or Junior Stock, and any increase in the amount of authorized shares of Class N Preferred Stock will not require the consent of the Holders of Class N Preferred Stock and shall not be deemed to adversely affect such powers, preferences, or other special rights or privileges.
(F) Notwithstanding the provisions of Section 10(E), in the event of a merger or consolidation involving the Corporation, a sale of all or substantially all of the assets of the Corporation or of the Corporation and its subsidiaries on a consolidated basis or a statutory share exchange (any such transaction, an “Extraordinary Transaction”), so long as: (i) the Class N Preferred Stock remains outstanding following consummation of such Extraordinary Transaction with their terms materially unchanged, taking into account that, upon the occurrence of such an Extraordinary Transaction, the Corporation may not be the surviving entity (in which case, the Class N Preferred Stock may be converted into or exchanged for preferred stock or preferred shares of the surviving entity having terms materially the same as the Class N Preferred Stock) and, if applicable, with any changes to the terms of the Class N Preferred Stock required pursuant to and made in compliance with the provisions of Section 7(H) in connection with such Extraordinary Transaction and (ii) if such transaction also constitutes a Fundamental Change, the provisions of Section 11 are complied with in connection with such Extraordinary Transaction, then the occurrence of such Extraordinary Transaction shall not be deemed to adversely affect the powers, preferences, or other special rights or privileges of the Class N Preferred Stock or its Holders and in such case such Holders shall not have any voting rights with respect to the occurrence of such Extraordinary Transaction pursuant to Section 10(E)(ii).
(G) If and for so long as the shares of Class N Preferred Stock are represented by Depositary Shares in accordance with Section 16 hereof, then in any matter in which the Class N Preferred Stock is entitled to vote (as expressly provided herein), including any action by written consent, each share of Class N Preferred Stock shall be entitled to one thousand (1,000) votes, each of which one thousand (1,000) votes may be directed separately by the Holder thereof (or by any proxy or proxies of such Holder), unless the outstanding Parity Voting Preferred has similar vested and continuing voting rights, in which case each share of Class N Preferred Stock shall be entitled to one thousand (1,000) votes for each $50,000.00 of liquidation preference. With respect to each share of Class N Preferred Stock, the Holder thereof may designate up to one thousand (1,000) proxies, with each such proxy having the right to vote a whole number of votes (totaling one thousand (1,000) votes per share of Class N Preferred Stock).
(H) The foregoing voting will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Class N Preferred Stock (i) have been converted, or (ii) (a) surrendered for voluntary conversion or called for mandatory conversion and (b) a sufficient number of shares of Common Stock shall have been deposited in trust to effect such conversion.
Section 11. Special Rights Upon a Fundamental Change.
(A) The Corporation must give notice (a “Fundamental Change Notice”) of each Fundamental Change to all Holders, by the later of 20 Business Days prior to the anticipated Fundamental Change Effective Date (determined in good faith by the Board) of the Fundamental Change and the first public disclosure by the Corporation of the anticipated Fundamental Change. In addition, the Corporation must give notice announcing the Fundamental Change Effective Date and other matters specified pursuant to Section 12(E).
(B) If a Holder converts its shares of Class N Preferred Stock at any time beginning at the opening of business on the Trading Day immediately following the Fundamental Change Effective Date in respect of such Fundamental Change and ending at the close of business on the 30th Trading Day immediately following such Fundamental Change Effective Date (the “Fundamental Change Expiration Date”), the Holder shall automatically receive, with respect to each converted share of Class N Preferred Stock, the greater of:
(i) the sum of (a) a number of shares of Common Stock, as calculated pursuant to Section 7(A) and (b) the Make-Whole Premium, if any, pursuant to Section 12; and
(ii) a number of shares of Common Stock equal to the lesser of (a) the Liquidation Preference divided by the Market Value of the Common Stock as of the Fundamental Change Effective Date and (b) [5,281.6]8 (subject to adjustment in the same manner as the Conversion Rate pursuant to Section 7(D)). In addition to the number of shares of Common Stock issuable upon conversion of each share of Class N Preferred Stock at the option of the Holder on any Conversion Date during the period referred to in the previous sentence, each converting Holder will have the right to receive an amount equal to all Accumulated Dividends and Accrued Dividends on such converted shares of Class N Preferred Stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding (or, if applicable, ending on) the Conversion Date (other than previously declared dividends on the Class N Preferred Stock payable to Holders of record as of a prior date), provided that the Corporation is then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash.
(C) In lieu of issuing the number of shares of Common Stock issuable upon conversion pursuant to Section 11(B), the Corporation may, at its option, make a cash payment equal to the Market Value determined for the period ending on the Fundamental Change Effective Date for each such share of Common Stock otherwise issuable upon conversion.
(D) On or before the Fundamental Change Expiration Date, each Holder wishing to exercise its conversion right pursuant to this Section 11 shall comply with the procedures specified in Section 7(B).

Section 12. Determination of the Make-Whole Premium.
(A) Subject to the limitations and requirements of Section 11 and this Section 12, if a Holder elects to convert its shares of Class N Preferred Stock upon the occurrence of a Fundamental Change, the Conversion Rate will be increased by the number of shares set forth in the table below (the “Additional Shares” or “Make-Whole Premium”).
(B) The Corporation shall only be required to deliver the Make-Whole Premium with respect to shares of Class N Preferred Stock surrendered for conversion from and after the opening of business on the Trading Day immediately following the Fundamental Change Effective Date until the close of business on the 30th Trading Day following such Fundamental Change Effective Date.
(C) The number of Additional Shares shall be determined by reference to the table below, based on the Share Price. If holders of the Common Stock receive only cash in the transaction constituting a Fundamental Change, the Share Price shall be the cash amount paid per share. Otherwise, the Share Price shall be the average of the Closing Sale Price of the Common Stock on the five Trading Days prior to but excluding the effective date of the transaction constituting a Fundamental Change.
Share Price ($)[9]
$[18.93]	$[20.40]	$[21.16]	$[22.66]	$[24.17]	$[25.69]	$[27.19]	$[30.22]
[344.4]	[309.5]	[280.6]	[227.1]	[178.3]	[130.4]	[77.3]	[0]
(i) The Share Prices set forth in the table, shall be adjusted as of any date on which the Conversion Rate of the Class N Preferred Stock is adjusted pursuant to Section 7 by multiplying the applicable price in effect immediately before the adjustment by a fraction: (a) whose numerator is the Conversion Rate immediately before the adjustment; and (b) whose denominator is the adjusted Conversion Rate.
(ii) In addition, the number of Additional Shares shall be adjusted at the same time, in the same manner in which, and for the same events for which, the Conversion Rate is adjusted pursuant to Section 7; provided, that in no event shall Additional Shares be issued pursuant to this Section 12 if, after giving effect thereto, the Conversion Rate would exceed [2,640.8]10 (subject to adjustment as provided below, the “Cap Conversion Rate”). If an event occurs that requires an adjustment to the Conversion Rate as described in Section 7, the Cap Conversion Rate shall be adjusted concurrently and in the same manner in which the Conversion Rate is adjusted as described in Section 7.
(D) The exact Share Price and Fundamental Change Effective Date may not be set forth in the table in Section 12(C), in which case:
(i) if the Share Price is between two Share Prices on the table, the Make-Whole Premium shall be determined by straight-line interpolation between the Make-Whole Premium amounts set forth for the higher and lower Share Prices;
(ii) if the Share Price is in excess of $[27.19]11 per share (subject to the same adjustment as provided in Section 12(C)(i) for Share Prices), no Make-Whole Premium will be paid; and
(iii) if the Share Price is less than $[18.93]12 per share (subject to the same adjustment as provided in Section 12(C)(i) for Share Prices), no Make-Whole Premium will be paid.
[8]
To be equal to the Conversion Rate applicable to this provision of the RPT Series D Preferred Shares as of the closing, multiplied by (x) the Exchange Ratio and (y) 1,000. The number above is calculated based on the Conversion Rate as of the date of the Merger Agreement. -1

[9]
Share prices in table to be equal to the applicable share prices in the make-whole table of the Series D Preferred Shares as of the closing, divided by the Exchange Ratio. The Make-Whole Premiums in the table to be equal to the applicable Make-Whole Premiums in the make-whole table of the Series D Preferred Shares as of the closing, multiplied by (x) the Exchange Ratio and (y) 1,000. The numbers above are calculated based on the make-whole table of the Series D Preferred Shares as of the date of the Merger Agreement.

[10]
To be equal to the Conversion Rate applicable to this provision of the RPT Series D Preferred Shares as of the closing, multiplied by (x) the Exchange Ratio and (y) 1,000. The number above is calculated based on the Conversion Rate as of the date of the Merger Agreement.

[11]
To be equal to the share price applicable to this provision of the RPT Series D Preferred Shares as of the closing, divided by the Exchange Ratio. The number above is calculated based on the applicable price as of the date of the Merger Agreement.

[12]
To be equal to the share price applicable to this provision of the RPT Series D Preferred Shares as of the closing, divided by the Exchange Ratio. The number above is calculated based on the applicable price as of the date of the Merger Agreement.

(E) No later than the third Business Day after the occurrence of a Fundamental Change, the Corporation shall provide the Holders and the Transfer Agent with notice of the occurrence of the Fundamental Change, which such notice shall state:
(i) the events constituting the Fundamental Change;
(ii) the date of the Fundamental Change;
(iii) the last date on which a Holder may convert shares of Class N Preferred Stock in connection with such Fundamental Change;
(iv) the Conversion Rate and, if applicable, Make-Whole Premium and/or other consideration issuable upon conversions of Class N Preferred Stock in connection with such Fundamental Change as contemplated by Section 11 and this Section 12;
(v) whether the Corporation will issue shares of Common Stock or deliver cash upon conversion of shares of Class N Preferred Stock in connection with the Fundamental Change and whether any of the consideration issuable upon a conversion of shares of Class N Preferred Stock in connection with such Fundamental Change will consist of Reference Property (and, in such case, specifying such Reference Property);
(vi) the name and address of the paying agent and the conversion agent; and
(vii) the procedures that the Holder must follow to exercise the Fundamental Change conversion right.
(F) Prior to the opening of business on the first Trading Day following any date on which the Corporation provides the notice specified in Section 12(E) to the Holders, the Corporation shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Corporation) or post notice on its website containing the information specified in Section 12(E).
Section 13. Restrictions on Ownership to Preserve Tax Benefit; Conversion of Class N Excess Preferred Stock; and Terms of Class N Excess Preferred Stock.
(A) Restriction on Ownership and Transfer.
(i) Except as provided in Section 13(H), (1) no Person shall Beneficially Own or Constructively Own Class N Preferred Stock in excess of (A) 100% of the number of then outstanding shares of Class N Preferred Stock or (B) if fewer, the maximum number of shares of Class N Preferred Stock that, if then converted by the holder into Common Stock as provided in these Articles Supplementary, would make such holder or any other Person the owner of a number of shares of Common Stock that would not exceed (x) the Ownership Limit applicable to shares of Common Stock as set forth in Article IV(B)(4) of the Charter or (y) if any Excepted Holder Limit has been created for such holder or other Person with respect to shares of Common Stock pursuant to Article IV(B)(4) of the Charter, such Excepted Holder Limit (the “Class N Preferred Stock Ownership Limit”) and (2) no Person, other than an Excepted Holder who is not considered an individual for purposes of Section 542(a)(2) of the Code, shall Beneficially Own or Constructively Own shares of Class N Preferred Stock such that such Person would Beneficially Own or Constructively Own Capital Stock in excess of the Aggregate Stock Ownership Limit;
(ii) Except as provided in Section 13(H), any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in any Person Beneficially Owning Class N Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Class N Preferred Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Class N Preferred Stock;
(iii) Except as provided in Section 13(H), any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in any

Person Constructively Owning Class N Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Class N Preferred Stock which would be otherwise Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Class N Preferred Stock; and
(iv) Notwithstanding any other provisions contained in this Section 13, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) or other event with respect to Class N Preferred Stock that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of the Class N Preferred Stock or other event with respect to Class N Preferred Stock which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code or would otherwise result in the Corporation failing to qualify as a REIT; and the intended transferee or owner or Constructive or Beneficial Owner shall acquire or retain no rights in such Class N Preferred Stock.
(B) Conversion into Class N Excess Preferred Stock. If, notwithstanding the other provisions contained in this Section 13, at any time after the Issue Date, there is a purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE), change in the capital structure of the Corporation or other event such that one or more of the restrictions on ownership and transfer described in Section 13(A) above have been violated, then the Class N Preferred Stock being Transferred (or, in the case of an event other than a Transfer, the Class N Preferred Stock owned or Constructively Owned or Beneficially Owned or, if the next sentence applies, the Class N Preferred Stock identified in the next sentence) which would cause one or more of the restrictions on ownership or transfer to be violated (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Class N Excess Preferred Stock. If at any time of such purported Transfer any of the shares of the Class N Preferred Stock are then owned by a depositary to permit the trading of beneficial interests in fractional shares of Class N Preferred Stock, then shares of Class N Preferred Stock that shall be converted to Class N Excess Preferred Stock shall be first taken from any Class N Preferred Stock that is not in such depositary that is Beneficially Owned or Constructively Owned by the Person whose Beneficial Ownership or Constructive Ownership would otherwise violate the restrictions of Section 13(A) prior to converting any shares in such depositary. Any conversion pursuant to this subparagraph shall be effective as of the close of business on the Business Day prior to the date of such Transfer or other event.
(C) Remedies for Breach. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 13(A) or that a Person intends to acquire, has attempted to acquire or may acquire direct ownership, beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of Section 13(A), the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, causing the Corporation to purchase such shares upon the terms and conditions specified by the Board of Directors in its sole discretion, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 13(A) shall automatically result in the conversion described in Section 13(B), irrespective of any action (or non-action) by the Board of Directors.
(D) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Class N Preferred Stock or other securities in violation of Section 13(A), or any Person who owns or will own Class N Excess Preferred Stock as a result of an event under Section 13(B), shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation’s status as a REIT.

(E) Owners Required to Provide Information. From and after the Issue Date, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Class N Preferred Stock and each Person (including the stockholder of record) who is holding Class N Preferred Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT.
(F) Remedies Not Limited. Nothing contained in this paragraph (F) (but subject to Section 13(K)) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.
(G) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 13, including any definition contained in Section 4, the Board of Directors shall have the power to determine the application of the provisions of this Section 13 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 13(K)).
(H) Exceptions.
(i) Subject to Section 13(A)(iv), the Board of Directors, in its sole discretion, with the advice of the Corporation’s tax counsel, may exempt (prospectively or retroactively) a Person from the limitation on a Person Beneficially Owning shares of Class N Preferred Stock in violation of Section 13(A)(i) or Section 13(A)(ii) if the Board of Directors determines that such exemption will not cause any Individual’s Beneficial Ownership of shares of Capital Stock to violate the Aggregate Stock Ownership Limit and that such exemption will not cause the Corporation to fail to qualify as a REIT under the Code.
(ii) Subject to Section 13(A)(iv), the Board of Directors, in its sole discretion, with the advice of the Corporation’s tax counsel, may exempt (prospectively or retroactively) a Person from the limitation on a Person Constructively Owning Class N Preferred Stock in violation of Section 13(A)(i) or Section 13(A)(iii) if the Board of Directors determines that such ownership would not cause the Corporation to fail to qualify as a REIT under the Code.
(iii) Prior to granting any exception pursuant to Section 13(H)(i) or Section 13(H)(ii), the Board of Directors may (i) require such Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in this Section 13) will result in such Class N Preferred Stock being converted to Class N Excess Preferred Stock and transferred to a Trust in accordance with Section 13(B) and Section 13(J) and/or (ii) require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole discretion as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT; provided, however, that obtaining such representations or undertakings, or a favorable ruling or opinion, shall not be required for the Board of Directors to grant an exception hereunder.
(I) Severability. If any provision of this Section 13 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.
(J) Class N Excess Preferred Stock.
(i) Ownership in Trust. Upon any purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) or other event that results in the issuance of Class N Excess Preferred Stock pursuant to Section 13(B), such Class N Excess Preferred Stock shall be deemed to have been transferred to the Corporation, as Trustee of a Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Class N Excess Preferred Stock may later be transferred pursuant to Section 13(J)(iv). Class N Excess Preferred Stock so held in trust shall be issued and outstanding shares of stock of the Corporation. The Purported Record Transferee shall have no rights in such Class N Excess Preferred Stock except the right to designate a transferee of such Class N Excess Preferred Stock upon the terms specified in Section 13(J)(iv). The Purported Beneficial Transferee shall have no rights in such Class N Excess Preferred Stock except as provided in Section 13(J)(iv).
(ii) Class N Excess Preferred Stock shall not be entitled to any dividends or other distribution (except as provided in Section 13(J)(iii)). Any dividend or distribution paid prior to the discovery by the Corporation that shares of Class N Preferred Stock have been converted into Class N Excess Preferred Stock shall be repaid to the Corporation upon demand.
(iii) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Class N Excess Preferred Stock shall be entitled to receive, ratably with each other holder of shares of Preferred Equity Stock, that portion of the assets of the Corporation available for distribution to the holders of shares of Preferred Equity Stock as the number of shares of Class N Excess Preferred Stock held by such holder bears to the total number of shares of Preferred Equity Stock then outstanding. The Corporation, as holder of the Class N Excess Preferred Stock in trust, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when and if determined in accordance with Section 13(J)(iv), any such assets received in respect of the Class N Excess Preferred Stock in any liquidation, dissolution or winding up of, or any distribution of, the assets of the Corporation.
(iv) Restrictions on Transfer; Designation of Beneficiary.
(a) Shares of Class N Excess Preferred Stock shall not be transferable. Subject to the last sentence of this clause (a), the Purported Record Transferee may freely designate a Beneficiary of an interest in the Trust (representing the number of shares of Class N Excess Preferred Stock held by the Trust attributable to a purported Transfer that resulted in the issuance of Class N Excess Preferred Stock), if (i) the Class N Excess Preferred Stock held in the Trust would not be Class N Excess Preferred Stock in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee does not receive a price from such Beneficiary that reflects a price per share for such Class N Excess Preferred Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Class N Preferred Stock in the purported Transfer that resulted in the issuance of Class N Excess Preferred Stock, or (y) if the Transfer or other event that resulted in the issuance of Class N Excess Preferred Stock was not a transaction in which the Purported Beneficial Transferee gave full value for such Class N Excess Preferred Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the issuance of Class N Excess Preferred Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Class N Excess Preferred Stock in the Trust shall be automatically exchanged for an equal number of shares of Class N Preferred Stock and such Class N Preferred Stock shall be transferred of record to the transferee of the interest in the Trust if such Class N Preferred Stock would not be Class N Excess Preferred Stock in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under Section 13(J)(v).
(b) Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under Section 13(J)(iv)(a), such Purported Beneficial Transferee shall pay, or cause such Beneficiary to pay, such excess to the Corporation.
(v) Voting and Notice Rights. The holders of shares of Class N Excess Preferred Stock shall have no voting rights and shall have no rights to receive notice of any meetings. The holders of shares of Class N Excess Preferred Stock shall not be considered for purpose of determining a quorum.
(vi) Purchase Rights in Class N Excess Preferred Stock. Notwithstanding the provisions of Section 13(J)(iv), shares of Class N Excess Preferred Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that required the issuance of such Class N Excess Preferred Stock (or, if the Transfer or other event that resulted in the issuance of Class N Excess Preferred Stock was not a transaction in which the Purported Beneficial Transferee gave full value for such Class N Excess Preferred Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the issuance of Class N Excess Preferred Stock) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the Transfer or other event which resulted in the issuance of such shares of Class N Excess Preferred Stock and (ii) the date the Board of Directors determines in good faith that a Transfer or other event resulting in the issuance of shares of Class N Excess Preferred Stock has occurred, if the Corporation does not receive a notice of such Transfer or other event pursuant to Section 13(D). The Corporation may appoint a special trustee of the Trust for the purpose of consummating the purchase of Class N Excess Preferred Stock by the Corporation. In the event that the Corporation’s actions cause a reduction in the number of shares of Class N Preferred Stock outstanding and such reduction results in the issuance of Class N Excess Preferred Stock, the Corporation is required to exercise its option to repurchase such shares of Class N Excess Preferred Stock if the Beneficial Owner notifies the Corporation that it is unable to sell its rights to such Class N Excess Preferred Stock.
(vii) Conversion Rights. The Class N Excess Preferred Stock shall not be convertible into shares of Common Stock.
(K) Settlement. Nothing in this Section 13 shall preclude the settlement of any transaction entered into through facilities of the NYSE.
Section 14. No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued upon conversion of the Class N Preferred Stock, whether voluntary or mandatory. Instead, the Corporation may elect to either make a cash payment to each Holder that would otherwise be entitled to a fractional share (based on the Daily VWAP of such fractional share determined as of the second Trading Day immediately prior to the payment thereof) or, in lieu of such cash payment, the number of shares of Common Stock to be issued to any particular Holder upon conversion or in respect of dividend payments shall be rounded up to the nearest whole share.
Section 15. Certificates.
(A) (i) Each Class N Preferred Stock share certificate shall be substantially in the form set forth in Exhibit B hereto, which is hereby incorporated in and expressly made a part of these Articles Supplementary. The Class N Preferred Stock share certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Corporation. Each Class N Preferred Stock share certificate shall be dated the date of its countersignature and registration.
(ii) The Class N Preferred Stock may be issued initially in the form of one or more fully registered global certificates with the global securities legend substantially as set forth in Exhibit B hereto (the “Global Class N Preferred Shares”). The number of shares of Class N Preferred Stock represented by the Global Class N Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided.
(iii) In the event the Global Class N Preferred Shares are deposited with or on behalf of DTC, the Corporation shall execute and the Transfer Agent shall countersign, register and deliver initially one or more Global Class N Preferred Share certificates that (a) shall be registered in the name of DTC as depository for such Global Class N Preferred Shares or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC.
(iv) Members of, or participants in, DTC shall have no rights under these Articles Supplementary with respect to any Global Class N Preferred Shares held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Class N Preferred Shares, and DTC may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Class N Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its members or participants, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Class N Preferred Shares.
(v) Except as provided in Section 15(C), owners of beneficial interests in Global Class N Preferred Shares will not be entitled to receive physical delivery of shares of Class N Preferred Stock in fully registered certificated form (“Certificated Class N Preferred Shares”).
(B) Two Officers, in accordance with the bylaws of the Corporation and applicable law, shall sign any certificate representing the Class N Preferred Stock, on behalf of the Corporation, by manual or facsimile signature. If an Officer whose signature is on a Class N Preferred Stock share certificate no longer holds that office at the time the Transfer Agent countersigns and registers the Class N Preferred Stock share certificate, the Class N Preferred Stock share certificate shall be valid nevertheless. A Class N Preferred Stock share certificate shall not be valid until an authorized signatory of the Transfer Agent signs the Class N Preferred Stock share certificate by manual signature. The signature shall be conclusive evidence that the Class N Preferred Stock share certificate has been countersigned and registered under these Articles Supplementary. The Transfer Agent shall countersign, register and deliver certificates of Class N Preferred Stock for original issue upon a written order of the Corporation signed by two Officers or by an Officer and an Assistant Treasurer of the Corporation. Such order shall specify the number of shares of Class N Preferred Stock to be countersigned and registered and the date on which the original issue of the shares of Class N Preferred Stock is to be countersigned and registered. The Transfer Agent may appoint a countersignature and registration agent reasonably acceptable to the Corporation to countersign and register the certificates for the Class N Preferred Stock. Unless limited by the terms of such appointment, a countersignature and registration agent may countersign and register certificates for the Class N Preferred Stock whenever the Transfer Agent may do so. Each reference in these Articles Supplementary to countersignature and registration by the Transfer Agent includes countersignature and registration by such agent. A countersignature and registration agent has the same rights as the Transfer Agent for service of notices and demands.
(C) (i) When Certificated Class N Preferred Shares are presented to the Transfer Agent with a request to register the transfer of such Certificated Class N Preferred Shares or to exchange such Certificated Class N Preferred Shares for an equal number of shares of Certificated Class N Preferred Shares, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Class N Preferred Shares surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing.
(ii) Certificated Class N Preferred Shares may not be exchanged for a beneficial interest in Global Class N Preferred Shares except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Class N Preferred Shares, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Corporation and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Class N Preferred Shares to reflect an increase in the number of shares of Class N Preferred Stock represented by the Global Class N Preferred Shares, then the Transfer Agent shall cancel such Certificated Class N Preferred Shares and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Class N Preferred Stock represented by the Global Class N Preferred Shares to be increased accordingly. If no Global Class N Preferred Shares are then outstanding, the Corporation shall issue and the Transfer Agent shall countersign and register, upon written order of the Corporation in the form of an Officers’ Certificate, a new Global Class N Preferred Share certificate representing the appropriate number of shares.
(iii) The transfer and exchange of Global Class N Preferred Shares or beneficial interests therein shall be effected through DTC, in accordance with these Articles Supplementary (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iv) Notwithstanding any other provisions of these Articles Supplementary (other than the provisions set forth in Section 15(C)(v)), Global Class N Preferred Shares may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.
(v) If at any time:
(a) DTC notifies the Corporation that DTC is unwilling or unable to continue as depository for the Global Class N Preferred Shares and a successor depository for the Global Class N Preferred Shares is not appointed by the Corporation within 90 days after delivery of such notice;
(b) DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Class N Preferred Shares is not appointed by the Corporation within 90 days; or
(c) the Corporation, in its sole discretion, notifies the Transfer Agent in writing that it elects to cause the issuance of Certificated Class N Preferred Shares under these Articles Supplementary, then (and only then) persons having a beneficial interest in the Class N Preferred Stock may exchange such beneficial interest for Certificated Class N Preferred Shares representing the same number of shares of Class N Preferred Stock. In such event, upon receipt by the Transfer Agent of written instructions from the Corporation and written instructions (or such other form of instructions) as is customary for DTC from DTC or its nominee on behalf of any Person having a beneficial interest in Global Class N Preferred Shares, then, the Transfer Agent or DTC, at the direction of the Transfer Agent, shall cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Class N Preferred Stock represented by Global Class N Preferred Shares to be reduced on its books and records and, following such reduction, the Corporation shall execute and the Transfer Agent shall countersign, register and deliver to the transferee Certificated Class N Preferred Shares. Certificated Class N Preferred Shares issued in exchange for a beneficial interest in Global Class N Preferred Shares pursuant to this Section 15(C)(v) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Class N Preferred Shares to the Persons in whose names such shares of Class N Preferred Stock are so registered in accordance with the instructions of DTC.
(vi) At such time as all beneficial interests in Global Class N Preferred Shares have either been exchanged for Certificated Class N Preferred Shares, converted or canceled, such Global Class N Preferred Shares shall be returned to DTC for cancelation or retained and canceled by the Transfer Agent. At any time prior to such cancelation, if any beneficial interest in Global Class N Preferred Shares is exchanged for Certificated Class N Preferred Shares, converted or canceled, the number of shares of Class N Preferred Stock represented by such Global Class N Preferred Shares shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Class N Preferred Shares, by the Transfer Agent or DTC, to reflect such reduction.
(vii) (a) To permit registrations of transfers and exchanges, the Corporation shall execute and the Transfer Agent shall countersign and register Certificated Class N Preferred Shares and Global Class N Preferred Shares as required pursuant to the provisions of this Section 15(C).
(b) All Certificated Class N Preferred Shares and Global Class N Preferred Shares issued upon any registration of transfer or exchange of Certificated Class N Preferred Shares or Global Class N Preferred Shares shall be the valid obligations of the Corporation, entitled to the same benefits under these Articles Supplementary as the Certificated Class N Preferred Shares or Global Class N Preferred Shares surrendered upon such registration of transfer or exchange.

(c) Prior to due presentment for registration of transfer of any shares of Class N Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares of Class N Preferred Stock are registered as the absolute owner of such shares of Class N Preferred Stock and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary.
(d) No service charge shall be made for any registration of transfer or exchange upon surrender of any Class N Preferred Stock share certificate or Common Stock share certificate at the office of the Transfer Agent maintained for that purpose. However, the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Class N Preferred Stock certificates or Common Stock certificates.
(viii) (a) The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Class N Preferred Shares, a member of or a participant in, DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Class N Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Class N Preferred Shares. All notices and communications to be given to the Holders of Class N Preferred Stock and all payments to be made to such Holders under the Class N Preferred Stock shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Class N Preferred Shares). The rights of beneficial owners in any Global Class N Preferred Shares shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.
(b) The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under these Articles Supplementary or under applicable law with respect to any transfer of any interest in any shares of Class N Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Class N Preferred Shares) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of these Articles Supplementary, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
(D) If any of the Class N Preferred Stock share certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Class N Preferred Stock share certificate, or in lieu of and substitution for the Class N Preferred Stock share certificate lost, stolen or destroyed, a new Class N Preferred Stock share certificate of like tenor and representing an equivalent amount of shares of Class N Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Class N Preferred Stock share certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the Transfer Agent.
(E) Until definitive Class N Preferred Stock share certificates are ready for delivery, the Corporation may prepare and the Transfer Agent shall countersign temporary Class N Preferred Stock share certificates. Temporary Class N Preferred Stock share certificates shall be substantially in the form of definitive Class N Preferred Stock share certificates but may have variations that the Corporation considers appropriate for temporary Class N Preferred Stock share certificates. Without unreasonable delay, the Corporation shall prepare and the Transfer Agent shall countersign definitive Class N Preferred Stock share certificates and deliver them in exchange for temporary Class N Preferred Stock share certificates.
(F) The Transfer Agent and no one else shall cancel and destroy all Class N Preferred Stock share certificates surrendered for transfer, exchange, replacement or cancelation and deliver a certificate of such destruction to the Corporation unless the Corporation directs the Transfer Agent to deliver canceled Class N Preferred Stock share certificates to the Corporation.

Section 16. Registration as Depositary Shares. Shares of Class N Preferred Stock shall be registered in the form of Depositary Shares representing a one-one thousandth fractional interest in a share of Class N Preferred Stock (“Depositary Shares”) on, and subject to, such terms and conditions as may be provided for in any agreement binding upon the Corporation (whether directly or through merger with any other corporation).
Section 17. Other Provisions.
(A) Unless otherwise specified in these Articles Supplementary, all notices provided hereunder shall be given by first-class mail to each record Holder of Class N Preferred Stock at such Holder’s address as the same appears on the books of the Corporation. With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.
(B) The Class N Preferred Stock shall be issuable only in whole shares; provided, however, fractional shares of Class N Preferred Stock shall be permissible to account for repurchases, redemptions or conversion of any Depositary Shares or as is contemplated by Section 16.
(C) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder, or for the Global Class N Preferred Shares, to the Depository in accordance with its procedures.
(D) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay.
(E) Holders shall not be entitled to any preemptive rights to acquire additional shares of stock of the Corporation.
(F) Notwithstanding any provision herein to the contrary, the procedures for conversion and voting of shares of Class N Preferred Stock represented by Global Class N Preferred Shares will be governed by arrangements among DTC, its participants and persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Class N Preferred Share certificates may be subject to various policies and procedures adopted by DTC from time to time.
SECOND: The shares of Class N Preferred Stock and shares of Class N Excess Preferred Stock have been reclassified and designated by the Board of Directors of the Corporation under the authority contained in the Charter.
THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Executive Vice President, Chief Financial Officer and Treasurer and attested to by its Secretary on this [•] day of [•].
ATTEST:	KIMCO REALTY CORPORATION

	By:			(SEAL)
Name:		Name:	Glenn G. Cohen
Title:		Title:	Executive Vice President, Chief Financial Officer and Treasurer

Exhibit A

NOTICE OF CONVERSION

(To be Executed by the Holder
in order to Convert Shares of Class N Preferred Stock)
The undersigned hereby irrevocably elects to convert (the “Conversion”) the shares of 7.25% Class N Cumulative Convertible Perpetual Preferred Stock (the “Class N Preferred Stock”) of Kimco Realty Corporation, a Maryland corporation (the “Corporation”), represented by share certificate no.(s)         (the “Class N Preferred Stock Certificates”), into shares of common stock, par value $0.01 per share, of the Corporation (“Common Stock”) in accordance with the terms and conditions of the Articles Supplementary classifying the Class N Preferred Stock (the “Articles Supplementary”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Class N Preferred Stock Certificates. No fee will be charged to the holder for any Conversion, except for transfer taxes, if any. A copy of each Class N Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).
Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Articles Supplementary.
Date of Conversion:
Applicable Conversion Rate:
Number of shares of Class N Preferred Stock to be converted:
Number of shares of Common Stock to be issued: 1
Signature:
Name:
Address:2
Fax No.:
[1]	Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent.
[2]	Address to which shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

Exhibit B

[FORM OF FACE OF CERTIFICATE]
(FORMED
UNDER THE LAWS OF
THE STATE OF
MARYLAND)
7.25% SERIES N CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK
PAR VALUE $1.00 PER SHARE
LIQUIDATION PREFERENCE $50,000.00 PER SHARE
[LOGO OF KIMCO REALTY CORPORATION]
CUSIP # [•]
SEE REVERSE FOR
CERTAIN DEFINITIONS,
IMPORTANT NOTICE ON
TRANSFER
RESTRICTIONS AND
OTHER INFORMATION
THIS CERTIFIES THAT [SPECIMEN] is the registered holder of fully paid and non-assessable shares of 7.25% Class N Cumulative Convertible Perpetual Preferred Stock, par value of $1.00 per share, of KIMCO REALTY CORPORATION (the “Corporation”) transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this certificate. These shares are issued under the charter of the Corporation (the “Charter”) a copy of which is on file with the Maryland State Department of Assessments and Taxation. The provisions of such Charter are hereby incorporated by reference as fully as if set forth herein in their entirety, to all of which provisions the holder hereof by the acceptance hereof agrees. This Certificate is issued by the directors of the Corporation and is not valid until countersigned by the Transfer Agent and Registrar.
WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.
DATED:
COUNTERSIGNED AND REGISTERED:
Equiniti Trust Company
(New York, N.Y.)
Transfer Agent and Registrar
By
	Authorized Signature	Secretary	President

[THIS CERTIFICATE IS IN GLOBAL FORM AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (“DTC”) OR A NOMINEE THEREOF. THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE CORPORATION OR THE TRANSFER AGENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3
[3]	Remove if not a global security.

[FORM OF REVERSE OF CERTIFICATE]

CLASSES OF SHARES
THE CORPORATION IS AUTHORIZED TO ISSUE SHARES OF MORE THAN ONE CLASS, CONSISTING OF COMMON STOCK AND ONE OR MORE CLASSES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF PREFERRED STOCK BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED STOCK. THE CORPORATION WILL FURNISH TO ANY STOCKHOLDER, ON REQUEST AND WITHOUT CHARGE, A FULL STATEMENT OF THE INFORMATION REQUIRED BY SECTION 2-211(B) OF THE CORPORATIONS AND ASSOCIATIONS ARTICLE OF THE ANNOTATED CODE OF MARYLAND WITH RESPECT TO THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTIONS OF THE STOCK OF EACH CLASS WHICH THE CORPORATION HAS AUTHORITY TO ISSUE AND, IF THE CORPORATION IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, (I) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (II) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. THE FOREGOING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CHARTER OF THE CORPORATION (THE “CHARTER”), A COPY OF WHICH WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. SUCH REQUEST MUST BE MADE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.
RESTRICTIONS ON OWNERSHIP AND TRANSFER
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF THE CORPORATION, (1) NO PERSON SHALL BENEFICIALLY OWN OR CONSTRUCTIVELY OWN CLASS N PREFERRED STOCK IN EXCESS OF (A) 100% OF THE NUMBER OF THEN OUTSTANDING SHARES OF CLASS N PREFERRED STOCK OR, (B) IF FEWER, THE MAXIMUM NUMBER OF SHARES OF CLASS N PREFERRED STOCK THAT, IF THEN CONVERTED BY THE HOLDER INTO COMMON STOCK, WOULD MAKE SUCH HOLDER OR ANY OTHER PERSON THE OWNER OF A NUMBER OF SHARES OF COMMON STOCK THAT WOULD NOT EXCEED (X) THE OWNERSHIP LIMIT APPLICABLE TO SHARES OF COMMON STOCK AS SET FORTH IN ARTICLE IV(B)(4) OF THE CHARTER OR (Y) IF ANY EXCEPTED HOLDER LIMIT HAS BEEN CREATED FOR SUCH HOLDER OR OTHER PERSON WITH RESPECT TO SHARES OF COMMON STOCK PURSUANT TO ARTICLE IV(B)(4) OF THE CHARTER, SUCH EXCEPTED HOLDER LIMIT AND (2) NO PERSON, OTHER THAN AN EXCEPTED HOLDER WHO IS NOT CONSIDERED AN INDIVIDUAL FOR PURPOSES OF SECTION 542(A)(2) OF THE CODE, SHALL BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CLASS N PREFERRED STOCK SUCH THAT SUCH PERSON WOULD BENEFICIALLY OWN OR CONSTRUCTIVELY OWN CAPITAL STOCK IN EXCESS OF THE AGGREGATE STOCK OWNERSHIP LIMIT. ANY PERSON WHO ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CLASS N PREFERRED STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT TO ANY STOCKHOLDER ON REQUEST AND WITHOUT CHARGE. TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE SHALL BE VOID AB INITIO. NOTWITHSTANDING THE FOREGOING, IF THE RESTRICTIONS ON OWNERSHIP AND TRANSFER ARE VIOLATED, THE SECURITIES REPRESENTED HEREBY WILL BE DESIGNATED AND TREATED AS SHARES OF CLASS N EXCESS PREFERRED STOCK WHICH WILL BE HELD IN TRUST BY THE CORPORATION. THE FOREGOING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CHARTER, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT

WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. SUCH REQUEST MUST BE MADE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.
The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:
TEN COM	—	as tenants in common	UNIF GIFT MIN ACT
TEN ENT	—	as tenants by the entireties		(Cust.) (Minor)
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act
(State)
Additional abbreviations may also be used though not in the above list.
For Value Received,        hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE.
           shares of 7.25% Class N Cumulative Convertible Perpetual Preferred Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint           Attorney to transfer the said shares on the books of the within-named Corporation with full power of substitution in the premises.
Dated

(Sign here)

	NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.
SIGNATURE(S) GUARANTEED:
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE
GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND
LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN
AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM),
PURSUANT TO S.E.C. RULE 17AD-15.

Annex C
August 27, 2023
The Board of Directors
RPT Realty
19 W 44th Street, Suite 1002
New York, New York 10036
Dear Members of the Board:
We understand that RPT Realty, a Maryland corporation (“RPT”), RPT Realty, L.P., a Delaware limited partnership (the “Partnership”), Kimco Realty Corporation, a Maryland corporation (“Parent”), Kimco Realty OP, LLC, a Delaware limited liability company (“Parent OP”), Tarpon Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Parent Merger Sub”), and Tarpon OP Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent OP (“Parent OP Merger Sub” and together with Parent, Parent OP, and Parent Merger Sub, the “Parent Parties”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Parent will acquire RPT (the “Transaction”). Pursuant to the Agreement,
(i)
RPT will be merged with and into Parent Merger Sub (the “Company Merger”) and (a) each outstanding Common Share of Beneficial Interest, par value $0.01 per share, of RPT (“RPT Common Shares”), other than shares of RPT Common Shares owned by any Parent Party or any subsidiary of any Parent Party or RPT (such holders, collectively, “Excluded Holders”), will be converted into the right to receive 0.6049 of a share of the common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Merger Consideration”), and (b) each share of 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, par value $0.01 per share, of RPT will be converted into the right to receive the Preferred Share Merger Consideration (as defined in the Agreement); and

(ii)
Parent OP Merger Sub will be merged with and into the Partnership and each outstanding limited partnership interest of the Partnership, other than such units owned by RPT, will be converted into the right to receive the Partnership Merger Consideration (as defined in the Agreement).

The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of RPT Common Shares (other than Excluded Holders) of the Merger Consideration to be paid to such holders in the Transaction.
In connection with this opinion, we have:
(i)	Reviewed the financial terms and conditions of a draft, dated August 27, 2023, of the Agreement;
(ii)	Reviewed certain publicly available historical business and financial information relating to RPT;
(iii)	Reviewed various financial forecasts and other data provided to us by RPT relating to the business of RPT;
(iv)	Held discussions with members of the senior management of RPT with respect to the business and prospects of RPT;
(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of RPT;
(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of RPT;
(vii)	Reviewed historical stock prices and trading volumes of RPT Common Shares and Parent Common Stock; and
(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of RPT or Parent or concerning the solvency or fair value of RPT or Parent, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of RPT, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of RPT. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.
Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We further note that volatility in the credit, commodities and financial markets may have an effect on RPT, Parent or the Transaction and we are not expressing an opinion as to the effects of such volatility or such disruption on RPT, Parent or the Transaction. We do not express any opinion as to the prices at which shares of RPT Common Shares or Parent Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which RPT might engage or the merits of the underlying decision by RPT to engage in the Transaction.
In rendering our opinion, we have assumed, with the consent of RPT, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of RPT have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of RPT, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on RPT, Parent or the Transaction. We further have assumed, with the consent of RPT, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that RPT obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Merger Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction, any adjustment to the Merger Consideration provided for in the Agreement, the Preferred Share Merger Consideration and the Partnership Merger Consideration, or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Merger Consideration or otherwise.
Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to RPT in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided and in the future may provide certain investment banking services to Parent, for which we have received and may receive compensation, including, during the past two years, having advised Parent in connection with a potential transaction that was not consummated, and with respect to its merger with Weingarten Realty which closed in August 2021. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of RPT, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of RPT, Parent and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.
Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of RPT (in its capacity as such) and our opinion is rendered to the Board of Directors of RPT in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to holders of RPT Common Shares (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.
Very truly yours, LAZARD FRERES & CO. LLC
By	/s/ Phillip T. Summers
Phillip T. Summers Managing Director

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers
The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Kimco’s charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
Kimco’s charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer or (b) any individual who, while a director of Kimco and at the request of Kimco, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Kimco’s bylaws obligate it, to the maximum extent permitted by Maryland law and without requiring a preliminary determination as to entitlement, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of Kimco and at the request of Kimco, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The charter and bylaws also permit Kimco, with the approval of the Kimco board of directors, to indemnify and advance expenses to any person who served a predecessor of Kimco in any of the capacities described above and to any employee or agent of Kimco or a predecessor of Kimco.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which Kimco’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to or witness in by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL requires Kimco, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Kimco as authorized by the bylaws and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by Kimco if it shall ultimately be determined that the standard of conduct was not met.
Kimco has also entered into indemnification agreements with each of its directors, executive officers, and such other employees or consultants of Kimco or any subsidiary as may be determined from time to time as Kimco’s chief executive officer may in his discretion determine.
The indemnification agreements provide that Kimco will indemnify each covered person, or indemnitee, against any and all expenses, judgments, penalties, fines and amounts paid in settlement (collectively referred to as losses) actually and necessarily incurred by the indemnitee or on his behalf, to the fullest extent permitted by law, in connection with any present or future threatened, pending or completed proceeding based upon, arising from, relating to or by reason of the indemnitee’s status as a director, officer, employee, agent or fiduciary of Kimco or any other entity the indemnitee serves at the request of Kimco. The indemnitee will also be indemnified against all expenses actually and reasonably incurred by him in connection with a proceeding if the indemnitee is, by reason of his service to Kimco or other entity at Kimco’s request, a witness in any such proceeding to which he is not a party.
No indemnification shall be made under the indemnification agreement on account of indemnitee’s conduct in respect of any proceeding charging improper personal benefit to the indemnitee, whether or not involving action in the indemnitee’s official capacity, in which the indemnitee was adjudged to be liable on the basis that personal benefit was improperly received. In addition to certain other exclusions set forth in the indemnification agreement, Kimco will also not be obligated to make any indemnity or advance in connection with any claim made against the indemnitee (a) for which payment has been made to the indemnitee under any insurance policy or other indemnity provision, (b) for an accounting of short-swing profits made by indemnitee from securities of Kimco within the meaning of Section 16(b) of the Exchange Act, or, subject to certain exceptions, (c) prior to a change in control of Kimco, in connection with any proceeding initiated by indemnitee against Kimco or its directors, officers, employees or other indemnitees.
Kimco will advance, to the extent not prohibited by law, the expenses incurred by the indemnitee (or reasonably expected by the indemnitee to be incurred within three months) in connection with any proceeding. The indemnification agreement provides procedures for determining the indemnitee’s entitlement to indemnification and advancement of expenses in the event of a claim. The indemnitee is required to deliver to Kimco a written affirmation of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification by Kimco as authorized by law has been met and a written undertaking to reimburse any expenses if it shall ultimately be established that the standard of conduct has not been met.
To the fullest extent permitted by applicable law, if the indemnification provided for in the indemnification agreement is unavailable to the indemnitee for any reason, then Kimco, in lieu of indemnifying and holding harmless the indemnitee, shall pay the entire amount of losses incurred by the indemnitee in connection with any proceeding without requiring the indemnitee to contribute to such payment, and Kimco further waives and relinquishes any right of contribution it may have at any time against the indemnitee. Kimco shall not enter into any settlement of any proceeding in which Kimco is jointly liable with the indemnitee (or would be if joined in such proceeding) unless such settlement provides for a full and final release of all claims asserted against the indemnitee. Furthermore, Kimco shall fully indemnify and hold harmless the indemnitee from any claims for contribution which may be brought by directors, officers or employees of Kimco other than the indemnitee who may be jointly liable with the indemnitee.
The limited liability company agreement of Kimco OP (which we refer to as the “LLC Agreement”) provides that the managing member is not liable to Kimco OP or any member for any action or omission taken in its capacity as managing member, for the debts or liabilities of Kimco OP or for the obligations of Kimco OP under the LLC Agreement, except for liability for its fraud, willful misconduct or gross negligence, pursuant to any express indemnity the managing member may give to Kimco OP or in connection with a redemption. The LLC Agreement also provides that any obligation or liability in its capacity as the managing member of Kimco OP that may arise at any time under the LLC Agreement or any other instrument, transaction or undertaking contemplated by the LLC Agreement will be satisfied, if at all, out of its assets or the assets of Kimco OP only, and no such obligation or liability will be personally binding upon any of its directors, stockholders, officers, employees or agents.
In addition, the LLC Agreement requires Kimco OP, to the fullest extent a Maryland corporation may indemnify and advance expenses to directors and officers of a Maryland corporation under the laws of the State of Maryland, to indemnify, and to pay or reimburse the reasonable expenses in advance of a final disposition of a proceeding to, the managing member, its directors and officers, officers of Kimco OP and any other person designated by the managing member, who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service to Kimco OP. Kimco OP is not required to indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without its approval (except for any proceeding brought to enforce such person's right to indemnification under the LLC Agreement) or if the person is found to be liable to Kimco OP on any portion of any claim in the action.

Item 21.	Exhibits and Financial Statement Schedules
Exhibit Number	Description
2.1†
Agreement and Plan of Merger, dated as of August 28, 2023, by and among Kimco Realty Corporation, Kimco Realty OP, LLC, Tarpon Acquisition Sub, LLC, Tarpon OP Acquisition Sub, LLC, RPT Realty and RPT Realty, L.P. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

3.1	Articles of Amendment and Restatement of Kimco Realty Corporation (incorporated by reference to Exhibit 3.1 to Kimco’s Form 8-K12B filed on January 3, 2023).

3.2	Amended and Restated Bylaws of Kimco Realty Corporation (incorporated by reference to Exhibit 3.1 to Kimco’s Form 8-K12B filed on February 2, 2023).

3.3	Articles of Merger (incorporated by reference to Exhibit 3.5 to Kimco’s Form 8-K12B filed on January 3, 2023).

4.1
Form of Articles Supplementary of Kimco Realty Corporation with respect to the Class N Preferred Stock of Kimco Realty Corporation (included as Annex B to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

4.2	Form of Deposit Agreement with respect to the Class N Preferred Stock of Kimco Realty Corporation.

5.1	Opinion of Venable LLP.

8.1	Opinion of Wachtell, Lipton, Rosen & Katz, as to certain material U.S. federal tax matters.

8.2	Opinion of Goodwin Procter LLP, as to certain material U.S. federal tax matters.

8.3	Opinion of Latham & Watkins LLP, as to the qualification of Kimco Realty Corporation as a real estate investment trust.

8.4	Opinion of Goodwin Procter LLP, as to the qualification of RPT Realty as a real estate investment trust.

23.1	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).

23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 8.1 hereto and incorporated herein by reference).

23.3	Consent of Goodwin Procter LLP (included in the opinion filed as Exhibit 8.2 hereto and incorporated herein by reference).

23.4	Consent of Independent Registered Public Accounting Firm of Kimco Realty Corporation, PricewaterhouseCoopers LLP.

23.5	Consent of Independent Registered Public Accounting Firm of RPT Realty, Grant Thornton LLP.

23.6	Consent of Latham & Watkins LLP (included in the opinion filed as Exhibit 8.3 hereto and incorporated herein by reference).

23.7	Consent of Goodwin Procter LLP (included in the opinion filed as Exhibit 8.4 hereto and incorporated herein by reference).

Exhibit Number	Description
24.1*	Power of Attorney (included in signature page).

99.1	Consent of Lazard Frères & Co. LLC.

99.2	Form of Proxy Card of RPT Realty.

107*	Filing Fee Table.
†
Certain Schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Kimco hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, that Kimco may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules so furnished.

*	Indicates exhibits previously filed.
Item 22.	Undertakings
The undersigned registrant hereby undertakes:
(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(1)	to include any prospectus required by section 10(a)(3) of the Securities Act;
(2)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(d)	that, for the purpose of determining liability under the Securities Act to any purchaser:
(1)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(e)
that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(3)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(f)
that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(g)
that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(h)
that, every prospectus that (i) is filed pursuant to paragraph (g) immediately preceding, or (ii) purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(i)
insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;
(j)
to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(k)
to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York, on November 7, 2023.
KIMCO REALTY CORPORATION

By:	/s/ Glenn G. Cohen
	Name:	Glenn G. Cohen
	Title:	Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 7, 2023.
Signature	Title	Date

*	Chief Executive Officer and Director (Principal Executive Officer)	November 7, 2023
Conor C. Flynn

/s/ Glenn G. Cohen	Executive Vice President – Chief Financial Officer and Treasurer (Principal Financial Officer)	November 7, 2023
Glenn G. Cohen

*	Vice President – Chief Accounting Officer (Principal Accounting Officer)	November 7, 2023
Paul Westbrook

*	Executive Chairman of the Board	November 7, 2023
Milton Cooper

*	Director	November 7, 2023
Philip Coviello

*	Director	November 7, 2023
Frank Lourenso

*	Director	November 7, 2023
Henry Moniz

*	Director	November 7, 2023
Mary Hogan Preusse

*	Director	November 7, 2023
Valerie Richardson

*	Director	November 7, 2023
Richard Saltzman
*By:	/s/ Glenn G. Cohen
	Name:	Glenn G. Cohen
	Title:	Attorney-in-Fact